UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY

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Domtar Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DOMTAR CORPORATION

234 Kingsley Park Drive

Fort Mill, South Carolina 29715

June 29, 2021

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Domtar Corporation, a Delaware corporation (the “Company”), to be held virtually via live webcast on July 29, 2021, at 9:00 a.m. Eastern Time at www.meetingcenter.io/276780844 (including any adjournments or postponements thereof, the “special meeting”). The purpose of the special meeting is to consider and vote on proposals relating to the proposed acquisition of the Company by Karta Halten B.V., a private limited company organized under the laws of the Netherlands (“Parent”), an affiliate of Paper Excellence B.V., a private limited company organized under the laws of the Netherlands (“PE”), for $55.50 per share, in cash.

On May 10, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, modified or supplemented from time to time, the “merger agreement”) with Parent, Pearl Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), PE, and Hervey Investments B.V., a private limited company organized under the laws of the Netherlands (“HI” and, together with Parent and PE, the “Parent Parties”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of the Company by Parent at a price of $55.50 per share, in cash. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. At the special meeting, the Company will ask you to adopt the merger agreement.

At the effective time of the merger, each share of the Company’s common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company or its subsidiaries, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) will be automatically canceled and retired and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $55.50 per share, in cash, without interest, subject to any applicable withholding taxes.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. In light of the ongoing coronavirus (COVID-19) pandemic, the special meeting will be held in a virtual meeting format only, via live webcast, without a physical meeting location. Please be sure to follow instructions found on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. You should carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the accompanying proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) adopted and declared advisable the merger agreement and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger,

(ii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (iv) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the Company’s stockholders and (v) recommended that the Company’s stockholders vote for the adoption of the merger agreement. Accordingly, the Board unanimously recommends you vote “FOR” the proposal to adopt the merger agreement.

Your vote is important. Whether or not you plan to virtually attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding a majority of the outstanding shares of the Company’s common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

Robert E. Apple	John D. Williams
Chairman of the Board	President and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger or the other transactions contemplated by the merger agreement, passed upon the merits or fairness of the merger or the other transactions contemplated by the merger agreement or passed upon the adequacy or accuracy of the disclosure in this letter or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated June 29, 2021 and is first being mailed to the Company’s stockholders on or about June 29, 2021.

DOMTAR CORPORATION

234 Kingsley Park Drive

Fort Mill, South Carolina 29715

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held Virtually via the Internet on July 29, 2021

To the Stockholders of Domtar Corporation:

A special meeting of stockholders of Domtar Corporation, a Delaware corporation (the “Company”), will be held virtually via live webcast on July 29, 2021, at 9:00 a.m. Eastern Time at www.meetingcenter.io/276780844 (including any postponements or adjournments thereof, the “special meeting”), for the following purposes:

1.

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 10, 2021, (as it may be further amended, modified or supplemented from time to time, the “merger agreement”), by and among the Company, Karta Halten B. V., a private limited company organized under the laws of the Netherlands (“Parent”), Pearl Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Paper Excellence B.V., a private limited company organized under the laws of the Netherlands (“PE”), and Hervey Investments B.V., a private limited company organized under the laws of the Netherlands (“HI” and, together with Parent and PE, the “Parent Parties” ), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving as a wholly owned subsidiary of Parent;

2.

to consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger; and

3.

to consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Stockholders of record at the close of business on June 25, 2021 are entitled to notice of, and to vote at, the special meeting. In light of the ongoing coronavirus (COVID-19) pandemic, the special meeting will be held in a virtual meeting format only, via live webcast, without a physical meeting location. You will be able to listen, vote, and submit questions from any remote location that has Internet connectivity. You may participate online by logging in at www.meetingcenter.io/276780844 and entering the 15-digit control number on your proxy card and the meeting password, UFS2021. Please be sure to follow instructions found on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email.

A list of the Company stockholders entitled to vote at the special meeting will be available for examination by any Company stockholder at the special meeting via the special meeting website at www.meetingcenter.io/276780844. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by the Company stockholders for any purpose germane to the special meeting during ordinary business hours at 234 Kingsley Park Drive, Fort Mill, South Carolina 29715.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the accompanying proxy statement.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) adopted and declared advisable the merger agreement and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (iv) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the Company’s stockholders and (v) recommended that the Company’s stockholders vote for the adoption of the merger agreement.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting virtually, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. Your proxy is being solicited by the Board and the other participants named in the accompanying proxy statement.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson LLC, toll free at (888) 293-6908.

If you fail to return your proxy, vote by telephone or through the Internet or attend the special meeting virtually, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

By Order of the Board of Directors

Nancy Klembus
Senior Vice President, General Counsel and Corporate Secretary

Fort Mill, South Carolina

June 29, 2021

Please Vote Today—Your Vote is Important

i

ii

SUMMARY TERM SHEET

This summary highlights certain information contained elsewhere in this proxy statement, but may not contain all of the information that may be important to you with respect to the merger. You should carefully read this entire proxy statement and the attached annexes and the other documents to which this proxy statement refers to you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Domtar Corporation. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to Domtar Corporation as the “Company,” “we,” “us” or “our.” We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Parties (see page 28)

Domtar Corporation, a Delaware corporation, is a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, market pulp and airlaid nonwovens. The Company’s principal executive offices are located at 234 Kingsley Park Drive, Fort Mill, South Carolina 29715, and its telephone number is 803-802-7500.

Karta Halten B.V., a private limited company organized under the laws of the Netherlands and registered in the Dutch trade register (handelsregister) under number 81050348 (“Parent”), is a wholly owned subsidiary of First Management Limited, a Hong Kong private company limited by shares. Upon completion of the merger, Parent will be the immediate parent company of the Company. Parent’s principal office is located at De Cuserstraat 91, Second Building, 1081 CN Amsterdam, the Netherlands and its telephone number is 31-20-2402511.

Paper Excellence B.V., a private limited company organized under the laws of the Netherlands and registered in the Dutch trade register (handelsregister) under number 34297750 (“PE”), is a wholly owned subsidiary of Fortune Everich Sdn Bhd., a Malaysian private company limited by shares (“Fortune”). PE, together with Parent and HI (as defined below), manufactures pulp, printing and writing, newsprint, packaging and specialty paper and operates eight facilities in Canada and France, with total annual production capacity of over three million tonnes. For additional information, visit https://paperexcellence.com/. The information provided on the PE website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the PE website provided in this proxy statement. PE’s head office is located at 2nd Floor, 3600 Lysander Lane, Richmond, BC, Canada, V7B 1C3, and its telephone number is 604-247-4400. PE’s principal office is located at De Cuserstraat 91, Second Building, 1081 CN Amsterdam, the Netherlands.

Hervey Investments B.V., a private limited company organized under the laws of the Netherlands and registered in the Dutch trade register (handelsregister) under number 50563696 (“HI” and, together with Parent and PE, the “Parent Parties”), is a wholly owned subsidiary of Fortune. HI’s principal office is located at De Cuserstraat 91, Second Building, 1081 CN Amsterdam, the Netherlands, and its telephone number is 31-20-2402511.

Pearl Merger Sub Inc., a Delaware corporation (“Merger Sub”), is a wholly owned subsidiary of Parent. Merger Sub was formed on April 30, 2021 expressly for the purpose of the merger and the other transactions contemplated by the merger agreement and conducts no other business. Upon completion of the merger, Merger Sub will merge with and into the Company, with the Company surviving, and Merger Sub will cease to exist. Merger Sub’s head office is located at 2nd Floor, 3600 Lysander Lane, Richmond, BC, Canada, V7B 1C3, and its telephone number is 604-247-4400.

The Merger (see page 38)

The Company, Parent, Merger Sub, PE and HI entered into an Agreement and Plan of Merger, dated as of May 10, 2021, (as it may be further amended, modified or supplemented from time to time, the “merger agreement”). On the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger (the “surviving corporation”) as a wholly owned subsidiary of Parent. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger.

At the effective time of the merger, each share of the Company’s common stock, par value $0.01 per share (“Company common stock”), that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company or its subsidiaries, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law (the “DGCL”) as of immediately prior to the effective time of the merger) will be automatically canceled and retired and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $55.50 per share, in cash, without interest, subject to any applicable withholding taxes.

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

The Special Meeting (see page 30)

The special meeting will be held virtually via live webcast on July 29, 2021, at 9:00 a.m. Eastern Time at www.meetingcenter.io/276780844 (including any postponements or adjournments thereof, the “special meeting”). You will be able to listen, vote, and submit questions from any remote location that has Internet connectivity. There will be no physical location. You may participate online by logging in at www.meetingcenter.io/276780844 and entering the 15-digit control number on your proxy card and the meeting password, UFS2021. At the special meeting, you will be asked, among other things, to vote for the proposal to adopt the merger agreement. See the section entitled “The Special Meeting,” beginning on page 30, for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (see page 31)

You may vote at the special meeting if you were a holder of record of shares of Company common stock as of the close of business on June 25, 2021, which is the record date for the special meeting (the “record date”). You will be entitled to one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 50,356,330 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such matter.

How to Vote (see page 32)

Stockholders of record have a choice of voting (i) by proxy by completing a proxy card and mailing it in the prepaid envelope provided, (ii) by proxy by calling a toll-free telephone number, (iii) by proxy through the Internet or (iv) by attending the special meeting and voting virtually. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote virtually at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page 32, and “The Special Meeting—Solicitation of Proxies,” beginning on page 34. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson LLC toll free at (888) 293-6908.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see page 44)

After careful consideration of the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Company’s board of directors (the “Board”) unanimously adopted and declared advisable the merger agreement and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, and determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders. Accordingly, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 44. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57.

Opinions of Our Financial Advisors (see page 51)

Opinion of Morgan Stanley & Co. LLC

In connection with the merger, Morgan Stanley & Co. LLC (“Morgan Stanley”) rendered to the Board its oral opinion, subsequently confirmed in writing, that as of May 10, 2021, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by the holders of shares of Company common stock (other than the holders of shares of Company common stock that are, as of immediately prior to the effective time of the Merger, (i) owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise), any subsidiary of the Company or Merger Sub or (ii) held by any person or entity that is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (clauses (i) and (ii), collectively, the “excluded shares”)) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Company common stock, as set forth in such opinion as more fully described in the section entitled “The Merger—Opinion of Morgan Stanley & Co. LLC,” beginning on page 51.

The full text of Morgan Stanley’s written opinion to the Board, dated May 10, 2021, is attached as Annex B and is incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders of the Company are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board, in its capacity as such, and addressed only the fairness from a financial point of view, as of the date of the opinion, of the merger consideration to be received by the holders of shares of Company common stock (other than the holders of the excluded shares) pursuant to the merger agreement. Morgan Stanley’s opinion did not address any other aspect of the merger and did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. It was not intended to, and does not, constitute an opinion or recommendation as to how the holders of shares of Company common stock should vote at any stockholders’ meeting to be held in connection with the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

Market Price and Dividend Data (see page 109)

Company common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “UFS”. On May 3, 2021, the last trading day prior to initial media speculation of a potential transaction between the Company and Parent and the Company’s public confirmation of such speculation, the closing price for Company common stock on the NYSE was $40.52 per share. On May 10, 2021, the last full trading day before the public announcement of the merger, the closing price for Company common stock on the NYSE was $47.38 per share. On June 25, 2021, the latest practicable trading day prior to the filing of the definitive version of this proxy statement, the closing price for the Company common stock on the NYSE was $54.17 per share. Company common stock is also traded on the Toronto Stock Exchange under the symbol “UFS.”

Certain Effects of the Merger (see page 71)

Upon completion of the merger, Merger Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the completion of the merger, shares of Company common stock will no longer be traded on the NYSE, the Toronto Stock Exchange or any other public market. In addition, the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated and we expect the Company will cease to be a reporting issuer in all of the provinces and territories of Canada.

Consequences if the Merger is Not Completed (see page 72)

If the proposal to adopt the merger agreement does not receive the required approval from the Company stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company and a reporting issuer in all the provinces and territories of Canada, and Company common stock will continue to be (i) registered under the Exchange Act, and (ii) listed and traded on the NYSE and the Toronto Stock Exchange.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $82.7 million. If either the Company or Parent terminate the merger agreement as a result of the failure to obtain the Company stockholder approval (as defined in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page 98), the Company could be required to reimburse Parent for all of its reasonable and documented out-of-pocket expenses incurred in connection with the merger in an amount not to exceed $10 million. For additional information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 101.

If (i) the merger agreement is terminated by the Company or Parent because the merger is not consummated on or before February 10, 2022 and at such time, (a) the only closing conditions that have not been satisfied or waived are those relating to (x) regulatory approval, (y) legal bars to the merger or imposition of a burdensome condition (as defined below) or (z) approvals from the People’s Republic of China (the “PRC”), or (b) the Company could have terminated the merger agreement due to a financing failure, (ii) the merger agreement is terminated by the Company or Parent due to an order of a governmental authority prohibiting the merger or imposing a burdensome condition (as defined below), specifically with respect to a law or order of the PRC or arising under any competition law or (iii) the merger agreement is terminated by the Company due to a financing failure, then, in each case, the Company is entitled to receive from Parent payment of a reverse termination fee of $171.1 million the (“reverse termination fee”) as described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 101. In the event that the merger agreement is terminated under circumstances in which the reverse termination fee is payable to the Company, the payment of the reverse termination fee will be the sole and exclusive remedy of the Company against the Parent Parties and Merger Sub other than in the case of willful breach by the Parent Parties.

Treatment of Company Equity Awards (see page 81)

Company Stock Options

The merger agreement provides that, immediately prior to the effective time of the merger:

•	each outstanding and unexercised option to purchase shares of Company common stock (whether vested or unvested) (a “Company stock option”) will be canceled; and

•

each holder of any such canceled Company stock option will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company stock option, a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company stock option and (ii) the excess, if any, of the merger consideration over the exercise price per share of each such Company stock option.

However, if any such Company stock option has an exercise price per share that is greater than or equal to the merger consideration, then such Company stock option will be canceled in exchange for no consideration.

Restricted Stock Units

The merger agreement provides that, immediately prior to the effective time of the merger:

•

each outstanding restricted stock unit with respect to shares of Company common stock (whether vested or unvested) (a “Company RSU”), other than a Company RSU granted during the year of the closing of the merger (a “CIC Year RSU”), will be canceled; and

each holder of any such canceled Company RSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company RSU, a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company RSU and (ii) the merger consideration.

Performance Stock Units

The merger agreement provides that, immediately prior to the effective time of the merger:

•

each outstanding performance stock unit with respect to shares of Company common stock (whether vested or unvested) (a “Company PSU”), other than a Company PSU granted during the year of the closing of the merger (a “CIC Year PSU”), will be fully vested and canceled; and

•

each holder of any such canceled Company PSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company PSU, a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company PSU and (ii) the merger consideration.

The number of shares of Company common stock underlying each such canceled Company PSU shall be determined (1) based on the actual level of performance achieved for the applicable performance period for any portion of such Company PSU with respect to which the performance period has been completed as of the closing of the merger; (2) based on the actual level of performance achieved as of the closing of the merger (taking into account the merger consideration) for any portion of such Company PSU with respect to which the performance period has commenced but is not completed as of the closing of the merger; and (3) assuming achievement of the target level of performance for any portion of such Company PSU with respect to which the performance period has not yet commenced as of the closing of the merger.

CIC Year Awards

The merger agreement provides that, immediately prior to the effective time of the merger:

•	each CIC Year RSU and CIC Year PSU (the “CIC Year Awards”) will be canceled; and

•

each holder of any such canceled CIC Year Award will be entitled to receive, in consideration of and in full settlement for the cancellation of each such CIC Year Award, a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) (x) the total number of shares of Company common stock underlying each such canceled CIC Year Award and (y) the merger consideration, and (ii) a fraction, the numerator of which is the number of days elapsed from the first day of the calendar year in which the closing of the merger occurs through the closing date of the merger (the “closing date”), and the denominator of which is 365. The number of shares of Company common stock underlying a CIC Year PSU shall be determined in the same manner in which the number of shares of Company common stock underlying a Company PSU is determined, as described above.

Deferred Stock Units

The merger agreement provides that, immediately prior to the effective time of the merger:

•	each outstanding deferred stock unit with respect to shares of Company common stock (whether vested or unvested) (a “Company DSU”) will be canceled; and

•

each holder of any such canceled Company DSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company DSU, a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company DSU and (ii) the merger consideration.

See the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 81 for details regarding payment timing in respect of the Company’s equity awards in the merger.

Interests of Directors and Executive Officers in the Merger (see page 57)

In considering the recommendation of the Board that you vote “FOR” the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. A description of these interests is included in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57. The Board was aware of these interests and considered them at the time it approved the merger agreement and made its recommendation to the Company stockholders. Such interests potentially include entitlement to:

•	Accelerated vesting and settlement of outstanding Company equity awards at the effective time of the merger;

•	Possible severance payments and/or benefits under preexisting employment agreements with the Company and the Company’s Severance Program for Management Committee Members;

•	Retention bonuses in connection with the merger in order to retain and motivate such key employees; and

•	Continued indemnification and insurance coverage under the merger agreement.

Conditions to the Merger (see page 98)

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger of the following conditions:

•

the Company having obtained the affirmative vote (virtually or by proxy) at a meeting of the Company stockholders of the holders of a majority of the issued and outstanding shares of Company common stock to approve and adopt the merger and the merger agreement (the “Company stockholder approval”);

•

any waiting period (and any extension thereof) in connection with the antitrust filings required to be made in the United States having terminated or expired, and any approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement under the antitrust filings made in Canada, the PRC, Turkey and Spain having been obtained, or any waiting period in any such jurisdiction having terminated or expired, in each case without the imposition of a burdensome condition (as defined below); and

•

no law or order (whether temporary, preliminary or permanent) having been promulgated, entered, enforced, enacted or issued or being applicable to the merger by any governmental authority that is in effect and restrains, enjoins, prohibits or makes illegal the consummation of the merger or the other transactions contemplated the merger agreement or imposes a burdensome condition (as defined below).

In addition, the obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger of the following conditions:

•	the accuracy of the representations and warranties of the Company (with certain exceptions for inaccuracies that are de minimis or that have not had a Company material adverse effect);

•

the Company having performed or complied with, in all material respects, its covenants and obligations under the merger agreement required to be performed or complied with by it at or prior to the closing of the merger (the “closing”);

•	there not having occurred and continuing a Company material adverse effect since May 10, 2021; and

•

Parent having received a certificate signed by an executive officer of the Company certifying on behalf of the Company the conditions described in the three immediately preceding bullets have been satisfied.

In addition, the obligation of the Company to effect the merger is further subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) on or before the closing date of the merger of the following conditions:

•

the accuracy of the representations and warranties of Parent and Merger Sub (with certain exceptions for certain inaccuracies that are not material or that, individually or in the aggregate, would not prevent or materially delay the consummation of the merger or have an effect on the ability of either Parent or Merger Sub to perform its obligations under the merger agreement;

•

the Parent Parties and Merger Sub having performed or complied with, in all material respects, their covenants and obligations under the merger agreement required to be performed or complied with by them at or prior to the closing; and

•	The Company having received a certificate signed by an executive officer of Parent certifying on behalf of Parent the conditions described in the two immediately preceding bullets have been satisfied.

Regulatory Approvals (see page 76)

The respective obligations of the Parent Parties, Merger Sub and the Company under the merger agreement to effect the merger are subject to:

•

the termination or expiration of any waiting period (or extension thereof) applicable to the transactions contemplated by the merger agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) being terminated or having expired. Notification under the HSR Act was filed on May 25, 2021, and the waiting period under the HSR Act expired on June 24, 2021; and

•	the obtaining of approvals or clearances, or the expiration, termination or waiver of the waiting periods under the antitrust laws of:

•	Canada (notification and request for an advance ruling certificate or, alternatively, a No Action Letter, were filed on May 28, 2021);

•	PRC (notification was filed on June 8, 2021 and accepted by SAMR on June 22, 2021);

•	Turkey (short form clearance decision was issued on June 17, 2021); and

•	Spain (notification was filed on June 16, 2021).

Each of the parties has agreed, upon the terms and subject to the conditions of the merger agreement, to cooperate with the other parties and use (and cause its respective subsidiaries to use) its reasonable best efforts to:

•

prepare and file as promptly as reasonably practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•	obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party.

In furtherance thereof, the Parent Parties shall:

•

take any action to avoid or eliminate each and every impediment that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement, including defending any legal proceedings challenging the consummation of the transactions contemplated by the merger agreement; and

•

proffer and agree to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, assets, rights, product lines, categories of assets or businesses or other operations or interests therein of the Parent Parties or any of their subsidiaries, except that the Parent Parties are not obligated to agree to any divestiture or other remedy (a) not conditioned on the consummation of the transactions contemplated by the merger agreement or (b) requiring the sale of assets or businesses of the Company or the Parent Parties that are capable of producing, individually or in the aggregate, greater than 410,000 air-dried metric tons of softwood kraft pulp in a 12-month period (a “burdensome condition”); and

For a description of the respective obligations of Parent, Merger Sub and the Company under the merger agreement with respect to regulatory approvals, see the sections entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 76 and “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 92.

Financing of the Merger (see page 72)

Merger Sub has obtained debt financing commitments in an aggregate principal amount of up to $1.950 billion from Barclays Bank PLC, Bank of Montreal and Credit Suisse AG, together with certain of their affiliates (the “Debt Commitment Parties”) on the terms and subject to the conditions set forth in the debt commitment letter, the proceeds of which will be used by Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement. The obligations of the Debt Commitment Parties to provide the debt financing under the debt commitment letter are subject to certain customary conditions.

Parent entered into an equity commitment with an affiliate on May 10, 2021 (the “equity commitment”), pursuant to which the affiliate agreed to provide committed equity financing in an amount equal to $1.535 billion in connection with the consummation of the merger and the other transactions contemplated by the merger agreement. The obligations of the affiliate to provide the equity financing under the equity commitment are subject to, among other conditions, the substantially simultaneous consummation of the merger on the terms set forth in the merger agreement. Parent and Merger Sub expect that the aggregate proceeds of the equity financing committed pursuant to the equity commitment and the debt financing committed under the debt commitment letter will be sufficient to consummate the merger and the other transactions contemplated by the merger agreement.

Restrictions on Solicitation of Acquisition Proposals (see page 87)

As more fully described in this proxy statement and as set forth in the merger agreement, the Company has agreed, among other things, not to:

•

solicit, initiate, knowingly facilitate or encourage any inquiry, proposal or offer or make any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company acquisition proposal; or

•

subject to certain exceptions, engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, cooperate with or assist or participate in or knowingly facilitate any such discussions or negotiations or any effort or attempt to make any Company acquisition proposal or provide access to its properties, books and records or furnish any nonpublic information relating to the Company or any of its subsidiaries, in connection with any Company acquisition proposal.

Prior to the time that the Company receives stockholder approval of the merger proposal:

•

the Board may, upon receipt of a bona fide written Company acquisition proposal, determine in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal or could reasonably be expected to result in a superior proposal and that the failure to take certain actions would be reasonably expected to be inconsistent with the Board’s fiduciary duties to Company stockholders under applicable law, then the Company may furnish nonpublic information with respect to the Company and its subsidiaries to the person making the proposal and engage in discussions or negotiations with such person and their representatives regarding such proposal, subject to the terms of the merger agreement; and

•

the Company may, subject to compliance with certain obligations set forth in the merger agreement, including the payment of a termination fee to Parent, terminate the merger agreement to enter into a definitive agreement to accept a bona fide written alternative acquisition proposal that constitutes a superior proposal in accordance with the merger agreement, subject to certain notice and matching rights in favor of Parent.

Obligation of the Board with Respect to Its Recommendation (see page 90)

The Board has unanimously recommended that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement. Except as described below, the Company has agreed that this proxy statement will include the recommendation of the Board to the Company’s stockholders that they give the Company stockholder approval.

However, in certain circumstances, the Board may make a Company recommendation change (as defined in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation” beginning on page 90) prior to the receipt of the Company stockholder approval in response to a superior proposal that did not result from a breach of the Company’s non-solicitation obligations. In such case, the Company must first give Parent at least four business days’ prior written notice of its intention to take any such action and negotiate in good faith with Parent for four business days following the delivery of such notice with respect to any revised proposal from Parent in respect of the terms of the merger (to the extent Parent desires to negotiate). If the superior company proposal that is the basis for such Company recommendation change is amended or modified, the Company must provide a new notice to Parent and a new two-business-day period for negotiating with Parent will start. If, at the end of such four or two-business-day period, as applicable, the Board has considered in good faith any revised proposal from Parent in respect of the terms of the merger and determines in good faith, after consultation with the Company’s outside counsel and financial advisor, that the superior proposal that is the basis for the Company recommendation change nevertheless continues to constitute a superior proposal and that a failure to make a Company recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable laws, the Board may make a Company recommendation change.

The Board may also make a Company recommendation change in certain circumstances in response to an intervening event. In such case, the Company must first give Parent at least four business’ days prior written notice of its intention to take any such action and negotiate with Parent for four business days following the delivery of such notice with respect to any revised proposal from Parent in respect of the terms of the merger (to the extent Parent desires to negotiate). If, at the end of such four business day period, the Board determines in good faith, after consultation with the Company’s outside legal counsel, that failure to take action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws, then the Board may make a Company recommendation change.

Termination of the Merger Agreement (see page 99)

The merger agreement may be terminated at any time before the effective time of the merger under any of the following circumstances:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company:

•

if the effective time has not occurred on or before February 10, 2022, subject to an automatic extension to May 11, 2022 if the only outstanding unsatisfied conditions relate to regulatory approvals, which we refer to as the “end date”. In the event the marketing period for the debt financing has not ended by the end date, Parent has the right to extend the end date to the last day of the marketing period. Notwithstanding the foregoing, the right to terminate the merger agreement under this clause will not be available to a party if the failure of the closing to occur before the end date was primarily due to such party’s breach of any provision of the merger agreement;

•

if any governmental authority of competent jurisdiction has issued a final and non-appealable law or order permanently restraining, enjoining, prohibiting or making illegal the consummation of the merger or imposing a burdensome condition; provided that the party seeking to terminate the merger agreement under this clause will have complied in all material respects with its obligations under the regulatory efforts covenant described in the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger” beginning on page 92; or

•	if, after completion of the special meeting (including any adjournment or postponement thereof), the Company stockholders have not approved the merger proposal.

•	by Parent:

•

if the Company has breached or failed to perform any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the closing of the merger described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page 98 to be satisfied, and (ii) cannot be or has not been cured within 30 days after Parent gives the Company written notice of such breach (a “Company breach termination”), except that, to effect a Company breach termination, Parent must not then be in breach of any of its representations, warranties or covenants contained in the merger agreement, which breach would give rise to the failure of certain conditions to the closing of the merger to be satisfied; or

•

if, before receipt of the Company stockholder approval, the Board or any committee thereof changes its recommendation in favor of the merger as described in the section entitled “The Agreement and Plan of Merger—Obligation of the Board with Respect to Its Recommendation,” beginning on page 90.

•	by the Company:

•

if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the closing of the merger described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page 98 to be satisfied, and (ii) cannot be or has not been cured within 30 days after the Company gives Parent written notice of such breach (a “Parent breach termination”), except that, to effect a Parent breach termination, the Company must not then be in breach of any of its representations, warranties or covenants in the merger agreement, which breach would give rise to the failure of certain conditions to the closing of the merger to be satisfied;

•	if, prior to receipt of the Company stockholder approval:

○	the Board authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal; and

○

substantially concurrent with the termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to a superior proposal and, prior to or concurrently with such termination, the Company pays to Parent any Company termination fee required to be paid as described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees” beginning on page 101; or

•

if (i) all conditions to the closing of the merger described in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 98, have been and remain satisfied (except for any conditions that by their terms can only be satisfied on the closing date, but subject to such conditions being able to be satisfied if the closing were to occur or having been waived in writing by the Company), (ii) the Company has irrevocably confirmed to Parent it is ready, willing and able to consummate the closing of the merger, and (iii) Parent and Merger Sub fail to consummate the merger within five business days following the later of the date closing should have occurred pursuant to the merger agreement and the delivery of such confirmation.

The parties to the merger agreement have further recognized and agreed in the merger agreement that Parent has an obligation to cause the equity financing to be funded, and the Company will be entitled to specific performance to enforce the terms of the equity commitment against Parent, and to cause the equity financing to be funded and to cause Parent to effect the closing of the merger, only if (i) all of the conditions to the closing of the merger have been satisfied or waived by the party entitled to waive such condition at the time when the closing is required to occur pursuant to the merger agreement and (ii) the Company has irrevocably confirmed in writing to Parent that it is ready, willing and able to take to consummate the closing of the merger, provided that the Company will not be entitled to specific performance against Parent to make the payment of the merger consideration and payments for any transactions contemplated by the merger agreement and associated fees if (a) the marketing period has ended, (b) Parent’s failure to make such payments results from a debt financing failure and (c) Parent and Merger Sub are not in material breach of any of their representations, warranties, covenants or agreements contained in the merger agreement. For additional detail on the rights of the Company to specific performance, see the sections entitled “The Agreement and Plan of Merger—Specific Performance” beginning on page 103.

Expenses; Termination Fees (see page 101)

The Company must pay to Parent a termination fee of $82.7 million if:

•

Parent terminates the merger agreement due to the Board (i) withdrawing, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Parent, its recommendation that the Company stockholders approve the merger and adopt the merger agreement, (ii) failing to make such recommendation or failing to include it in this proxy statement, (iii) adopting, approving, recommending, endorsing or otherwise declaring advisable, or otherwise proposing publicly to adopt, approve, recommend, endorse or otherwise declare advisable, any Company acquisition proposal, (iv) if a Company acquisition proposal has been publicly disclosed, failing to publicly recommend against such Company acquisition proposal within ten business days after the request of Parent and to reaffirm its recommendation within such ten business day period upon such request, or (v) failing to publicly reaffirm its recommendation within three business days after Parent so requests in writing following any public statement by the Company or any of its representatives expressing opposition to the transactions contemplated by the merger agreement;

•

the Company terminates the merger agreement due to the Board authorizing the Company to enter into an alternative acquisition agreement with respect to a superior proposal as further described in the section entitled “The Agreement and Plan of Merger—Restrictions on Solicitation of Company Takeover Proposals,” beginning on page 87; or

•

the Company or Parent terminates the merger agreement for failure to receive the Company stockholder approval or because the transaction has not been consummated by the end date and (i) prior to such termination, a Company acquisition proposal has been publicly announced and not withdrawn and (ii) within 12 months after such termination, the Company enters into a definitive agreement with respect to a Company acquisition proposal or consummates a Company acquisition proposal (whether or not the same Company acquisition proposal as that referred to in this clause (ii)).

In the event that the merger agreement is terminated (i) by the Company or Parent because the merger is not consummated on or before the end date and at such time, (a) the only closing conditions that have not been satisfied or waived are those relating to (x) regulatory approval, (y) legal bars to the merger or imposition of a burdensome condition or (z) approvals from the PRC, or (b) the Company could have terminated the merger agreement due to a financing failure, (ii) by the Company or Parent due to an order of a governmental authority prohibiting the merger or imposing a burdensome condition, specifically with respect to a law or order of the PRC or arising under any competition law or (iii) by the Company due to a financing failure, then, in each case, the Company is entitled to receive payment from Parent of the reverse termination fee of $171.1 million. Other than in the case of willful breach by any of the Parent Parties, if any of the Parent Parties or Merger Sub breaches the merger agreement or fails to perform under the merger agreement, then the Company’s sole and exclusive remedies (other than specific performance to the extent permitted under the merger agreement) against Parent, Merger Sub or any of their affiliates or representatives for any breach of, or failure to perform under, the merger agreement or any document delivered in connection with the merger agreement or otherwise will be for the Company to terminate the merger agreement in accordance with its terms and receive payment of the reverse termination fee.

The Company must pay to Parent the documented, out-of-pocket costs and expenses of Parent in an amount not to exceed $10 million if the Company or Parent terminates the merger agreement because the Company stockholders do not approve the transaction and, at such time, the Company termination fee is not otherwise payable as a result of such termination. If the Company termination fee subsequently becomes payable, the Company termination fee will be reduced by the amount of the expenses reimbursed.

The Company must pay to Parent the documented, out-of-pocket costs and expenses incurred by Parent in connection with the transactions contemplated by the merger agreement in an amount up to $10 million if the Company or Parent terminates the merger agreement because the Company stockholders do not approve the transaction and, at such time, the Company termination fee is not otherwise payable as a result of such termination. If the Company termination fee subsequently becomes payable, the Company termination fee will be reduced by the amount of the expenses reimbursed.

Generally, all costs and expenses incurred in connection with the merger agreement will be borne by the party incurring such expenses whether or not the transaction is consummated, except that (i) Parent will be responsible for 100% of the filing fees related to filings under the HSR Act and the filing of any notice of other document under any applicable foreign competition law and (ii) Parent or the surviving corporation will be responsible for bearing all transfer, documentary, stamp, registration and other similar taxes imposed with respect to the merger or the transfer of shares of Company common stock pursuant to the merger.

Appraisal Rights (see page 104)

Under Delaware law, holders of record of shares of Company common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. A holder of record of shares of Company common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law (the holders of such shares, “dissenting stockholders”) will forego the merger consideration and instead receive a cash payment equal to the fair value of such holder’s appraisal shares in connection with the merger. Fair value will be determined by the Court of Chancery of the State of Delaware (“Court of Chancery”) following an appraisal proceeding. Dissenting stockholders will not know the fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more than, the same as or less than the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Company common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights,” beginning on page 104.

To seek appraisal, a Company stockholder of record must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the Company special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of Company common stock until the effective time of the merger, and otherwise comply with the procedures set forth in Section 262 of the DGCL. Failure to follow exactly the procedures specified under Delaware law may result in the loss of appraisal rights. The text of the Delaware appraisal rights statute, Section 262 of the DGCL, is reproduced in its entirety as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

Litigation Related to the Merger (see page 77)

As of June 25, 2021, four lawsuits have been filed by alleged Company stockholders against the Company and the Board related to the proposed merger. The Company also received a demand letter making similar allegations as those included in the lawsuits. The complaints generally allege that the preliminary proxy statement filed by the Company in connection with the merger fails to disclose allegedly material information in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Plaintiffs seek, among other things, to enjoin the Company from consummating the merger, damages and other relief. The lawsuits are more fully described in the section entitled “The Merger—Litigation Related to the Merger,”

beginning on page 77. The Company believes that the claims asserted in the complaints are without merit. Additional lawsuits related to the merger may be filed in the future.

Material U.S. Federal Income Tax Consequences of the Merger (see page 73)

The receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 73) will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for the U.S. holder’s shares pursuant to the merger and the holder’s adjusted tax basis in such shares. A non-U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 73) generally will not be required to recognize gain or loss for U.S. federal income tax purposes on the receipt of cash in exchange for the non-U.S. holder’s shares pursuant to the merger, unless the non-U.S. holder has certain connections to the United States. The Company stockholders should consult their tax advisors regarding the particular tax consequences of the exchange of shares of Company common stock for the merger consideration pursuant to the merger in light of their particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

For additional information, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 73.

Additional Information (see page 116)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On May 10, 2021, the Company entered into the merger agreement with the Parent Parties and Merger Sub providing for the acquisition of the Company by Parent for a price of $55.50 per share, in cash, without interest and subject to any applicable withholding taxes. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the special meeting.

Q:	As a stockholder of the Company, what will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $55.50 in cash, without interest and subject to any applicable withholding taxes, for each share of Company common stock you own as of immediately prior to the effective time of the merger, unless you have properly exercised and perfected your demand for appraisal rights in accordance the Section 262 of the DGCL with respect to such shares.

The receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 73) will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for the U.S. holder’s shares pursuant to the merger and the holder’s adjusted tax basis in such shares. A non-U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 73) generally will not be required to recognize gain or loss for U.S. federal income tax purposes on the receipt of cash in exchange for the non-U.S. holder’s shares pursuant to the merger, unless the non-U.S. holder has certain connections to the United States. See the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 73, for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and non-U.S. taxes.

Q:	What will happen to my Company stock options in the merger?

A:

Immediately prior to the effective time of the merger, each then-outstanding and unexercised Company stock option (whether vested or unvested) will be canceled, and each holder of any such canceled Company stock option will be entitled to receive a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such Company stock option and (ii) the excess, if any, of the merger consideration over the exercise price per share of each such canceled Company stock option.

However, if any such Company stock option has an exercise price per share that is greater than or equal to the merger consideration, then such Company stock option will be canceled in exchange for no consideration.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 81.

Q:	What will happen to my Company RSUs in the merger?

A:

Immediately prior to the effective time of the merger, each then-outstanding Company RSU (whether vested or unvested), other than a CIC Year RSU, will be canceled, and each holder of any such canceled Company RSU will be entitled to receive a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company RSU and (ii) the merger consideration.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 81.

Q:	What will happen to my Company PSUs in the merger?

A:

Immediately prior to the effective time of the merger, each then-outstanding Company PSU (whether vested or unvested), other than a CIC Year PSU, will be canceled, and each holder of any such canceled Company PSU will be entitled to receive a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company PSU and (ii) the merger consideration.

The number of shares of Company common stock underlying each such canceled Company PSU shall be determined (1) based on the actual level of performance achieved for the applicable performance period for any portion of such Company PSU with respect to which the performance period has been completed as of the closing of the merger; (2) based on the actual level of performance achieved as of the closing of the merger (taking into account the merger consideration) for any portion of such Company PSU with respect to which the performance period has commenced but is not completed as of the closing of the merger; and (3) assuming achievement of the target level of performance for any portion of such Company PSU with respect to which the performance period has not yet commenced as of the closing of the merger.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 81.

Q:	What will happen to my CIC Year Awards in the merger?

A:

Immediately prior to the effective time of the merger, each then-outstanding CIC Year Award will be canceled, and each holder of any such canceled CIC Year Award will be entitled to receive a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) (x) the total number of shares of Company common stock underlying each such canceled CIC Year Award and (y) the merger consideration, and (ii) a fraction, the numerator of which is the number of days elapsed from the first day of the calendar year in which the closing of the merger occurs through the closing date of the merger, and the denominator of which is 365. The number of shares of Company common stock underlying a CIC Year PSU shall be determined in the same manner in which the number of shares of Company common stock underlying a Company PSU is determined, as described above.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 81.

Q:	What will happen to my Company DSUs in the merger?

A:

Immediately prior to the effective time of the merger, each then-outstanding Company DSU (whether vested or unvested) will be canceled, and each holder of any such canceled Company DSU will be entitled to receive a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company DSU and (ii) the merger consideration.

For additional information regarding the treatment of outstanding Company equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 81.

Q:	Where and when will the special meeting of stockholders be held?

A:

The special meeting of the Company stockholders will be held virtually via the Internet on July 29, 2021, at 9:00 a.m. Eastern Time at www.meetingcenter.io/276780844. The special meeting will be held solely via live webcast, and there will not be a physical meeting location. Company stockholders will be able to attend the special meeting by visiting the special meeting website. If you choose to attend the special meeting and vote your shares via the special meeting website, you will need the 15-digit control number and the meeting password, UFS2021.

Q:	What do I need to attend the special meeting online?

A:

The special meeting of the Company stockholders will be held entirely online due to the ongoing public health impact of COVID-19. You will not be able to attend in person. If you were a holder of record of shares of Company common stock at the close of business on June 25, 2021, you can attend the meeting by accessing www.meetingcenter.io/276780844 and entering the 15-digit control number on your proxy card and the meeting password, UFS2021.

If you were a beneficial holder of shares of Company common stock as of the record date, you must register in advance to virtually attend the special meeting. To register, you must obtain a legal proxy, executed in your favor, from your brokerage firm, bank, trust company or other nominee and submit proof of your legal proxy reflecting the number of shares of Company common stock you held as of the record date, along with your name and email address, to Computershare. Please forward the email from your brokerage firm, bank, trust company or other nominee or attach an image of your legal proxy to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on July 21, 2021. You will then receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetingcenter.io/276780844 and enter your control number and the meeting password, UFS2021.

Q:	What technology do I need to attend the special meeting online?

A:

The virtual special meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the special meeting. Participants also should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the special meeting.

Technical support will be available on the virtual meeting center at www.meetingcenter.io/276780844, or by calling 1-877-282-1168, beginning at 8:45 am Eastern time on July 29, 2021 through the conclusion of the special meeting.

Q:	How do I ask questions before and during the special meeting online?

A:

If you are a stockholder of record or a beneficial holder, you will be able to submit questions by accessing the virtual meeting center at www.meetingcenter.io/276780844 at 9:00 a.m. on July 28, 2021. You will need to enter your control number and meeting password, UFS2021, and click on the message icon in the upper right hand corner of the page. To return to the main page, click the “i” icon at the top of the screen. We encourage you to submit your questions before the start time of the meeting.

Appropriate questions related to the business of the special meeting (the proposals being voted upon) will be answered during the special meeting, subject to time constraints. Any questions that cannot be answered during the special meeting will be posted and answered at www.domtar.com/en/special-meeting as soon as practical after the special meeting.

Additional information regarding the ability of stockholders to ask questions during the special meeting, and other materials for the special meeting, will be available at www.meetingcenter.io/276780844.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of record of Company common stock as of the close of business on June 25, 2021, the record date for the special meeting, are entitled to receive these proxy materials and to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Company common stock that you held on the record date.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57; and

•

a proposal to adjourn the special meeting to a later date or time if necessary, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote is required to approve each of the proposals?

A:

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such matter. Abstentions and failures to vote (including a failure to instruct your broker, bank or other nominee to vote shares held on your behalf) will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved. An abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, either the officer presiding over the meeting or the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In each case, an abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The Company may not recess or postpone the special meeting, and may not change the record date, except (a) with Parent’s consent, (b) to the extent required by applicable law, (c) if, as of the time for which the special meeting is originally scheduled, there are insufficient shares of Company common stock represented (either virtually or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company stockholder approval at the special meeting.

Q:	What vote is required to approve the adjournment proposal?

A:

The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Company common stock present virtually or by proxy at the special meeting and entitled to vote on the proposal.

Q:	How does the Board recommend that I vote on the proposals?

A:

Upon careful consideration, the Board has unanimously determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding compensation advisory proposal and “FOR” the proposal to adjourn the special meeting if necessary or appropriate.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the merger agreement, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 44. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of the Company stockholders generally. For additional information, see the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57.

Q:	Have any of the Company’s stockholders already agreed to approve the proposal to adopt the merger agreement?

A:

No. Neither the Company nor any of its subsidiaries is a party to any voting trust, proxy, voting agreement, stockholders agreement, registration rights agreement or other similar agreement relating to the voting or disposition of any Company securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Q:	Do I need to attend the special meeting?

A:

No. It is not necessary for you to virtually attend the special meeting via the special meeting website in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail below.

Q:	How many shares are needed to constitute a quorum?

A:

The presence at the special meeting, virtually or by proxy, of the holders of one-third of the voting power of the issued and outstanding shares of Company common stock entitled to vote constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were 50,356,330 shares of Company common stock outstanding. If you are a Company stockholder as of the close of business on the record date and you vote by mail, by telephone, through the Internet or virtually at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of Company common stock (i.e., you hold your shares in the name of a bank, broker, trust or other nominee) and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Company common stock held by the Company stockholders that are present virtually, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:

Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger?

A:

In July 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 36.

Q:	What will happen if the Company stockholders do not approve the non-binding compensation advisory proposal?

A:

The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger and is advisory in nature only, meaning that it will not be binding on the Company or Parent or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Company common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Company common stock that you owned on the record date.

Q:	How do I vote my shares?

A:	If you are a stockholder of record, you may vote:

•	By Mail: Once you have received your proxy card, please complete, sign, date and return it in the pre-paid envelope enclosed that will be accompanying the proxy card;

•	By Phone: You can vote by phone using the toll free number provided on the proxy card;

•

By Internet: You can vote through the Internet at www.envisionreports.com/ufs. The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly. Voting will be open 24 hours a day, 7 days a week, but proxies submitted using these methods must be received by 12:00 a.m. (Eastern) on July 29, 2021; or

•	By Attending the Meeting Online: You may vote online at the special meeting by attending the special meeting online and following the instructions posted at www.meetingcenter.io/276780844.

If you are a beneficial holder, you may vote:

•	By Mail: If you would like to receive a paper copy of the voting instruction form, you should contact your brokerage firm, bank, trust company or other nominee;

•	By Phone: You can vote by phone using the toll free number provided on the proxy card received from your brokerage firm, bank, trust company or other nominee;

•

By Internet: You can vote through the Internet at the website address indicated in your intermediary institution’s voting instructions on the proxy card. The Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly; or

•

By Attending the Meeting Online: If your shares are held by your brokerage firm, bank, trust company or other nominee, you are considered the beneficial holder of the shares. If you are a beneficial holder, you are invited to attend the special meeting online. Since a beneficial holder is not a stockholder of record, you may not vote your shares online at the special meeting unless you obtain a legal proxy from the intermediary institution that holds your shares that gives you the right to vote at the special meeting. Please refer to the section “What do I need to attend the special meeting online?” beginning on page 18, for additional details on how to obtain a legal proxy.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting virtually at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to virtually attend the special meeting to ensure that your shares of Company common stock are represented at the special meeting.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting if necessary or appropriate.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:

Your bank, broker, trust or other nominee will NOT have the power to vote your shares of Company common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:

Your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Furthermore, your shares will not be included in the calculation of the number of shares of Company common stock present at the special meeting for purposes of determining whether a quorum is present.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:	Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting.

You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to the Company’s Corporate Secretary at Domtar Corporation, 234 Kingsley Park Drive, Fort Mill, South Carolina 29715. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of Company common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting virtually. However, simply attending the special meeting without voting will not revoke or change your proxy. “Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy card?

A:

If you receive more than one proxy card, it means that you hold shares of Company common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by properly completing and mailing each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.

Q:	What happens if I transfer my shares of Company common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date on which the merger is expected to be completed. If you own shares of Company common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds such shares as of immediately prior to the effective time of the merger.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:

Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of Company common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Court of Chancery if the merger is completed. Appraisal rights will be available to these holders only if they deliver a written demand for an appraisal to the Company prior to the vote on the proposal to adopt the merger agreement at the special meeting and they comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex C to this proxy statement. For additional information, see the section entitled “Appraisal Rights,” beginning on page 104.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:

No. Shortly after the merger is completed, stockholders holding certificated shares of Company common stock will be sent a letter of transmittal that includes detailed written instructions on how to return such stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I do anything with respect to my Company equity awards now?

A:

No. There is no need for you to do anything with respect to your Company equity awards at this time. For additional information, see the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 81.

Q:	When is the merger expected to be completed?

A:

We and Parent are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed in the second half of 2021, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by the Company stockholders and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger— Conditions to the Merger,” beginning on page 98.

Q:	What happens if the merger is not completed?

A:

If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on the matter or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company and a reporting issuer in all the provinces and territories of Canada, and Company common stock will continue to be (i) registered under the Exchange Act, and (ii) listed and traded on the NYSE and the Toronto Stock Exchange. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Company common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of Company common stock.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $82.7 million. If either the Company or Parent terminates the merger agreement as a result of the failure to obtain the Company stockholder approval, the Company may be obligated to reimburse Parent for all of its reasonable and documented out-of-pocket expenses incurred in connection with the merger in an amount not to exceed $10 million.

If any of the Parent Parties or Merger Sub breaches the merger agreement (excluding a willful breach) or fails to perform under the merger agreement, then the Company’s sole and exclusive remedies (other than specific performance to the extent permitted under the merger agreement) against Parent, Merger Sub or any of their affiliates or representatives for any breach of, or failure to perform under, the merger agreement or any document delivered in connection with the merger agreement or otherwise will be for the Company to terminate the merger agreement in accordance with its terms and receive payment of the reverse termination fee of $171.1 million.

For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” beginning on page 72.

Q:	Are there any requirements if I plan on attending the special meeting?

A:

If you wish to attend the special meeting, you may be asked to present valid photo identification. Please note that, if you hold your shares in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. It is not permitted to record the special meeting, or distribute any materials during the special meeting, without the approval of the Company.

Q:	Who is soliciting my vote?

A:

The Board is soliciting your proxy, and the Company will bear the cost of soliciting proxies. Georgeson LLC has been retained to assist with the solicitation of proxies. Georgeson LLC will be paid approximately $35,000 and will be reimbursed for specified out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of Company common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Georgeson LLC or, without additional compensation, by the Parent Parties or Merger Sub and certain of the Company’s, the Parent Parties’ and Merger Sub’s directors, officers and employees.

Q:	Where can I find the voting results of the special meeting?

A:

The Company intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that the Company files with the SEC are publicly available when filed.

Q:	Where can I find more information about the Company?

A:

The Company files periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 116.

Q:	Who can help answer my questions?

A:

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or additional copies of this proxy statement or the enclosed proxy card(s), please contact our proxy solicitor:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Toll-Free (888) 293-6908

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this proxy statement that are not historical in nature are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally denoted by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “aim,” “target,” “plan,” “continue,” “estimate,” “project,” “may,” “will,” “should”, “outlook” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements reflect management’s current beliefs and are based on information currently available to management. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to known and unknown risks and uncertainties and other factors that could cause actual results to differ materially from historical results or those anticipated. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any occur, what effect they will have on our results of operations or financial condition. These factors include, but are not limited to:

•

the satisfaction of the conditions precedent to the consummation of the merger, including, without limitation, the timely receipt of stockholder and regulatory approvals (or any conditions, limitations or restrictions placed on such approvals);

•	unanticipated difficulties or expenditures relating to the merger;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including, in circumstances which would require the Company to pay a termination fee or reimburse Parent for certain of its expenses;

•

legal proceedings, judgments or settlements, including those that may be instituted against the Company, the Board, the Company’s executive officers and others following the announcement of the merger;

•	disruptions of current plans and operations caused by the announcement and pendency of the merger;

•	potential difficulties in employee retention due to the announcement and pendency of the merger;

•	the response of customers, distributors, suppliers, business partners and regulators to the announcement and pendency of the merger;

•	the execution of the Company’s long-term growth objectives and business transformation initiatives;

•	risks inherent in international operations, including foreign currency fluctuations;

•	changes in accounting standards or tax rates, laws or regulations;

•	management of professional staff, including dependence on key personnel, recruiting, retention, attrition and the ability to successfully integrate new personnel into the Company’s practices;

•	the adequacy of our business, financial and information systems and technology;

•	maintenance of effective internal controls;

•	continued and sufficient access to capital;

•	market and general economic and political conditions;

•	the effect of adverse publicity;

•

a material disruption in our supply chain, manufacturing, distribution operations or customer demand such as public health crises that impact trade or the general economy, including COVID-19 and other viruses, diseases or illnesses; and

•

other factors described in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 1, 2021 and the Company’s quarterly report on Form 10-Q for the three month period ended March 31, 2021 filed with the SEC on May 6, 2021 (see the section entitled “Where You Can Find More Information” on page 116.

The Company can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this proxy statement, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

For additional information, see the section entitled “The Merger—Forward-Looking Financial Information,” beginning on page 48.

PARTIES TO THE MERGER

The Company

Domtar Corporation, a Delaware corporation, is a leading provider of a wide variety of fiber-based products, including communication, specialty and packaging papers, market pulp and airlaid nonwovens. With approximately 6,400 employees serving more than 50 countries around the world, the Company is driven by a commitment to turn sustainable wood fiber into useful products that people rely on every day. The Company’s annual sales were approximately $3.7 billion for the fiscal year ended December 31, 2020. Shares of Company common stock are listed on the NYSE and the Toronto Stock Exchange and trade under the symbol “UFS”.

Our principal executive offices are located at 234 Kingsley Park Drive, Fort Mill, South Carolina 29715, and its telephone number is 803-802-7500. Our website address is www.domtar.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about the Company is contained in our public filings, which are incorporated by reference in this proxy statement. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page 116.

Parent

Karta Halten B.V., a private limited company organized under the laws of the Netherlands and registered in the Dutch trade register (handelsregister) under number 81050348, is a wholly owned subsidiary of First Management Limited, a Hong Kong private company limited by shares. Upon completion of the merger, Parent will be the immediate parent company of the Company. Parent’s principal office is located at De Cuserstraat 91, Second Building, 1081 CN Amsterdam, the Netherlands and its telephone number is 31-20-2402511.

Merger Sub

Pearl Merger Sub Inc., a Delaware corporation, is a wholly owned subsidiary of Parent. Merger Sub was formed on April 30, 2021 expressly for the purpose of the merger and the other transactions contemplated by the merger agreement and conducts no other business. Upon completion of the merger, Merger Sub will merge with and into the Company, with the Company surviving, and Merger Sub will cease to exist. Merger Sub’s head office is located at 2nd Floor, 3600 Lysander Lane, Richmond, BC, Canada, V7B 1C3, and its telephone number is 604-247-4400.

PE

Paper Excellence B.V., a private limited company organized under the laws of the Netherlands and registered in the Dutch trade register (handelsregister) under number 34297750, is a wholly owned subsidiary of Fortune. PE, together with Parent and HI, manufactures pulp, printing and writing, newsprint, packaging and specialty paper and operates eight facilities in Canada and France, with total annual production capacity of over three million tonnes. For additional information, visit https://paperexcellence.com/. The information provided on the PE website is not part of this proxy statement and is not incorporated in this proxy statement by reference or by any other reference to the PE website provided in this proxy statement. PE’s head office is located at 2nd Floor, 3600 Lysander Lane, Richmond, BC, Canada, V7B 1C3, and its telephone number is 604-247-4400. PE’s principal office is located at De Cuserstraat 91, Second Building, 1081 CN Amsterdam, the Netherlands.

HI

Hervey Investments B.V., a private limited company organized under the laws of the Netherlands and registered in the Dutch trade register (handelsregister) under number 50563696, is a wholly owned subsidiary of Fortune. HI’s principal office is located at De Cuserstraat 91, Second Building, 1081 CN Amsterdam, the Netherlands, and its telephone number is 31-20-2402511.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held virtually via live webcast on July 29, 2021, at 9:00 a.m. Eastern Time at www.meetingcenter.io/276780844.

Purpose of the Special Meeting

At the special meeting, the Company stockholders of record will be asked to consider and vote on:

•

a proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent;

•

a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 57; and

•

a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of the Board

•

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) adopted and declared advisable the merger agreement and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (ii) authorized and approved the execution, delivery and performance of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger, (iii) determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders, (iv) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the Company’s stockholders and (v) recommended that the Company’s stockholders vote for the adoption of the merger agreement. Accordingly, the Board unanimously recommends you vote “FOR” the proposal to adopt the merger agreement.

•

The Board also unanimously recommends you vote “FOR” the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum

Each holder of record of shares of Company common stock as of the close of business on June 25, 2021, which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Company common stock that you owned on the record date. As of the record date, there were 50,356,330 shares of Company common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, virtually or by proxy, of the holders of one-third of the voting power of the issued and outstanding stock of the Company entitled to vote constitutes a quorum for the special meeting.

If you are a Company stockholder of record and you vote by mail, by telephone or through the Internet or virtually at the special meeting, then your shares of Company common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Company common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Company common stock held by stockholders of record that are present virtually or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Merger Agreement Proposal. The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, is not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.

Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, either the officer presiding over the meeting or the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

The Company may not recess or postpone the special meeting, and may not change the record date, except (a) with Parent’s consent, (b) to the extent required by applicable law, (c) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Company common stock represented (either virtually or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company stockholder approval at the special meeting.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. Consequently, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, either the officer presiding over or the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In each case, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The Company may not recess or postpone the special meeting, and may not change the record date, except (a) with Parent’s consent, (b) to the extent required by applicable law, (c) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Company common stock represented (either virtually or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company stockholder approval at the special meeting.

Under NYSE rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the special meeting. A broker non-vote occurs when shares held by a bank, broker, trust or other nominee are represented at a meeting, but the bank, broker, trust or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if your shares are held in “street name,” your bank, broker, trust or other nominee will NOT be able to vote your shares of Company common stock on any of the proposals, and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Company common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of (i) the non-binding compensation advisory proposal and (ii) the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of that proposal.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Company common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Company common stock, your bank, broker, trust or other nominee will not be able to vote your shares on any of the proposals.

If you wish to vote virtually at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of Company common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of Company common stock, please call our proxy solicitor, Georgeson LLC toll free at (888) 293-6908.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Company common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by a Company stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the accompanying proxy card;

•

by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the Company’s Corporate Secretary at 234 Kingsley Park Drive, Fort Mill, South Carolina 29715, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Company common stock; or

•	by attending the special meeting and voting virtually (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote virtually at the special meeting).

“Street name” holders of shares of Company common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy or, if you return a properly executed proxy card but do not indicate instructions on your proxy card, “FOR” the proposal.

Regardless of whether a quorum is present at the special meeting, the special meeting may be adjourned by either the chairman of the meeting or by the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. The adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the special meeting.

The Company may not recess or postpone the special meeting, and may not change the record date, except (a) with Parent’s consent, (b) to the extent required by applicable law, (c) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Company common stock represented (either virtually or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company stockholder approval at the special meeting.

Solicitation of Proxies

The Company is soliciting the enclosed proxy card on behalf of the Board, and the Company will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, the Company and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

The Company has retained Georgeson LLC to assist in the solicitation process. The Company will pay Georgeson LLC a fee of approximately $35,000 plus reimbursement of certain specified out-of-pocket expenses. The Company also has agreed to indemnify Georgeson LLC against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

The Company will ask banks, brokers, trusts and other nominees to forward the Company’s proxy solicitation materials to the beneficial owners of shares of Company common stock held of record by such banks, brokers, trusts or other nominees. The Company will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of the Company stockholders entitled to vote at the special meeting will be available for examination by any Company stockholder at the special meeting via the special meeting website at www.meetingcenter.io/276780844. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by the Company stockholders, subject to compliance with applicable provisions of Delaware law, during ordinary business hours at 234 Kingsley Park Drive, Fort Mill, South Carolina 29715.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson LLC toll free at (888) 293-6908.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, the Company stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. For additional information, see the sections entitled “The Merger,” beginning on page 38, and “The Agreement and Plan of Merger,” beginning on page 78.

The Board unanimously recommends that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adopt the merger agreement.

The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 67, including the table entitled “Golden Parachute Payments” and accompanying footnotes. Accordingly, the Company stockholders are being provided with the opportunity to cast an advisory vote on such payments, and the Company is requesting that its stockholders adopt the following resolution, on a non-binding advisory basis:

“RESOLVED, that the stockholders of Domtar Corporation approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of Domtar Corporation that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 67 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

As an advisory vote, this proposal is not binding upon the Company, the Board, the Human Resources Committee or Parent, or any of the Company’s or Parent’s subsidiaries, and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted and the merger is completed (subject only to the contractual conditions applicable thereto).

The Board unanimously recommends that the Company stockholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, not binding on the Company or Parent or any of their respective subsidiaries, and, if the merger agreement is adopted by the Company stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

Company stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Company common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary requires the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, either the presiding officer or the affirmative vote of holders of a majority of the shares of Company common stock present virtually or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

The Company may not recess or postpone the special meeting, and may not change the record date, except (a) with Parent’s consent, (b) to the extent required by applicable law, (c) if as of the time for which the special meeting is originally scheduled there are insufficient shares of Company common stock represented (either virtually or by proxy) to constitute a quorum necessary to conduct the business of the special meeting or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company stockholder approval at the special meeting.

THE MERGER

Overview

The Company is seeking the adoption by the Company stockholders of the merger agreement the Company entered into on May 10, 2021 with Parent, Merger Sub, PE and HI. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into the Company. The Company will survive the merger as a wholly owned subsidiary of Parent. The Board has approved the merger agreement and unanimously recommends that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

At the effective time of the merger, each share of the Company’s common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company or its subsidiaries, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the DGCL as of immediately prior to the effective time of the merger) will be automatically canceled and retired and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $55.50 per share, in cash, without interest, subject to any applicable withholding taxes.

Following the completion of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

Background of the Merger

The Board and the Company’s management regularly review the Company’s business strategy and strategic plan and evaluate opportunities to maximize stockholder value. In addition, the Board and the Company’s management periodically review and assess the Company’s competitive position and actively monitor and assess industry trends, the Company’s short- and long-term performance, and the Company’s stock price performance. The Board and the Company’s management also periodically discuss potential challenges that the Company faces in executing its strategic plan.

On May 17, 2018, John D. Williams, President and Chief Executive Officer of the Company, received a telephone call from a representative of Barclays Capital Inc., financial advisor to Parent (“Barclays”), indicating PE’s interest in acquiring the Company. The following day, on May 18, 2018, Mr. Williams received a non-binding written proposal (the “2018 Offer”) from PE, which proposed that PE acquire all of the outstanding shares of the Company’s common stock in an all-cash transaction at a price of $59.00 per share, a premium of 26% above the closing price on the NYSE of the Company common stock of $46.82 on May 18, 2018.

On May 20, 2018, the Board held a telephonic meeting to discuss the 2018 Offer, and authorized the engagement of Morgan Stanley & Co. LLC (“Morgan Stanley”) as financial advisor to the Company and Debevoise & Plimpton LLP (“Debevoise”) as U.S. legal counsel to the Company in connection with a potential sale of the Company and the Board’s consideration of alternatives thereto. Debevoise and Morgan Stanley were engaged later in the day on May 20, 2018.

In the ensuing months, the parties and their financial and legal advisors negotiated a bilateral non-disclosure agreement (which contained customary standstill and non-solicitation provisions), conducted due diligence, and negotiated the financial and certain other terms of a potential transaction. On November 19, 2018, PE provided the Company a revised non-binding written proposal with a price of $62.00 per share in cash, a premium of 38% above the closing price on the NYSE of the Company common stock of $44.99 on November 19, 2018, and on December 3, 2018, PE sent the Company a further revised non-binding written proposal at a price of $63.00 per share in cash, a premium of 43% above the closing price on the NYSE of the Company common stock of $44.19 on December 3, 2018.

On December 13, 2018, the Board held an in-person meeting to review the non-binding written proposal submitted by PE on December 3, 2018. At that meeting, representatives of Morgan Stanley reviewed with the Board strategic alternatives available to the Company and discussed other potential acquirors for the Company. The Board concluded that financial buyers were unlikely to be able to compete with the price proposed by PE given the rates of return typically targeted by such buyers, and that strategic buyers were unlikely to be interested in pursuing a transaction at this time given the other strategic priorities that companies with businesses comparable to the Company appeared to be pursuing. The Board authorized the Company’s management to proceed with the process, including due diligence by PE and negotiation of a merger agreement. On December 16, 2018, the Company opened a virtual data room to PE and its advisors.

On December 20, 2018, representatives of Debevoise sent an initial draft of a merger agreement and an escrow agreement providing for an initial deposit at signing of a portion of the merger consideration to representatives of Shearman & Sterling LLP, then legal counsel to PE.

During the ensuing weeks, the parties and their advisors negotiated certain terms of these agreements.

On February 6, 2019, a representative of PE informed Mr. Robert Apple, Chairman of the Board, that, for reasons unrelated to the Company, PE needed to step back from discussions between the parties at that time and PE expressed the hope that such could discussions could resume at some point in the future. Thereafter, the Company continued to operate in the ordinary course.

From time to time over the course of the next two years, Barclays remained in contact with Mr. Williams and indicated that it believed PE was still interested in a potential transaction, but no further discussions occurred between the Company and PE during this period.

On September 5, 2019, a representative of PE communicated to Mr. Williams that PE remained interested in the Company, but that no transaction could occur at the present time.

In August 2020, the Company publicly announced certain strategic initiatives in connection with its earnings release, including (i) repurposing assets for increased success in growing markets and (ii) the pursuit of a range of value-creating alternatives for its personal care division.

On January 8, 2021, the Company announced an agreement to sell its personal care business to AIP partners for $920 million in cash. The Company announced that it would use the proceeds to reduce debt by $600 million and to repurchase $300 million in Company common stock. The transaction closed on March 1, 2021.

On March 4, 2021, PE sent Mr. Williams a non-binding written proposal to acquire all of the outstanding stock of the Company for $55.00 per share in cash (the “2021 Offer”), a premium of 51% above the closing price on the NYSE of the Company common stock of $36.33 on March 3, 2021.

On March 5, 2021, representatives of Morgan Stanley, on behalf of the Company, called representatives of Barclays to request certain supporting documents for the 2021 Offer, including sources and uses of financing, a proposed transaction timeline, and evidence of Parent’s ability to obtain the required equity and debt financing for a proposed transaction. The Board held a virtual meeting later that day, with representatives of Morgan Stanley and representatives of Debevoise in attendance, to discuss the 2021 Offer, strategy and next steps. After this discussion, the Board unanimously concluded that the Company should engage with Parent and its advisors in order to assess the 2021 Offer. At the same time, the Board requested that Morgan Stanley update its analysis of strategic alternatives and other potential acquirors that it had prepared in response to the 2018 Offer.

On March 9, 2021, representatives of Barclays, on behalf of Parent, submitted to representatives of Morgan Stanley documents supporting the 2021 Offer, as requested by representatives of Morgan Stanley on March 5, 2021, including sources and uses of financing, a proposed transaction timeline, and evidence of Parent’s ability to obtain the required equity and debt financing for a proposed transaction.

On March 17, 2021, the Board held a virtual meeting with representatives of Morgan Stanley and Debevoise in attendance to consider the 2021 Offer, including Parent’s supporting documentation submitted on March 9, 2021. During that meeting, representatives of Morgan Stanley reviewed with the Board an analysis of the 2021 Offer, a comparison of the 2021 Offer to the 2018 Offer, a review of the Company’s recent financial performance and trading metrics, a summary of management’s projections for the Company, and a preliminary analysis of standalone valuation for the Company. Representatives of Morgan Stanley also reviewed with the Board an analysis of other potential acquirors for the Company, both strategic and financial, including information regarding an LBO valuation range for the Company. After considering this analysis of other potential acquirors and based on its deliberations of the analysis and other information discussed during the meeting, the Board concluded that financial buyers were unlikely to be able to compete with the price proposed by PE given the rates of return typically targeted by such buyers, and that strategic buyers were unlikely to be interested in pursuing a transaction at this time given the other strategic priorities that companies with businesses comparable to the Company appeared to be pursuing. Representatives of Debevoise discussed the directors’ fiduciary duties with respect to the potential transaction as well as a summary of the preliminary antitrust analysis for the proposed combination. The Board unanimously approved authorizing management to negotiate the terms of the proposed transaction, subject to Board approval and (i) an increase in price to $58.00 per share, (ii) appropriate assumption by Parent of antitrust and regulatory risks and (iii) an escrow amount of $1 billion to be deposited by Parent in a mutually acceptable bank in the U.S. at signing.

On March 18, 2021, representatives of Morgan Stanley, on behalf of the Company, discussed with representatives of Barclays the three elements discussed at the Board meeting held on March 17, 2021.

On March 26, 2021, Parent provided representatives of Morgan Stanley with an updated proposal which reflected (i) no increase in price, (ii) Parent’s agreement to undertake reasonable best efforts with respect to antitrust and to divest assets, if needed, up to a certain threshold that remained to be defined, (iii) Parent’s agreement to pay a reverse termination fee of 6% of the Company’s equity value if antitrust approvals could not be obtained, if certain other regulatory obstacles prevented the merger, or in the event of a debt financing failure, (iv) a Company termination fee of 3%, and (v) as an alternative to the $1 billion escrow, an escrow in the amount of the reverse termination fee to be held at Barclays Bank PLC in New York City and an equity commitment from Parent.

On March 27, 2021, the Board held a telephonic meeting with representatives of Morgan Stanley and Debevoise in attendance to consider Parent’s updated proposal. The Board directed Morgan Stanley to reply to Barclays with the following terms and conditions (which terms and conditions representatives of Morgan Stanley conveyed to representatives of Barclays after the Board meeting): (i) the Company would accept the escrow amount of 6% of the Company’s equity value if the price were improved to a level midway between PE’s initial proposal and the Company’s counterproposal following the March 17, 2021 Board meeting (i.e., $56.50 per share), (ii) a Company termination fee of 2.9% of the Company’s equity value, (iii) allocation of antitrust and regulatory risk were to be discussed between the parties’ respective legal advisors, (iv) the Company’s satisfactory completion of reverse due diligence on Parent and its affiliates to, among other things, understand the organizational structure and creditworthiness of Parent, would be a prerequisite to the Company’s entry into any transaction with Parent, and (v) the Company would not participate in Parent’s confirmatory due diligence investigation unless and until Parent has confirmed its agreement with the foregoing terms and conditions.

On March 28, 2021, representatives of Morgan Stanley, on behalf of the Company, discussed with representatives of Barclays the Company’s counterproposal.

On March 29, 2021, representatives of Barclays provided Parent’s response to representatives of Morgan Stanley, which included the following terms: (i) price increased to $55.50 per share, a premium of 51% above the closing price on the NYSE of the Company common stock of $26.68 on March 28, 2021, (ii) an agreement to accept divestitures required to obtain antitrust clearance up to a threshold to be agreed, (iii) a reverse termination fee of 6% of equity value, to be placed by Parent into an escrow account at Barclays in New York City at signing, (iv) a Company termination fee of 2.9% of equity value, and (iv) other miscellaneous items including the absence of any “go-shop” period, and the inclusion of customary deal protection terms.

On March 30, 2021, the Board held a virtual meeting with representatives of Morgan Stanley and representatives of Debevoise in attendance. Representatives of Morgan Stanley reviewed with the Board Parent’s updated proposal received the prior day. After discussion, the Board authorized the Company’s management to proceed with the process, including confirmatory due diligence by Parent, and resumed negotiation of a merger agreement. After the Board meeting, representatives of Morgan Stanley, on behalf of the Company, held a telephone call with representatives of Barclays and communicated that the Company was prepared to move forward and discussed the timeline and next steps, emphasizing that Parent’s due diligence investigation would need to be expeditious and confirmatory in nature.

On March 31, 2021, the parties executed a new bilateral non-disclosure agreement, which contained customary standstill and non-solicitation provisions, and a “clean team” addendum with respect to competitively sensitive information.

On April 1, 2021, Mr. Williams spoke with a representative of PE regarding the due diligence process, which Mr. Williams stated should be confirmatory in nature given the due diligence that had been completed by Parent and its advisors in 2018.

On April 2, 2021, the Company opened a virtual data room, including a clean room, with access granted to representatives of Parent and its advisors.

On April 5, 2021, Debevoise sent a draft merger agreement to Latham & Watkins LLP, legal counsel to Parent (“Latham”).

On April 6, 2021, Latham, McMillan LLP, Canadian regulatory counsel to Parent (“McMillan”), Osler, Hoskin & Harcourt LLP, Canadian counsel to the Company (“Osler”), and Debevoise held a telephone call to discuss antitrust considerations.

On April 7, 2021, the Company’s management provided a business presentation update to representatives of Parent.

On April 7, 2021, a telephone call was held with representatives of Parent, its advisors, Morgan Stanley and the Company to discuss the Company’s financial model and forecast.

On April 10, 2021, representatives of Debevoise and representatives of Latham held a telephonic meeting to discuss the key terms of the transaction and process.

On April 12, 2021, the Board met virtually with representatives of Morgan Stanley and Debevoise in attendance. The Company’s management provided an update with respect to the business presentation given to representatives of Parent on April 7, 2021 and discussed Parent’s progress on due diligence.

From April 13, 2021 to April 21, 2021, the Company held a series of due diligence calls, including with respect to general legal, environmental, human resources, tax, finance and other matters, with representatives of each of Latham, Debevoise, Parent, and other of Parent’s external advisors in attendance.

On April 14, 2021, representatives of Latham sent a markup of the draft merger agreement to representatives of Debevoise. On the same day, an antitrust call occurred between representatives of each of Latham, McMillian, Debevoise and Osler.

On April 15, 2021, a member of the Company’s management held a telephone call with a representative of Parent to emphasize the importance of working toward a transaction expeditiously.

On April 16, 2021, representatives of each of the Company, Debevoise and Morgan Stanley held a telephonic meeting to discuss the merger agreement. On the same day, a representative of Morgan Stanley, on behalf of the Company, contacted a representative of Barclays to discuss an outstanding point in the merger agreement and to follow up on certain outstanding reverse due diligence and antitrust questions.

On April 19, 2021, an antitrust call occurred between representatives of each of Latham, McMillian, Debevoise and Osler.

On April 20, 2021, another antitrust call was held with representatives of McMillian, the Company, Debevoise and Osler. On the same day, representatives of Debevoise sent a markup of the draft merger agreement to representatives of Latham.

On April 22, 2021, a reverse due diligence call was held with representatives of each of Morgan Stanley, Debevoise, the Company, Barclays and Parent.

On April 23, 2021, representatives of Latham sent a markup of the draft merger agreement to representatives of Debevoise.

On April 23 and 24, 2021, representatives of the Company held two telephonic meetings with representatives of each of Morgan Stanley and Debevoise to discuss the transaction.

On April 26, 2021, members of the Company’s management held a telephone call with a representatives of Parent regarding certain remaining outstanding issues with respect to the potential transaction, including (i) the regulatory efforts covenant of the merger agreement, (ii) provision by Parent of an equity commitment, (iii) Parent’s current merger and acquisition activities and (iv) Parent’s post-closing plans with respect to the operation of the Company. The parties also discussed environmental issues and agreed to schedule an additional environmental due diligence call. Later that day, a virtual meeting was held with representatives of the Company, PE, Morgan Stanley and Barclays to discuss certain business updates.

On April 26, 2021, representatives of Debevoise sent a markup of the draft merger agreement to representatives of Latham.

On April 27, 2021, a member of the Company’s management held a telephone call with a representative of Parent to discuss certain key items outstanding.

On April 28, 2021, an environmental due diligence call was held with representatives of each of Parent, the Company, Latham, and Stantec, Inc., environmental consultant to Parent.

On April 29 and April 30, 2021, representatives of Parent toured two of the Company’s key mills.

On April 29, 2021, representatives of Latham sent a markup of the draft merger agreement to representatives of Debevoise. On the same day, there was a telephonic due diligence meeting between representatives of each of Debevoise, Morgan Stanley, Perez-Llorca, Spanish counsel to the Company, Parent, Cahill Gordon & Reindel LLP, legal counsel to the Debt Commitment Parties, and Latham regarding the Company’s Spanish business. The same day, representatives of Morgan Stanley held a call with representatives of Barclays, and representatives of Debevoise held a call with representatives of Latham, each to discuss outstanding business and legal matters. Also on April 29, 2021, representatives of Morgan Stanley provided the Board with a description of its prior and current engagements and relationships with Parent and certain of its affiliates, which the Board reviewed.

On April 30, 2021, Mr. Williams held a teleconference with representatives of Parent to discuss the envisioned relationship between Parent and the Company post-closing.

On May 1, 2021, representatives of each of Debevoise and Morgan Stanley, on behalf of the Company, spoke on the telephone with representatives of each of Latham and Barclays. That day, the Board also held a virtual meeting with representatives of Debevoise and Morgan Stanley present in which Debevoise informed that Board that Parent had indicated it would not be in a position to sign a merger agreement in the next week as it had not yet completed its confirmatory due diligence.

On May 3, 2021, Bloomberg published an article about the proposed transaction between Parent and the Company. The following day, the Company issued a press release confirming that the parties had been in discussions regarding a potential transaction.

On May 5, 2021, Debevoise and Latham exchanged drafts of the merger agreement and other transaction documents.

On May 7, 2021, a member of the Company’s management held a telephone call with a representative of Parent regarding the status of Parent’s confirmatory due diligence. A representative of Morgan Stanley also spoke with a representative of Barclays regarding this matter on behalf of the Company.

On May 8, 2021, representatives of Debevoise and representatives of Latham exchanged drafts of the merger agreement and related transaction documents and spoke by telephone and corresponded by email to discuss those drafts.

On May 8, 2021, a telephonic meeting was held between representatives of Debevoise, the Company, Latham and Parent to address outstanding points on the merger agreement and related transaction documents.

On May 9, representatives of Debevoise sent a markup of the merger agreement to representatives of Latham.

On May 9, 2021, the Board held a virtual meeting with representatives of Debevoise and Morgan Stanley in attendance. At the Board meeting, representatives of Debevoise reviewed the fiduciary duties of the directors in connection with the transaction and provided a summary of the proposed terms and conditions of the definitive merger agreement and the various ancillary transaction documents. Representatives of Morgan Stanley reviewed with the Board Morgan Stanley’s analysis of the fairness from a financial point of view of the merger consideration to be received by the holders of shares of Company common stock (other than the holders of shares of Company common stock that are, as of immediately prior to the effective time of the Merger, (i) owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise), any subsidiary of the Company or Merger Sub or (ii) held by any person or entity that is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (clauses (i) and (ii), collectively, the “excluded shares”)). The $55.50 price per share represented a premium of approximately 37% above the closing price on the NYSE of the Company common stock on May 3, 2021, the last trading day prior to initial media speculation of a potential transaction between the Company and Parent and the Company’s public confirmation of such speculation. Later that day, a telephonic meeting was held between representatives of the Company, Parent, Debevoise and Latham to discuss open points on the merger agreement and related transaction documents.

During the course of the day on May 10, 2021, the final points in the merger agreement were resolved. That evening, a virtual meeting of the Board was held at which representatives of Morgan Stanley and Debevoise were present. Representatives of Debevoise confirmed to the Board that there were no issues outstanding in the merger agreement. Representatives of Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Board to the effect that, as of May 10, 2021, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the merger consideration to be received by the holders of shares of Company common stock (other than the holders of the excluded shares) pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Company common stock other than the excluded shares. Based on the factors further described below under “ –Reasons for Recommending the Adoption of the Merger Agreement,” including the oral opinion of Morgan Stanley rendered on May 10, 2021 and subsequently confirmed in writing, the Board unanimously approved the merger agreement and the transactions contemplated thereby.

Later on May 10, 2021, the Company, the Parent Parties and Merger Sub executed the merger agreement and the other ancillary agreements, and on the morning of May 11, 2021, the Company and Parent issued a joint press release announcing the transaction.

Recommendation of the Board

At the special meeting of the Board held on May 10, 2021, after careful consideration, including detailed discussions with the Company’s management and its legal and financial advisors, the Board unanimously:

•	approved and declared advisable the merger agreement and the merger and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger;

•

authorized and approved the execution, delivery and performance of the merger agreement and the consummation by the Company of the transactions contemplated by the merger agreement, including the merger;

•	determined that the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company and its stockholders;

•	directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of the Company stockholders; and

•	recommended that the Company stockholders vote for the adoption of the merger agreement.

Reasons for Recommending the Adoption of the Merger Agreement

In evaluating the transaction, the Board consulted with the Company’s management, as well as legal and financial advisors to the Company.

The Board considered various factors, discussed in more detail below, in making its determination and recommendation.

•	Financial Terms; Certainty of Value

•

Recent and historical market prices, volatility and trading information with respect to the Company common stock, including that the merger consideration of $55.50 per share of Company common stock as of May 9, 2021 represented a substantial premium to the Company’s recent closing and historical stock prices of:

•

approximately 37% over the Company’s closing share price on May 3, 2021, the last trading day prior to the Company’s statement responding to media reports regarding a potential business combination between the Company and Parent;

•	approximately 44% over the Company’s 30-day volume weighted average closing stock price as of May 3, 2021;

•	approximately 51% over the Company’s closing share price on March 3, 2021, the date of Parent’s initial letter to the Company proposing a transaction;

•	The fact that the merger consideration is all cash, which provides certainty of value and immediate liquidity to the Company stockholders while avoiding potential long-term business risk;

•

The belief of the Board that, at this time, the base merger consideration of $55.50 per share is more favorable to the Company stockholders than the potential value that might result from the alternatives reasonably available to the Company (including the alternative of remaining a stand-alone public company and other strategic alternatives that might be pursued as a stand-alone public company, including the previously announced plan to convert Kingsport to container board production given the potential rewards, risks and uncertainties associated with pursuing those alternatives);

•

The view of the Board that the transaction provides a reasonable degree of deal certainty, taking into account, among other things, the limited number of conditions to closing in the merger agreement, the fact that no Parent stockholder vote is required to approve the transaction, the equity commitment delivered by an affiliate of Parent, the debt financing commitments delivered by lenders to Parent, the commitments made by Parent in the merger agreement relating to obtaining required regulatory clearances, and the reverse termination fee payable by Parent in the event of a financing failure or in the event regulatory clearances are not obtained;

•	Prospects of the Company

•

the Company’s current and historical business, financial condition, results of operations, competitive position, strategic options and prospects (including uncertainties in connection with the COVID-19 pandemic), the risks and challenges associated with remaining a stand-alone public company, the risks and uncertainties associated with the execution of the stand-alone strategic plan, and the potential impact of those factors on the future trading price of Company common stock, including risks related to:

•

the general business environment for, and impact of general economic conditions on, the paper industry, including a potential failure of the economy to sustain its recovery and a potential decline in demand for pulp and paper products, which could lead to reduced revenues and gross margins and negatively affect the Company’s results of operations;

•

the competitive landscape and the Company’s relationships with customers, vendors and suppliers, including in respect of uncertainty being experienced by the Company and the paper industry as a whole, and the potential impact of those factors on the future trading price of shares of Company common stock and the Company’s ability to execute its stand-alone strategic plan if the Company remained a stand-alone public company; and

•	the additional costs and burdens involved with being a public company.

The Board considered the following additional factors as generally supporting its determination and recommendation:

•

that the terms of the merger agreement, including the merger consideration, reflected extensive negotiations between the parties and their respective advisors and was the highest price per share of Company common stock reasonably available for the Company and to which the Board believed Parent was willing to agree;

•

the strategic position of other potential acquirors of the Company and, based upon advice from the Company’s management and the Company’s financial advisor, the likelihood that any of such entities would be able to acquire or interested in acquiring the Company, including the fact that, following the Company’s public statement on May 3, 2021 responding to media reports regarding a potential business combination between Parent and the Company, no other potential acquirors of the Company contacted the Company or its representatives to express interest in acquiring the Company;

•

the oral opinion of Morgan Stanley, rendered on May 10, 2021 and subsequently confirmed in writing, to the Board to the effect that, as of May 10, 2021, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the merger consideration to be received by the holders of shares of Company common stock (other than the holders of the excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Company common stock, as more fully described below under the section entitled “Proposal 1: Adoption of the Merger Agreement—The Merger—Opinion of Morgan Stanley & Co. LLC” beginning on page 51;

•

the fact that a debt commitment letter was provided by Barclays to Parent for the full amount of the debt financing required for the transaction, and that the transaction is not subject to a debt financing condition and the obligation under the merger agreement of Parent to use reasonable best efforts to obtain alternative debt financing if all or any portion of the committed financing becomes unavailable for any reason;

•

the timing and likelihood of the consummation of the transaction, in light of the required regulatory clearances, the commitments made by Parent in connection with obtaining such clearances (including Parent’s obligation to agree to divestures, other than the divestiture of assets of the Company or Parent capable of producing more than 410,000 tons of pulp in a 12-month period (a “burdensome condition”) as further described in “Proposal 1: Adoption of the Merger Agreement—The Merger—Regulatory Approvals Required for the Merger” beginning on page 76);

•	the likelihood that Parent will receive all required regulatory clearance in connection with the transaction, in light of Parent’s antitrust covenant;

•	certain terms of the merger agreement, including:

•	the ability of the Company to seek damages in the event of a breach by Parent of its obligations under the merger agreement;

•

the right of the Company to negotiate with a third party that submits an unsolicited alternative acquisition proposal that the Board determines, after consultation with the Company’s outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a superior proposal if the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law;

•	the right of the Company to terminate the merger agreement to enter into a transaction with respect to a superior proposal;

•

the customary and reasonable nature of the deal protection provisions of the merger agreement, which the Board determined, with the assistance of its advisors, would not preclude or deter a willing and financially capable third party, were one to exist, from making a superior proposal for the Company following the announcement of a transaction with Parent, including the Board’s view that the termination fee of $87.2 million (representing approximately 2.9% of the aggregate merger consideration), together with the expense reimbursement provisions, are reasonable and would not preclude third parties from making competing acquisition proposals;

•	the ability of the Board, under certain circumstances, to withdraw its recommendation in favor of the transaction;

•

the outside date under the merger agreement of February 10, 2022 which may be extended to May 11, 2022 under certain circumstances (and an additional extension, at Parent’s election, if the marketing period for the debt financing for the transaction has not ended by the end date), allowing for sufficient time to complete the merger;

•

the fact that appraisal rights will be available to the stockholders of Company who properly exercise their rights under the DGCL, which would give these stockholders the ability to seek and be paid a judicially determined appraisal of the “fair value” of their shares of Company common stock if they do not wish to accept the merger consideration;

•	the condition that the holders of a majority of the shares of the Company’s common stock vote to adopt the merger agreement;

•	the obligation of each of the Company and Parent to use its reasonable best efforts to consummate the transaction as promptly as practicable;

•

the requirement that, in the event of a failure of the merger to be consummated in certain circumstances, including a financing failure or the imposition of a burdensome condition on Parent by a regulatory agency, Parent will pay to the Company a termination fee of $171.1 million (approximately 6% of the aggregate merger consideration) and that the amount of such fee has been placed in an escrow account to serve as security for this obligation;

•	the ability, subject to certain customary limitations, of the Company to conduct its business in the ordinary course consistent with past practice during the pre-closing period;

•	the fact that the definition of “Company Material Adverse Effect” has a number of customary exceptions and is generally a very high standard applied by courts; and

•

the Company’s ability to seek specific performance of Parent’s obligations under the merger agreement, including, if Parent’s debt financing is available, to specifically enforce Parent’s obligation to cause the equity financing source to fund its contribution as contemplated by the merger agreement and the equity commitment.

The Board weighed the foregoing advantages and benefits against the following potentially negative factors:

•

the fact that Company stockholders will not participate in the future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of the acquisition of the Company by Parent;

•

the risk that the conditions to closing of the transaction will not be satisfied, including as a result of (i) the Company’s stockholders failing to vote to adopt the merger agreement or (ii) Parent’s failing to obtain the required regulatory clearances for the transaction;

•	the risk that regulatory agencies may condition their clearances on divestitures or other actions that may materially delay the closing of the transaction;

•	the amount of time it could take to complete the transaction, including the fact that the closing of the transaction depends on factors outside the Company’s and Parent’s control;

•	the fact that the Company’s obligations to provide financing cooperation to Parent are significant;

•	the possibility that Parent will be unable to obtain all or a portion of the debt financing contemplated by the debt commitment;

•

the fact that the Company’s sole remedy if the closing conditions are satisfied (other than for willful breach), but the debt financing is unavailable, will be a reverse termination fee of $171.1 million (approximately 6% of the aggregate merger consideration);

•

the fact that that Parent and its affiliates are non-U.S. entities with assets located primarily in non-U.S. jurisdictions and the potential challenges of successfully pursuing claims against such entities in the event of a breach by Parent or its affiliates of the merger agreement or any other transaction agreements;

•

the possibility that the transaction is not completed and the potential consequences of not completing the transaction, including the potential negative impact on the Company’s business and the trading price of the shares of Company common stock;

•

the risks, costs and disruptions to the Company’s operations if the merger is not completed, including the diversion of management and employee attention, potential employee attrition, and the potential effect on the Company’s business and its customer, supplier and vendor relationships;

•

the fact that certain of the Company’s directors and executive officers may receive certain change of control benefits that are different from, and in addition to, those received by the Company’s other stockholders (see the section entitled “Proposal 1: Adoption of the Merger Agreement—The Merger—Interests of Directors and Executive Officers in the Merger” beginning on page 57);

•	certain terms of the merger agreement, including:

•	the restriction on the Company’s ability to solicit alternative acquisition proposals;

•	the termination fee of $82.7 million that the Company would be required to pay if the merger agreement is terminated under certain circumstances;

•	Parent expense reimbursement of up to $10 million that the Company would be required to pay to Parent if the Company stockholders do not adopt the merger agreement at the special meeting;

•

the restrictions on the Company’s operations until the consummation of the transaction (or the termination of the merger agreement), which restrictions could delay or prevent the Company from undertaking material strategic opportunities that might arise prior to the closing of the transaction to the detriment of Company stockholders, in particular if the merger is not completed;

•	the requirement that the Company and Parent obtain regulatory clearance in the U.S., Canada, China, Spain and Turkey in order to complete the transaction;

•

the fact that Parent would not be required to complete the merger under certain circumstances, including in the event Parent is required to take actions to obtain regulatory clearances that would impose a burdensome condition on Parent, as further described in “Proposal 1: Adoption of the Merger Agreement—The Merger—Regulatory Approvals Required for the Merger” beginning on page 76; and

•	the fact that the merger is expected to be a taxable transaction to the Company stockholders.

The Board believed that, overall, the potential benefits of the proposed transaction to Company and the Company stockholders outweighed the risks, many of which are mentioned above. The Board realized, however, that there can be no assurance about future results, including results considered or expected as described in the factors listed above. The factors considered by the Board and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 26.

This discussion of the factors considered by the Board in approving the merger agreement and the merger and recommending that the Company stockholders approve the proposals at the special meeting described in this proxy statement includes the material factors considered by the Board, but it is not intended to be exhaustive and does not include all of the factors considered. In view of the variety of factors described above and the quality and amount of information considered, the Board did not find it practicable to quantify or otherwise assign relative weight to, and did not make any specific assessments of, the specific factors considered in reaching its determination. Individual members of the Board may have given different weights to different factors.

Forward-Looking Financial Information

Given the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, the Company does not as a matter of general practice publicly disclose detailed projections as to its anticipated financial position or results of operations other than providing, from time to time, an outlook in its regular earnings press releases and other investor materials. However, in the ordinary course of their duties, the Company’s management prepared certain forward-looking financial information for fiscal years 2021 through 2025, which included the potential financial impact of the Company’s recently announced plan to enter the containerboard market with the conversion of its Kingsport paper machine (the “Kingsport project”, and the resulting operations of the Company, if the Kingsport project is implemented, “Kingsport operations”), and which the Company’s management presented to the Board at the Board’s March 17, 2021 meeting. In response to the Board’s desire to review updated financial information, the Company’s management prepared an updated draft of the financial projections, which updated the prior draft to include, among other things, updated business and economic conditions (including an updated pulp market outlook). These projections were made available to Morgan Stanley and presented by the Company’s management to the Board at the Board’s May 10, 2021 meeting, and were the only financial projections approved by the Board for Morgan Stanley’s use and reliance in connection with its financial analyses summarized below under “ —Opinion of Morgan Stanley & Co. LLC,” beginning on page 51. We refer to the financial projections that were approved by the Board for Morgan Stanley’s use and reliance in connection with such analyses as the “financial projections”. In connection with Parent’s due diligence investigation, the Company made available to Parent portions of the financial projections. None of the financial projections were intended for public disclosure. A summary of the financial projections is included in this proxy statement only because the financial projections were made available to the Board and Morgan Stanley and because portions of the financial projections were also made available to Parent. The financial projections are not included in this proxy statement to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of Company common stock.

The financial projections are forward-looking statements. Important factors that may affect actual results and cause the financial projections not to be achieved include, but are not limited to, the risks and uncertainties described below and those described in the section entitled “Forward-Looking Financial Information” beginning on page 48. Although the financial projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The financial projections reflect assumptions as to certain potential business decisions that are subject to change. Without limiting the generality of the foregoing, the financial projections include assumptions relating to paper demand, which is uncertain and dependent upon the COVID-19 recovery, in particular quarantine measures impacting the return to office and school, changes in the pulp market as a result of, among other things, demand, maintenance outages and restocking in China, as well as changes in raw material and freight costs. The financial projections cover several years and such information by its nature becomes less reliable with each successive year. The financial projections were prepared on a standalone basis without giving effect to the merger. Furthermore, the financial projections do not take into account the effect of any failure of the merger to be completed and should not be viewed as accurate or continuing in that context.

In the view of the Company’s management, the information in the financial projections was prepared on a reasonable basis and reflected the best estimates and judgments available to the Company’s management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of future results. The financial projections reflect subjective judgments and assumptions in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the financial projections, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, the COVID-19 pandemic and pandemic recovery (including the resulting changes in paper sales and challenges in maintaining manufacturing operations), changes in customer demand and pricing, changes in manufacturing costs, demand for containerboard, risks related to the Kingsport project and certain of the Company’s other ongoing projects, costs of conversion in excess of the Company’s expectations, facility closings, the failure to achieve the Company’s cost containment goals, the impact of the announcement of the merger on the Company’s business and operating results, the occurrence of any circumstance or any other events that could give rise to the termination of the merger, or the failure to obtain Company stockholder approval or failure to satisfy any other conditions precedent to consummate the proposed transaction, including the receipt of all necessary regulatory approvals on a timely basis or at all, risks that the pendency of the merger disrupts current ongoing business operations, risks of litigation and/or regulatory actions related to the merger, and other risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the financial projections will be realized or that actual results will not be significantly higher or lower than forecast. In addition, the financial projections will be affected by our ability to achieve strategic goals, objectives and targets over the applicable periods. The financial projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such.

The inclusion of the financial projections should not be regarded as an indication that the Company, Morgan Stanley, any of their respective affiliates, officers, directors, advisors or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the financial projections herein should not be deemed an admission or representation by the Company that it views such financial projections as material information. The inclusion of the financial projections in this proxy statement should not be regarded as an indication that the financial projections will necessarily be predictive of actual future events given the inherent risks and uncertainties associated with such long-range forecasts. No representation is made by the Company or any other person regarding the financial projections or the Company’s ultimate performance compared to such information. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about the Company contained in its public filings with the SEC. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 116. In light of the foregoing factors, and the uncertainties inherent in the financial projections, the Company’s stockholders are cautioned not to place undue, if any, reliance on the financial projections.

The financial projections included in this document have been prepared by, and are solely the responsibility of, the Company’s management. Neither the Company’s independent auditor nor any other independent accountant has compiled, examined or performed any procedures with respect to the financial projections, nor have they or Morgan Stanley expressed any opinion or any other form of assurance on the financial projections, the assumptions on which they were based or their achievability.

Some of the financial projections are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

Financial Projections

(US$ in millions)	2021E	2022E	2023E	2024E	2025E
Total Revenue	$3,891	$4,169	$4,431	$4,401	$4,485
EBITDA(1)	$490	$620	$646	$668	$690
Unlevered Free Cash Flow(2)	$107	$273	$356	$402	$403

(1)

“EBITDA” is defined as earnings (taking into account corporate selling, general and administrative expense) before interest expense, provision for income taxes, depreciation and amortization, as adjusted to exclude non-recurring items typically identified in the Company’s financial statements.

(2)

“Unlevered Free Cash Flow” is defined as EBITDA less estimated cash taxes (net of the benefit of tax credits), capital expenditures and other cash flow items. Unlevered free cash flow is a non-GAAP financial measure and is not intended to represent, or to be used, as a substitute for operating income and net income as a measure of operating performance or for cash flow from operations as a measure of liquidity.

The financial projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws.

WE DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS OR THE SPECIFIC PORTIONS PRESENTED TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR.

Opinion of Morgan Stanley & Co. LLC

Morgan Stanley was retained by the Company to act as its financial advisor and to render a financial opinion in connection with a potential sale of the Company. The Company selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s experience in transactions similar to the merger, qualifications, expertise and reputation and its knowledge of the Company and its business and the industries in which the Company conducts its business. On May 10, 2021, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Board to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the merger consideration to be received by the holders of shares of Company common stock (other than the holders of the excluded shares) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Company common stock.

The full text of Morgan Stanley’s written opinion to the Board, dated May 10, 2021, is attached as Annex B and is incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders of the Company are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board, in its capacity as such, and addressed only the fairness from a financial point of view, as of the date of the opinion, of the merger consideration to be received by the holders of shares of Company common stock (other than the holders of the excluded shares) pursuant to the merger agreement. Morgan Stanley’s opinion did not address any other aspect of the merger and does not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. It was not intended to, and does not, constitute an opinion or recommendation as to how the holders of shares of Company common stock should vote at any stockholders’ meeting to be held in connection with the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

In arriving at its opinion, Morgan Stanley:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company;

•	reviewed certain financial projections prepared by the management of the Company;

•	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the reported prices and trading activity for the Company common stock;

•

compared the financial performance of the Company and the prices and trading activity of the Company common stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of the Company, Parent, the Parent Parties and their respective financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of the Company of the future financial performance of the Company. Morgan Stanley expressed no view as to such financial projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain the financing required to consummate the merger and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley noted that it is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of Company common stock (other than the holders of the excluded shares) in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, May 10, 2021. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated May 10, 2021 to the Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors, without considering all analyses and factors reviewed, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 3, 2021, the last trading day prior to initial media speculation of a potential transaction between the Company and Parent and the Company’s public confirmation of such speculation, and is not necessarily indicative of current market conditions.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley, at the direction of the Board, used and relied upon certain financial projections provided by Company management and referred to in this proxy statement (and defined in the section entitled “—Forward-Looking Financial Information” beginning on page 48) as the “financial projections”. For more information, see the section entitled “—Forward-Looking Financial Information” beginning on page 48.

Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of a company. Morgan Stanley calculated a range of implied values per share of Company common stock based on estimates of future unlevered free cash flows for the second, third and fourth calendar quarters in 2021 and each of the fiscal years 2022 through 2025 contained in the financial projections. Although growth rates may be higher or lower in any given year, Morgan Stanley then calculated a terminal value for the Company by applying a range of perpetual growth rates to the estimated unlevered free cash flow for 2025 ranging from -1.7% to -0.7% to reflect the potential cyclicality in the performance of each of the Company’s paper, pulp and corporate/other segments and the Kingsport operations (each, a “business segment”) over time, resulting from production declines in certain business segments, pricing pressure in the commodities used and fluctuations in the market for pulp, paper, containerboard and other products produced (or expected to be produced) by the relevant business segment, and other factors, in each case, in periods subsequent to 2025. Upon the application of its professional judgment and experience, Morgan Stanley selected this range of perpetual growth rates using the weighted average of the perpetual growth rate ranges for each business segment based on the terminal EBITDA for each business segment, in each case, as provided by Company management and approved by the Board for Morgan Stanley’s use and reliance in connection with its financial analyses. The estimated unlevered free cash flows and the range of terminal values were then discounted to present values as of March 31, 2021 by assuming the mid-year convention and using a range of discount rates of between 8.2% and 9.8%, which range of discount rates was selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect the Company’s estimated weighted average cost of capital. Based on this analysis, Morgan Stanley derived a range of estimated implied values per share of Company common stock of $52.00 to $65.00 (the “full-company DCF range”), rounded to the nearest $0.25, as compared to the merger consideration of $55.50 per share.

As requested by the Board, Morgan Stanley also derived a range of estimated implied values per share of Company common stock excluding the Kingsport operations. Morgan Stanley performed a discounted cash flow analysis with respect to the Kingsport operations on estimates of future unlevered free cash flows attributable to the Kingsport operation for the second, third and fourth calendar quarters in 2021 and each of the fiscal years 2022 through 2025 in each case, as provided by Company management and approved by the Board for Morgan Stanley’s use and reliance in connection with this analysis. Morgan Stanley then calculated a terminal value for the Kingsport operations by applying a range of perpetual growth rates to the estimated unlevered free cash flow for 2025 ranging from 1.5% to 2.5%, which range of perpetuity growth rates Morgan Stanley selected upon the application of its professional judgment and experience. The estimated unlevered free cash flows and the range of terminal values for the Kingsport operations were then discounted to present values as of March 31, 2021 in accordance with the methodology described in the preceding paragraph, by assuming the mid-year convention and using a range of discount rates of between 8.2% and 9.8%, resulting in a range of estimated implied values per share of Company common stock with respect to the Kingsport operations of $7.00 to $12.50 (the “Kingsport operations DCF range”), rounded to the nearest $0.25. Morgan Stanley then subtracted the lowest and highest numbers in the Kingsport-only DCF range (in each case, without rounding), respectively, from the lowest and highest numbers in the full-company DCF range (in each case, without rounding), deriving a range of estimated implied values per share of Company common stock excluding the Kingsport operations of $44.75 to $52.50, rounded to the nearest $0.25, as compared to the merger consideration of $55.50 per share.

Discounted Equity Value Analysis. Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the future implied value of a company’s common equity as a function of estimated future EBITDA and a potential range of ratios of aggregate value (“AV”) (calculated as the market value of equity plus preferred stock plus book value of total debt, plus non-controlling interests (as appropriate for the company being analyzed) net of cash, cash equivalents and marketable securities) to estimated EBITDA (such ratio, the “AV / EBITDA multiple”).

In arriving at the estimated equity values per share of Company common stock, Morgan Stanley selected a representative range of AV/EBITDA multiples ranging from 4.0x to 5.0x upon the application of its professional judgment and experience to the estimated one-year forward EBITDA of the Company as at December 31, 2022 and December 31, 2023, respectively, which were provided by Company management in the financial projections as the EBITDA of the Company for the twelve-month period ending December 31, 2023 and December 31, 2024, respectively. Morgan Stanley then discounted the resulting ranges of equity value per share of Company common stock to March 31, 2021 at a discount rate of 10.0%, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect the Company’s cost of equity. Based on this analysis, Morgan Stanley derived a range of implied values per share of Company common stock as follows, each rounded to the nearest $0.25:

Implied Value Per Share Range for the Company
December 31, 2022E AV / NTM EBITDA	$45.75 – $56.25
December 31, 2023E AV / NTM EBITDA	$48.00 – $58.00

Publicly Traded Comparable Companies Analysis. Morgan Stanley performed a publicly traded comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared, using publicly available information, certain future financial information for the Company with corresponding future financial information, ratios and public market multiples for other companies that shared certain similar characteristics to the Company (the “comparable companies”). For purposes of this analysis, Morgan Stanley analyzed the AV / EBITDA multiples for calendar year 2021, based on Capital IQ consensus estimates, of the following comparable companies:

•	Canfor Pulp Products Inc. (“Canfor Pulp”)

•	Mercer International Inc. (“Mercer”)

•	Resolute Forest Products (“Resolute”)

Results of the analysis were presented for the Comparable Companies, as indicated in the following tables:

FY2021E AV / EBITDA Multiple
Canfor Pulp	3.6x
Mercer	5.0x
Resolute	3.7x

Based on its analysis of the relevant metrics for each of the comparable companies and taking into consideration the different business, financial and operating characteristics of the comparable companies as compared to the Company and upon the application of its professional judgment, Morgan Stanley selected representative ranges of AV / EBITDA multiples for calendar year 2021 and applied these ranges of multiples to estimates of fiscal year 2021 EBITDA of $540 million and $490 million, based on Capital IQ consensus estimates as of May 3, 2021 for the Company and as provided by the Company management in the financial projections, respectively. Morgan Stanley calculated a range of estimated implied values per share of the Company’s common stock as follows, each rounded to the nearest $0.25, as compared to the merger consideration of $55.50 per share:

	Selected Comparable Company Multiple Range	Implied Value Per Share Range the Company
Consensus FY2021E EBITDA	4.0x – 5.0x	$39.25 – $49.75
Management FY2021E EBITDA	4.0x – 5.0x	$35.25 – $44.75

No company utilized in the publicly traded comparable companies analysis is identical to the Company and hence the foregoing summary and underlying financial analyses involved considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using publicly traded comparable companies data.

Precedent Transactions Analysis. Morgan Stanley performed a precedent transactions analysis, which attempts to provide an implied value of a company based on publicly available financial terms of selected precedent transactions. Morgan Stanley compared publicly available statistics for certain transactions since 2005 with transaction AV above $200 million involving businesses that Morgan Stanley judged to be similar in certain respects to the Company’s business or aspects thereof based on Morgan Stanley’s professional judgment and experience. For these transactions, Morgan Stanley reviewed the ratio of the AV of the transaction to the last 12 months EBITDA prior to the announcement date of the applicable transaction (such ratio, the “AV / LTM EBITDA multiple”), based on publicly available financial information. The transactions Morgan Stanley reviewed for purposes of this analysis included:

Date Announced	Acquiror	Target	AV / LTM EBITDA Multiple
September 2013	Packaging Corporation of America	Boise Inc.	6.7x
May 2016	International Paper Company	Weyerhaeuser Company (Pulp business)	6.3x
February 2021	Mayr-Melnhof Group	International Paper (Poland) Holding sp. z.o.o.	7.6x

The selected precedent transactions varied significantly based upon company scale, business risks, growth prospects and geography, as well as prevailing market trends. Based on its experience and professional judgment and taking into consideration, among other things, (i) the observed multiples for the precedent transactions listed above, (ii) the different business, financial and operating characteristics of the companies in such transactions as compared to the Company and (iii) the prevailing market trends for the valuation and performance companies in the Company’s industry at the time of each transaction as compared to the current prevailing market trends, Morgan Stanley applied AV / LTM EBITDA multiple range of 6.3x to 7.6x to the Company’s EBITDA for the twelve-months ending on March 31, 2021 of $315 million as provided by Company management.

Based on this analysis, Morgan Stanley calculated a range of estimated implied values per share of Company common stock as follows, each rounded to the nearest $0.25, as compared to the merger consideration of $55.50 per share:

	Selected Precedent Transactions Multiple Range	Implied Value Per Share for the Company
AV / LTM EBITDA Multiple	6.3x – 7.6x	$35.75 – $43.75

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the Company’s business or the industry generally, industry growth, and the absence of any adverse material change in the financial condition or prospects of the Company or the industry, or in the financial markets in general.

General

In connection with the review of the merger by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the range of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. These include, among other things, the impact of competition on the business of the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the merger consideration to be received by the holders of shares of Company common stock (other than the holders of the excluded shares), and in connection with the delivery of its opinion dated May 10, 2021 to the Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Company common stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between the Company and the Parent Parties, and was approved by the Board. Morgan Stanley acted as financial advisor to the Board during these negotiations but did not, however, recommend any specific consideration to the Company or the Board, nor opine that any specific consideration constituted the only appropriate consideration for the merger. In addition, Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, and Morgan Stanley’s opinion expressed no opinion or recommendation as to how the holders of shares of Company common stock should vote at any stockholders’ meeting to be held in connection with the merger.

Morgan Stanley’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board in deciding to approve the execution, delivery and performance by the Company of the merger agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the merger consideration pursuant to the merger agreement or of whether the Board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

The Board retained Morgan Stanley based on Morgan Stanley’s qualifications, experience and expertise and its familiarity with the Company. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, Parent, the Parent Parties, certain of their respective affiliates, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter dated March 26, 2021, Morgan Stanley provided the Company financial advisory services and an opinion, described in this section and attached to this proxy statement as Annex B, in connection with the merger. As compensation for Morgan Stanley’s financial advisory services, the Company has agreed to pay Morgan Stanley a fee, a significant portion of which is contingent upon the closing of the merger, of approximately $33.7 million (the “Morgan Stanley transaction fee”). As compensation for Morgan Stanley rendering a financial opinion to the Board, the Company paid Morgan Stanley a fee equal to $11.1 million, which will be credited against the Morgan Stanley transaction fee payable if the merger is consummated. The Company has also agreed to reimburse Morgan Stanley for its expenses incurred from time to time in connection with this engagement. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, its and their respective directors, officers, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against any losses, claims, damages or liabilities, including certain liabilities under the federal securities laws, relating to, arising out of or in connection with Morgan Stanley’s engagement and to reimburse certain expenses relating to such indemnity.

In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have provided financial advisory and financing services to the Company and have received aggregate fees in connection with such services of approximately $10 million to $20 million in the aggregate. In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have not received any fees from any of the Parent Parties in connection with financial advisory or financing services. In addition, Morgan Stanley or an affiliate thereof is currently (and was as of the date of its opinion) a lender to the Company. Morgan Stanley may also seek to provide financial advisory and financing services to the Company or the Parent Parties and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Interests of Directors and Executive Officers in the Merger

Members of the Board and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of the Company stockholders generally. You should keep this in mind when considering the recommendation of the Board for the adoption of the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that the Company stockholders adopt the merger agreement. These interests are described below and in the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 81.

Although Messrs. Michael Garcia, Michael Fagan and Zygmunt Jablonski are no longer executive officers of the Company as of the date of this filing, they served as executive officers for a period of time since the beginning of fiscal year 2020. Therefore, references in this section to an executive officer generally or the executive officers as a group include Messrs. Garcia, Fagan and Jablonski unless otherwise specified. In addition, on May 10, 2021, the Human Resources Committee of the Company (the “HRC”) approved the termination of Mr. Loulou’s employment in connection with the closing of the merger. Mr. Loulou will receive severance payments and benefits consistent with the Company’s Severance Program for Management Committee Members. Further, although Mses. Strobel and Winston are no longer non-employee directors of the Company as of the date of this filing, they served on the Board for a period of time since the beginning of fiscal year 2020. Therefore, references in this section to a non-employee director generally or the non-employee directors as a group include Mses. Strobel and Winston unless otherwise specified.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payment and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table titled “—Golden Parachute Payments” below, were used:

•

the relevant price per share of Company common stock is $55.50 per share, which is the fixed price per share to be received by Company stockholders as merger consideration in respect of their shares of Company common stock;

•	the effective time is June 1, 2021, which is the assumed date of the effective time solely for purposes of the disclosure in this section (the “assumed effective time”);

•

the employment of each executive officer of the Company, other than Messrs. Garcia, Fagan and Jablonski, is terminated without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the Severance Program for Management Committee Members), in each case, immediately following the assumed effective time; and

•	the service of each non-employee director of the Company is terminated immediately following the assumed effective time.

Treatment of Outstanding Equity Awards

Company Stock Options

The merger agreement provides that, immediately prior to the effective time of the merger:

•	each outstanding and unexercised Company stock option will be canceled; and

•

each holder of any such canceled Company stock option will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company stock option, a cash payment, without interest and subject to applicable tax withholding of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company stock option and (ii) the excess, if any, of the merger consideration over the exercise price per share of each such Company stock option.

However, if any such Company stock option has an exercise price per share that is greater than or equal to the merger consideration, then such Company stock option will be canceled in exchange for no consideration.

All Company stock options held by our executive officers were fully vested and exercisable prior to the execution of the merger agreement. The following executive officers held such vested options: Mr. Buron (39,217); Mr. Jablonski (19,191); Mr. Loulou (28,137); and Mr. Williams (49,595). No further Company stock options are expected to be granted prior to the closing of the merger. Our non-employee directors do not hold any Company stock options.

Restricted Stock Units

The merger agreement provides that, immediately prior to the effective time of the merger:

•	each outstanding Company RSU (whether vested or unvested), other than a CIC Year RSU, will be canceled; and

•

each holder of any such canceled Company RSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company RSU, a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company RSU and (ii) the merger consideration.

As of the assumed effective time, all of our executive officers, other than Messrs. Garcia and Fagan, hold Company RSUs. Our non-employee directors do not hold any Company RSUs.

Performance Stock Units

The merger agreement provides that, immediately prior to the effective time of the merger:

•	each outstanding Company PSU (whether vested or unvested), other than a CIC Year PSU, will be fully vested and canceled; and

•

each holder of any such canceled Company PSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company PSU, a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company PSU and (ii) the merger consideration.

The number of shares of Company common stock underlying each such canceled Company PSU shall be determined (1) based on the actual level of performance achieved for the applicable performance period for any portion of such Company PSU with respect to which the performance period has been completed as of the closing of the merger; (2) based on the actual level of performance achieved as of the closing of the merger (taking into account the merger consideration) for any portion of such Company PSU with respect to which the performance period has commenced but is not completed as of the closing of the merger; and (3) assuming achievement of the target level of performance for any portion of such Company PSU with respect to which the performance period has not yet commenced as of the closing of the merger. As of the assumed effective time, all of our executive officers (other than Mr. Fagan) hold Company PSUs. Our non-employee directors do not hold any Company PSUs.

CIC Year Awards

The merger agreement provides that, immediately prior to the effective time of the merger:

•	each CIC Year Award will be canceled; and

•

each holder of any such canceled CIC Year Award will be entitled to receive, in consideration of and in full settlement for the cancellation of each such CIC Year Award, a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) (x) the total number of shares of Company common stock underlying each such canceled CIC Year Award and (y) the merger consideration, and (ii) a fraction, the numerator of which is the number of days elapsed from the first day of the calendar year in which the closing of the merger occurs through the closing date of the merger, and the denominator of which is 365. The number of shares of Company common stock underlying a CIC Year PSU shall be determined in the same manner in which the number of shares of Company common stock underlying a Company PSU is determined, as described above.

Assuming that the merger is consummated on June 1, 2021, or on a later date prior to December 31, 2021, each of our executive officers (other than Messrs. Garcia, Fagan and Jablonski) holds CIC Year Awards. Our non-employee directors do not hold any CIC Year Awards.

Deferred Stock Units

The merger agreement provides that, immediately prior to the effective time of the merger:

•	each outstanding Company DSU (whether vested or unvested) will be canceled; and

•

each holder of any such canceled Company DSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company DSU, a cash payment, without interest and subject to applicable tax withholding, of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company DSU and (ii) the merger consideration.

As of the assumed effective date, all current non-employee directors of the Company hold Company DSUs. In addition, each of Messrs. Williams and Jablonski hold 92,319 and1,537 vested Company DSUs, respectively. No other executive officers hold Company DSUs.

Treatment of Outstanding Equity Awards—Summary Tables

Non-Employee Directors

The following table sets forth the cash proceeds that each non-employee director would receive in respect of the outstanding equity awards held by each such director as of the assumed effective time, in accordance with the treatment of outstanding Company equity awards described above and in the section entitled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 81. The Company does not anticipate that non-employee directors will receive any additional benefits or compensation in connection with the transactions contemplated by the merger agreement, and no changes to the Company’s non-employee director compensation programs are currently expected. All unit numbers and dollar values have been rounded to the nearest whole number. All Company DSUs held by our non-employee directors are fully vested upon grant and, in the absence of the merger, would be settled in either cash or shares of Company common stock, as elected by each such director, (i) one year after the grant date in respect of any Company DSUs that are short-term grants (“short-term Company DSUs”), and (ii) upon termination of a director’s service on the Board in respect of any Company DSUs that are long-term grants (“long-term Company DSUs”). As of the assumed effective time, all current non-employee directors hold long-term Company DSUs, and only Ms. Alvarez and Messrs. Illingworth, Levitt and Turcotte hold short-term Company DSUs.

Non-Employee Director Equity Award Summary Table

Non-Employee Directors	Company DSUs (#)(1)	Value of Company DSUs ($)(1)
Giannella Alvarez	21,344	$1,184,614
Robert E. Apple	35,417	$1,965,658
David J. Illingworth	22,357	$1,240,821
Brian M. Levitt	48,743	$2,705,221
David G. Maffucci	30,842	$1,711,735
Denis Turcotte	43,805	$2,431,157
Pamela B. Strobel	—	—
Mary A. Winston	—	—

(1)

The amounts reported in these columns represent the number of outstanding short-term and long-term Company DSUs held by each non-employee director as of the assumed effective time, and the value of the cash payments that would be made in respect of such Company DSUs immediately following the assumed effective time. For each non-employee director, the value of the cash payment is equal to the product obtained by multiplying the number of such Company DSUs by the merger consideration of $55.50 per share, plus any accrued but unpaid dividend equivalents. Mses. Strobel and Winston do not hold any Company DSUs as of the assumed effective time, as their respective Company DSUs were settled on May 5, 2021, in connection with the termination of their services on the Board.

Executive Officers

The following table sets forth the cash proceeds that each of our executive officers would receive in respect of the Company equity awards held by each executive officer as of the assumed effective time, including in respect of awards that may vest prior to the completion of the merger based upon the completion of continued service and/or the prior achievement of the applicable performance goals, in either case, independent of the occurrence of the merger. All unit numbers and dollar values have been rounded to the nearest whole number. No value has been included with respect to Company stock options and Company DSUs held by our executive officers, as such Company equity awards vested in full prior to the assumed effective time.

Executive Officer Equity Award Summary Table

Executive Officers	Company RSUs (#)(1)	Value of Company RSUs ($)(1)	Company PSUs (#)(2)	Value of Company PSUs ($)(2)	CIC Year Awards (#)(3)	Value of CIC Year Awards ($)(3)	Estimated Total Cash Consideration ($)
John D. Williams	79,981	$4,438,946	70,541	$3,915,012	48,533	$2,693,574	$11,047,532
Daniel Buron	21,876	$1,214,094	19,367	$1,074,886	13,432	$745,462	$3,034,442
Patrick Loulou	12,297	$682,496	10,887	$604,213	7,550	$419,008	$1,705,717
James (Bill) Edwards	2,206	$122,408	1,951	$108,308	2,461	$136,559	$367,275
Robert Melton	2,299	$127,580	2,059	$114,293	2,245	$124,614	$366,487
Steve Henry	1,999	$110,923	1,770	$98,219	2,117	$117,506	$326,648
Stephen Makris	4,102	$227,678	3,966	$220,115	3,229	$179,233	$627,026
Nancy Klembus	1,502	$83,364	1,339	$74,294	1,686	$93,595	$251,253
Richard McAtee	1,811	$100,487	1,602	$88,914	1,691	$93,859	$283,260
Maria Brennan	1,994	$110,640	1,764	$97,895	1,438	$79,788	$288,323
Michael Fagan	—	—	—	—	—	—	—
Michael D. Garcia	—	—	8,225	$456,469	—	—	$456,469
Zygmunt Jablonski	15,569	$864,080	6,984	$387,604	—	—	$1,251,684

(1)

The amounts reported in these columns represent the number of outstanding Company RSUs held by each executive officer as of the assumed effective time, and the value of the cash payments that would be made in respect of such Company RSUs immediately following the assumed effective time. For each executive officer, other than Messrs. Garcia and Fagan, the value of the cash payment is equal to the product obtained by multiplying the number of such Company RSUs by the merger consideration of $55.50 per share, with no accrued but unpaid dividend equivalent. Mr. Jablonski’s outstanding Company RSUs vested on April 2, 2021, in connection with his separation from employment, and will be settled in accordance with the terms of his separation agreement with the Company, dated as of April 8, 2021. Messrs. Garcia and Fagan do not hold any Company RSUs as of the assumed effective time.

(2)

The amounts reported in these columns represent the number of outstanding Company PSUs held by each executive officer as of the assumed effective time, and the value of the cash payments that would be made in respect of such Company PSUs immediately following the assumed effective time. For each executive officer, other than Mr. Fagan, the value of the cash payment is equal to the product obtained by multiplying the number of such Company PSUs by the merger consideration of $55.50 per share. The number of Company PSUs held by each executive officer, other than Messrs. Garcia, Fagan and Jablonski, that would vest as of the assumed effective time was determined based on (i) the actual level of performance achieved in respect of any performance period that has been completed as of the assumed effective time, (ii) the actual level of performance achieved in respect of any performance period that has commenced, but is not completed, as of the assumed effective time, and (iii) the target level of performance in respect of any performance period that has not yet commenced as of the assumed effective time. Depending on the actual effective time of the merger, it is possible that the number of Company PSUs that actually vest will be higher or lower than the amounts set forth in the table above depending on actual performance achieved. As of the date hereof, the HRC has not determined actual levels of performance achieved for Total Shareholder Return (“TSR”) and Return on Invested Capital (“ROIC”) in respect of the 2021 performance period for each of the Company PSUs granted in 2019 and 2020, but for purposes of quantifying the potential payment as of the assumed effective date, the following assumptions were used: 200% for TSR and 0% for ROIC. Additionally, as of the date hereof, the HRC has not determined actual levels of performance achieved for TSR and ROIC in respect of the three-year cumulative tranche for each of the Company PSUs granted in 2019 and 2020, but for purposes of quantifying the potential payment as of the assumed effective date, the following assumptions were used: 89% for TSR and 0% for ROIC metric for the three-year cumulative tranche of the Company PSUs granted in 2019, and 133% for TSR and 0% for ROIC for the three-year cumulative tranche of the Company PSUs granted in 2020. To the extent these assumptions are lower than actual performance, the following amounts would be the maximum additional potential payment for such Company PSUs: Mr. Williams ($2,825,963), Mr. Buron ($775,008), Mr. Loulou ($435,644), Mr. Edwards ($78,105), Mr. Melton ($82,115), Mr. Henry ($70,818), Mr. Makris ($154,776), Ms. Klembus ($53,463), Mr. McAtee ($64,119), Ms. Brennan ($70,596), Mr. Garcia ($338,863) and Mr. Jablonski ($286,430). In addition, a pro-rata portion of Messrs. Garcia and Jablonski’s outstanding Company PSUs vested on January 4, 2021 and April 2, 2021, respectively, in connection with their respective separations from employment, and will be paid in accordance with the terms of their individual separation agreements with the Company, dated as of January 25, 2021 and April 8, 2021, respectively. The material terms of Messrs. Garcia and Jablonski’s separation agreements are summarized under “—Executive Agreements” below, and Mr. Garcia’s separation agreement is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Mr. Fagan does not hold any Company PSUs as of the assumed effective time.
(3)

The amounts reported in these columns represent the number of outstanding CIC Year Awards, including CIC Year RSUs and CIC Year PSUs, held by each executive officer as of the assumed effective time, and the value of the cash payments to be made in respect of such CIC Year Awards immediately following the assumed effective time. Each of the currently employed executive officers holds unvested CIC Year Awards, assuming that the merger is consummated on June 1, 2021, or on a later date prior to December 31, 2021. For each such executive officer, the value of the cash payment is equal to the product obtained by multiplying the number of such CIC Year RSUs or CIC Year PSUs, as applicable, by the merger consideration of $55.50, with the resulting amount prorated based on the number of days elapsed from January 1, 2021, through the assumed effective time. The number of CIC Year PSUs that would vest as of the assumed effective time was determined in the same manner in which the number of vested Company PSUs was determined, as described in the preceding footnote. As of the date hereof, the HRC has not determined actual levels of performance achieved in respect of the 2021 performance period for the CIC Year PSUs granted in 2021, but for purposes of quantifying the potential payment as of the assumed effective date, the following assumptions were used: 200% for TSR and 0% for ROIC. Additionally, as of the date hereof, the HRC has not determined actual levels of performance achieved in respect of the three-year cumulative tranche for the CIC Year PSUs granted in 2021, but for purposes of quantifying the potential payment as of the assumed effective date, the following assumptions were used: 200% for TSR and 61% for ROIC. To the extent these assumptions are lower than actual performance, the following amounts would be the maximum additional potential payment for such Company PSUs: Mr. Williams ($653,704), Mr. Buron ($180,915), Mr. Loulou ($101,689), Mr. Edwards ($33,143), Mr. Melton ($30,239), Mr. Henry ($28,518), Mr. Makris ($43,500), Ms. Klembus ($22,718), Mr. McAtee ($22,777) and Ms. Brennan ($19,364). In addition, Parent and the Company have agreed that, to the extent the effective time of the merger has not occurred prior to February 15, 2022, the currently employed executive officers of the Company may receive additional long-term incentive awards in respect of fiscal year 2022, consistent with past practice. It is therefore possible that the amounts received by such executive officers in respect of their Company equity awards may differ from the amounts set forth in the table above. These awards would be subject to the treatment set forth in this item (3) for CIC Year Awards, and as summarized in the section titled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 81.

Severance Program

Severance Program – Without a Change in Control

The Company maintains a Severance Program for Management Committee Members (the “Severance Program”), which provides for severance payments and benefits upon a termination of an executive officer’s service with the Company (i) for business reasons, or (ii) without “cause” (as defined in the Company’s equity incentive plan) or by the executive officer for “good reason” (as defined in the Severance Program) in connection with a “change in control” (as defined in the Company’s equity incentive plan), in each case conditioned upon the execution and non-revocation of a general release of claims by the executive officer.

Pursuant to the Severance Program, if an executive officer (other than Mr. Williams) is terminated for business reasons by the Company, such executive will be entitled to receive:

(i)    12 months of base salary (as in effect on the date of the termination), plus an additional 3 months of base salary for each full year of continuous service as a member of the management committee, up to a maximum of 24 months (and the period with respect to which the executive officer receives severance is referred to as the “severance period”);

(ii)    a pro-rated bonus under the Company’s Annual Incentive Plan for Management Committee Members (the “AIP”) for the year in which the termination occurs, based on achievement of the pre-established goals under the AIP for such year and if such termination occurs after the end of a calendar year, any earned but unpaid bonus under the AIP for such prior year;

(iii)    through the severance period for non- U.S. executives and the earlier of the severance period and 18 months for US executives, continued coverage under the Company’s group insurance coverage or reimbursement of the excess of the cost of COBRA coverage over what would have been the executive officer’s costs to continue coverage under the Company’s group insurance plan; and

(iv)    Reasonable outplacement services until the earlier of (x) December 31 of the year following the year in which the termination occurs, or (y) the executive officer obtaining new employment.

Severance Program – With a Change in Control

In the event that an executive officer’s service with the Company is terminated by the Company without “cause” or by the executive for “good reason,” in each case within three months prior to or 24 months following a “change in control,” such executive officer will be entitled to receive:

(a)	24 months of base salary (as in effect on the date of the termination or occurrence of the “change in control,” whichever is greater);

(b)	Two times the executive officer’s target bonus award under the AIP (as in effect on the date of the termination or occurrence of the “change in control,” whichever is greater); and

(c)	The payments and benefits set forth in items (ii) through (iv) above.

To the extent the payments made or benefits provided by the Company to an executive officer pursuant to the Severance Program would result in the imposition of an excise tax under Internal Revenue Code Section 4999, such payments or benefits may be reduced to an amount that would not result in the imposition of such tax, provided that such reduced amount would be greater than the net after-tax proceeds of the unreduced value of the payments or benefits.

Executive Agreements

Employment Agreements with Executive Officers

The Company is party to an amended and restated employment agreement with Mr. Williams. Pursuant to this agreement, if Mr. Williams’ employment with the Company is terminated for reasons other than death or “cause” (as defined in his employment agreement), or Mr. Williams’ breach of certain obligations in his employment agreement or any other term or condition in his employment agreement, in each case not in connection with a “change in control” (as defined in the Severance Program), he will receive, subject to his execution and non-revocation of a general release of claims:

(i)    24 months of base salary (at the rate in effect on the date of the termination);

(ii)    (x) a pro-rated bonus under the AIP for the year in which the termination occurs, based on achievement of the pre-established goals for such year, (y) if such termination occurs after the end of a calendar year, any earned but unpaid bonus under the AIP for such prior year, and (z) for each calendar year during the severance period, a pro-rated payment equal to the average of the bonus payments received by Mr. Williams under the AIP for the two years immediately preceding the year in which the termination occurs;

(iii)    the Company’s payment of the excess of the cost of continuing healthcare coverage pursuant to COBRA over what would have been the cost to the executive for continued coverage under the Company’s group insurance plan during the severance period;

(iv)    continued vesting of Mr. Williams’ unvested Company equity awards as if he had remained employed through the last day of the severance period;

(v)    continued accrual of service credit under the Company’s DB SERP for Management Committee Members (the “DB SERP”) for the duration of the severance period; and

(vi)    any additional payments or benefits provided under the Severance Program, Domtar North American Assignment Policy and any other applicable Company policies.

Notwithstanding the foregoing, in the event Mr. Williams’ employment is terminated within three months prior to or 24 months following a “change in control” (as defined in the Severance Program) in a manner that would qualify for severance under our Severance Program, Mr. Williams will instead receive severance payments and benefits in accordance with the Severance Program.

The Company was party to employment agreements with Messrs. Garcia and Fagan, which provided for severance payments and benefits in accordance with the Severance Program in connection with a termination of each such executive officer’s services with the Company, conditioned upon the execution and non-revocation of a general release of claims. Messrs. Garcia and Fagan’s services with the Company were terminated on January 4, 2021 and March 1, 2021, respectively. The material terms of Mr. Garcia’s separation agreement are summarized under “—Executive Agreements – Separation Agreement with Michael D. Garcia” below, and the separation agreement is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Mr. Fagan departed from the Company in connection with the sale of the Personal Care business, and serves as Chief Executive Officer of such business under its new ownership; as a result, Mr. Fagan did not qualify for severance payments or benefits under his employment agreement or the Severance Program. The Company is not party to employment agreements with any other executive officer.

Mr. Jablonski’s services with the Company were terminated on April 2, 2021, and the material terms of his separation agreement are summarized under “—Executive Agreements – Separation Agreement with Zygmunt Jablonski” below.

Separation Agreement with Michael D. Garcia

The Company is party to a separation agreement with Mr. Garcia, dated as of January 25, 2021, which provides for severance payments and benefits in accordance with the Severance Program, including:

(i)    24 months of base salary in a lump sum;

(ii)    an annual bonus under the AIP for fiscal year 2020, based on Mr. Garcia’s performance and the performance of the Company’s Pulp & Paper Division relative to the performance criteria under the AIP for 2020;

(iii)    continued coverage under the Company’s group insurance coverage through January 31, 2021, with the option to elect continued coverage under COBRA after such date, and, in such case, the Company has agreed to reimburse Mr. Garcia for the excess of the cost of COBRA coverage over what would have been Mr. Garcia’s cost of continued coverage under the Company’s group insurance plan, for 18 months from his separation date; and

(iv)    reasonable outplacement services until the earlier of (x) December 31, 2022 or (y) Mr. Garcia obtaining new employment.

In addition, the Company agreed to treat any unvested Company equity awards held by Mr. Garcia as follows: (a) full vesting of all unvested Company stock options; (b) full vesting of all unvested Company RSUs and (c) pro-rated vesting of all unvested Company PSUs based on Mr. Garcia’s service through January 4, 2021. Mr. Garcia’s accrued benefits under the DB SERP, the Company’s DC SERP for Designated Officers (the “DC SERP”) and U.S. Salaried 401(k) Plan (the “401(k) Plan”) will be paid in accordance with the terms of the applicable plan. All severance payments and benefits were conditioned upon Mr. Garcia’s execution and non-revocation of a general release of claims in the Company’s favor.

Separation Agreement with Zygmunt Jablonski

The Company is party to a separation agreement with Mr. Jablonski, dated as of April 8, 2021, which provides for severance payments and benefits in accordance with the Severance Program, including:

(i)    24 months of base salary in a lump sum;

(ii)    a pro-rated annual bonus under the AIP for fiscal year 2021, based on Mr. Jablonski’s performance and the Company’s performance relative to the performance criteria under the AIP as of the first fiscal quarter of 2021; and

(iii)    continued coverage under the Company’s group insurance coverage through May 31, 2021, with the option to elect continued coverage under COBRA after such date, and, in such case, the Company has agreed to reimburse Mr. Jablonski for the excess of the cost of COBRA coverage over what would have been Mr. Jablonski’s cost of continued coverage under the Company’s group insurance plan, for 18 months from his separation date.

In addition, the Company agreed to treat any unvested Company equity awards held by Mr. Jablonski as follows: (a) full vesting of all unvested Company RSUs, and (b) pro-rated vesting of all unvested Company PSUs based on Mr. Jablonski’s service through April 2, 2021. Mr. Jablonski’s Company stock options were vested in full prior to his separation from employment with the Company. Mr. Jablonski’s accrued benefits under the DB SERP, DC SERP, 401(k) Plan, and the Domtar Pension Plan for Non-Negotiated Employees will be paid in accordance with the terms of the applicable plan. All severance payments and benefits were conditioned upon Mr. Jablonski’s execution and non-revocation of a general release of claims in the Company’s favor.

Restrictive Covenants

Messrs. Williams, Garcia and Fagan are each subject to a non-competition covenant, and non-solicitation of customers and employees covenants, that are applicable during the period of employment and for 24 months following the termination of their services with the Company. The other executive officers are each subject to a non-solicitation of employees covenant that is applicable during the period of employment and for 12 months following the termination of their services with the Company. In addition, Mses. Brennan and Klembus, and Messrs. Henry, Edwards, McAtee, Melton and Makris are each subject to a non-solicitation of customers covenant that is applicable during the period of employment and for 12 months following the termination of their services with the Company. All executive officers are required to perpetually maintain the confidentiality of the Company’s confidential information, and Messrs. Garcia and Jablonski are each bound by a perpetual non-disparagement covenant. Generally, the severance payments and benefits for each of these executive officers are conditioned upon (among other things) continued compliance with these covenants.

Annual Incentive Plan

Pursuant to the merger agreement, if the effective time of the merger occurs prior to the payment of any outstanding bonuses earned by our executive officers, other than Messrs. Garcia and Fagan, under the AIP in respect of fiscal year 2021, then such bonuses will be paid to the executive officers (like other employees) by Parent at such times as the Company would have customarily made such bonus payments, but in no event later than March 15, 2022. Parent has also agreed that, in the event the effective time of the merger occurs on or prior to December 31, 2021, it will maintain the AIP for fiscal year 2021 on the same terms and conditions, and with respect to the same targets and performance measures, as were in effect for such fiscal year. In addition, if the effective time of the merger occurs after December 31, 2021, the Company will adopt a cash-based short-term incentive plan for fiscal year 2022 (which will run from January 1, 2022 to the effective time of the merger), with terms that are similar to the Company’s AIP for fiscal year 2021. Parent has agreed to pay any outstanding bonuses earned by our currently employed executive officers (as well as all other employees) under such plan in respect of fiscal year 2022 at such times as the Company would have customarily made such bonus payments. Bonuses payable in respect of the year in which the “change in control” (as defined in the Company’s equity incentive plan) occurs will not be less than the bonus amounts accrued on the books and records of the Company as of the date of such “change in control.”

Annual Equity Awards

Parent and the Company have agreed that, to the extent the effective time of the merger has not occurred by February 15, 2022, the currently employed executive officers of the Company (as well as other key employees) may receive additional long-term incentive awards (in the form of cash or equity) in respect of fiscal year 2022 with values equal to the ordinary course equity grants that the Company would have made in respect of fiscal year 2022. These awards would be subject to the treatment set forth in the merger agreement for outstanding CIC Year Awards held by the Company’s executive officers as of the effective time of the merger, as described in the section titled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 81.

Retention Bonuses for Executive Officers

In connection with the consummation of the merger, the Company established a retention bonus pool with an aggregate value of approximately $6 million that has been allocated to certain executive officers and key employees of the Company in the form of bonuses to encourage retention and motivate such executives and employees to successfully complete the merger. The Company has entered into retention bonus letter agreements with seven executive officers, effective as of April 28, 2021, pursuant to which it has awarded such executives retention bonuses as follows: (i) $350,640 to Ms. Brennan; (ii) $520,000 to Mr. Edwards; (iii) $455,000 to Mr. Henry; (iv) $420,000 to Ms. Klembus; (v) $450,000 to Mr. Makris; (vi) $420,000 to Mr. McAtee and (vii) $474,500 to Mr. Melton. The Company has also entered into retention bonus letter agreements with sixteen key employees, effective as of April 30, 2021 and June 15, 2021, pursuant to which it has granted such employees retention bonuses with an aggregate value of approximately $2.9 million. The retention bonus will be paid in a lump sum within 45 days of the closing of the merger, subject to continued employment with the Company through the closing of the merger or if the Company terminates the employee without Cause (as defined in the retention bonus letter agreement) prior to such date. Further, if the closing of the merger has not occurred on or before February 1, 2022, fifty percent (50%) of the retention bonus will be paid on or before March 15, 2022, subject to continued employment with the Company or if the Company terminates the employee without Cause (as defined in the retention bonus letter agreement) prior to such payment date. The remaining unpaid portion of the retention bonus, if any, will be paid within 45 days of the closing of the merger.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below (and the accompanying footnotes) present the estimated amounts of compensation that each of the Company’s named executive officers could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of the Company stockholders, as set forth in proposal 2 to this proxy statement. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 36.

The amounts set forth below are estimates of the amounts that would be payable to the Company’s named executive officers using the assumptions described under “—Certain Assumptions” above. These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available, and as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Name	Cash ($)(2)	Equity ($)(3)	Pension/ NQDC ($)(4)	Perquisites/ Benefits ($)(5)	Total ($)
John D. Williams	$5,859,295	$5,567,339	—	$33,561	$11,460,195
Daniel Buron	$2,746,348	$1,535,673	—	$25,907	$4,307,928
Michael Fagan(1)	—	—	—	—	—
Michael D. Garcia(1)	—	—	—	—	—
Zygmunt Jablonski(1)	—	—	—	—	—

(1)

Although Messrs. Garcia, Fagan and Jablonski’s employment with the Company ended on January 4, 2021, March 1, 2021 and April 2, 2021, respectively, they continue to be named executive officers of the Company pursuant to Item 402(a)(3)(ii) of Regulation S-K of the Exchange Act, since they were each included in the Summary Compensation Table of the Company’s most recently completed proxy statement, filed with the SEC on March 25, 2021. Messrs. Garcia, Fagan and Jablonski will not receive any other compensatory payments or benefits in connection with or related to the merger other than the cash that they may receive as equity holders of the Company pursuant to the terms of the merger agreement.

(2)

The amounts in this column represent the aggregate value of the cash severance payments payable to Messrs. Williams and Buron pursuant to the Severance Program in connection with a qualifying termination following the assumed effective time. The payments of cash severance are each equal to (i) 24 months of the executive officer’s annual base salary (as in effect at the assumed effective time, assuming that the termination of employment occurs on such date) paid in lump sum, and (ii) (a) two times the executive officer’s target bonus (as in effect at the assumed effective time, assuming that the termination of employment occurs on such date) paid in lump sum, plus (b) a pro-rated bonus for actual days of service in fiscal year 2021 payable at the same time as the severance allowance is payable and in any event no later than March 15 of the calendar year following the year of termination. For purposes of determining the pro-rated bonus, we have assumed that actual performance is equal to the target level as of the assumed effective date. These cash severance payments are “double-trigger” payments (i.e., they are each conditioned upon both the consummation of the merger and a qualifying termination of employment within three months prior to or 24 months following the merger). In addition, such payments for each of Messrs. Williams and Buron are conditioned upon the execution and non-revocation of a release of claims, and continued compliance with any applicable restrictive covenants. Messrs. Garcia, Fagan and Jablonski would not be entitled to any cash severance payments in connection with the merger, as their services with the Company were previously terminated for business reasons on January 4, 2021, March 1, 2021 and April 2, 2021, respectively, and each of Messrs. Garcia and Jablonski received cash severance payments pursuant to the Severance Program in connection with their respective terminations.

Name	24 Months of Base Salary ($)	2x Target Bonus ($)	Pro-rated Bonus ($)	Total ($)
John D. Williams	$2,427,600	$2,840,292	$591,403	$5,859,295
Daniel Buron	$1,323,340	$1,177,773	$245,235	$2,746,348

(3)

The amounts in this column represent the value of the unvested Company RSUs and Company PSUs held by the named executive officers that will be fully vested at the assumed effective time and canceled in exchange for a cash payment as described in the section titled “The Agreement and Plan of Merger—Treatment of Company Equity Awards” beginning on page 81, and further quantified in the following table. The payments described in this footnote are “single-trigger” payments (i.e., they are conditioned solely upon the consummation of the merger and continued employment through the closing date, and not the named executive officer’s subsequent termination of employment following the assumed effective time). Depending on the actual effective time of the merger, it is possible that equity values set forth in the tables above and below will be higher or lower depending on actual performance.

Name	Company RSUs ($)(a)	Company PSUs ($)(b)	CIC Year Awards(c)	Total ($)
John D. Williams	$1,942,143	$1,709,569	$1,915,627	$5,567,339
Daniel Buron	$534,058	$471,454	$530,161	$1,535,673
Michael Fagan	—	—		—
Michael D. Garcia	—	—		—
Zygmunt Jablonski	—	—		—

(a)

The amounts reported in this column represent the value of the unvested Company RSUs (other than CIC Year RSUs) held by Messrs. Williams and Buron that will vest and be paid out in the merger. Such amounts were determined by multiplying the number of unvested Company RSUs held by each such named executive officer by the merger consideration of $55.50 per share. At the assumed effective time, Messrs. Williams and Buron will be eligible for retirement (which is defined as age 65 or age 55 and 10 years of service). Because of their retirement eligibility, they would vest in a pro rata portion (based on time worked during the vesting period) of each Company RSU on termination without regard to the change in control. Therefore, this column excludes the following amounts for Company RSUs: for Mr. William, $2,496,803 and for Mr. Buron, $680,036, in each case representing the portion of the awards that would vest on retirement. All of Mr. Jablonski’s outstanding Company RSUs vested on April 2, 2021, in connection with his separation from employment, and will be settled in accordance with the terms of his separation agreement with the Company. Accordingly, Mr. Jablonski does not hold any unvested Company RSUs as of the assumed effective time. Messrs. Garcia and Fagan do not hold any Company RSUs as of the assumed effective time.

(b)

The amounts reported in this column represent the value of the unvested Company PSUs (other than CIC Year PSUs) held by Messrs. Williams and Buron that will vest and be paid out in the merger based on the actual level of performance achieved for performance periods that are completed or in progress as of the assumed effective time, and assuming achievement of the “target” level of performance for each performance period that has not yet commenced as of the assumed effective time, multiplied by the merger consideration of $55.50. As of the date hereof, the HRC has not determined actual levels of performance achieved for TSR and ROIC in respect of the 2021 performance period for each of the

Company PSUs granted in 2019 and 2020, but for purposes of quantifying the potential payment as of the assumed effective date, the following assumptions were used: 200% for TSR and 0% for ROIC. Additionally, as of the date hereof, the HRC has not determined actual levels of performance achieved for TSR and ROIC in respect of the three-year cumulative tranche for each of the Company PSUs granted in 2019 and 2020, but for purposes of quantifying the potential payment as of the assumed effective date, the following assumptions were used: 89% for TSR and 0% for ROIC metric for the three-year cumulative tranche of the Company PSUs granted in 2019, and 133% for TSR and 0% for ROIC for the three-year cumulative tranche of the Company PSUs granted in 2020. To the extent these assumptions are lower than actual performance, the following amounts would be the maximum additional potential payment for such Company PSUs: Mr. Williams ($1,197,899) and Mr. Buron ($330,144). Accordingly, the amounts included in this table in respect of the 2021 performance period are only estimates, which may cause the amounts reported in this table to differ from the actual amounts paid to such named executive officers. Because Messrs. Williams and Buron are retirement eligible, they would vest in a pro rata portion (based on time worked during the performance period) of each Company PSU on termination without regard to the change in control and with performance based on actual performance. Therefore, this column excludes the following amounts for Company PSUs: for Mr. Williams, $2,205,443 and for Mr. Buron, $603,432, in each case representing the portion of the awards that would vest on retirement (assuming performance levels as described above in this footnote, even though actual performance for performance periods in progress or that have not yet commenced may differ from such assumed performance levels). Messrs. Garcia and Jablonski’s outstanding Company PSUs vested on January 4, 2021 and April 2, 2021, respectively, in connection with their respective separations from employment, and will be paid in accordance with the terms of their individual separation agreements with the Company. Accordingly, Messrs. Garcia and Jablonski do not hold any unvested Company PSUs as of the assumed effective time. In addition, Mr. Fagan does not hold any Company PSUs as of the assumed effective time.

(c)

The amounts reported in these columns represent the number of outstanding CIC Year Awards, including CIC Year RSUs and CIC Year PSUs, held by each executive officer as of the assumed effective time, and the value of the cash payments to be made in respect of such CIC Year Awards immediately following the assumed effective time. Each of the currently employed executive officers holds unvested CIC Year Awards, assuming that the merger is consummated on June 1, 2021, or on a later date prior to December 31, 2021. For each such executive officer, the value of the cash payment is equal to the product obtained by multiplying the number of such CIC Year RSUs or CIC Year PSUs, as applicable, by the merger consideration of $55.50, with the resulting amount prorated based on the number of days elapsed from January 1, 2021, through the assumed effective time. The number of CIC Year PSUs that would vest as of the assumed effective time was determined in the same manner in which the number of vested Company PSUs was determined, as described in the preceding footnote. As of the date hereof, the HRC has not determined actual levels of performance achieved in respect of the 2021 performance period for the CIC Year PSUs granted in 2021, but for purposes of quantifying the potential payment as of the assumed effective date, the following assumptions were used: 200% for TSR and 0% for ROIC. Additionally, as of the date hereof, the HRC has not determined actual levels of performance achieved in respect of the three-year cumulative tranche for the CIC Year PSUs granted in 2021, but for purposes of quantifying the potential payment as of the assumed effective date, the following assumptions were used: 200% for TSR and 61% for ROIC. To the extent these assumptions are lower than actual performance, the following amounts would be the maximum additional potential payment for such Company PSUs: Mr. Williams ($217,901) and Mr. Buron ($60,305). In addition, because Messrs. Williams and Buron are retirement eligible, they would vest in a pro rata portion (based on time worked during the performance period) of each CIC Year RSUs and CIC Year PSUs on termination without regard to the change in control and with performance for CIC Year PSUs based on actual performance. Therefore, this column excludes the following amounts for CIC Year RSUs: for Mr. Williams, $223,400 and for Mr. Buron, $61,828, and for CIC Year PSUs: for Mr. Williams, $554,547 and for Mr. Buron, $153,473 (assuming performance levels as described above in this footnote, even though actual performance for performance periods in progress or that have not yet commenced may differ from such assumed performance levels), in each case representing the portion of the awards that would vest on retirement. Parent and the Company have agreed that, to the extent the effective time of the merger occurs after February 15, 2022, the currently employed executive officers of the Company may receive additional long-term incentive awards in respect of fiscal year 2022. It is therefore possible that the amounts received by Messrs. Williams and Buron in respect of their Company equity awards may differ from the amounts set forth in the table above. These awards would be subject to the treatment set forth in the merger agreement for outstanding CIC Year Awards held by the Company’s executive officers as of the effective time of the merger, as described in the section titled “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 81.

(4)

Messrs. Williams and Buron are retirement-eligible and fully vested in their benefits under the Company’s DB SERP and DC SERP as of the assumed effective time. Mr. Buron is also retirement-eligible and fully vested in his benefits under the Supplementary Pension Plan for Designated Managers of the Company as of the assumed effective time. Accordingly, this column does not include such vested SERP benefits: for Mr. Williams, $6,794,336 and for Mr. Buron, $6,896,549 (based on the most recent actuarial present value as of December 31, 2020 and converted to U.S. dollars, as applicable, with an exchange rate as of June 1, 2021 (0.8306)). In connection with Mr. Fagan’s departure from the Company, he was previously paid his vested benefits under the DB SERP and the DC SERP for Designated Personal Care of $1,484,899. In connection with Messrs. Garcia and Jablonski’s termination from the Company, their vested benefits under the DB SERP and DC SERP (as of their respective termination date) will be paid in accordance with the terms of their individual separation agreements with the Company. Accordingly, this column does not include such vested SERP benefits: for Garcia, $1,111,300 and for Mr. Jablonski, $2,274,809 (based on the most recent actuarial present value as of December 31, 2020 and converted to U.S. dollars, as applicable, with an exchange rate as of June 1, 2021 (0.8306)).

(5)

The amounts reported in this column represent the value of (i) the Company’s reimbursement for a portion of the costs of continued health and dental coverage for a period of 18 months for Mr. Williams and 24 months for Mr. Buron and (ii) a reasonable estimate of fees incurred with respect to outplacement services for such named executive officers.

Name	Health and Dental Coverage ($)	Outplacement Services ($)	Total ($)
John D. Williams	$19,061	$14,500	$33,561
Daniel Buron	$11,407	$14,500	$25,907

Director and Officer Indemnification and Insurance

The merger agreement provides that, from and after the effective time of the merger, the surviving company in the merger will, and Parent will cause such surviving company to, indemnify, defend, and hold harmless the current and former directors and officers of the Company or any of its subsidiaries who act as a fiduciary under any Company benefit plan for acts or omissions occurring at or before the consummation of the merger (including any action relating in whole or in part to the transactions contemplated by the merger agreement or relating to the enforcement of the indemnification provisions in the merger agreement, as described in this paragraph), to the fullest extent permitted under applicable law.

The merger agreement also provides that “tail” directors’ and officers’ liability insurance policies covering acts or omissions occurring prior to the closing of the merger with respect to individuals covered by the directors’ and officers’ liability insurance policy of the Company and its subsidiaries prior to the closing of the merger, on terms and in amount no less advantageous than those of the Company’s current policies, will be obtained and will cover a period of six years following the closing. However, Parent is not required to obtain any policy with an annual premium exceeding 300% of the Company’s current aggregate annual premium amount.

For additional information, see the section entitled “The Agreement and Plan of Merger—Indemnification; Directors’ and Officers’ Insurance,” beginning on page 94.

Certain Effects of the Merger

If the proposal to adopt the merger agreement is approved by the holders of a majority of the issued and outstanding shares of Company common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a wholly owned subsidiary of Parent.

Following the merger, all of the Company’s equity interests will be beneficially owned by Parent, and none of the Company’s current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, the Company, the surviving corporation or Parent after the completion of the merger. As a result, the Company’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common stock. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

At the effective time of the merger, each share of the Company’s common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares owned by the Company or its subsidiaries, Parent or Merger Sub and (ii) shares held by stockholders who are entitled to demand and have properly demanded appraisal of such shares pursuant to, and have otherwise complied in all respects with, Section 262 of the Delaware General Corporation Law as of immediately prior to the effective time of the merger) will be automatically canceled and retired and cease to exist and each holder of such shares will cease to have any rights with respect to such shares, except the right to receive $55.50 per share, in cash, without interest, subject to any applicable withholding taxes.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the sections entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 57, and “The Agreement and Plan of Merger—Treatment of Company Equity Awards,” beginning on page 81.

The Company common stock is currently registered under the Exchange Act and trades on the NYSE and the Toronto Stock Exchange under the symbol “UFS.” Following the completion of the merger, shares of Company common stock will no longer be traded on the NYSE, the Toronto Stock Exchange or any other public market. In addition, the registration of shares of Company common stock under the Exchange Act will be terminated and we expect the Company will cease to be a reporting issuer in all of the provinces and territories of Canada, and the Company will no longer be required to file periodic and other reports with the SEC and the Canadian securities administrators with respect to Company common stock. Termination of registration of Company common stock under the Exchange Act will reduce the information required to be furnished by the Company to the Company stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company to the extent that they apply solely as a result of the registration of Company common stock under the Exchange Act. Upon ceasing to be a reporting issuer in all of the provinces and territories of Canada, the Company will no longer be required to publicly file the continuous disclosure documents required to be filed by a reporting issuer under National Instrument 51-102—Continuous Disclosure Obligations.

Consequences if the Merger is Not Completed

If the proposal to adopt the merger agreement does not receive the required approval from the Company stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Parent or Merger Sub for your shares of Company common stock. Instead, the Company will remain a public company and a reporting issuer in all the provinces and territories of Canada, and Company common stock will continue to be (i) registered under the Exchange Act, and (ii) listed and traded on the NYSE and the Toronto Stock Exchange. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Company common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of Company common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Company common stock, including the risk that the market price of Company common stock may decline to the extent that the current market price of Company common stock reflects a market assumption that the merger will be completed. If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Company common stock entitled to vote on such matter or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, upon termination of the merger agreement under certain circumstances, the Company would be obligated to pay Parent a termination fee of $82.7 million. If either the Company or Parent terminate the merger agreement as a result of the failure to obtain the Company stockholder approval (as defined in the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page 98), the Company could be required to reimburse Parent for all of its reasonable and documented out-of-pocket expenses incurred in connection with the merger in an amount not to exceed $10 million. For additional information, see the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 101.

If (i) the merger agreement is terminated by the Company or Parent because the merger is not consummated on or before February 10, 2022 and at such time, (a) the only closing conditions that have not been satisfied or waived are those relating to (x) regulatory approval, (y) legal bars to the merger or imposition of a burdensome condition or (z) approvals from the PRC, or (b) the Company could have terminated the merger agreement due to a financing failure, (ii) the merger agreement is terminated by the Company or Parent due to an order of a governmental authority prohibiting the merger or imposing a burdensome condition, specifically with respect to a law or order of the PRC or arising under any competition law or (iii) the merger agreement is terminated by the Company due to a financing failure, then, in each case, the Company is entitled to receive from Parent payment of a reverse termination fee of $171.1 million, as described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 101. If any of the Parent Parties or Merger Sub breaches the merger agreement (excluding a willful breach) or fails to perform under the merger agreement, then the Company’s sole and exclusive remedies (other than specific performance to the extent permitted under the merger agreement) against Parent, Merger Sub or any of their affiliates or representatives for any breach of, or failure to perform under, the merger agreement or any document delivered in connection with the merger agreement or otherwise will be for the Company to terminate the merger agreement in accordance with its terms and receive payment of the reverse termination fee.

Financing of the Merger

Merger Sub has received debt financing commitments from the Debt Commitment Parties. Parent and Merger Sub expect that the aggregate proceeds of the debt financing committed under the debt commitment letter, together with proceeds from the equity financing, will be sufficient to consummate the merger and the other transactions contemplated by the merger agreement. Although the obligations of Parent and Merger Sub to complete the merger under the merger agreement are not subject to any financing condition, the failure of Parent or Merger Sub to obtain any portion of such committed financing (or alternative financing) is likely to result in a failure to consummate the merger, in which case Parent may be obligated to pay the Company a reverse termination fee of $171.1 million as described in the section entitled “The Agreement and Plan of Merger—Expenses; Termination Fees,” beginning on page 101.

Debt Financing

Merger Sub has obtained debt financing commitments in an aggregate principal amount of up to $1.950 billion for the merger and the other transactions contemplated by the merger agreement, the proceeds of which will be used to consummate the merger and the other transactions contemplated by the merger agreement, including paying a portion of the aggregate merger consideration, refinancing certain existing indebtedness of the Company contemplated by the merger agreement, financing any tender offer, consent solicitation or offer to purchase in connection with a change of control in respect of the Company’s Senior Notes due 2042 and Senior Notes due 2044 (the “Existing Notes”), and paying all related fees and expenses. The Debt Commitment Parties have committed to provide Merger Sub with debt financing in connection with the consummation of the merger and the other transactions contemplated by the merger agreement, in the amounts and on the terms and subject to the conditions set forth in a debt commitment letter dated May 10, 2021, as supplemented by a joinder to the debt commitment letter dated June 4, 2021 (the “debt commitment letter”), between the Debt Commitment Parties and Merger Sub.

The obligations of the Debt Commitment Parties to provide the debt financing under the debt commitment letter are subject to certain customary conditions.

Equity Financing

Parent has obtained an equity commitment, pursuant to which an affiliate of Parent has agreed to provide committed equity financing in an amount equal to $1.535 billion, the proceeds of which will be used by Parent (i) to consummate the merger and the other transactions contemplated by the merger agreement or (ii) to fund any judgment of a court of competent jurisdiction that is final, non-appealable judgment in favor of the Company against any of the Parent Parties or Merger Sub resulting from (A) a breach (or, following the valid termination of the merger agreement, a willful breach) of the merger agreement by any of the Parent Parties or Merger Sub or (B) any actions taken or omitted to be taken by any affiliates of the Parent Parties that would be deemed a breach of the Parent Parties’ and Merger Sub’s covenants related to the conduct of business between signing and closing or of the Parent Parties’ antitrust covenants, in each case as if the Parent Parties had taken or omitted to take such actions. The obligations of the affiliate to provide the equity financing pursuant to the equity commitment are subject to, among other conditions, the substantially simultaneous consummation of the merger on the terms set forth in the merger agreement. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger” beginning on page 98.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (in each case, as defined below) of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any state, local or non-U.S. tax consequences, the Medicare tax on net investment income (under Section 1411 of the Code) or any U.S. federal tax consequences other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service (the “IRS”), or the courts and, therefore, could be subject to challenge, which could be sustained.

This discussion applies only to holders of Company common stock that hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, but not limited to, dealers or brokers in securities, commodities or non-U.S. currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships, S corporations or other pass-through entities or investors therein, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, non-U.S. governments and their controlled entities, U.S. holders whose functional currency is not the U.S. dollar, holders who hold shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who own an equity interest, actually or constructively, in Parent or the surviving corporation following the merger, holders that do not vote in favor of the merger and who properly demand appraisal of their shares under Section 262 of the DCGL or holders who acquired shares of Company common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation). If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Company common stock, the tax treatment of a partner in such partnership will depend on the status and activities of the partner and the partnership, and certain determinations made at the partner level. Any such entity should consult its own tax advisor regarding the tax consequences of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger.

Holders of shares of Company common stock should consult their tax advisors as to the specific tax consequences to them of the receipt of the merger consideration in exchange for shares of Company common stock pursuant to the merger including the applicability and effect of the alternative minimum tax and any state, local, non-U.S. and other tax laws, in light of their particular circumstances.

Tax Consequences to U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Company common stock that is:

•	an individual who is a citizen or resident of the United States, as defined in the Code;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996, and it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The receipt of the merger consideration by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives the merger consideration in exchange for shares of Company common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (A) the amount of any cash received and (B) the U.S. holder’s adjusted tax basis in such shares of Company common stock. Gain or loss must be determined separately for each block of shares of Company common stock (i.e., shares acquired for the same cost in a single transaction) disposed of pursuant to the merger.

Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. holder’s holding period for such block of shares of Company common stock is more than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. The Biden Administration has proposed that the long-term capital gains of certain non-corporate U.S. holders (generally, those with an adjusted gross income in excess of $1 million) be taxed at ordinary (and not preferential) rates. The Biden Administration proposes that the rate increase be effective currently. It is not possible to predict whether, or in what form, the Biden Administration’s proposal will be enacted into law or what the effective date of any such rate increase might be.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of Company common stock that is not a U.S. holder and is not an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The receipt of the merger consideration by non-U.S. holders in exchange for shares of Company common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States), in which event (A) the non-U.S. holder generally will be subject to U.S. federal income tax in substantially the same manner as if it were a U.S. holder and (B) if the non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on its effectively connected earnings and profits that are not reinvested in the United States for the taxable year, subject to certain adjustments;

•

the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of Company common stock for the merger consideration pursuant to the merger and certain other conditions are met, in which event the non-U.S. holder will generally be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of shares of Company common stock, which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

•

the Company is or has been a U.S. real property holding corporation (a “USRPHC”) as defined in Section 897 of the Code at any time during the shorter of (x) the five-year period ending on the date of the merger and (y) the non-U.S. holder’s holding period with respect to the shares of Company common stock and certain other conditions are satisfied. The Company believes that, as of the effective time of the merger, the Company will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Information Reporting and Backup Withholding

The receipt of the merger consideration by holders in exchange for shares of Company common stock pursuant to the merger may be subject to information reporting and backup withholding. To avoid backup withholding, a U.S. holder should timely complete and return IRS Form W-9, certifying that such U.S. holder is a United States person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. Certain types of U.S. holders (including, with respect to certain types of payments, corporations) generally are not subject to backup withholding. In general, a non-U.S. holder will not be subject to information reporting and backup withholding if the non-U.S. holder has complied with certification requirements and identification procedures in order to establish an exemption by providing an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a trade or business in the United States), or the non-U.S. holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability if the required information is furnished by such holder on a timely basis to the IRS.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF SUCH HOLDER’S PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

Regulatory Approvals Required for the Merger

Completion of the merger is conditioned on the expiration or termination of any waiting period (and any extension thereof) applicable to the completion of the merger under the HSR Act. The Company and Parent filed their respective notification and report forms under the HSR Act with the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) on May 25, 20201, which triggered the start of the HSR Act waiting period. The HSR Act waiting period expired on June 24, 2021, thereby satisfying the condition.

The transaction is also conditioned on obtaining the approvals or clearances, or the expiration, termination or waiver of the waiting periods from the competition authorities, in the following countries:

•

Canada. A notifiable transaction may not be completed until either (a) the expiry, termination or waiver of the applicable waiting period under the Competition Act (Canada), as amended (the “Competition Act”) without an order having been issued by the Competition Tribunal enjoining the transaction; or (b) the issuance by the Commissioner of an advance ruling certificate under section 102 of the Competition Act indicating that the Commissioner is satisfied that he would not have sufficient grounds on which to apply for an order under section 92 of the Competition Act. Where the Commissioner declines to issue an advance ruling certificate he may instead issue a No Action Letter. On May 28, 2021, the parties jointly requested that the Commissioner issue an advance ruling certificate or, alternatively, a No Action Letter and filed their respective pre-merger notifications.

•

PRC. Under the Chinese Anti-Monopoly Law which became effective on August 1, 2008, certain concentrations are notifiable and require the approval of the State Administration for Market Regulation (“SAMR”). The initial merger notification was filed with SAMR on June 8, 2021 and accepted by SAMR on June 22, 2021.

•

Spain. Under the Law No. 15/2007 on the Defence of Competition (implemented by Royal Decree No.261/2008), certain mergers and acquisitions are notifiable and require the approval of the National Commission of Markets and Competition (“CNMC”). The merger notification to CNMC was filed on June 16, 2021.

•

Turkey. Under Article 7 of the Law on Protection of Competition No. 4054 dated 13 December 1994, and the Communiqué No. 2010/4 on Mergers and Acquisitions Requiring the Approval of the Competition Board, certain mergers and acquisitions are subject to the Competition Board’s review and approval to gain validity. The merger notification to the Competition Board was filed on June 9, 2021. A short form clearance decision was issued on June 17, 2021, thereby satisfying the condition.

At any time before or after the effective time of the merger, the Antitrust Division, the FTC, antitrust authorities outside the United States or United States state attorneys general could take action under applicable antitrust laws, including seeking to enjoin the completion of the merger, conditionally approving the merger upon the divestiture of the Company’s or Parent’s assets, subjecting the completion of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

While we believe that the Company and Parent will receive the requisite approvals and clearances for the merger, the Company and Parent may not obtain the regulatory consents necessary to consummate the merger. Each of the parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, in each case without the imposition of a burdensome condition.

Other than the filings described above, neither the Company nor Parent is aware of any governmental or regulatory filings or consents required to be made or obtained, or waiting periods required to expire or terminate after the making of a filing prior to the closing of the merger. If the parties discover that other filings, consents or waiting periods are necessary, then the parties will seek to make such other filings and obtain such other approvals.

We currently expect to obtain all antitrust and other regulatory approvals that are required for the completion of the merger during the second half of 2021. However, there can be no assurance that any such filings will be made, that any such waiting period will expire or that any required governmental or regulatory consents will be obtained on a timely basis, if at all.

Litigation Related to the Merger

As of June 25, 2021, four lawsuits have been filed by alleged Company stockholders against the Company and the Board related to the proposed merger.

A complaint captioned O’Dell v. Domtar Corporation et al., Case No. 1:21-cv-5224, was filed by Ryan O’Dell in the United States District Court for the Southern District of New York on June 11, 2021. A complaint captioned Joly v. Domtar Corporation et al., Case No. 1:21-cv-01636, was filed in the United States District Court for the District of Colorado on June 15, 2021. A complaint captioned Ciccotelli v. Domtar Corporation et al., Case No. 1:21-cv-01682, was filed in the District of Colorado on June 18, 2021. A complaint captioned Moore v. Domtar Corporation et al., Case No. 1:21-cv-05431, was filed in the United States District Court for the Southern District of New York on June 21, 2021 (the “Moore Complaint”). The complaints name as defendants the Company and members of the Board. On June 17, 2021, the Company also received a demand letter making similar allegations as those included in the lawsuits.

Each of the complaints alleges violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The complaints generally allege that the defendants filed a materially incomplete and misleading preliminary proxy statement on Schedule 14A with the SEC. The Moore Complaint also alleges that members of the Board breached their fiduciary duties and that the Company aided and abetted these breaches.

Each of the complaints seeks injunctive relief preventing the consummation of the merger, damages and other relief.

The Company believes that the claims asserted in the complaints are without merit. Additional lawsuits related to the merger may be filed in the future.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding the Company, the Parent Parties or Merger Sub or their respective businesses. Such information can be found elsewhere in this proxy statement or, in the case of the Company, in the public filings that the Company makes with: (i) the SEC, which are available without charge through the SEC’s website at www.sec.gov, and (ii) the Canadian securities administrators, which are available without charge at the website for the system of electronic document analysis and retrieval at www.sedar.com. For additional information, see the section entitled “Where You Can Find More Information,” beginning on page 116.

The representations, warranties and covenants made in the merger agreement by and among the Company, the Parent Parties and Merger Sub are qualified and subject to important limitations agreed to by the Company, the Parent Parties and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and the Canadian securities administrators and in some cases were qualified by confidential disclosures that were made by the Company, which disclosures are not reflected in the merger agreement. The representations and warranties in the merger agreement will not survive completion of the merger. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may or may not have been included in the Company’s periodic and current reports, this proxy statement and other documents filed with the SEC and the Canadian securities administrator. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by the Company, the Parent Parties and Merger Sub on May 10, 2021 (the “date of the merger agreement”).

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

Upon the terms and subject to the conditions set forth in the merger agreement, and in accordance with the DGCL, at the effective time of the merger, Merger Sub, a direct wholly owned subsidiary of Parent and a party to the merger agreement, will be merged with and into the Company. As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will be the surviving company in the merger and will continue its corporate existence as a wholly owned subsidiary of Parent.

The certificate of incorporation of the surviving corporation will be amended at the effective time of the merger to read in the form of Exhibit A to the merger agreement and, as so amended, will be the certificate of incorporation of the surviving corporation until thereafter changed or amended as provided therein or by law. The bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger to read in the form of Exhibit B to the merger agreement, will be the bylaws of the surviving corporation until thereafter changed or amended as provided therein or by law.

The directors of Merger Sub immediately prior to the effective time of the merger will become the initial directors of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the effective time of the merger will be become the initial officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Closing; Effective Time of the Merger

The closing of the merger will occur no later than the third business day following the date on which each of the conditions to the merger is satisfied or, to the extent permitted by law, waived (other than those conditions that by their nature can be satisfied only on the closing date of the merger, but subject to the satisfaction or waiver of those conditions on the closing date of the merger), provided that if the marketing period relating to Parent’s debt financing has not begun or ended at such time, then the closing of the merger will occur on the earlier of (a) any date during the marketing period that may be specified by Parent on no fewer than three business days’ notice to the Company and (b) the third business day following the final day of the marketing period subject, in each case, to the satisfaction or waiver of the conditions to the merger (other than those conditions that by their nature can be satisfied only on the closing date of the merger, but subject to the satisfaction or waiver of those conditions on the closing date of the merger), or such other time as mutually agreed by Parent and the Company. See the section entitled “—Conditions to the Merger,” beginning on page 98, for further discussion of the conditions to the closing of the merger. See the section entitled “—Marketing Period,” beginning on page 79, for further discussion of the marketing period.

The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company agree and specify in the certificate of merger.

Parent and the Company currently expect to complete the merger by the end of the second half of 2021, subject to receipt of the Company stockholder approval, regulatory approvals and the satisfaction or waiver of the other conditions to the closing of the merger.

Marketing Period

Under the merger agreement, the Company has agreed to provide Parent and Merger Sub with a period of 15 consecutive business days (the “marketing period”) to market its debt financing for the merger before being obligated to close the merger. As defined in the merger agreement, the marketing period is the first period of 15 consecutive business days (subject to certain customary blackout dates) throughout and at the end of which (a) Parent has received certain specified information about the Company as more fully described in the merger agreement (the “financing information”), (b) there is no legal impediment to the merger and all conditions precedent to Parent’s and Merger Sub’s obligations to consummate the merger have been satisfied or waived and (c) provided that (i) (x) unless otherwise agreed to in writing by the parties, until the 180th day following the date of the merger agreement, the marketing period will not start unless the Company’s stockholder approval and the regulatory clearances have been obtained, (y) if the marketing period has not ended prior to (A) August 20, 2021, then it will not commence until September 7, 2021 and (B) December 22, 2021, then it will not commence until January 3, 2022 and (z) July 4, 2021, November 24, 2021, November 25, 2021 and November 26, 2021 will not be considered business days for the purpose of the marketing period and (ii) the marketing period will end on any earlier date that is the date on which the debt financing is consummated; provided, further, that if the Company in good faith reasonably believes it has provided the financing information and that the marketing period has begun, it may deliver to Parent a written notice to that effect, in which case the marketing period will be deemed to have begun on the date of such notice unless Parent, in good faith, reasonably believes the marketing period has not begun and within three business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity why Parent believes the marketing period has not begun).

Effects of the Merger

The merger agreement provides that, at the effective time of the merger, each issued and outstanding share of Company common stock (other than (i) shares owned by the Company or its subsidiaries, Parent or Merger Sub and (ii) shares held by stockholders who have properly and validly perfected their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the DGCL) will be cancelled and automatically converted into the right to receive $55.50 in cash (the “merger consideration”), without interest and subject to any applicable withholding taxes.

Exchange of Certificates

At or prior to the effective time of the merger, Parent will deposit or cause to be deposited with a nationally recognized bank or trust company designated by Parent and reasonably acceptable to the Company (the “paying agent”) sufficient funds for the payment of the aggregate merger consideration payable to the holders of Company common stock.

If you hold your shares of Company common stock in certificated form, as soon as reasonably practicable after the effective time of the merger, Parent will instruct the paying agent to mail to you, as the holder of record, a letter of transmittal and instructions setting forth the procedures by which you may surrender your Company common stock certificates in exchange for the merger consideration to which you are entitled. Upon surrender of Company common stock certificates, together with the duly executed letter of transmittal and such other documents as may reasonably be required by the paying agent, to the paying agent for cancelation in accordance with the instructions provided to you by the paying agent, you will be entitled to receive from the paying agent an amount of cash equal to the aggregate number of shares of Company common stock previously represented by the Company common stock certificates so-surrendered by you multiplied by the merger consideration, and the Company common stock certificates so-surrendered by you will be canceled. Until surrendered as contemplated by this paragraph, each Company common stock certificate will be deemed after the effective time of the merger to represent only the right to receive merger consideration. No interest will be paid or accrue on any cash payable upon surrender of any Company common stock certificate. If you hold your shares of Company common stock in book-entry or uncertificated form, you will not be required to deliver a duly executed letter of transmittal, it being understood that the holders of book-entry shares of Company common stock will be deemed to have surrendered such shares of Company common stock upon receipt by the paying agent of an “agent’s message” or such other evidence, if any, as the paying agent may reasonably request.

If you hold your shares of Company common stock in certificated form, you should not forward your stock certificates to the paying agent without a duly executed letter of transmittal, and you should not return your certificates with the enclosed proxy card.

Each of the paying agent, Parent, the Company and surviving corporation will be entitled to deduct and withhold from the merger consideration any amount required to be deducted or withheld from the merger consideration by law with respect of taxes.

Lost, Stolen or Destroyed Certificates

If any of your Company common stock certificates have been lost, stolen or destroyed, you will have to provide an affidavit of that fact and, if required by Parent or the paying agent, post a bond in customary amount as indemnity against any claim that may be made against Parent, the paying agent or the surviving corporation with respect to such Company common stock certificates. Upon the provision of such affidavit and the posting of such bond, the paying agent will pay you the applicable merger consideration in exchange for your lost, stolen or destroyed Company common stock certificates.

Treatment of Company Equity Awards

Company Stock Options

The merger agreement provides that, immediately prior to the effective time of the merger:

•	each outstanding and unexercised Company stock option (whether vested or unvested) will be canceled; and

•

each holder of any such canceled Company stock option will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company stock option, a cash payment of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company stock option and (ii) the excess, if any, of the merger consideration over the exercise price per share of each such Company stock option, without interest and subject to applicable tax withholding.

However, if any such Company stock option has an exercise price per share that is greater than or equal to the merger consideration, then such Company stock option will be canceled in exchange for no consideration.

Restricted Stock Units

The merger agreement provides that, immediately prior to the effective time of the merger:

•	each outstanding Company RSU (whether vested or unvested), other than a CIC Year RSU, will be canceled; and

•

each holder of any such canceled Company RSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company RSU, a cash payment of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company RSU and (ii) the merger consideration, without interest and subject to applicable tax withholding.

Performance Stock Units

The merger agreement provides that, immediately prior to the effective time of the merger:

•	each outstanding Company PSU (whether vested or unvested), other than a CIC Year PSU, will be fully vested and canceled; and

•	each holder of any such canceled Company PSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company PSU, a cash payment of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company PSU and (ii) the merger consideration, without interest and subject to applicable tax withholding.

The number of shares of Company common stock underlying each such canceled Company PSU shall be determined (1) based on the actual level of performance achieved for the applicable performance period for any portion of such Company PSU with respect to which the performance period has been completed as of the closing of the merger; (2) based on the actual level of performance achieved as of the closing of the merger (taking into account the merger consideration) for any portion of such Company PSU with respect to which the performance period has commenced but is not completed as of the closing of the merger; and (3) assuming achievement of the target level of performance for any portion of such Company PSU with respect to which the performance period has not yet commenced as of the closing of the merger.

CIC Year Awards

The merger agreement provides that, immediately prior to the effective time of the merger:

•	each CIC Year Award will be canceled; and

•

each holder of any such canceled CIC Year Award will be entitled to receive, in consideration of and in full settlement for the cancellation of each such CIC Year Award, a cash payment of an amount equal to the product of (i) (x) the total number of shares of Company common stock underlying each such canceled CIC Year Award and (y) the merger consideration, and (ii) a fraction, the numerator of which is the number of days elapsed from the first day of the calendar year in which the closing of the merger occurs through the closing date of the merger, and the denominator of which is 365, without interest and subject to applicable tax withholding. The number of shares of Company common stock underlying a CIC Year PSU shall be determined in the same manner in which the number of shares of Company common stock underlying a Company PSU is determined, as described above.

Deferred Stock Units

The merger agreement provides that, immediately prior to the effective time of the merger:

•	each outstanding Company DSU (whether vested or unvested) will be canceled; and

•

each holder of any such canceled Company DSU will be entitled to receive, in consideration of and in full settlement for the cancellation of each such Company DSU, a cash payment of an amount equal to the product of (i) the total number of shares of Company common stock underlying each such canceled Company DSU and (ii) the merger consideration, without interest and subject to applicable tax withholding.

Payment and Timing of Payment

Parent will cause the surviving corporation to make any payments required to be made in respect of the Company equity awards (subject to any tax withholding), promptly after the effective time of the merger, but in no event later than five business days following the effective time of the merger, through the payroll systems of the surviving corporation. However, to the extent any payment in respect of the Company equity awards would cause an impermissible acceleration event under Section 409A of the Code, such payment will be made at the earliest time permitted under the applicable Company equity plan that would neither cause an impermissible acceleration event nor trigger a tax or penalty under Section 409A of the Code.

Appraisal Rights

Shares of Company common stock that are outstanding immediately before the effective time of the merger and that are held by any person who is entitled to demand and has properly demanded appraisal of such shares pursuant to, and who has otherwise complied in all respects with, Section 262 of the DGCL will not be converted into merger consideration, but rather the holders of such shares (“appraisal shares”) will be entitled to payment of the fair value of such appraisal shares. If any holder of appraisal shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, then such holder’s right to be paid fair value of such holder’s appraisal shares will cease and such holder’s appraisal shares will be deemed to have been converted, at the effective time of the merger, into, and to have become exchangeable solely for, the right to receive merger consideration, without interest.

The Company will give Parent prompt notice of any demand for appraisal of shares of Company common stock, withdrawals of such demands and any other documents or instruments, in each case, that are received by the Company related to Section 262 of DGCL or stockholder demands or claims thereunder. Prior to the effective time of the merger, the Company will not, without Parent’s prior written consent, make any payment with respect to, or negotiate, settle or offer to settle, any appraisal demands. Parent will have the right to participate in and direct all negotiations and proceedings with respect to appraisal demands.

Adjustments

If, between the date of the merger agreement and the effective time of the merger, the outstanding shares of Company common stock (or securities convertible or exchangeable into or exercisable for shares of Company common stock) are changed into a different number or class of shares by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon, then the merger consideration will be appropriately and equitably adjusted, without duplication.

Representations and Warranties

The merger agreement contains certain customary representations and warranties, subject to certain exceptions in the merger agreement and confidential disclosures made by each party to the other in connection with the merger agreement. Each of Parent, Merger Sub and the Company has made representations and warranties regarding, among other things:

•	organization, standing and power;

•	authority with respect to the execution, delivery and performance of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	board recommendation and approval;

•	absence of conflicts with, or violations of, organizational documents, contracts and applicable law;

•	requisite stockholder approval;

•	this proxy statement and the accuracy of information supplied for the purpose of being included herein;

•	absence of certain legal proceedings; and

•	brokers’ fees payable in connection with the transactions contemplated by the merger agreement.

The Company has made additional representations and warranties regarding, among other things:

•	capitalization of the Company;

•	ownership of the Company’s subsidiaries;

•	absence of any anti-takeover statutes applying to the merger;

•	compliance with applicable laws and permits;

•	SEC filings, financial statements, undisclosed liabilities and internal controls;

•	conduct of the Company’s business since December 31, 2020;

•	absence of any action, event, change, circumstance, development, occurrence or state of facts that constitutes a material adverse effect since December 31, 2020 ;

•	real property matters;

•	intellectual property, privacy and data security, and information technology matters;

•	material contracts and material relationships with customers or suppliers;

•	insurance matters;

•	tax matters, including actions taken under the CARES Act or similar coronavirus response laws or executive orders;

•	environmental matters;

•	employee benefits matters and ERISA compliance;

•	employee and labor matters;

•	financial dealings with sanctioned entities;

•	aboriginal matters;

•	opinion of the Company’s financial advisors; and

•	related party transactions.

Parent and Merger Sub have made additional representations and warranties regarding, among other things:

•	Merger Sub’s operations;

•

the financing of the merger consideration, including the enforceability of the executed equity commitment and debt commitment letter providing for a commitment to provide equity financing and debt financing, respectively, to Parent, and the sufficiency of the proceeds to be disbursed under the commitment letters, together with other sources of financing available to Parent, to pay the aggregate merger consideration and the other amounts payable under the merger agreement, and the enforceability of the commitment letters;

•	ownership of Company common stock; and

•	the Company’s solvency following the effective time of the merger.

The representations and warranties do not survive the merger (and thus there are no post-closing remedies for breaches), are often qualified by a “materiality” qualification or a “Company material adverse effect” qualification (as discussed below), are qualified by confidential disclosures made to the other party in connection with the merger agreement and, in the case of the Company, by certain disclosures in certain of the Company’s public filings with the SEC up to the fifth business day before the date of the merger agreement.

For purposes of the merger agreement, a “Company material adverse effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of:

•

general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates;

•

changes in the industry in which the Company or any of its subsidiaries operate, including actions taken in response to or as a result of COVID-19 beginning March 1, 2020 in compliance with guidelines, recommendations, laws and directives promulgated by any governmental authority (“COVID-19 measures”);

•	changes in prices for raw materials and finished products;

•	any epidemics, pandemics or disease outbreaks (including COVID-19 pandemic), natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events;

•	any outbreak or escalation of hostilities, acts of war, terrorism or sabotage;

•	changes in applicable law, including any COVID-19 measures;

•	changes in GAAP or interpretation thereof;

•	any failure to meet internal or published projections in respect of the Company’s revenue, earnings, internal budgets or other financial performance indicators;

•	any downgrade in credit ratings of the Company’s debt or debt securities;

•	any changes in the market price or trading volume of the Company’s securities;

•

the public announcement or pendency of the merger agreement or the merger (including any resulting loss or departure of officers or other employees of the Company or any of its subsidiaries or the termination of reduction in the Company’s or its subsidiaries’ relationships with their customers, suppliers, distributors or other business partners);

•

the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the merger agreement, including the taking of any action or refraining from taking any action at Parent’s or Merger Sub’s prior written request; or

•

any actions or claims made or brought by any stockholders of the Company or Parent (whether on behalf of the Company, Parent or otherwise) alleging a breach of any fiduciary duty of any director of the Company relating to the merger agreement or violations of securities laws solely in connection with the merger.

However, with respect to the matters described in the first through seventh bullet above (excluding any effect arising from, resulting from or related to COVID-19 or any COVID-19 measures), such effect, change, condition, fact, development, occurrence or event may be taken into account to the extent that they have a disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its subsidiaries operate. In addition, with respect to the effects described in the eight through the tenth bullet, the underlying cause of any such effect may be taken into account.

Covenants Regarding Conduct of Business by the Company Prior to the Merger

The Company has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, except as expressly permitted or contemplated by the merger agreement, as may have been previously disclosed in writing by the Company or for actions taken reasonably and in good faith to respond to COVID-19 measures, the Company will, and will cause each of its subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice and (ii) use its commercially reasonable efforts to preserve substantially intact its current business organization and maintain existing relations and goodwill with material customers, suppliers, distributors, creditors, lessors, employees and other material business relations and keep available the services of the Company’s and its subsidiaries’ present key employees.

In addition, subject to certain exceptions, the Company has agreed not to, and not to permit any of its subsidiaries to, take any of the following actions without Parent’s prior written consent (such consent not be unreasonably withheld, conditioned or delayed):

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declare, set aside, establish a record date for or pay any dividends on, or make any other distributions in respect of, any Company securities or any securities of a Company subsidiary, other than distributions by any direct or indirect wholly-owned subsidiary of the Company to the Company or any other wholly-owned subsidiary of the Company;

•

split, combine, recapitalize, subdivide or reclassify any Company securities or any securities of a Company subsidiary, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any such securities, subject to certain exceptions;

•

issue, deliver, sell, assign, pledge, grant, transfer, dispose of, or encumber (other than certain permitted liens), or authorize the issuance, delivery, sale, assignment, pledge, grant, transfer, disposition or encumbrance of, any Company securities or any securities of a Company subsidiary, other than (i) in connection with regular quarterly grants of Company DSUs made in the ordinary course of business (in accordance with the specific terms and conditions set forth in the merger agreement); (ii) the issuance of Company common stock upon the exercise or settlement of Company stock options, Company RSUs, Company PSUs or Company DSUs outstanding on the date of the merger agreement and in accordance with their terms; and (iii) the issuance of any equity interests by a subsidiary of the Company to the Company or another wholly owned subsidiary of the Company, or amend any term of any Company securities or any securities of a Company subsidiary;

•

amend its certificate of incorporation, by-laws or other similar organizational documents or adopt or propose a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation or dissolution of the Company or any of its subsidiaries;

•

make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest or otherwise invest in any person, or any division or assets thereof, with a value or purchase price (including “earn-out” consideration or obligation to pay future consideration) in excess of $5,000,000 (individually) or $10,000,000 (in the aggregate), other than purchases of raw materials in the ordinary course of business;

•

other than as required by the terms of any Company plan (as defined below) or contract in effect on the date of the merger agreement or adopted or amended thereafter, any collective bargaining agreement or applicable law, (i) adopt, enter into, establish, terminate, or materially amend or modify any Company plan (or plan or arrangement that would be a Company plan if in effect on the date of the merger agreement), except for routine amendments or renewals of Company plans that would not result in a material increase in benefits or costs to the Company and its subsidiaries, or any collective bargaining agreement, (ii) accelerate or increase payments or benefits payable under any Company plan, (iii) grant any additional equity-based compensation awards pursuant to the Company’s omnibus plan or otherwise, (iv) grant any loan to, or increase compensation, bonus, severance or other benefits payable to any employee, officer, director, consultant or other similar agent of the Company or its subsidiaries, other than promotion or annual merit salary increases (and increases in bonus or other compensation to the extent related to base salary and tied to such promotion or annual merit salary increases), in the ordinary course of business that do not, in the aggregate, exceed the aggregate amounts budgeted for such items for fiscal year 2021, (v) hire (other than to fill an open position) or terminate (other than a termination “for cause”) any employee who has a position that is at or above the vice president level, (vi) grant any severance, change of control, retention, termination or similar compensation or benefits payable to any employee, officer, director or consultant of the Company or its subsidiaries, (vii) materially increase the funding or contribution rate with respect to any Company plan or (viii) enter into any employment or other similar agreement (or amend any existing agreement) with respect to any employee at or above the vice president level;

•	change any accounting methods, principles, practices, policies or procedures, except as required by GAAP, SEC rule or other applicable law;

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sell, assign, license, lease or otherwise transfer, abandon, allow to let lapse or expire or otherwise dispose of, fail to maintain, pledge or create any lien on assets, properties or rights of the Company or its subsidiaries, other than certain permitted liens, or in the ordinary course of business consistent with past practice, (i) sale of inventory; (ii) intellectual property portfolio management; or (iii) non-exclusive third party licenses;

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incur, prepay, refinance or amend the terms of any indebtedness for borrowed money or guarantees thereof or issue any debt securities, warrants or other rights to acquire any debt securities or assume, guarantee or endorse or otherwise become responsible for, the obligations of any person, other than (i) intercompany indebtedness; (ii) for working capital purposes in the ordinary course business; or (iii) revolving credit advances and letters of credit in the ordinary course of business;

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make or commit to make any capital expenditures, except (i) in the ordinary course of business, (ii) pursuant to the Company’s 2021 capital expenditures budget, (iii) with respect to future capital expenditures budgets, capital expenditures that do not exceed the aggregate amounts budgeted in the 2021 capital expenditures budget by 10%, (iv) for any actions taken reasonably and in good faith to respond to COVID-19 measures not to exceed $10 million in the aggregate, or (v) any unbudgeted capital expenditures not to exceed $10 million individually or $30 million in the aggregate per annum;

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make, change or revoke any material tax election, change any annual tax accounting method or period, amend any material tax returns, file any claims for material tax refunds, enter into any material closing agreement, settle any material tax claim, audit or assessment, surrender any right to claim a material tax refund, except to the extent required by law or taken in the ordinary course of business, or request any ruling or written determination from a taxing authority with respect to a material amount of taxes;

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make any loan, advance or capital contribution to, or investment in, any person in excess of $5,000,000 in the aggregate, other than the Company or any direct or indirect wholly owned Subsidiary of the Company, other than in the ordinary course of business consistent with past practice;

•	enter into any new line of business;

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settle or offer to propose to settle any legal proceedings involving or against the Company or any of its subsidiaries in excess of $5,000,000 or which would be reasonably expected to (i) prevent or materially delay or impair the consummation of the merger or (ii) involve any criminal liability or admission of material wrongful conduct by the Company or any of its subsidiaries;

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amend or modify in any material respect or terminate, or waive, release or assign material rights claims or benefits under, any material contract or enter into any new contract that, if entered into prior to the date of the merger agreement, would constitute a material contract; or

•	agree, resolve, authorize or commit to do any of the foregoing actions.

Restrictions on Solicitation of Company Takeover Proposals

On May 10, 2021, the Company was required to (and to cause each of its subsidiaries representatives to) immediately (i) cease any existing discussions or negotiations with any other person with respect to an alternative acquisition proposals or any inquiry, proposal or offer that could reasonably be expected to lead to an alternative acquisition proposal, (ii) terminate access for any other person to any data room and (iii) require the return or destruction of any non-public information furnished by or on behalf of the Company to any other person in accordance with the applicable confidentiality agreement. The Company also agreed to use reasonable best efforts to take all actions reasonably necessary to secure its rights under the provisions of any applicable confidentiality agreement.

In addition, the Company has agreed, subject to the terms of the merger agreement, that it will not and will cause its subsidiaries not to and will not authorize or permit any of its representatives to, directly or indirectly:

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solicit, initiate, knowingly facilitate or encourage any inquiry, proposal or offer or make any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company acquisition proposal;

•

engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, cooperate with or assist or participate in or knowingly facilitate any such discussions or negotiations or any effort or attempt to make any Company acquisition proposal or provide access to its properties, books and records or furnish any nonpublic information relating to the Company or any of its subsidiaries, in connection with any Company acquisition proposal;

•	recommend, or publicly propose to approve, endorse or recommend, a Company acquisition proposal;

•	enter into any letter of intent, merger agreement or other similar agreement providing for a Company acquisition proposal (each, an “alternative acquisition agreement”);

•	submit any Company acquisition proposal to a vote of the Company stockholders;

•

take any action to exempt any third party or transaction from the restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable takeover statute, or otherwise cause such restrictions, or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company, to not apply to such Person or transaction; or

•	authorize, resolve or agree to do any of the foregoing actions.

Prior to the time that the Company receives stockholder approval of the merger proposal, the Board may, upon receipt of a bona fide written Company acquisition proposal that did not result from a breach of the Company’s non-solicitation obligations, determine in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal or could reasonably be expected to result a superior proposal and that the failure to take certain actions would be reasonably expected to be inconsistent with the Board’s fiduciary duties to Company stockholders under applicable law, then the Company may furnish nonpublic information with respect to the Company and its subsidiaries to the person making the proposal and engage in discussions or negotiations with such person and their representatives regarding such proposal, subject to the terms of the merger agreement.

In connection with any Company acquisition proposal:

•

prior to or concurrently with furnishing any nonpublic information relating to the Company and its subsidiaries to such person or their representatives, the Company is required to enter into a confidentiality agreement with such person containing provisions that in the aggregate are no less favorable to the Company than those contained in the confidentiality agreement with Parent;

•	prior to or concurrently with furnishing any such nonpublic information to such Person, the Company is required to furnish such nonpublic information to Parent;

•

the Company may not pay, agree to pay or cause to be paid, or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such person or their representatives in connection with any Company acquisition proposal (or inquiries, proposals or offers or other efforts or attempts that may lead to a Company acquisition proposal), in each case, without the prior written consent of Parent; and

•

any competitively sensitive information or data provided to any such person or their Representatives must be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data.

Notwithstanding anything to the contrary contained in the merger agreement, the Company and its subsidiaries and representatives may in any event inform another person that has made an alternative acquisition proposal of the non-solicitation provisions of the merger agreement.

The Company will promptly (and in any event within 24 hours) notify Parent after receipt of any Company acquisition proposal, any inquiry, proposal or offer that would reasonably be expected to lead to a Company acquisition proposal or any inquiry or request for nonpublic information relating to the Company and its subsidiaries by any person who has made or would reasonably be expected to make a Company acquisition proposal. Such notice must indicate the name of such person making such Company acquisition proposal, inquiry, proposal or offer and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request and include unredacted copies of any written documents or materials delivered to the Company in connection with such proposal or offer (including any materials related to such Person’s proposed financing sources) (or where no such copies are available, a reasonably detailed written description thereof).

The Company must (i) keep Parent reasonably informed, on a reasonably current basis (and in any event within 24 hours), regarding any changes or developments to the status and terms of any such proposal or offer (including any material amendments thereto or any material change to the scope or material terms or conditions thereof) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified to Parent and (ii) provide to Parent unredacted copies of any written documents or materials delivered to the Company in connection with such changes or developments.

Parent is entitled to customary notice and matching rights before the Company enters into any alternative acquisition agreement.

“Company acquisition proposal” means any offer, proposal or indication of interest (whether or not in writing) from any Person or group (other than Parent or Merger Sub or any of their affiliates) relating to, or that would reasonably be expected to lead to, whether in a single transaction or series of related transactions:

•

any direct or indirect lease, exchange, license, transfer, sale or other disposition (including by way of any merger, consolidation, amalgamation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) of businesses or assets (including equity interests in subsidiaries) that constitute or account for more than 20% of the consolidated assets, revenue or net income of the Company and its subsidiaries, taken as a whole;

•

(any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend or similar transaction involving the Company or any of its subsidiaries pursuant to which any such person or group would own or control, directly or indirectly, more than 20% of the outstanding equity interests or voting power in, or of any class of capital stock of, the Company, any of the Company’s subsidiaries directly or indirectly holding, individually or taken together, the businesses or assets referred to in the bullet above, or the resulting entity of such transaction; or

•	any related combination of the foregoing.

“superior proposal” means a bona fide written Company acquisition proposal from any person (other than Parent and its subsidiaries) (with all references to “more than 20%” in the definition of Company acquisition proposal being deemed to reference “more than 50%”) which the Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is reasonably capable of being consummated in accordance with its terms and (ii) is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated by the merger agreement after taking into account the legal, financial (including the financing terms of any such Company acquisition proposal), regulatory, conditionality, timing or other aspects of such Company acquisition proposal, the person or group making such Company acquisition proposal, the transactions contemplated by the merger agreement, any changes to the terms of the merger agreement irrevocably offered in writing by Parent in response to such Company acquisition proposal, and all other factors that the Board, in good faith, deems relevant.

Obligation of the Board with Respect to Its Recommendation

Company Recommendation

The Board has unanimously recommended that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement. Except as described below, the Company has agreed that (i) this proxy statement will include the recommendation of the Board to the Company’s stockholders that they give the Company stockholder approval (the “Company recommendation”) and (ii) the Board will not:

•

withdraw, amend, change, modify, qualify or otherwise propose publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Parent, its recommendation that the Company stockholders approve the merger and adopt the merger agreement;

•	fail to make the Company recommendation or fail to include the Company recommendation in this proxy statement;

•	adopt, approve, recommend, endorse or otherwise declare advisable, or otherwise propose publicly to adopt, approve, recommend, endorse or otherwise declare advisable, a company acquisition proposal;

•

fail to publicly recommend against a company acquisition proposal that has been publicly disclosed within ten business days after the request of Parent or reaffirm the Company recommendation within such ten business day period upon such request; or

•

fail to publicly reaffirm the Company recommendation within three business days after Parent so requests in writing following any public statement by the Company or any of its representatives expressing opposition to the transactions contemplated by the merger agreement (together with the foregoing bullets, a “Company recommendation change”).

Company Recommendation Change Permitted in Certain Circumstances

The Board may make a Company recommendation change prior to the receipt of the Company stockholder approval in response to a superior proposal or intervening event in the following circumstances, in each case subject to customary notice and matching rights in favor of Parent:

•

If the Company receives a bona fide alternative acquisition proposal that did not result from a breach of the of the obligations described in the section entitled “—Restrictions on Solicitation of Company Takeover Proposals,” beginning on page 87, and such proposal in not withdrawn prior to such Company recommendation change, and the Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that (i) such alternative acquisition proposal constitutes a superior proposal and (ii) the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable laws, then the Board may make a Company recommendation change and terminate the merger agreement, but only if:

•

the Company notifies Parent in writing of its intention to take such action not less than four business days before taking such action, which notice will include, among other things, the identity of the offeror and copies of any written documents or materials delivered to the Company in connection with such proposal or offer (including any materials related to proposed financing sources);

•

for four business days following delivery of such notice the Company negotiates in good faith with Parent (to the extent requested by Parent) with respect to any revised proposal from Parent in respect of the terms of the merger, it being understood that any amendment or modification to any superior proposal that is the basis for such proposed Company recommendation change will require a new notice of Company recommendation change and the start of a new two business day period; and

•

upon the end of such four or two business day period, as applicable, the Board will have considered in good faith any revisions to the terms of the merger proposed in writing by Parent and will have determined in good faith after consultation with the Company’s outside counsel and financial advisor, (i) that the superior proposal would nevertheless continue to constitute a superior proposal and (ii) that the failure of the Board to make such a Company recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable laws;

•

In response to an intervening event, if the Board determines in good faith after consultation with the Company’s outside legal counsel, that failure to take action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable laws, then the Board may make a Company recommendation change, but only if:

•

the Company notifies Parent in writing of its intention to take such action not less than four business days before taking such action, which notice will include a reasonably detailed description of the applicable intervening event;

•	for four business days following delivery of such notice, the Company negotiates in good faith with Parent (to the extent requested by Parent) to make adjustments to the terms of the merger; and

•

following the end of such four business day period, the Board has determined in good faith after consultation with the Company’s legal counsel and financial advisor, (i) that the intervening event continues to warrant a Company recommendation change and (ii) that the failure of the Board to make such a Company recommendation change would reasonably be expected to be inconsistent with its fiduciary duties under applicable laws.

For the purposes of the merger agreement, “intervening event” means any positive event, change or development with respect to the Company and its subsidiaries, taken as a whole, that:

•	was not known to or reasonably foreseeable by the Board as of the date of the merger agreement;

•	becomes known to or by the Board prior to obtaining the Company stockholder approval and is not a result of a breach of the merger agreement by the Company or its subsidiaries; and

•

does not relate to (i) a company acquisition proposal or any matter relating thereto or consequence thereof, (ii) changes in the market price or trading volume of the shares of Company common stock in and of themselves or (iii) the fact that the Company meets or exceeds internal or published (including analyst) projections, expectations, budgets, forecasts or estimates of revenue, earnings or other financial results for any period (provided that this clause (iii) will not prevent or otherwise affect a determination that the underlying cause of any such event referred to herein constitutes an “intervening event”).

Efforts to Obtain Required Stockholder Approval

The Company has agreed to hold its special meeting and to use its reasonable best efforts to solicit and secure the required approval of the Company stockholders to approve and adopt the merger agreement and the merger. The Board has approved and adopted the merger agreement and the transactions contemplated by the merger agreement and adopted resolutions directing that such proposal be submitted to the Company stockholders for their consideration and recommending that the Company stockholders vote “FOR” the proposal to adopt the merger agreement.

Efforts to Complete the Merger

The merger agreement provides that the Company and the Parent Parties must use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective, as promptly as reasonably practicable, the merger and the other transactions contemplated by the merger agreement. Specifically, these actions include:

•

preparing and filing, in consultation with the other parties, as promptly as reasonably practicable, all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents with any governmental entities or other third party;

•	obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental entity or third party; and

•	cooperating in meeting any information, consultation and notification requirements with employees, employee representatives or other third parties.

See the section entitled “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 76, for a description of the material regulatory filings required for the completion of the merger. In connection with such regulatory approvals, the Company and the Parent Parties will make or file, or cause to made or filed, as promptly as practicable, with the appropriate governmental entities all filings, forms, registrations and notifications required to be filed to consummate the merger under any applicable antitrust laws. Subsequent to such filings, the Company and the Parent Parties will, and will cause their respective affiliates to, as promptly as practicable, respond to inquiries from governmental entities, or provide any supplemental information that may be requested by governmental entities, in connection with filings made with such governmental entities.

The merger agreement required the Company and the Parent Parties to file, or cause to be filed:

•	the notification and report forms required under the HSR Act no later than 10 business days after the date of the merger agreement;

•	the filing required under Section 114(1) of the Canadian Competition Act no later than 15 business days after the date of the merger agreement; and

•	any filings, notifications or submissions (or drafts thereof, as appropriate) required under the antitrust laws of other jurisdictions as promptly as reasonably practicable.

The parties filed the required notification and report forms required under the HSR Act on May 25, 2021, and the waiting period under the HSR Act expired on June 24, 2021. The parties submitted the filing pursuant to the Canadian Competition Act on May 28, 2021 and all other material non-U.S. antitrust filings on or prior to June 17, 2021. We currently expect to receive all antitrust approvals for the completion of the merger by the second half of 2021; however, we cannot guarantee when any such approvals will be obtained or that they will be obtained at all.

In connection with the efforts described in this section, each of the Parent Parties and the Company has agreed to:

•

cooperate with each other in connection with any filing described in this section and in connection with any investigation or other inquiry of any governmental entity under applicable laws with respect to any filing described in this section;

•	keep each other apprised of the status of any communications with and any inquiries or requests for additional information from any governmental entity or any material communications received or given in connection with any proceedings by a private party, in each case regarding any of the transactions contemplated by the merger agreement;

•	consult with each other prior to taking any material position with respect to the filings under any competition laws in discussions with or filings to be submitted to any governmental entity;

•

provide the other party a reasonable opportunity to review and discuss in advance, and consider in good faith the views of the other party in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals described in this section;

•

coordinate with the other party in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any governmental entity relating to the merger agreement or the transactions contemplated in this section; and

•

unless prohibited by applicable law or the applicable governmental entity, (1) not participate in or attend any meeting, or engage in any substantive conversation, with any governmental entity in respect of the merger without the other party, (2) give the other party reasonable prior notice of any such meeting, conversation or other interaction, and (3) in the event either party is prohibited by applicable law or by the applicable governmental entity from participating or attending any such meeting or engaging in any such conversation, the participating or attending party must keep the non-participating or non-attending, as the case may be, party reasonably apprised of such meeting, conversation or other interaction.

Parent will control and direct the overall process and strategy for effecting filings and obtaining approvals under competition laws and take the lead in all communications with governmental authorities in connection with the same; however, to the extent reasonably practicable, Parent has agreed to consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategic direction in connection with such filings and approvals.

The Parent Parties have agreed to, and will cause their respective affiliates to, take any action to avoid or eliminate each and every impediment that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement so as to enable the closing to occur as soon as reasonably possible, including (i) the prompt use of its reasonable best efforts to obtain and maintain all approvals, consents, authorizations or other confirmations required to be obtained from any governmental authority, (ii) avoiding the entry of, or effecting the dissolution of, any permanent, preliminary or temporary order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, including (A) the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of the Parent Parties or any of their subsidiaries (including, after the closing, the Company and its subsidiaries) (and the entry into agreements with, and submission to orders of, the relevant governmental authority giving effect thereto) and (B) the proffer and agreement by the Parent Parties of their willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant governmental authority giving effect thereto), in each case if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding by any governmental authority in any forum or (y) issuance of any order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement by any governmental authority and (iii) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person, including any governmental authority, seeking to delay, restrain prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement and the prompt use of its best efforts to take, in the event that any permanent, preliminary or temporary order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by the merger agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened order so as to permit such consummation on a schedule as close as possible to that contemplated by the merger agreement. Nothing shall obligate the Parent Parties to agree to any divestiture or other remedy (I) not conditioned on the consummation of the transactions contemplated by the merger agreement or (II) requiring the sale of assets or businesses of the Company or the Parent Parties that are capable of producing, individually or in the aggregate, greater than 410,000 air-dried metric tons of softwood kraft pulp in a 12-month period.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, after the effective time of the merger for a period of no less than six years, Parent will, and Parent will cause the surviving corporation and its subsidiaries to, indemnify and hold harmless each former and present director or officer of the Company or any of its subsidiaries to the extent permitted by applicable law and as provided in their respective certificate of incorporation, bylaws (or comparable organizational documents) or any indemnification agreement to which the Company or any of its subsidiaries is legally as in effect on the date of the merger agreement bound, as in and made available by the Company to Parent prior to the date of the merger agreement.

The merger agreement also requires Parent to cause to be maintained in effect, through the sixth anniversary of the effective time of the merger, the exculpation, indemnification and advancement of expenses provisions of the certificates of incorporation and bylaws and comparable organizational documents of the surviving corporation and each subsidiary of the Company (or in such documents of any successor thereto), in each case as in effect immediately prior to the effective time of the merger, and during such six year period, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the effective time of the merger were current or former directors or officers of the Company or any of its subsidiaries.

For a period of six years after the effective time of the merger, Parent will cause to continue to be maintained in effect the current directors’ and officers’ liability insurance policies of the Company and its subsidiaries (or substitute policies with carriers with the same or better credit rating as the Company’s current carrier with terms, conditions, retentions and coverage at least as favorable to the insured individuals as the Company’s existing directors’ and officers’ liability insurance policies with respect to matters existing or occurring prior to the effective time of the merger). However, Parent is not required to make annual premium payments exceeding $5,400,000 with respect to such policies and, if such insurance coverage cannot be obtained at all or can only be obtained at an annual premium in excess thereof, Parent will maintain the most advantageous directors’ and officers’ insurance policy obtainable for an annual premium equal to $5,400,000. At the Company’s or Parent’s option, prior to the effective time of the merger, the Company may purchase a six-year prepaid “tail” policy with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing directors’ and officers’ liability insurance policies with respect to matters existing or occurring prior to the effective time of the merger in lieu of Parent’s obligations to obtain and maintain directors’ and officers’ insurance policies as described in this paragraph. If such “tail” prepaid policy has been obtained by the Company prior to the effective time, Parent will cause such policy to be maintained in full force and effect for its full term and cause the surviving corporation to honor all obligations thereunder.

Employee Matters

The merger agreement provides that, from the closing date of the merger until the second anniversary of the closing date of the merger, Parent will, or will cause the surviving corporation and its subsidiaries to, provide to each individual who is an employee of the Company or any of its subsidiaries immediately prior to the effective time of the merger (each such person being a “continuing employee”):

•	wage or base salary levels that are not less than those provided to each such continuing employee by the Company or its subsidiaries immediately prior to the effective time of the merger;

•

target annual cash bonus opportunities that are no less favorable than those provided to each such continuing employee by the Company or its subsidiaries immediately prior to the effective time of the merger;

•

employee benefits that are at least as favorable to those in effect for each such continuing employee immediately prior to the effective time of the merger (excluding, for purposes of determining comparability, the value of any equity or other long-term incentive opportunities, and any retention or change in control compensation); and

•

severance benefits that are no less favorable than those provided to each such continuing employee under the applicable Company severance plans, agreements, practices and policies, each of which Parent will keep in effect during the two-year period following the closing date of the merger (or such greater benefits as are required under an applicable collective bargaining agreement (a “CBA”)).

Parent and the Company have agreed that neither Parent nor its subsidiaries (including the surviving corporation) are obligated to provide non-qualified deferred compensation or defined benefit compensation (other than as required by applicable law) in the same form as provided to each such continuing employee prior to the effective time of the merger, so long as the value of such compensation is replaced in some form during the two-year period following the closing date of the merger; provided, however, that the compensation and benefits treatment and terms and conditions of employment will be provided (i) in accordance with the applicable CBA in respect of all continuing employees who are covered by a CBA, and (ii) at sufficient levels to avoid constructive dismissal in respect of all non-union continuing employees in Canada.

In addition, following the effective time of the merger, Parent and its subsidiaries (including the surviving corporation) will honor , in accordance with their terms as in effective immediately prior to the effective time of the merger, each employee benefit plan (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement sponsored, maintained or contributed to by the Company (or any of its subsidiaries), including, but not limited to, any compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention, vacation and insurance plans, programs, policies or arrangements, whether written or unwritten (a “Company plan”); provided, however, that Parent and its subsidiaries (including the surviving corporation) may provide compensation and benefits to continuing employees following the effective time of the merger through plans of Parent or its subsidiaries. Parent and its subsidiaries (including the surviving corporation) will also assume the obligations of the CBAs until their respective expiration dates, and treat each continuing employee covered by any such CBA in accordance with the terms of the applicable CBA.

To the extent the effective time of the merger occurs prior to the payment of any outstanding amounts under each cash-based short-term bonus plan maintained by the Company in respect of fiscal year 2021 (a “2021 bonus plan”), Parent will, or will cause its affiliates (including the surviving corporation and its subsidiaries) to, (i) pay, at the time that the Company and its subsidiaries would have customarily made such bonus payments, a bonus to each continuing employee who participates in a 2021 bonus plan that is no less than the amount earned (but not paid) for such continuing employee as of the closing date of the merger under such applicable 2021 bonus plan, in accordance with, and subject to the terms of, such plan, and (ii) to the extent the effective time of the merger occurs in fiscal year 2021, Parent will maintain each such 2021 bonus plan in effect for the remainder of fiscal year 2021, on the same terms and conditions, and with respect to the same targets and performance measures, as were in effect for such year. Further, to the extent the Company adopts a cash-based short-term incentive plan in respect of fiscal year 2022 (a “2022 bonus plan”), Parent will, or will cause its affiliates (including the surviving corporation and its subsidiaries) to, pay, at the time that the Company and its subsidiaries would have customarily made such bonus payments, a bonus to each continuing employee who participates in a 2022 bonus plan that is no less than the amount earned (but not paid) for such continuing employee as of the closing date of the merger under such applicable 2022 bonus plan, in accordance with, and subject to the terms of, such plan.

Following the closing date of the merger, Parent, in consultation with the Company’s Chief Executive Officer, will adopt a long-term incentive program for key employees that provides for long-term incentives that are comparable to those offered to such key employees prior to the closing date of the merger.

In addition, for purposes of the employee benefit plans, programs or arrangements established or maintained by Parent and its affiliates in which continuing employees may be eligible to participate following the closing of the merger (a “Parent plan”) (except in respect of defined benefit pension accrual or other plans providing for post-employment benefits, including any deferred compensation plan, for continuing employees who are not entitled to such benefits immediately prior to the closing of the merger or pursuant to a CBA), Parent will credit each such continuing employee with the same amount of service as was credited by the Company under similar or comparable Company plans in which each such continuing employee participated in immediately prior to the effective time of the merger (except (x) to the extent such credit would result in a duplication of benefits or funding thereof, or (y) with respect to new benefit or compensation arrangements that are not a replacement for a Company plan and past service is not required to be credited). Parent or its affiliates will use commercially reasonable efforts to (i) ensure that each continuing employee will immediately be eligible to participate in each Parent plan, without any waiting time, to the extent coverage under such Parent plan replaces coverage under a similar or comparable Company plan in which each such continuing employee was eligible to participate immediately prior to such commencement of participation in a Parent plan, (ii) for purposes of each Parent plan that provides medical, dental, pharmaceutical or vision benefits to any continuing employee, cause all pre-existing condition exclusions and actively-at-work requirements of each such Parent plan to be waived for any such continuing employee (and covered dependents), to the extent such exclusions or requirements were waived or inapplicable under any similar or comparable Company plan in which each such continuing employee participated in immediately prior to the closing of the merger, and (iii) for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to a continuing employee (or covered dependents) under a Parent plan for the applicable plan year, cause any eligible expenses incurred by such continuing employee (and covered dependents) during the portion of the plan year of the Company plan that is ending on the closing date of the merger to be taken into account under such Parent plan as if such amounts had been paid in accordance with such Parent plan (except to the extent such payment would result in a duplication of benefits or the funding thereof).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to, among other things:

•	cooperation between Parent and the Company in the preparation of this proxy statement;

•	consultation between Parent and the Company in connection with public statements with respect to the transactions contemplated by the merger agreement;

•	the parties using, and causing their respective affiliates to use, reasonable best efforts to consummate and make effective the transactions contemplated by the merger agreement;

•

Parent and its respective affiliates taking action to avoid or eliminate legal impediments so as to enable timely consummation of the merger, and Parent and the Company promptly notifying each other of any communication from a governmental authority or securities exchange or a proceeding commenced or threatened against Parent, Merger Sub and the Company or any of its subsidiaries that could be reasonably expected to prevent or materially delay the consummation of merger or the transactions contemplated by the merger agreement;

•	confidentiality and access by Parent to certain information about the Company;

•

Parent and the Company using reasonable best efforts to cause any dispositions of the Company common stock (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

the Company notifying Parent in writing of any stockholder litigation relating to the transactions contemplated by the merger agreement, and giving Parent the opportunity to participate in the defense and settlement of any such stockholder litigation against the Company or any of its subsidiaries, or any of their respective directors, relating to the merger and the merger agreement (no such settlement to be agreed to without the prior written consent of Parent), with Parent and the Company causing their respective subsidiaries and representatives to cooperate in the defense or settlement of any such litigation;

•

Parent and Merger Sub using their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and consummate the debt financing on or prior to the time at which the closing is required to occur under the merger agreement and the Company and its subsidiaries using their reasonable best efforts to provide, and to cause their respective representatives to use their reasonable best efforts to provide, such customary cooperation as may be reasonably requested by Parent in connection with the arrangement of the debt financing;

•

Parent keeping the Company reasonably informed of the debt financing and material developments of such debt financing, as may be reasonably requested by the Company, and Parent giving prompt notice of any (i) material breach or default by Parent, any of its respective affiliates or any debt financing party, (ii) receipt by Parent of any written notice of threatened or actual withdrawal of the commitment letters or debt financing, (iii) material dispute between or among any of the parties to the financing that Parent in good faith believes in good faith may lead to a debt financing failure or (iv) any good faith belief by Parent that any or a portion of the debt financing necessary to consummate the merger will not be obtained by the effective time of the merger;

•

the Company consenting to use all of its and any of its subsidiaries’ logos, names and trademarks in connection with the debt financing, provided that such logos, names, and trademarks are not used in a manner intended or reasonably likely to harm or disparage the Company or its subsidiaries;

•

Parent, with the cooperation of the Company, causing all things necessary, proper and advisable on behalf of Parent under applicable laws and rules of the NYSE and Toronto Stock Exchange to enable the de-listing of Company common stock of the surviving corporation from the NYSE and Toronto Stock Exchange and deregistration of Company common stock and other securities of the surviving corporation under the Exchange Act and causing the Company to cease being a reporting issuer in each province and territory in Canada, in each case as promptly as practicable after the effective time of the merger;

•

the Company cooperating with Parent’s efforts with respect to the Company’s existing indebtedness, including (i) the prepayment or repayment of Company outstanding 6.25% notes due 2042 and 6.75% notes due 2044, (ii) the prepayment or repayment of the Company’s existing credit facilities, (iii) upon Parent’s request, conducting a tender offer with respect to its notes, (iv) upon Parent’s request, issuing a notice of optional redemption with respect to its notes and/or taking actions sufficient to effect the satisfaction and discharge or defeasance of the indenture governing its notes, and (v) using reasonable best efforts sufficient to effect the satisfaction by Parent of the Company indenture or notes covenants; and

•

the parties using reasonable best efforts to prevent any takeover statue becoming applicable to the merger or any transactions contemplated by the merger agreement and, if any such takeover statute becomes applicable, taking all action necessary to minimize the effect of such applicable takeover statute on the merger and such transactions contemplated by the merger agreement.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger of the following conditions:

•

the Company having obtained the affirmative vote (in person or by proxy) at a meeting of the Company stockholders of the holders of a majority of the issued and outstanding shares of Company common stock to approve and adopt the merger and the merger agreement (the “Company stockholder approval”);

•

any waiting period (and any extension thereof) in connection with the antitrust filings required to be made in the United States having terminated or expired, and any approvals, consents or clearances required in connection with the transactions contemplated by the merger agreement under the antitrust filings made in Canada, the PRC, Turkey and Spain having been obtained, or any waiting period in any such jurisdiction having terminated or expired, in each case without the imposition of a burdensome condition; and

•

no law or order (whether temporary, preliminary or permanent) having been promulgated, entered, enforced, enacted or issued or being applicable to the merger by any governmental authority that is in effect and restrains, enjoins, prohibits or makes illegal the consummation of the merger or the other transactions contemplated the merger agreement or imposes a burdensome condition.

In addition, the obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger of the following conditions:

•

certain representations and warranties of the Company regarding capitalization being true and correct in all respects, except for de minimis inaccuracies, as of the date of the merger agreement and as of the closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company with respect to corporate existence and power, corporate authorization, finders’ fees, etc., antitakeover statutes and certain representations and warranties regarding capitalization, to the extent qualified by materiality or “Company Material Adverse Effect”, being true and correct in all respects as of the date of the merger agreement and as of the closing, and to the extent not qualified by materiality or “Company Material Adverse Effect”, being true and correct in all material respects as of the date of the merger agreement and as of the closing (in each case of this clause (ii), except to the extent any such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date) and (iii) the other representations and warranties of the Company (other than those described in the foregoing clauses (i) and (ii)) being true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in the representations and warranties with respect to the absence of certain changes)) as of the date of the merger agreement and as of the closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct has not had a Company material adverse effect;

•

the Company having performed or complied with, in all material respects, its covenants and obligations under the merger agreement required to be performed or complied with by it at or prior to the closing;

•	there not having occurred and be continuing a Company material adverse effect since May 10, 2021; and

•

Parent having received a certificate signed by an executive officer of the Company certifying on behalf of the Company the conditions described in the three immediately preceding bullets have been satisfied.

In addition, the obligation of the Company to effect the merger is further subject to the satisfaction or waiver (to the extent permitted by applicable law) on or before the closing date of the merger of the following conditions:

•

the representations and warranties of Parent and Merger Sub (i) with respect to corporate existence, corporate power and authorization and finders’ fees, etc., to the extent qualified by materiality, being true and correct in all respects as of the date of the merger agreement and as of the closing, and to the extent not qualified by materiality, being and correct in all material respects as of the date of the merger agreement and as of the closing (in each case of this clause (i), except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) the other representations of Parent and Merger Sub (other than those described in the foregoing clause (i)) being true and correct in all respects (disregarding all materiality qualifiers contained therein) as of the date of the merger agreement and as of the closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (ii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of Parent or Merger Sub to consummate the merger or the other transactions contemplated by the merger agreement;

•

Parent and Merger Sub having performed or complied with, in all material respects, their covenants and obligations under the merger agreement required to be performed or complied with by them at or prior to the Closing; and

•	the Company having received a certificate signed by an executive officer of Parent certifying on behalf of Parent the conditions described in the two immediately preceding bullets have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger under any of the following circumstances:

•	by mutual written consent of Parent and the Company;

•	by either Parent or the Company:

•

if the effective time has not occurred on or before February 10, 2022, subject to an automatic extension to May 11, 2022 if the only outstanding unsatisfied conditions relate to regulatory approvals, which we refer to as the “end date”. In the event the marketing period has not ended by the end date, Parent has the right to extend the end date to the last day of the marketing period;

•

notwithstanding the foregoing, the right to terminate the merger agreement under this clause will not be available to a party if the failure of the closing to occur before the end date was primarily due to such party’s breach of any provision of the merger agreement;

•

if any governmental authority of competent jurisdiction has issued a final and non-appealable law or order permanently restraining, enjoining, prohibiting or making illegal the consummation of the merger or imposing a burdensome condition; provided that the party seeking to terminate the merger agreement under this clause will have complied in all material respects with its obligations under the regulatory efforts covenant described in the section entitled “—Efforts to Complete the Merger” beginning on page 92; or

•	if, after completion of the special meeting (including any adjournment or postponement thereof), the Company stockholders have not approved the merger proposal.

•	by Parent:

•

if the Company has breached or failed to perform any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the closing of the merger described in the section entitled “—Conditions to the Merger” beginning on page 98 to be satisfied, and (ii) cannot be or has not been cured within 30 days after Parent gives the Company written notice of such breach (a “Company breach termination”), except that, to effect a Company breach termination, Parent must not then be in breach of any of its representations, warranties or covenants contained in the merger agreement, which breach would give rise to the failure of certain conditions to the closing of the merger to be satisfied; or

•

if, before receipt of the Company stockholder approval, the Board or any committee thereof changes its recommendation in favor of the merger as described in the section entitled “—Obligation of the Board with Respect to Its Recommendation,” beginning on page 90.

•	by the Company:

•

if Parent has breached or failed to perform any of its representations, warranties, agreements or covenants contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of certain conditions to the closing of the merger described in the section entitled “—Conditions to the Merger” beginning on page 98 to be satisfied, and (ii) cannot be or has not been cured within 30 days after the Company gives Parent written notice of such breach (a “Parent breach termination”), except that, to effect a Parent breach termination, the Company must not then be in breach of any of its representations, warranties or covenants in the merger agreement, which breach would give rise to the failure of certain conditions to the closing of the merger to be satisfied;

•	if, prior to receipt of the Company stockholder approval:

○	the Board authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal; and

○

substantially concurrent with the termination of the merger agreement, the Company enters into an alternative acquisition agreement with respect to a superior proposal and, prior to or concurrently with such termination, the Company pays to Parent any Company termination fee required to be paid as described in the section entitled “—Expenses; Termination Fees” beginning on page 101.

•

if (i) all conditions to the closing of the merger described in the section entitled “—Conditions to the Merger,” beginning on page 98, have been and remain satisfied (except for any conditions that by their terms can only be satisfied on the closing date, but subject to such conditions being able to be satisfied if the closing were to occur or having been waived in writing by the Company), (ii) the Company has irrevocably confirmed to Parent it is ready, willing and able to consummate the closing of the merger, and (iii) Parent and Merger Sub fail to consummate the merger within five business days following the later of the date closing should have occurred pursuant to the merger agreement and the delivery of such confirmation.

Effect of Termination

In the event of the termination of the merger agreement by either Parent or the Company as in accordance with its terms, the merger agreement will become void and have no effect, without any liability or obligation on the part of any party (or any stockholder, controlling person, director, officer, employee, affiliate or representative of such party), other than (i) the confidentiality agreement between the Company and Parent, (ii) provisions relating to public disclosures regarding the transactions contemplated by the merger agreement, (iii) provisions relating to termination fees and expenses and (iv) certain other provisions, including specific performance, governing law and jurisdiction, which provisions will survive such termination; provided, however, that, subject to the limitations on specific performance and jurisdiction, termination of the merger agreement will not relieve any party from liability suffered or incurred by another party as a result of such party’s willful breach of the merger agreement prior to such termination or the requirement to make any required termination fee or expense reimbursement payments, described in the section entitled “—Expenses; Termination Fees,” beginning on page 101.

Expenses; Termination Fees

The Company must pay to Parent a termination fee of $82.7 million if:

•

Parent terminates the merger agreement due to the Board (i) withdrawing, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Parent, its recommendation that the Company stockholders approve the merger and adopt the merger agreement, (ii) failing to make such recommendation or failing to include it in this proxy statement, (iii) adopting, approving, recommending, endorsing or otherwise declaring advisable, or otherwise proposing publicly to adopt, approve, recommend, endorse or otherwise declare advisable, any Company acquisition proposal, (iv) if a Company acquisition proposal has been publicly disclosed, failing to publicly recommend against such Company acquisition proposal within ten business days after the request of Parent and to reaffirm the its recommendation within such ten business day period upon such request, or (v) failing to publicly reaffirm its recommendation within three business days after Parent so requests in writing following any public statement by the Company or any of its representatives expressing opposition to the transactions contemplated by the merger agreement;

•

the Company terminates the merger agreement due to the Board authorizing the Company to enter into an alternative acquisition agreement with respect to a superior proposal as further described in the section entitled “—Restrictions on Solicitation of Company Takeover Proposals,” beginning on page 87; or

•

the Company or Parent terminates the merger agreement for failure to receive the Company stockholder approval or because the transaction has not been consummated by the end date and (i) prior to such termination, a Company acquisition proposal has been publicly announced and not withdrawn and (ii) within 12 months after such termination, the Company enters into a definitive agreement with respect to a Company acquisition proposal or consummates a Company acquisition proposal (whether or not the same Company acquisition proposal as that referred to in this clause (ii)); provided that that for purposes of the definition of “Company acquisition proposal” in this bullet, references to “20%” are replaced by “50%”.

In the event that the merger agreement is terminated under circumstances in which the Company termination fee is payable to Parent, other than in the case of willful breach, the payment of the Company termination fee will be the sole and exclusive remedy of Parent, Merger Sub, the debt financing parties and any of their respective related parties against the Company and its subsidiaries and any of their respective related parties for all losses and damages suffered as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform thereunder or otherwise.

In the event that the merger agreement is terminated (i) by the Company or Parent because the merger is not consummated on or before the end date and at such time, (a) the only closing conditions that have not been satisfied or waived are those relating to (x) regulatory approval, (y) legal bars to the merger or imposition of a burdensome condition or (z) approvals from the PRC, or (b) the Company could have terminated the merger agreement due to a financing failure, (ii) by the Company or Parent due to an order of a governmental authority prohibiting the merger or imposing a burdensome condition, specifically with respect to a law or order of the PRC or arising under any competition law or (iii) by the Company due to a financing failure, then, in each case, the Company is entitled to receive payment from Parent of the reverse termination fee of $171.1 million. Other than in the case of a willful breach by any of the Parent Parties, if any of the Parent Parties or Merger Sub breaches the merger agreement or fails to perform under the merger agreement, then the Company’s sole and exclusive remedies (other than specific performance to the extent permitted under the merger agreement) against Parent, Merger Sub or any of their affiliates or representatives for any breach of, or failure to perform under, the merger agreement or any document delivered in connection with the merger agreement or otherwise will be for the Company to terminate the merger agreement in accordance with its terms and receive payment of the reverse termination fee.

If the Company or Parent fails to timely pay any amount due under the merger agreement, and in order to obtain such payment, the other party commences a suit that results in a judgment against the defaulting party for the amount due, or any portion of that amount, then the defaulting party must pay the other party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due from the date such payment was required to be made until the date of payment at the annual rate of 5% plus the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate as is the maximum permitted by applicable law).

The Company must pay to Parent the documented, out-of-pocket costs and expenses incurred by Parent in connection with the transactions contemplated by the merger agreement in an amount up to $10 million if the Company or Parent terminates the merger agreement because the Company stockholders do not approve the transaction and, at such time, the Company termination fee is not otherwise payable as a result of such termination. If the Company termination fee subsequently becomes payable, the Company termination fee will be reduced by the amount of the expenses reimbursed.

Generally, all costs and expenses incurred in connection with the merger agreement will be borne by the party incurring such expenses whether or not the transaction is consummated, except that (i) Parent will be responsible for 100% of the filing fees related to filings under the HSR Act and the filing of any notice of other document under any applicable foreign competition law and (ii) Parent or the surviving corporation will bear all transfer, documentary, stamp, registration and other similar taxes imposed with respect to the merger or the transfer of shares of Company common stock pursuant to the merger.

Parent Parties Guarantee

The merger agreement provides that PE and HI, jointly and severally, absolutely, unconditionally and irrevocably guarantee, as primary obligors and not as surety, the due, prompt and full performance, payment and discharge when due of all of the covenants, obligations, agreements and undertakings of Parent and Merger Sub under the merger agreement.

Amendment and Waiver

The merger agreement provides that, at any time before the effective time of the merger, the parties may amend the merger agreement, or grant an extension or waiver under the merger agreement, by written agreement of the parties or, in the case of a waiver, in an instrument in writing signed on behalf of such party, except that, after receipt of the Company stockholder approval, the parties will not amend any provision of the merger agreement in a manner that requires further approval by the Company stockholders without the further approval of such stockholders.

No Third Party Beneficiaries

While the merger agreement generally is not intended to and does not confer upon any person other than the parties to the merger agreement any rights or remedies under the merger agreement, it provides for limited exceptions in favor of (i) with respect to certain provisions of the merger agreement, Parent’s lenders and their related parties, (ii) each present and former director and officer of the Company to continue to have indemnification, advancement of expenses and liability insurance coverage following completion of the transactions, and (iii) the Company on behalf of each Company stockholder and holders of company equity awards regarding his, her or its right to receive the merger consideration.

Governing Law; Jurisdiction

The merger agreement is governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of the merger agreement and in respect of the transactions contemplated by the merger agreement will be heard and determined in the Court of Chancery or, if the Court of Chancery declines jurisdiction over a particular matter, any federal court located in the State of Delaware, or, if both the Court of Chancery and the federal courts located in the State of Delaware decline jurisdiction over a particular matter, any state court of the State of Delaware having subject matter jurisdiction.

Notwithstanding the immediately preceding two paragraphs of this section, the merger agreement provides that any action or proceeding against Parent’s lenders or any of their related parties arising out of or relating to the merger agreement, the debt commitment letter or the debt financing is subject to the exclusive jurisdiction of the Supreme Court of the, County of New York, or, if exclusive jurisdiction is vested in federal courts, the United States District Court for the Southern District of New York in the County of New York, and any such legal proceeding is governed by, and construed in accordance with, the laws of the state of New York, without giving effect to conflicts of laws principles that would result in the application of law of any jurisdiction other than the State of New York.

Specific Performance

The Parties to the merger agreement have recognized and agreed in the merger agreement that, in the event that any provision of the merger agreement is not performed in accordance with its specific terms or otherwise breached, irreparable damage would occur for which the parties would not have an adequate remedy at law. Accordingly, the merger agreement provides that, in addition to all other remedies to which it may be entitled, each of the parties to the merger agreement is entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, including the obligations to consummate the merger, without proof of actual damages or otherwise. The parties have waived any requirement for securing or posting any bond in connection with such remedy.

The parties to the merger agreement have further recognized and agreed in the merger agreement that Parent has an obligation to cause the equity financing to be funded, and the Company will be entitled to specific performance to enforce the terms of the equity commitment against Parent, and to cause the equity financing to be funded and to cause Parent to effect the closing of the merger, only if (i) all of the conditions to the closing of the merger have been satisfied or waived by the party entitled to waive such condition at the time when the closing is required to occur pursuant to the merger agreement and (ii) the Company has irrevocably confirmed in writing to Parent that it is ready, willing and able to take to consummate the closing of the merger, provided that the Company will not be entitled to specific performance against Parent to make the payment of the merger consideration and payments for any transactions contemplated by the merger agreement and associated fees if (a) the marketing period has ended, (b) Parent’s failure to make such payments results from a debt financing failure and (c) Parent and Merger Sub are not in material breach of any of their representations, warranties, covenants or agreements contained in the merger agreement.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of Company common stock as determined by the Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration that you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of Company common stock unless otherwise indicated.

Beneficial owners of shares of Company common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of Company common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of Company common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights should consider consulting legal counsel before attempting to exercise such rights.

If you wish to exercise appraisal rights with respect to your shares of Company common stock, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•

You must not vote in favor of, or consent in writing to, the merger proposal. A vote in favor of the merger proposal, by proxy submitted by mail, over the Internet, by telephone or virtually during the special meeting, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger proposal or abstain from voting on the merger proposal.

•

You must continue to hold your shares of Company common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Company common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

•	You must otherwise comply with the procedures set forth in Section 262 of the DGCL.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration (without interest and subject to any required tax withholding), but you will have no appraisal rights with respect to your shares of Company common stock.

All demands for appraisal pursuant to Section 262 of the DGCL should be addressed to the Company, at Domtar Corporation, 234 Kingsley Park Drive, Fort Mill, South Carolina 29715, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Company common stock.

Within 10 days after the effective date of the merger, the Company, as the surviving corporation, must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the merger consideration (without interest and subject to any required tax withholding) specified by the merger agreement for his or her shares of Company common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company, as the surviving corporation. Within 120 days after the effective date of the merger, any stockholder who has complied with the requirements of Section 262 of the DGCL will, upon written request to the Company, as the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Company common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, but not thereafter, either the Company, as the surviving corporation, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Company common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. The Company, as the surviving corporation, has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Company, as the surviving corporation, the Company will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified, a list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Court of Chancery will determine the stockholders who have complied with the requirements of Section 262 of the DGCL and who have become entitled to appraisal rights. The Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (iii) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Company, as the surviving corporation, may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount paid and the fair value of the shares as determined by the Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. Upon application by the Company, as the surviving corporation, or by any stockholder entitled to participate in the appraisal proceeding, the Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the Company, as the surviving corporation, and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Court of Chancery will direct the payment of such value, with interest thereon, if any, by the Company, as the surviving corporation, to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the Company of the certificates representing such stock.

In determining the fair value of the shares of Company common stock and, if applicable, interest, the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of Company common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Company common stock is less than the per share merger consideration.

Costs of the appraisal proceeding may be imposed upon the Company, as the surviving corporation, and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of an order, each party bears its own expenses. Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the prior approval of the

Court, and such approval may be conditioned upon such terms as the Court of Chancery deems just; provided, however that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received (without interest and subject to any required tax withholding) pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE AND DIVIDEND DATA

Market Information

Company common stock is traded on the NYSE under the symbol “UFS”. As of June 25, 2021, there were 50,356,330 shares of Company common stock outstanding. The following table shows the high and low sales price of Company common stock on the NYSE for our second quarter of fiscal 2021 (through June 25, 2021) and each of our preceding fiscal quarters in 2021, 2020, 2019 and 2018. Company common stock is also traded on the Toronto Stock Exchange under the symbol “UFS.”

Fiscal Year	High	Low
2021
First Quarter	$39.33	$29.07
Second Quarter (through June 25, 2021)	$55.38	$36.47

2020
First Quarter	$40.05	$18.40
Second Quarter	$25.73	$18.91
Third Quarter	$31.06	$18.66
Fourth Quarter	$32.35	$22.70

2019
First Quarter	$53.89	$33.84
Second Quarter	$50.60	$41.34
Third Quarter	$44.56	$31.73
Fourth Quarter	$41.00	$32.32

2018
First Quarter	$52.58	$41.82
Second Quarter	$49.95	$40.74
Third Quarter	$54.50	$45.61
Fourth Quarter	$52.78	$34.21

On May 3, 2021, the last trading day prior to initial media speculation of a potential transaction between the Company and Parent and the Company’s public confirmation of such speculation, the closing price for Company common stock on the NYSE was $40.52 per share. On May 10, 2021, the last full trading day before the public announcement of the merger, the closing price for Company common stock on the NYSE was $47.38 per share. On June 25, 2021, the latest practicable trading day prior to the filing of the definitive version of this proxy statement, the closing price for the Company common stock on the NYSE was $54.17 per share. You are urged to obtain current market quotations for Company common stock when considering whether to approve the proposal to adopt the merger agreement.

Holders

At the close of business on June 25, 2021, 50,356,330 shares of Company common stock were issued and outstanding, held by approximately 1,106 holders of record.

Dividends

During 2018, we declared four quarterly dividends of $0.435 per share, to holders of our common stock. Dividends of $27 million, $28 million, $27 million and $27 million were paid on April 16, 2018, July 16, 2018, October 15, 2018 and January 15, 2019, respectively, to shareholders of record as of April 2, 2018, July 3, 2018, October 2, 2018 and January 2, 2019, respectively. During 2019, the Company declared one quarterly dividend of $0.435 and three quarterly dividends of $0.455 per share, to holders of the Company’s common stock.

Dividends aggregating $28 million, $28 million, $27 million and $26 million were paid on April 15, 2019, July 16, 2019, October 15, 2019 and January 15, 2020, respectively, to shareholders of record as of April 2, 2019, July 2, 2019, October 2, 2019 and January 2, 2020, respectively. On February 18, 2020, the Board approved a quarterly dividend of $0.455 per share, to be paid to holders of the Company’s common stock. Total dividends of approximately $25 million were paid on April 15, 2020 to shareholders of record on April 2, 2020. On May 5, 2020, due to the unprecedented market conditions and uncertainty caused by COVID-19, the Company suspended the payment of its regular quarterly dividend and stock repurchase program in order to preserve cash and provide additional flexibility in the current environment. We did not pay cash dividends related to the Company common stock in 2021 year to date. We do not intend to pay cash dividends to our common stockholders for the foreseeable future and intend to retain earnings, if any, for future operation and expansion of our business. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the valid termination of the merger agreement, we may not declare or pay dividends to Company common stockholders without Parent’s written consent.

STOCK OWNERSHIP

The following table sets forth the number of shares of Company common stock beneficially owned by each of the Company’s directors and executive officers, and all directors and executive officers as a group, based upon information available to the Corporation as at June 25, 2021. None of the shares indicated below is subject to hedging or pledge. The mailing address of each of these individuals is c/o Domtar Corporation, 234 Kingsley Park Drive, Fort Mill, SC, 29715.

	Number of Shares of Company Common Stock Beneficially Owned(1)	Percentage of Outstanding Company Common Stock
Maria Brennan	—		*
Daniel Buron	74,932		*
Nancy Klembus	—		*
Patrick Loulou	62,162		*
Rick McAtee	—		*
John D. Williams	124,245		*
James (Bill) Edwards	—		*
Steve Henry	—		*
Stephen Makris	1,000		*
Robert Melton	—		*
Giannella Alvarez	24,384		*
Robert E. Apple	35,417		*
David J. Illingworth	23,625		*
Brian M. Levitt	48,743		*
David G. Mafucci	30,845		*
Denis Turcotte	48,141		*
All Directors and Executive Officers as a group	473,494		*

*	Represents less than one percent
(1)

Includes the following shares of Company common stock subject to Company stock options, Company RSUs, Company PSUs or Company DSUs (including accrued dividends in the form of additional units) exercisable, vested or vesting within 60 days of June 25, 2021:

	Company DSUs	Company RSUs	Company PSUs	Company Stock Options
Maria Brennan
Daniel Buron				39,217
Nancy Klembus
Patrick Loulou				28,137
Rick McAtee
John D. Williams	74,650			49,595
James (Bill) Edwards
Steve Henry
Stephen Makris
Robert Melton
Giannella Alvarez	21,344
Robert E. Apple	35,417
David J. Illingworth	22,357
Brian M. Levitt	48,743
David G. Mafucci	30,845
Denis Turcotte	43,805

The following table sets forth the the number of shares of Company common stock beneficially owned as at June 25, 2021, by those known to us to beneficially own more than 5% of the Company common stock.

Name of Beneficial Owner	Number of Shares of Company Common Stock Beneficially Owned (1)	Percentage of Outstanding Company Common Stock
Principal stockholders:
BlackRock, Inc. (1)	9,498,599	18.9%
The Vanguard Group (2)	5,325,850	10.6%
Dimensional Fund Advisors LP (3)	3,814,452	7.6%

(1)

According to Schedule 13G/A, dated April 30, 2021, BlackRock, Inc. has sole power to vote 9,306,982 shares and sole power to dispose of 9,498,599 shares. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.

(2)

According to Schedule 13G/A, dated April 12, 2021, The Vanguard Group has sole power to vote 0 shares, shared power to vote 60,077 shares, sole power to dispose of 5,221,241shares and shared power to dispose of 104,609. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355.

(3)

According to Schedule 13G/A, dated February 12, 2021, Dimensional Fund Advisors LP has sole power to vote 3,720,617 shares and sole power to dispose of 3,814,452. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

The Company will hold an annual meeting in 2022 only if the merger has not already been completed by, or shortly after, the time at which the Company’s 2022 annual meeting would normally take place. If the annual meeting of the Company stockholders is held, any eligible Company stockholder may present proposals for action at a future meeting or submit nominations for election of directors only if such Company stockholder complies with the requirements of the proxy rules established by the SEC and the Company’s bylaws, as applicable. In order for a Company stockholder proposal or nomination for director to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its annual meeting of Company stockholders to be held in 2022, the proposal or nomination must have been received by the Company’s principal executive offices at 234 Kingsley Park Drive, Fort Mill, South Carolina 29715 by no later than November 25, 2021.

In case the merger is not completed, eligible Company stockholders wishing to bring a proposal or nominate a director at the annual meeting to be held in 2022 (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Company’s Corporate Secretary at its principal executive offices by February 4, 2022 and comply with the other provisions of the Company’s bylaws.

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of Company common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one proxy statement for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of this proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Corporate Secretary at 234 Kingsley Park Drive, Fort Mill, South Carolina 29715. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement, we will send a copy to you if you write or call our Corporate Secretary at 234 Kingsley Park Drive, Fort Mill, South Carolina 29715 or telephone: (803) 802-7500.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website, www.sec.gov, that contains reports, proxy and prospectus and other information regarding registrants, such as Domtar, that file electronically with the SEC. You can also find additional information about us at www.domtar.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on March 1, 2021;

•	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed on May 6, 2021; and

•	the Company’s Current Reports on Form 8-K filed on January 8, 2021, January 29, 2021, February 24, 2021, February 26, 2021, March 1, 2021, March 3, 2021, May 7, 2021, May 11, 2021 and May 12, 2021.

We will provide any of these filings, at no charge, upon written or oral request. Requests for this information may be made in writing to Domtar Corporation, 234 Kingsley Park Drive, Fort Mill, SC 29715 or by telephone at (803) 802-7500.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED AS OF JUNE 29,2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

DOMTAR CORPORATION,

KARTA HALTEN B.V., and

PEARL MERGER SUB INC.

and

PAPER EXCELLENCE B.V.

and

HERVEY INVESTMENTS B.V.

Dated as of May 10, 2021

A-i

A-ii

Exhibit A	Certificate of Incorporation of the Surviving Corporation

Exhibit B	By-Laws of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 10, 2021, among Domtar Corporation, a Delaware corporation (the “Company”), Karta Halten B.V., a private limited company organized under the laws of the Netherlands (“Parent”), and Pearl Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Paper Excellence B.V., a private limited company organized under the laws of the Netherlands (“Pearl 1”), and Hervey Investments B.V., a private limited company organized under the laws of the Netherlands (“Pearl 2” and, together with Parent and Pearl 1, the “Parent Parties”). The Parent Parties, Merger Sub and the Company are referred to individually as a “Party” and collectively as “Parties”.

R E C I T A L S

WHEREAS, the Company, Parent and Merger Sub desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each share of common stock, par value $0.01 per share, of the Company (the “Company Stock”), shall be converted into the right to receive $55.50 in cash, without interest (the “Merger Consideration”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the Company’s stockholders approve the adoption of this Agreement (the “Company Board Recommendation”);

WHEREAS, the boards of directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as set forth herein.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the following meanings:

“Aboriginal Claims” means any and all claims, whether proven or unproven, by any person to or in respect of: (i) rights, title or interests of any Aboriginal Group by virtue of its status as an Aboriginal Group; (ii) treaty rights; or (iii) specific or comprehensive claims being considered by any Governmental Authority; and includes any alleged or proven failure of the Crown to satisfy any of its duties to any claimant of any of the foregoing, whether such failure is in respect of matters before, on or after the Closing.

“Aboriginal Group” means any First Nation, Métis, or Inuit community, aboriginal group or person, Indian Act band, tribal council, band council or other aboriginal group, person or organization in Canada or the United States of America.

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains provisions that in the aggregate are no less favorable to the Company than those contained in the Confidentiality Agreement (provided that any such agreement need not contain any “standstill” or similar provisions) and that does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to Section 7.2.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of 50% or more of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.), as amended, (b) the Corruption of Foreign Public Officials Act, S.C. 1998, c. 34 (Canada), as amended, (c) the U.K. Bribery Act 2010, as amended, and (d) all other anti-bribery, anti-corruption, anti-money-laundering and similar applicable Laws and Orders of each jurisdiction in which the Company or any of its Subsidiaries operate and in which any officer, director, employee, agent and Affiliate thereof acting on behalf of the Company or any of its Subsidiaries is conducting or has conducted business involving the Company or any of its Subsidiaries.

“Anti-Money Laundering Laws” means anti-money laundering-related Laws and Orders applicable to the Company and any of its Subsidiaries and their respective operations from time to time, including the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 (Canada), as amended.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York or Toronto, Ontario are authorized or required by Law to be closed.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition under the Competition Act or any Person delegated with the authority to act on behalf of the Commissioner of Competition.

“Company Acquisition Proposal” means any offer, proposal or indication of interest (whether or not in writing) from any Person or group (other than Parent or Merger Sub or any of their Affiliates) relating to, or that would reasonably be expected to lead to, whether in a single transaction or series of related transactions: (i) any direct or indirect lease, exchange, license, transfer, sale or other disposition (including by way of any merger, consolidation, amalgamation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) of businesses or assets (including equity interests in Subsidiaries) that constitute or account for more than 20% of the consolidated assets, revenue or net income of the Company and its Subsidiaries, taken as a whole; (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend or similar transaction involving the Company or any of its Subsidiaries pursuant to which any such Person or group would own or control, directly or indirectly, more than 20% of the outstanding equity interests or voting power in, or of any class of capital stock of, the Company, any of the Company’s Subsidiaries directly or indirectly holding, individually or taken together, the businesses or assets referred to in clause (i) above, or the resulting entity of such transaction; or (iii) any related combination of the foregoing.

“Company Adverse Recommendation Change” means any of the following actions by the Company Board or any committee thereof: (i) withdrawing, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, amend, change, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (ii) failing to make the Company Board Recommendation or failing to include it in the Proxy Statement, (iii) adopting, approving, recommending, endorsing or otherwise declaring advisable, or otherwise proposing publicly to adopt, approve, recommend, endorse or otherwise declare advisable, any Company Acquisition Proposal, (iv) if a Company Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Company Acquisition Proposal within ten Business Days after the request of Parent and to reaffirm the Company Board Recommendation within such ten Business Day period upon such request in accordance with Section 7.2(g), or (v) failing to publicly reaffirm the Company Board Recommendation within three Business Days after Parent so requests in writing following any public statement by the Company or any of its Representatives expressing opposition to the transactions contemplated hereby.

“Company Awards” means the Company DSUs, Company PSUs, Company RSUs and Company Stock Options.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the annual period ended December 31, 2020.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with, and upon the execution of, this Agreement.

“Company DSUs” means all awards of deferred stock units of the Company.

“Company Indenture” means the indenture, dated as of November 19, 2007, among the Company, the subsidiary guarantors from time to time party thereto and The Bank of New York Mellon, as trustee, as amended, restated, supplemented or otherwise modified from time to time.

“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or conditions generally affecting the industries (including changes in prices for raw materials and finished products), markets or geographical areas in which the Company or any of its Subsidiaries operates (including COVID-19 Measures), (iii) any outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (iv) any epidemics, pandemics or disease outbreaks (including COVID-19 pandemic), natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events, (v) the downgrade in rating of any debt or debt securities of the Company or any of its Subsidiaries, (vi) any failure by the Company or its Subsidiaries to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations, (vii) changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, in each case, after the date hereof or change of any Law (including any COVID-19 Measures) after the date hereof applicable to the operation of the business of the Company or any of its Subsidiaries, (viii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, including any action expressly prohibited by Section 5.1 or the taking of any action or refraining from taking any action at Parent’s or Merger Sub’s prior written request, (ix) any change in the market price or trading volume of the Company’s securities, (x) the public announcement or pendency of this Agreement or the Merger, including any resulting loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination or reduction (or potential reduction) in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners (provided, however, that the exceptions in this clause (x) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 3.4 and, to the extent related thereto, the condition set forth in Section 8.2(a)), and (xi) any Proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws solely in connection with the Merger; provided that the exceptions in the foregoing clauses (v), (vi) and (vii) shall not prevent or otherwise affect a determination that the underlying cause of any such failure or change referred to therein (if not otherwise falling within any of the exceptions provided by the foregoing clauses (i) through (iv), (ix), (x) or (xi) hereof) constitutes a “Company Material Adverse Effect”; and provided, further, that any effect, change, condition, fact, development, occurrence or event resulting from the matters described in the foregoing clauses (i), (ii), (iii), (iv) and (vii) (excluding any effect, change, condition, fact, development, occurrence or event arising from, resulting from or related to COVID-19 or any COVID-19 Measures) may be taken into account in determining whether there has been a “Company Material Adverse Effect” to the extent that such impact is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Notes” means the Company’s outstanding (i) 6.25% Notes due 2042 and (ii) 6.75% Notes due 2044, in each case, issued under the Company Indenture.

“Company PSUs” means all awards of performance stock units of the Company.

“Company RSUs” means all awards of restricted stock units of the Company.

“Company Stock Options” means all options to purchase shares of Company Stock.

“Company Termination Fee” means $82,700,000.

“Competition Act” means the Competition Act (Canada), as amended.

“Competition Act Approval” means, with respect to the transactions contemplated by this Agreement, any one of the following: (i) the issuance of an advance ruling certificate under section 102(1) of the Competition Act with respect to the transactions contemplated by this Agreement and such advance ruling certificate having not been modified or withdrawn before Closing; (ii) Parent having been advised in writing by the Commissioner that the Commissioner does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement (a, “No-Action Letter”), and the No-Action Letter not having been modified or withdrawn before the Closing; or (iii) the applicable waiting periods under section 123 of the Competition Act having expired or having been terminated and, unless waived by Parent at its sole discretion, Parent having received a No-Action Letter from the Commissioner.

“Competition Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Competition Act, the Council Regulation (EC) No. 139/2004 on the control of concentrations between undertakings, the Anti-monopoly Law of the PRC (promulgated by Order No. 68 of August 30, 2007, of the President of the PRC), as implemented and amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Compliant” means, with respect to the Financing Information, that:

(a) such Financing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Financing Information, taken as a whole, not misleading in light of the circumstances in which made;

(b) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Financing Information, or, if withdrawn, a new opinion is issued with respect to the relevant financial statements by the Company’s auditors (for the avoidance of doubt such financial statements will not be Compliant for any period during which the audit opinion is withdrawn);

(c) such Financing Information contains the financial and other information that would be required to be included in a registration statement relating to a sale of the Company’s secured high-yield debt securities on Form S-1 to be declared effective on any date falling within the Marketing Period (other than such information that would not customarily be included in an offering memorandum for the sale of such debt securities in a Rule 144A private placement); and

(d) (i) the financial statements and other financial information included in such Financing Information are, and remain throughout the Marketing Period, sufficient to permit the Debt Financing Parties (including underwriters, placement agents or initial purchasers) to receive customary comfort from the Company’s auditors with respect to financial information contained in the Financing Information (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Marketing Material) on any date during the Marketing Period, and (ii) the Company’s auditors have delivered drafts of customary comfort letters, including, customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Marketing Material, and such auditors have confirmed they are prepared to issue any such comfort letter upon each of any pricing date occurring during the Marketing Period and any closing date occurring during the Marketing Period.

“Confidentiality Agreement” means that certain letter agreement, dated as of March 31, 2021, by and between the Company and Parent, including the Clean Team Addendum thereto, dated as of March 31, 2021, in each case as amended or supplemented.

“Continuing Employees” means all employees of the Company and its Subsidiaries as of immediately prior to the Effective Time (including those who are on any leave of absence).

“Contract” means any agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease, sublease, license or other legally binding instrument, obligation or commitment (whether written or oral).

“COVID-19” means the emergence or spread of SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means actions taken in response to or as a result of COVID-19, whether in place currently or adopted or modified hereafter, including any quarantine, “shelter in place,” “stay at home,” furlough, workforce reduction, social distancing, shutdown, closure, sequester, safety or other responses, that, in each case, is taken (i) in a manner consistent in all material respects with the Company’s past practice during the period beginning March 1, 2020 through the date hereof and (ii) in compliance with in all material respects any other guideline, recommendation, Laws, Order or directive promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization.

“Crown” means Her Majesty the Queen in Right of the Province of British Columbia, Ontario or Quebec, as applicable;

“Deferred Share Unit Plan” means the Deferred Share Unit Plan for Outside Directors.

“Employee” means any employee of the Company or any of its Subsidiaries.

“Employee Representative” means any labor union, labor organization, works council, staff association, worker representative, trade union or any other employee representative body (whether elected or not).

“Environmental Claim” means any threatened, pending, or existing Proceeding, Order, notice, or, as to each, any settlement agreement or judgment, fine or penalty arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification and injunctive relief) arising out of, based on, resulting from or pursuant to:(a) any Environmental Law, (b) the presence, Release of, or exposure to, any Hazardous Substances or (c) any actual or alleged noncompliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Condition” means any condition of the indoor or outdoor environment with respect to (i) the properties or assets of the Company and its Subsidiaries, including the Owned Real Property and real property subject to any Real Property Lease or (ii) or any other real property at which any Hazardous Substances generated by or used in connection with the operation of the Company and its Subsidiaries or their predecessors of their respective business prior to Closing has been treated, stored, recycled or disposed of, or has otherwise come to be located, which in each case of (i) or (ii) violates any Environmental Law or has resulted in any Release, or threat of Release, or that is, or could reasonably be expected to become, the subject of any Environmental Claim or liability under Environmental Law.

“Environmental Law” means any Law or Order relating to pollution or the protection or restoration of the environment, flora, fauna, or, as such relates to exposure to Hazardous Substances, health and safety (including damage caused to health and safety arising from exposure to Hazardous Substances), including any Law or Order relating to greenhouse gas emissions or climate change, endangered and threatened species and their habitats, and including any Law or Order relating to the use, handling, manufacture, generation, transportation, labeling, remediation, treatment, storage, disposal or Release or threatened Release of, or exposure to, Hazardous Substances, including landfill operation and closure and site restoration.

“Environmental Permits” means Governmental Authorizations, including any program participation, emission allowances, offsets or credits required under Environmental Laws, or with or from any Governmental Authority pursuant to any Environmental Laws, that are necessary for the ownership or operation of the business of the Company or any of its Subsidiaries, as currently or as previously, since December 31, 2017, conducted.

“Equity Plans” means the Omnibus Plan and the Deferred Share Unit Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” has the meaning set forth in Section 1.1(a) of the Parent Disclosure Letter.

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, by and among Parent, the Company and the Escrow Agent.

“Escrow Amount” means an amount equal to the Parent Termination Fee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing Deliverables” means the following information and documents with respect to the Company and its Subsidiaries reasonably requested by Parent and required to be delivered in connection with the Debt Financing: (a) information necessary for Parent to prepare customary perfection certificates; (b) corporate organizational documents for the Company and each of the Subsidiaries; (c) customary evidence of existing property and liability insurance of the Company and its Subsidiaries; (d) customary agreements, documents or certificates that facilitate the creation or perfection of liens securing the Debt Financing (including original copies of all certificated securities) as are reasonably requested by Parent and required to be delivered under the Debt Commitment Letter; and (e) such information with respect to the Company and its Subsidiaries as is reasonably available and customary and required for the completion or delivery of schedules and opinions in connection with financings similar to the Debt Financing.

“Financing Documents” means the definitive agreements, documents and certificates contemplated by the Debt Financing, including the credit agreements, high yield purchase agreements, indentures and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letter.

“Financing Failure” means that (A) all of the conditions set forth in Article VIII have been satisfied (except for any conditions that by their terms can only be satisfied on the Closing Date, but subject to such conditions being able to be satisfied if the Closing were to occur or having been waived in writing by the Company) and (B) the full proceeds to be provided to Parent and Merger Sub by the Debt Financing are not available on the terms set forth in the Debt Commitment Letter.

“Financing Information” means such information about the Company and its Subsidiaries as may be reasonably requested by Parent or the Debt Financing Source Parties to prepare a customary preliminary offering memorandum suitable for use in a customary “high yield road show” for a private placement of non-convertible debt securities of the Company pursuant to Rule 144A (without registration rights) promulgated under the Securities Act, including (a) (i) audited consolidated balance sheets and related statements of earnings (loss) and comprehensive income (loss) and cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (ii) unaudited consolidated balance sheets and related statements of earnings (loss) and comprehensive income (loss) and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least forty-five days prior to the Closing Date, and (iii) information necessary to prepare (A) pro forma balance sheets and related notes as of the most recently completed fiscal quarter ended at least forty-five days before the Closing Date (or ninety days in the case such period includes the end of the Company’s fiscal year) and (B) pro forma income statements and related notes for the most recently completed fiscal year, for the most recently completed fiscal quarter and for the twelve-month period ending on the last day of the most recently completed four-fiscal-quarter period ended at least forty-five days before the Closing Date (or ninety days in the case such period includes the end of the Company’s fiscal year); provided that none of the Company, any of its Subsidiaries or any of their Representatives shall be responsible in any manner for preparing any pro forma financial statements, or any information relating to Parent and its Subsidiaries or the proposed debt and equity capitalization that is required for such pro forma financial statements, (b) other customary financial information to the extent identified in paragraph 4(a) and (b) of Exhibit E to the Debt Commitment Letter in connection with the preparation of customary disclosure and marketing materials, as applicable, (c) other information related to the Company and its Subsidiaries of the type required by Regulation S-X (other than Rules 3-09, 3-10 and 3-16 of Regulation S-X) and Regulation S-K (other than Item 402 of Regulation S-K) under the Securities Act for such an offering and other accounting rules and regulations of the SEC as may reasonably be requested of the type and form customarily included in private placement memoranda pursuant to Rule 144A of the Securities Act and (d) customary due diligence information (including backup due diligence materials) related to the Company and its Subsidiaries reasonably requested in connection with such an offering (including, subject to the receipt of customary non-reliance letters, existing reports prepared by third parties) requested by the Debt Financing Parties in connection with the Marketing Material.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any federal, foreign, state, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal, arbitrator, bureau, ministry, agency or commission or any self-regulatory organization.

“Governmental Authorizations” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any substance, material or waste that is listed, defined, regulated or classified by any relevant Governmental Authority as a “pollutant” or “contaminant”, or as “hazardous” or “toxic”, or words of similar meaning or effect, including petroleum and petroleum products, asbestos or asbestos-containing materials, silica dust, radioactive materials, per- or polyfluoroalkyl substances (PFAS), or polychlorinated biphenyls and any other substance, material or waste with respect to which costs, obligations or liabilities may be imposed pursuant to Environmental Law.

“HRC” means the Human Resources Committee of the Company Board.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means any and all intellectual property rights throughout the world, whether registered or not, including all (i) patents and patent applications (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), utility models, design patents and community designs; (ii) copyrights and rights in copyrightable subject matter in published and unpublished works of authorship, including rights in Software, mask work rights, design rights, and database rights; (iii) trade names, trademarks and service marks, logos, corporate names, slogans, domain names and other Internet addresses or identifiers, trade dress and similar rights, and all goodwill associated therewith; (iv) registrations and applications for each of the foregoing; (v) rights, title and interests in all confidential information, trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries (including provincial law), including any such rights in processes, ideas, formulae, methods, schematics, technology, compositions, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing information and plans, and customer and supplier lists, pricing and cost information and know-how (collectively, “Trade Secrets”); and (vi) moral rights, publicity rights and any other intellectual property rights or other rights similar, corresponding or equivalent to any of the foregoing of any kind or nature.

“Intervening Event” means any positive event, change or development with respect to the Company and its Subsidiaries, taken as a whole, that is not known to, or reasonably foreseeable by, the Company Board prior to the execution and delivery of this Agreement, which event, change or development becomes known to the Company Board prior to obtaining the Company Stockholder Approval, and that is not a result of a breach of this Agreement by the Company or its Subsidiaries; provided, however, that neither of the following will constitute, or be considered in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a Company Acquisition Proposal or any matter relating thereto or consequence thereof or (ii) changes in the market price or trading volume of the Company Stock or the fact that the Company meets or exceeds internal or published (including analyst) projections, expectations, budgets, forecasts or estimates of revenue, earnings or other financial results for any period (provided that the underlying causes of such change or fact shall not be excluded by this clause (ii)).

“IT Systems” means the hardware, Software, servers, computers, firmware, middleware, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and all other information technology equipment and systems, owned or controlled by the Company or any of its Subsidiaries.

“Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of each individual listed in Section 1.1(a) of the Company Disclosure Letter, and (ii) with respect to Parent, the actual knowledge, after reasonable inquiry, of each individual listed in Section 1.1(b) of the Parent Disclosure Letter.

“Laws” means any statutory, common or other United States, Canadian, federal, state, provincial, territorial, municipal, local or foreign law (including any provincial or territorial law), ordinance, order, code, rule, statute, regulation, treaty, policy or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance, option, put, call, preemptive rights easement, restriction, right of first offer or refusal, hypothecation or other claim of any kind in respect of such property or asset.

“Marketing Material” means a customary “road show presentation” and a preliminary and final offering memorandum that is suitable for use in a customary “high-yield road show” prepared in connection with the Debt Financing.

“Marketing Period” shall mean the first period of 15 consecutive Business Days throughout and at the end of which:

(a) Parent shall have had access to the Financing Information that is Compliant; and

(b) the conditions set forth in Section 8.1(c) and Section 8.2 shall be satisfied (other than conditions that by their nature will not be satisfied until the Closing); provided that (i) (x) unless otherwise agreed to in writing by the parties, until the 180th day following the date hereof, the Marketing Period shall not start unless the conditions set forth in Section 8.1(a) and (b) shall have been satisfied (y) if the Marketing Period shall not end prior to (A) August 20, 2021, then it shall not commence until September 7, 2021 and (B) December 22, 2021, then it shall not commence until January 3, 2022 and (z) July 4, 2021, November 24, 2021, November 25, 2021

and November 26, 2021 shall not be considered Business Days for the purpose of the Marketing Period and (ii) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; provided, further, that if the Company shall in good faith reasonably believe it has provided the Financing Information and that the Marketing Period has begun, it may deliver to Parent a written notice (which may be delivered by email) to that effect (stating when it believes it so provided such Financial Information), in which case the Marketing Period will be deemed to have begun on the date of such notice unless Parent, in good faith, reasonably believes the Marketing Period has not begun and within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with reasonable specificity why Parent believes the Marketing Period has not begun).

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext or any successor thereto.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Omnibus Plan” means the Amended and Restated Domtar Corporation 2007 Omnibus Incentive Plan.

“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement, decision, ruling, verdict or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.

“Payoff Letters” means customary pay-off letters or equivalent documentation with respect to the Securitization Facility and the Senior Credit Facility, in which the creditors party thereto (or any agent on their behalf) state that upon payment of the amount of the indebtedness described therein, all obligations (other than contingent obligations that survive the termination of the Securitization Facility or the Senior Credit Facility, as applicable, for which no claim has been asserted or which is not then due and owing) with respect to such indebtedness will be terminated and all Liens on any property of the Company and its Subsidiaries related to such indebtedness will be released.

“Permitted Liens” means (i) real estate and personal property Taxes, assessments, governmental levies, fees or charges or statutory Liens, in each case, for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet that would not be individually or in the aggregate materially adverse to the operations of the Company or any of its Subsidiaries, (iii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authority having jurisdiction over real property and that, in each case, are not violated in any material respect by the current use and operation of such real property or the operation of the businesses of the Company and its Subsidiaries, (iv) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property, (v) any state of facts which a current and accurate survey or inspection of real property delivered to, or ordered by, Parent, would disclose and which, individually or in the aggregate, do not materially impair the continued use of such real property for the purposes for which it is used by such Person, (vi) title exceptions disclosed by any title insurance commitment or title insurance policy for any such real property issued by a title company and delivered to, or ordered by, Parent which do not, individually or in the aggregate, materially impair the continued use of such real property for the purposes for which it is used by such Person or materially detract from the value of such real property, (vii) all matters disclosed in Section 1.1(b) of the Company Disclosure Letter, (viii) all matters of public record for any real property which do not materially impair the continued use of such real property for the purposes for which it is used by such Person or materially detract from the value of such real property, (ix) statutory Liens in favor of lessors arising in connection with any real property subject to the Real Property Leases, (x) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, individually or in the aggregate, do not materially impair the continued use of real property for the purposes for which it is used by such Person, (xi) grants of non-exclusive licenses or other non-exclusive rights with respect to Intellectual Property that do not, in each case, otherwise contain or constitute a mortgage, lien, pledge, charge, security interest, encumbrance, or limitation on transfer and otherwise made in the ordinary course of business consistent with past practice, (xii) Liens pursuant to the Securitization Facility and the Senior Credit Facility and Contracts entered into in connection therewith which will be released at Closing pursuant to the Payoff Letters and (xiii) non-monetary Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the Company and its Subsidiaries or materially interfere with the use thereof as currently used by such Person.

“Person” means an individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), corporation, partnership, limited liability company, association, trust or any other entity or organization, including a Governmental Authority.

“PRC” means the People’s Republic of China.

“Proceeding” means any litigation, suit, action, claim, proceeding, investigation, examination, indictment, arbitration, mediation, charge, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Remedial Action” means, with respect to any Release of Hazardous Substances, any action to investigate, risk assess, delineate, remediate or clean up such Hazardous Substances, including any remedial or corrective actions taken, and including any post-remedial monitoring of Hazardous Substances or maintenance of any related engineering or institutional controls.

“Sanctioned Person” means a Person that is (a) on the list of Specially Designated Nationals and Blocked Persons published by the U.S. Department of Treasury, Office of Foreign Assets Control, the Government of Canada, the European Union, any European Union member state, the United Nations Security Council or any equivalent list of sanctioned persons issued by any relevant Governmental Authority with regulatory authority over the Company or any of its Subsidiaries from time to time, (b) located in or organized under the laws of a country or territory which is the subject of country- or territory-wide Sanctions (including Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region) or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanction Laws, Orders, embargoes and restrictive measures (in each case having the force of Law) imposed, administered, enacted or enforced from time to time by (i) the United States (including the Department of Treasury, Office of Foreign Assets Control), (ii) the Government of Canada (including under the United Nations Act (Canada) or the Special Economic Measures Act (Canada)), (iii) the European Union and enforced by its member states, (iv) the United Nations Security Council,

(v) Her Majesty’s Treasury or (vi) other similar Governmental Authorities with regulatory authority over the Company or any of its Subsidiaries from time to time.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Facility” means the receivables securitization facility provided under (i) that certain Third Amended and Restated Receivables Transfer Agreement, dated as of February 12, 2016 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Receivables Transfer Agreement”), by and among Domtar Funding Limited Liability Company, Domtar Corporation, Liberty Street Funding LLC and The Bank of Nova Scotia, (ii) that certain Amended and Restated Purchase and Sale Agreement, dated as of November 14, 2011 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time), by and among the Originators as defined and named therein, Domtar Funding Limited Liability Company and Domtar Corporation, (iii) that certain Performance Guaranty, dated as of March 7, 2007 (as reaffirmed, amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time), by and among Domtar Corporation, Liberty Street Funding LLC and The Bank of Nova Scotia and (iv) the other Transaction Documents (as defined in the Receivables Transfer Agreement).

“Senior Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of August 22, 2018 (as amended, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time), by and among Domtar Corporation, Domtar Inc., Domtar Pulp and Paper General Partnership, the Additional Borrowers (as defined therein) from time to time parties thereto, the Lenders (as defined therein) from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents named therein.

“Software” means all software and computer programs, including applications, interfaces, tools and operating systems, together with all source code and object code versions thereof.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Superior Proposal” means a bona fide written Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries) (with all references to “more than 20%” in the definition of Company Acquisition Proposal being deemed to reference “more than 50%”) which the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is reasonably capable of being consummated in accordance with its terms and (ii) is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated by this Agreement after taking into account the legal, financial (including the financing terms of any such Company Acquisition Proposal), regulatory, conditionality, timing or other aspects of such Company Acquisition Proposal, the Person or group making such Company Acquisition Proposal, the transactions contemplated hereby, any changes to the terms of this Agreement irrevocably offered in writing by Parent in response to such Company Acquisition Proposal pursuant to, and in accordance with, Section 7.2(f), and all other factors that the Company Board, in good faith, deems relevant.

“Takeover Statutes” mean any “business combination”, “control share acquisition”, “fair price”, “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” means any federal, state, provincial, territorial, municipal, local or foreign income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, environmental, unemployment, social security, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge imposed by a Governmental Authority, together with any interest, penalty or addition thereto.

“Tax Return” means any report, return, declaration or statement with respect to Taxes, including information returns, and in all cases including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax (domestic or foreign).

“Third Party” means any Person other than Parent, the Company or any of their respective Affiliates.

“Timberlands” means Owned Real Property or real property subject to a Real Property Lease relating to timberlands.

“Transaction Agreements” means this Agreement, the Escrow Agreement and the Confidentiality Agreement.

“Treasury Regulations” means the regulations promulgated under the Code.

“TSX” means the Toronto Stock Exchange.

“Willful Breach” means a material breach of this Agreement resulting from a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement.

Section 1.2 Table of Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
“2021 Capex Budget”	Section 5.1(d)
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 7.2(b)
“Appraisal Shares”	Section 2.7
“Book-Entry Shares”	Section 2.5(c)
“Burdensome Condition”	Section 7.1
“CBAs”	Section 3.19(b)
“Certificate of Merger”	Section 2.3
“Certificate”	Section 2.5(c)
“CIC Year Awards”	Section 2.10(e)
“CIC Year PSU”	Section 2.10(e)
“CIC Year RSU”	Section 2.10(e)
“Closing”	Section 2.2
“Company Board Recommendation”	Recitals
“Company Board”	Recitals
“Company Fundamental Representations”	Section 8.2(a)
“Company Indemnified Party”	Section 6.2(a)
“Company Material Contract”	Section 3.21(a)
“Company Meeting”	Section 5.3
“Company Plan”	Section 3.18(a)
“Company Preferred Stock”	Section 3.5(a)
“Company Related Parties”	Section 9.3(f)(i)

Term	Section
“Company SEC Documents”	Section 3.7(a)
“Company Securities”	Section 3.5(b)
“Company Special Voting Stock”	Section 3.5(a)
“Company Stock”	Recitals
“Company Stockholder Approval”	Section 3.2(a)
“Company Subsidiary Securities”	Section 3.6(b)
“Company”	Preamble
“Consent Solicitation Documents”	Section 7.3(g)(i)
“Consent Solicitation”	Section 7.3(g)(i)
“Continuation Period	Section 6.3(a)
“D&O Insurance”	Section 6.2(c)
“Debt Commitment Letter”	Section 4.6(a)
“Debt Financing Parties”	Section 7.3(a)
“Debt Financing Source Party”	Section 10.8
“Debt Financing”	Section 4.6(a)
“Debt Letters”	Section 4.6(a)
“Debt Tender Offer Documents”	Section 7.3(g)(ii)
“Debt Tender Offer”	Section 7.3(g)(ii)
“DGCL”	Recitals
“Effective Time”	Section 2.3
“Employee Census	Section 3.19(a)
“End Date”	Section 9.1(b)(i)
“Enforceability Exceptions”	Section 3.2(a)
“Equity Commitment Letter”	Section 4.6(a)
“Equity Financing”	Section 4.6(a)
“Expense Reimbursement”	Section 9.3(c)
“Financing Commitment Letters”	Section 4.6(a)
“Guaranteed Obligations”	Section 10.11(a)
“Guarantors”	Section 10.11(a)
“Leased Real Properties”	Section 3.14(a)
“Material Customer”	Section 3.21(a)
“Material Supplier”	Section 3.21(a)
“Merger Amounts”	Section 4.6(a)
“Merger Consideration”	Recitals
“Merger Sub”	Preamble
“Merger”	Recitals
“Morgan Stanley”	Section 3.23
“New Benefit Plans”	Section 6.3(b)
“Non-Recourse Party”	Section 10.15
“Non-U.S. Company Plan”	Section 3.18(a)
“Owned Real Properties”	Section 3.14(a)
“Parent Parties”	Preamble
“Parent Related Parties”	Section 9.3(f)(i)
“Parent Termination Fee”	Section 9.3(d)
“Parent”	Preamble
“Parties”	Preamble
“Party”	Preamble
“Paying Agent”	Section 2.8(a)
“Payment Fund”	Section 2.8(a)
“Payroll Agents”	Section 2.10(g)

Term	Section
“Pearl 1”	Preamble
“Pearl 2”	Preamble
“Premium Cap”	Section 6.2(c)
“Proxy Statement”	Section 3.9
“Real Property Leases”	Section 3.14(a)
“Registered Intellectual Property”	Section 3.15(a)
“Representatives”	Section 7.6(a)
“Rule 14e-1”	Section 7.3(g)(ii)
“Section 409A”	Section 2.10(g)
“SFI Certification”	Section 3.14(h)
“Solvent”	Section 4.7
“Substitute Debt Financing”	Section 7.3(b)
“Supplemental Indenture”	Section 7.3(g)(i)
“Surviving Corporation”	Section 2.1
“TIA”	Section 7.3(g)(ii)
“Trade Secrets”	Section 1.1
“U.S. Company Plan”	Section 3.18(a)
“Vice President Level”	Section 5.1(i)
“WARN”	Section 3.19(e)

Section 1.3 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Law shall be deemed to refer to such Law as it may be amended from time to time and to any rules or regulations promulgated thereunder, as they may be amended from time to time. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The phrase “made available” with respect to documents shall include any documents (i) filed with or furnished to the SEC and publicly available or (ii) posted to the data room maintained by the Company or its Subsidiaries with respect to the transactions contemplated by this Agreement, in each case at least three Business Days prior to the date of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER; EFFECT ON THE CAPITAL STOCK; PAYMENT

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation). As a result of the Merger, the Surviving Corporation shall become a wholly-owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 2.2 Closing. Subject to the provisions of this Agreement, unless another date, time or place is agreed to in writing by Parent and the Company, the closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Eastern Time, either (i) remotely via telephone, video conference or other means of electronic transmission or (ii) at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, in each case, no later than (a) the third Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (except for any conditions that by their terms are to be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions); provided, that, if the Marketing Period has not begun or ended at the time of the satisfaction or waiver of the conditions set forth in Section 8.1 and Section 8.2 (other than conditions that by their nature will not be satisfied until the Closing), the Closing shall occur on the earlier of (i) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice and (ii) the third Business Day after the end of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article VIII hereof for the Closing as of the date determined pursuant to the preceding clause (i) or (ii), as applicable), or at such other time or place as the Parent and the Company may agree in writing.

Section 2.3 Effective Time. At the Closing, the Company shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 2.4 Surviving Corporation Matters.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.

(b) At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, except the references to Merger Sub’s name shall be replaced by references to “Domtar Corporation”, and as so amended and restated shall be the bylaws of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable Law.

(c) From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation, incapacity or removal: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

Section 2.5 Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any securities of the Company or Merger Sub:

(a) All shares of Company Stock that are owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise), any Subsidiary of the Company or Merger Sub immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares (i) to be canceled in accordance with Section 2.5(a) and (ii) subject to the provisions of Section 2.7) shall at the Effective Time be converted into the right to receive the Merger Consideration, subject to the provisions of this Article II.

(c) As of the Effective Time, all shares of Company Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.5 shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (ii) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, subject to compliance with the procedures set forth in Section 2.8.

(d) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.6 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the Effective Time and (b) any termination of this Agreement in accordance with Article IX, the outstanding shares of Company Stock (or securities convertible or exchangeable into or exercisable for shares of Company Stock) shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide Parent and the holders of Company Stock (including Company Stock Options exercisable for Company Stock) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.6 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.7 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 2.5(a)) and that are held by any Person who is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.5, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the “fair value” of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into the right to receive, and to have become exchangeable solely for, the Merger Consideration as provided in Section 2.5. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Stock, withdrawals of such demands and any other documents or instruments received by the Company relating to Section 262 of the DGCL or stockholder demands or claims thereunder.

Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Parent shall have the right to participate in and direct and control all negotiations and proceedings with respect to such demands.

Section 2.8 Payment for Company Stock.

(a) Prior to the Effective Time, Parent shall enter into a customary paying agent agreement with a nationally recognized bank or trust company designated by Parent and reasonably acceptable to the Company (such acceptance not to be unreasonably conditioned, withheld or delayed) (the “Paying Agent”). At or immediately prior to the Effective Time on the Closing Date, (i) Parent and the Company shall deliver joint written instructions to the Escrow Agent to release to the Paying Agent the Escrow Amount pursuant to Section 2.12 and the Escrow Agreement and (ii) Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an aggregate amount that, when taken together with the Escrow Amount, is sufficient to provide all funds necessary for the Paying Agent to pay the aggregate Merger Consideration payable in respect of Company Stock in accordance with this Article II (together, the “Payment Fund”). The Paying Agent shall deliver the Merger Consideration to be paid pursuant to Section 2.5 out of the Payment Fund in accordance with this Section 2.8. Except as provided in Section 2.8(g), the Payment Fund shall not be used for any other purpose.

(b) Payment Procedures.

(i) Certificates. Parent shall cause the Paying Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange therefor as promptly as practicable, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5 shall, upon receipt by the Paying Agent of an “agent’s message” in customary form or such other information or procedures as may be required by the Paying Agent (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such shares of Company Stock upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares. No interest shall be paid or accrue on any cash payable upon surrender of any Book-Entry Shares.

(iii) Until surrendered as contemplated by this Section 2.8, each Certificate and Book-Entry Share (other than shares of Company Stock canceled pursuant to Section 2.5(a) and Appraisal Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together, in the case of a Certificate, with a letter of transmittal in customary form, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent pursuant to such instructions) the Merger Consideration as contemplated by this Article II.

(c) The Merger Consideration paid in accordance with the terms of this Article II upon the surrender of the Certificates (or, upon receipt by the Paying Agent of an “agent’s message” in customary form, in the case of the Book-Entry Shares) shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock are presented to Parent, the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Company Stock after the first anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration payable to such holder.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in reasonable and customary amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(g) The Paying Agent shall invest the Payment Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this Article II. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent promptly upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Stock; provided, further, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion

(based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this Article II. If at any time following the Effective Time for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit, or cause to be deposited, cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

Section 2.9 Further Assurances. If, at any time after the Effective Time, Parent or the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.10 Treatment of Company Awards.

(a) Company Stock Options. Effective as of immediately prior to the Effective Time, all then-outstanding and unexercised Company Stock Options (whether vested or unvested) shall automatically be canceled and each such Company Stock Option shall be converted into the right to receive from the Surviving Corporation an amount of cash, without interest and subject to any applicable Tax withholding in accordance with Section 2.11, equal to the product of (i) the total number of shares of Company Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

(b) Company RSUs. Effective as of immediately prior to the Effective Time, all then-outstanding Company RSUs (whether vested or unvested), other than CIC Year RSUs, shall automatically be canceled and each such Company RSU shall be converted into the right to receive from the Surviving Corporation an amount of cash, without interest and subject to any applicable Tax withholding in accordance with Section 2.11, equal to the product of (i) the total number of shares of Company Stock then underlying such Company RSU multiplied by (ii) the Merger Consideration.

(c) Company PSUs. Effective as of immediately prior to the Effective Time, all then-outstanding Company PSUs (whether vested or unvested), other than CIC Year PSUs, shall become fully vested and each such Company PSU shall be canceled and converted into the right to receive from the Surviving Corporation an amount of cash, without interest and subject to any applicable Tax withholding in accordance with Section 2.11, equal to the product of (x) the total number of shares of Company Stock then underlying such Company PSU multiplied by (y) the Merger Consideration, without any interest thereon and subject to all applicable withholding; provided, that, for purposes of determining the number of shares of Company Stock underlying each Company PSU outstanding immediately prior to the Effective Time: (1) for any portion of any Company PSU with respect to which the performance period has been completed as of the Closing, the number of shares of Company Stock underlying such portion shall be determined based on the actual level of performance achieved for the applicable performance period as determined by the HRC prior to the Closing; (2) for any portion of any Company PSU with respect to which the performance period has commenced but is not completed as of the Closing, the number of shares of Company Stock underlying such portion shall be determined based on the actual level of performance achieved as of the Closing Date (taking into account the Merger Consideration) as determined by the HRC prior to the Closing; and (3) for any portion of any Company PSU with respect to which the performance period has not yet commenced as of the Closing Date, the number of shares of Company Stock underlying such portion shall be determined assuming achievement of the target level of performance.

(d) Company DSUs. Effective as of immediately prior to the Effective Time, all Company DSUs (whether vested or unvested) outstanding immediately prior to the Effective Time shall automatically be canceled and each such Company DSU shall be converted into the right to receive from the Surviving Corporation an amount of cash, without interest and subject to any applicable Tax withholding in accordance with Section 2.11, equal to the product of (i) the total number of shares of Company Stock then underlying such Company DSU multiplied by (ii) the Merger Consideration.

(e) CIC Year Awards. Each Company RSU (a “CIC Year RSU”) and each Company PSU (a “CIC Year PSU” and, collectively with the CIC Year RSUs, the “CIC Year Awards”) granted during the year of the Closing shall automatically be canceled and each such CIC Year Award shall be converted into the right to receive from the Surviving Corporation an amount of cash, without interest and subject to any applicable Tax withholding in accordance with Section 2.11, equal to the product of (i) (x) the total number of shares of Company Stock underlying each such CIC Year Award multiplied by (y) the Merger Consideration, without any interest thereon and subject to all applicable withholding, multiplied by (ii) a fraction, the numerator of which is the number of days elapsed from the first day of the calendar year in which the Closing occurs through the Closing Date, and the denominator of which is 365; provided, that, for purposes of determining the number of shares of Company Stock underlying a CIC Year PSU, such number shall be determined in accordance with Section 2.10(c).

(f) Non-U.S. Employees. Parent and the Company may agree to treat equity compensation held by Employees subject to non-U.S. Law in a manner other than that contemplated above in this Section 2.10 to the extent necessary to take into account applicable non-U.S. Law or Tax considerations.

(g) Payments with Respect to Company Awards. At the Effective Time, Parent shall provide or shall cause to be provided to the Company’s applicable payroll agents (the “Payroll Agents”) the aggregate amount payable under this Section 2.10 in respect of any Company Awards. Promptly after the Effective Time (but in any event no later than five Business Days following the Effective Time), Parent shall cause the Payroll Agents to pay to the holders of Company Awards, through its payroll systems, all amounts, less any required Tax withholding in accordance with Section 2.11, in respect of any Company Awards; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts shall be paid at the earliest time such payment is permitted under the applicable Equity Plan that would neither cause an impermissible acceleration event nor trigger a Tax or penalty under Section 409A.

Section 2.11 Withholding. Each of Parent, the Company, the Paying Agent, the Payroll Agents and the Surviving Corporation , as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable provisions of federal, state, municipal, local or foreign (including national, provincial or territorial) Law; provided, however, that Parent shall not, and shall not cause the Paying Agent to, withhold or deduct any amounts pursuant to this Section 2.11 or otherwise (except as required (x) in connection with compensation for services, (y) as a result of the Company’s failure to comply with Section 2.13 to the extent required by applicable Law to avoid such withholding or deduction or (z) as a result of the failure by a holder of Company Stock to deliver timely to the Paying Agent, to the extent required by applicable Law to avoid such withholding or deduction as determined by the Paying Agent, a duly completed and executed IRS Form W-9 or IRS Form W-8, as applicable, establishing a complete exemption from U.S. backup withholding), without prior consultation with the Company at least five Business Days prior to Closing, and shall reasonably cooperate to reduce or eliminate such withholding or deduction. To the extent that amounts are so withheld and remitted to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.12 Escrow Deposit and Release. Concurrently with the execution and delivery of this Agreement, Parent has caused to be deposited with the Escrow Agent by wire transfer of immediately available funds an amount equal to the Escrow Amount, to be held by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement and applied as set forth herein and as further set forth in the Escrow Agreement.

Section 2.13 FIRPTA Certificate. At the Closing, the Company shall deliver to Parent a certificate to the effect that the interests in the Company are not “United States real property interests” within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder, together with a corresponding notice, which certificate and notice shall be reasonably satisfactory to Parent and in accordance with Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h). The Company hereby authorizes Parent to deliver such certificate and notice to the U.S. Internal Revenue Service on behalf of the Company upon the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in the Company SEC Documents filed on or after January 1, 2018 and publicly available at least 5 Business Days prior to the date of this Agreement (provided that in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement) (it being agreed that any matter disclosed in such Company SEC Documents shall not be deemed disclosed for purposes of Section 3.5(a) or Section 3.5(b)) or (b) subject to Section 10.5, set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its assets, properties and rights and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as currently conducted, except where any failure to be so qualified would not have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement. The Company is not in violation of any provisions of its certificate of incorporation or bylaws.

Section 3.2 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except, in the case of the Merger (to the extent required by the DGCL and the certificate of incorporation and bylaws of the Company), for the approval of the Merger and the adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Company Stock (the “Company Stockholder Approval”). This Agreement, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, the “Enforceability Exceptions”).

(b) The Company Board, by resolutions duly adopted at a duly held meeting, has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable for the Company to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein and (iv) resolved to make the Company Board Recommendation. None of the foregoing resolutions of the Company Board has been amended, rescinded or modified as of the date hereof.

Section 3.3 Governmental Authorization. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with or notification to, any Governmental Authority, other than (a) the filing of the Certificate of Merger (including the amended and restated certificate of incorporation of the Surviving Corporation to be attached thereto) with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) receipt of the Competition Act Approval, (d) all consents, notices and approvals, as applicable, from the Governmental Authorities set forth in Section 3.3(d) of the Company Disclosure Letter, (e) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal or Canadian provincial securities Laws, (f) compliance with any applicable requirements of the NYSE and the TSX and (g) any actions, filings or notifications the absence of which would not have a Company Material Adverse Effect.

Section 3.4 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not, assuming the Company Stockholder Approval and the authorizations, consents and approvals referred to in clauses (a) through (e) of Section 3.3 are obtained, (a) conflict with or breach any provision of the certificate of incorporation or bylaws of the Company or equivalent organizational documents of any Subsidiary of the Company, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Company Material Contract to which the Company or any of its Subsidiaries is a party or which is otherwise binding upon the Company or any of its Subsidiaries, any of their respective properties or assets or any license, franchise, permit, certificate, approval or other similar authorization affecting the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property, right or asset of the Company or any of its Subsidiaries, except, in the case of clauses (c) and (d), as would not have a Company Material Adverse Effect.

Section 3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 2,000,000,000 shares of Company Stock, one share of special voting stock, par value $0.01 per share (the “Company Special Voting Stock”), and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of the close of business on May 7, 2021, (i) there were issued and outstanding (A) 50,309,459 shares of Company Stock, (B) no shares of Company Special Voting Stock, (C) no shares of Company Preferred Stock, (D) Company Stock Options to purchase an aggregate of 183,011 shares of Company Stock, all of which were issued under the Omnibus Plan, all of which were vested, with a weighted average exercise price of $41.07, (E) Company RSUs with respect to an aggregate of 395,499.68 shares of Company Stock, all of which were issued under the Omnibus Plan, (F) Company PSUs with respect to an aggregate of 541,693.65 shares of Company Stock (assuming target levels of performance), all of which were issued under the Omnibus Plan, and (G) Company DSUs with respect to an aggregate of 300,939.30 shares of Company Stock, all of which were issued under the Equity Plans, (ii) 493,770 shares of Company Stock were available for issuance of future awards under the Omnibus Plan (assuming all

Company Awards are settled in shares of Common Stock) and no other shares of Company Stock were available for issuance of future awards under any other Company equity compensation plan or arrangement, and (iii) 14,691,645 shares of Company Stock were held in the treasury of the Company. With respect to each Company Award, Section 3.5(a) of the Company Disclosure Letter sets forth, as of the date hereof, the identification number of each holder of such Company Award, the type of Company Award, the date of grant, the vesting schedule, the number of vested and unvested shares of Company Stock covered by such Company Award (including, if applicable, at target and at maximum performance), the cash exercise price per share of Company Stock of such Company Award (if applicable), and the applicable expiration date.

(b) Except (x) as set forth in Section 3.5(a), (y) for any Company Award granted under the Omnibus Plan or otherwise after the date of this Agreement as permitted in accordance with the terms of this Agreement and (z) for any shares of Company Stock issued upon the exercise of Company Stock Options or the settlement of Company RSUs, Company PSUs and Company DSUs, in each case, that were outstanding on the date of this Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) options, warrants, calls, redeemable, exercisable or exchangeable securities, rights, agreements, commitments or other understandings of any character to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock or other voting securities of or other ownership interests in the Company (including any stockholder rights plan (or similar plan commonly referred to as a “poison pill”)), or securities convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). All Company Awards have been granted in compliance with applicable Laws and the Equity Plans. All Company Stock Options were granted with a per share exercise price at least equal to the fair market value of the underlying share of Company Stock on the date such Company Stock Option was granted (within the meaning of Section 409A and the Treasury Regulations promulgated thereunder).

(c) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement, stockholders agreement, registration rights agreement or other similar agreement relating to the voting or disposition of, or dividends with respect to, any Company Securities. All outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are free of preemptive rights and were issued in compliance with all applicable securities Laws and Orders. All shares of capital stock of the Company subject to issuance as set forth above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and issued in compliance with all applicable securities Laws and Orders. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Section 3.6 Subsidiaries.

(a) Each Subsidiary of the Company is duly incorporated or otherwise duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary, where the failure to be so incorporated, organized, existing or in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the

Company has all requisite corporate, limited liability company or comparable powers required to own, lease and operate its assets, properties and rights and to carry on its business as currently conducted, except as would not have a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where such concept is recognized) is in good standing in each jurisdiction in which it is required to be so qualified or in good standing, except where failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien (other than transfer restrictions imposed by applicable securities Laws) and have been duly authorized and validly issued and are fully paid and nonassessable, are free of preemptive rights in favor of a party other than the Company and its Subsidiaries and were issued in compliance with all applicable securities Laws. Section 3.6(b) of the Company Disclosure Letter sets forth a complete and accurate list of the Subsidiaries of the Company, including, for each Subsidiary, its name and jurisdiction of organization. Each Subsidiary is directly or indirectly wholly owned by the Company as set forth in Section 3.6(b) of the Company Disclosure Letter. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) options or other rights or agreements, commitments or understandings to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in, or any securities convertible into or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement, stockholders agreement, registration rights agreement or other similar agreement relating to the voting or disposition of, or dividends with respect to any Company Subsidiary Securities. The Company does not own any capital stock of, or other equity, voting or ownership interests in, any Person other than its Subsidiaries.

(c) Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate or articles of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company, as in effect on the date of this Agreement. None of the Subsidiaries of the Company is in violation of any provisions of its incorporation and bylaws (or equivalent organizational documents), in each case, except for violations that would not have a Company Material Adverse Effect.

Section 3.7 SEC Filings; the Sarbanes-Oxley Act; Related Party Transactions.

(a) The Company has filed with or furnished to the SEC on a timely basis all reports, forms, schedules and other documents required to be filed or furnished, as the case may be, by the Company since December 31, 2017 (collectively, the “Company SEC Documents”). As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of outstanding SEC comment or outstanding SEC investigation or other governmental investigation regarding the accounting practices of the Company. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the listing and corporate governance rules and regulations of the NYSE and the TSX. None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) in compliance with the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since December 31, 2017, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and audit committee, (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other Employees who have a significant role in the Company’s internal control over financial reporting and the Company, based on its most recent evaluation of internal control over financial reporting, has not identified any such material weaknesses or any such fraud. Since December 31, 2017 none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee or independent auditor, has received or made any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls.

(c) As of the date hereof, except as disclosed in the Company’s definitive proxy statements included in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to any Contract or transaction with or for the benefit of any Person that is required to be reported by the Company pursuant to Item 404 of Regulation S-K.

Section 3.8 Financial Statements.

(a) The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, the shareholders’ equity and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of any unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in accordance with GAAP (except, in the case of any unaudited statements, for normal year-end adjustments and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b) None of the Company or its consolidated Subsidiaries is a party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.9 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the proxy statement (including the letter to stockholders, notice of meeting and form of proxy and any other document incorporated or referenced therein, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the Company Stockholder Approval (including any amendments or supplements thereto) will not, on the date the Proxy Statement is first mailed to stockholders of the Company, on the date of any amendment or supplement thereto, or at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and any other applicable Laws governing the preparation, distribution or dissemination of such documents. Notwithstanding the foregoing provisions of this Section 3.9, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Company for use therein.

Section 3.10 Absence of Certain Changes.

(a) From December 31, 2020 through the date of this Agreement, there has not been a Company Material Adverse Effect.

(b) From December 31, 2020 through the date of this Agreement, other than in connection with the transactions contemplated by this Agreement or with any COVID-19 Measures, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects, and (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would require Parent’s consent pursuant to clauses (a), (b), (e), (f), (g), (j), (k), (l), (m), (n) or (p) of Section 5.1.

Section 3.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2020, (c) liabilities or obligations arising out of the preparation, negotiation and consummation of the transactions contemplated by this Agreement and (d)  liabilities or obligations that have not had, and would not have a Company Material Adverse Effect.

Section 3.12 Compliance with Laws and Court Orders; Governmental Authorizations.

(a) Except for matters that have not had a Company Material Adverse Effect, the Company and its Subsidiaries are and have been since December 31, 2017 in compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries, and, to the Knowledge of the Company, the Company and its Subsidiaries are not under investigation by any Governmental Authority with respect to any violation by the Company or its Subsidiaries of any applicable Law or Order.

(b) Except for matters that have not had a Company Material Adverse Effect, (i) the Company and its Subsidiaries have, and have had since December 31, 2017, all Governmental Authorizations necessary to own, lease and operate their respective properties and assets and to conduct their respective businesses, and each such Governmental Authorization is in full force and effect, (ii) the Company and its Subsidiaries are and have been since December 31, 2017, in compliance with the terms of all Governmental Authorizations necessary to own, lease and operate their respective properties and assets and to conduct their respective businesses, (iii) since December 31, 2017, neither the Company nor any of its Subsidiaries has received written notice or other communication from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization, (iv) there are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or adverse modification of any such Governmental Authorizations, and (v) to the Knowledge of the Company, no event has occurred which could be grounds for revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

Section 3.13 Litigation.

(a) Except as has not had a Company Material Adverse Effect, there is no Proceeding pending (or, to the Knowledge of the Company, threatened) with respect to or against the Company or any of its Subsidiaries, or any property, right or asset of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such, in each case, by or before any Governmental Authority.

(b) There is no Order or other similar written agreement with a Governmental Authority to which the Company or any of its Subsidiaries, or any property, right or asset of the Company or any of its Subsidiaries, is subject that has had a Company Material Adverse Effect.

Section 3.14 Properties.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a true, complete and correct list of all material real properties (by name, location, use and owner of such property) owned by the Company or any of its Subsidiaries (the “Owned Real Properties”) and (ii) a true, complete and correct list of all material leases, subleases, licenses, sublicenses or other occupancies (whether written or oral) to which the Company or any of its Subsidiaries is a party as tenant or licensee for real property, including all amendments, modifications or supplements thereto and guarantees thereof (collectively, the “Real Property Leases”) and a list of all material real property leased or licensed by the Company or any of its Subsidiaries (collectively, the “Leased Real Properties”). The Company has made available to the Parent and Merger Sub true, correct and complete copies of all Real Property Leases.

(b) Except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and marketable title to the Owned Real Property, free and clear of all Liens, other than Permitted Liens, (ii) there are no existing, pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar proceedings affecting any Owned Real Property and (iii) except for Permitted Liens, neither the Company nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged or deeded in trust any interest in any of the Owned Real Properties.

(c) Except as would not have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid leasehold or subleasehold (as applicable) title to each Leased Real Property, sufficient to allow each of the Company and its Subsidiaries to conduct its business as currently conducted, free and clear of all Liens, other than Permitted Liens, (ii) each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases or otherwise occupies any real property is valid, binding and in full force and effect, subject to the Enforceability Exceptions and (iii) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Real Property Lease has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease and no event has occurred or is reasonably expected to occur which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Real Property Lease, (iv) to the Knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Real Property Lease that such other party intends to terminate, not renew, or renegotiate in any material respect the terms of any such Real Property Lease (except in accordance with the terms thereof) and (v) either the Company or one of its Subsidiaries is in possession of each real property subject to a Real Property Lease and has not leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any such real property subject to a Real Property Lease or any portion thereof.

(d) The Owned Real Property and real property subject to each Real Property Lease encompasses all of the real property currently being used or required to conduct the business of the Company or any of its Subsidiaries after the Closing Date as it is presently conducted.

(e) To the Knowledge of the Company, (i) there are no pending or threatened Legal Proceedings against the Company or any of its Subsidiaries related to the presence of wildlife which inhabit areas of the Owned Real Property or real property subject to a Real Property Lease relating to Timberlands that are protected pursuant to the Federal Endangered Species Act, the Species at Risk Act (Canada) or comparable state, provincial, local or municipal Laws related to the protection of endangered species.

(f) To the Knowledge of the Company, and except as set forth on Section 3.14(f) of the Company Disclosure Letter, since May 1, 2019 there has been no material loss of timber from the Timberlands due to any casualty, insect infestation or other causes beyond the control of the Company or its Subsidiaries, other than such loss that would not have a Company Material Adverse Effect.

(g) Except as set forth on Section 3.14(g) of the Company Disclosure Letter, to the Knowledge of the Company, there are no unresolved disputes between the Company (or any Subsidiary of the Company) and any third party with respect to access to or use of the Timberlands that would have a Company Material Adverse Effect.

(h) The Company and its Subsidiaries have since May 1, 2019 operated the Timberlands in a manner sufficient to obtain and maintain certification from the Sustainable Forestry Initiative Program (the “SFI Certification”) with respect to the Timberlands during such period, and the Company has obtained SFI Certification for the Timberlands and such certification is in full force and effect.

(i) Except as set forth on Section 3.14(i) of the Company Disclosure Letter, to the Knowledge of the Company, there has been no mining activity on the Timberlands since May 1, 2018 that are material to the business of the Company and its Subsidiaries, taken as a whole.

(j) To the Knowledge of the Company, and subject to normal and customary harvesting of timber performed by or on behalf of the Company or any Subsidiary of the Company in the ordinary course of business and not inconsistent with the Company’s harvesting plan, and the natural growth and mortality of timber, the (A) aggregate amount of merchantable timber tonnage across all of the Timberlands set forth on Section 3.14(j) of the Company Disclosure Letter, and (B) breakdown of merchantable hardwood and softwood timber tonnage by forest set forth on Section 3.14(j) of the Company Disclosure Letter are true and correct in all material respects. The breakdown of merchantable pulpwood and saw timber tonnage by forest as set forth on Section 3.14(j) has been prepared by the Company in good faith in the ordinary course of business and for utilization by the Company in the operation of the business.

(k) Except as set forth in Section 3.14(k), to the Knowledge of the Company, no Persons other than the Company or a Subsidiary of the Company (or contractors harvesting on their behalf) has asserted or alleged, in writing, the right to harvest timber on the Timberlands, except pursuant to Contracts entered into by the Company or its Subsidiaries in the ordinary course of business and in a manner not inconsistent with its harvesting plan.

(l) Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries owns and has good and marketable title to, or holds valid leasehold interests in or valid contractual rights to use, all properties, assets and other rights that do not constitute real property and that are material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens, other than Permitted Liens.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date hereof, of the Owned Intellectual Property that is registered, issued or subject to an application for registration or issuance (collectively, the “Registered Intellectual Property”). To the Knowledge of the Company, the Registered Intellectual Property is valid, subsisting and enforceable, and the Company and its Subsidiaries exclusively own the Owned Intellectual Property material to the business of the Company and its Subsidiaries, free and clear of all Liens, except for Permitted Liens.

(b) (i) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries has not within the past three years infringed, violated or misappropriated any Intellectual Property of any other Person, and (ii) there is no pending or, to the Knowledge of the Company, threatened Proceeding against the Company or any of its Subsidiaries alleging any such infringement, violation or misappropriation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property of any Person) or contesting the ownership, validity, registrability, use or enforceability of any Registered Intellectual Property (excluding ordinary course proceedings in Intellectual Property registration offices of Governmental Authorities). To the Knowledge of the Company, no Person has within the past three years engaged in any activity that infringes, violates or misappropriates any Owned Intellectual Property or any material Intellectual Property exclusively licensed to the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries have taken commercially reasonable actions to protect and maintain the (i) Registered Intellectual Property and (ii) secrecy of the Trade Secrets and confidential Intellectual Property, in each case, that are Owned Intellectual Property. No Trade Secrets or confidential Owned Intellectual Property has been disclosed by the Company or any of its Subsidiaries to any Person except pursuant to appropriate written non-disclosure or license agreements that obligate such Person to keep such Trade Secrets or confidential Owned Intellectual Property confidential both during and after the term of such agreement and that restrict the use of such Trade Secrets and confidential information. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any material Trade Secrets or confidential Owned Intellectual Property.

(d) All IT Systems material to the business of the Company and its Subsidiaries (i) operate in all material respects in accordance with their documentation and functional specifications and as otherwise required by the Company and its Subsidiaries and (ii) are in a good state of maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable for the purposes for which they are presently being used or held for use, and (iii) since December 31, 2017, have not malfunctioned or failed in a manner that resulted in a material disruption to the conduct of the business of the Company and its Subsidiaries. The Company and its Subsidiaries have implemented, maintain and comply with commercially reasonable written security, business continuity and backup and disaster recovery plans and procedures. To the Knowledge of the Company, none of the IT Systems contains any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code intended to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(e) The Company and its Subsidiaries have implemented and maintain commercially reasonable written information security, backup and disaster recovery plans and arrangements designed to protect and preserve the availability, integrity, security, confidentiality and operation of the IT Systems (including all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. There have been no data breaches or security incidents with respect to the IT Systems that resulted in any unauthorized access to or use, disclosure, modification or corruption of any information stored or contained therein, or resulted in the exertion of third-party control over any of the IT Systems, except those that (i) have been remedied without any material cost or material liability to the Company or any of its Subsidiaries or the duty to notify any other Person, and (ii) did not, and would not reasonably be expected to, cause a material disruption to the IT Systems or otherwise have a material impact on the operation of the business of the Company or any its Subsidiaries.

(f) To the extent that any material Intellectual Property has been conceived, developed or created for the Company or any of its Subsidiaries by any Person (whether alone or with others), such Person has executed a valid and enforceable written agreement pursuant to which such Person transferred to the Company or such Subsidiary the entire and unencumbered right, title and interest of such Person therein and thereto, and, to the Knowledge of the Company, no party is in breach of such agreement. No Person has asserted in writing against the Company or any of its Subsidiaries any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any material Owned Intellectual Property.

Section 3.16 Data Privacy and Security.

(a) Since December 31, 2017, the Company and its Subsidiaries (i) have posted a privacy policy on the Company’s website regarding the collection, use, disclosure, disposal, maintenance and transmission of any personally identifiable information of individuals who are visitors to the website, (ii) have been in compliance in all material respects with all applicable Laws and Orders and (iii) complied in all material respects with such privacy policy, applicable industry guidelines, and contractual requirements pertaining to data protection or information privacy and security. Since December 31, 2017, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging violation of any applicable Laws or Orders applicable to data protection or information privacy and security and, to the Knowledge of the Company, there is no pending investigation by any Governmental Authority of the Company or any of its Subsidiaries relating to such Laws or Orders.

Section 3.17 Taxes

(a) Except for matters that have not had a Company Material Adverse Effect, (i) all Tax Returns required to be filed by, on behalf of or with respect to the Company or any of its Subsidiaries have been duly and timely filed and are complete and correct, (ii) all Taxes (whether or not reflected on such Tax Returns) required to be paid by the Company or any of its Subsidiaries have been duly and timely paid, (iii) all Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose, (iv) no Tax Returns or Taxes with respect to the Company or any of its Subsidiaries are under audit or examination by, or subject to any litigation with, any Taxing Authority and neither the Company nor any of its Subsidiaries has received a written notice of any such proposed audit or examination, (v) the Company and its Subsidiaries have established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable by the Company and its Subsidiaries through the date hereof, (vi) no Taxing Authority has asserted in writing any deficiency with respect to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open and (vii) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(b) During the two-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) Except for matters that have not had a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes, except for any such agreements that (i) are solely between the Company and any of its Subsidiaries, (ii) will terminate as of, or prior to, the Closing or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes.

(d) Except as has not had a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is or has been during the past three years a member of any affiliated, consolidated, combined or unitary group (that includes any Person other than the Company and its Subsidiaries) for purposes of filing Tax Returns on net income, other than any such group of which the Company was the common parent, (ii) neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of national, state, provincial, territorial, municipal, local or foreign Law or as a transferee or successor and (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to income Taxes or agreed to any extension of time with respect to any income Tax assessment or deficiency.

(e) Neither the Company nor any of its Subsidiaries that is required to file a U.S. federal income Tax Return has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) within the last five years.

(f) The Company has not been, and will not be prior to the Closing, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g) Except as has not had a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has (i) entered into any “closing agreement” under Section 7121 of the Code, or other agreement (including any advanced pricing agreement) with a Taxing Authority in respect of Taxes that remains in effect or (ii) received any private letter ruling or other written ruling from a Taxing Authority that relates to Taxes of the Company.

(h) Neither the Company nor any of its Subsidiaries has deferred material Taxes under Section 2302 of the CARES Act, similar law or executive order of the President of the United States or claimed any material Tax credit under Section 2301 of the CARES Act, similar law or executive order of the President of the United States or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

Section 3.18 Employee Benefit Plans.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, complete and correct list identifying each material Company Plan, and separately identifies each U.S. Company Plan and Non-U.S. Company Plan. “Company Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3) (whether or not subject to ERISA), compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, and any other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether written or unwritten (excluding any plan, program or arrangement maintained by a Governmental Authority, including any benefits that are required to be provided under applicable Law, including statutory severance and any severance, retirement, pension, or leave accruals provided by the Company as required by applicable Law), that the Company or any Subsidiary sponsors, maintains or contributes to, or is required to maintain or contribute to, for the benefit of any current or former Employee of the Company or its Subsidiaries, or with respect to which the Company or any Subsidiary has or may have any direct or indirect liability. For purposes of this Agreement, the term “Non-U.S. Company Plan” means each Company Plan that primarily covers current or former Employees, officers, directors or other service providers of the Company or its Subsidiaries based outside of the United States. For purposes of this Agreement, the term “U.S. Company Plan” means each Company Plan that primarily covers current or former Employees, officers, directors or other service providers of the Company or its Subsidiaries in the United States.

(b) The Company has made available to Parent with respect to each material Company Plan true, complete and correct copies of: (i) all documents setting forth the terms of each such Company Plan (or, with respect to any unwritten Company Plan, a written description of each material term thereof) and all material documents relating to each such Company Plan, including the plan document, all amendments thereto and all related trust documents and funding instruments, (ii) the two most recent annual reports (Form 5500, including, if applicable, all schedules and attachments thereto) and tax returns (Form 990), if any, required under ERISA, the Code or other similar applicable Law in connection therewith or its related trust and any federal, state, provincial, territorial, municipal, local or foreign tax returns, (iii) the most recent actuarial report (if applicable), (iv) all summary plan descriptions, together with each summary of material modifications, if any, required under ERISA or other similar applicable Law, (v) the most recent determination or opinion letter issued with respect to each such Company Plan intended to be qualified under Section 401(a) of the Code and (vi) all material correspondence to or from any Governmental Authority within the past three years with respect to any Company Plan.

(c) Except as would not have a Company Material Adverse Effect and other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened Proceedings by or on behalf of any participant in any Company Plan, or otherwise involving any Company Plan or the assets of any Company Plan.

(d) Except as would not have a Company Material Adverse Effect, (i) each U.S Company Plan has been established, maintained, administered and operated in compliance with its terms and the requirements of applicable Law in all material respects; (ii) all contributions required to be made by the Company or any of its Subsidiaries to any U.S. Company Plan by applicable Law or by the terms of any U.S. Company Plan or CBA or other similar agreement or arrangement and all premiums, benefits and other expenses due or payable with respect to insurance policies funding any U.S. Company Plan, for any period in the prior three years through the date hereof, have been timely made or paid, as applicable; (iii) each U.S. Company Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and each trust created thereunder is exempt from Tax under the provisions of Section 501(a) of the Code, and, to the Knowledge of the Company, no fact or event has occurred, either by reason of any action or failure to act, that could reasonably be expected to adversely affect the qualified status or tax-exempt status, as applicable, of any such U.S. Company Plan or trust created thereunder; (iv) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code or other similar applicable Law has occurred involving any U.S. Company Plan; and (v) with respect to U.S. Company Plans, neither the Company nor any of its Subsidiaries has received any notices, fines or other sanctions from any Governmental Authority or independent regulator and, to the Knowledge of the Company, no instances of non-compliance have been notified to any Governmental Authority or independent regulator.

(e) With respect to each U.S. Company Plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code, except as would not create a material liability for the Company: (A) such U.S. Company Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (B) such U.S. Company Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (C) no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such U.S. Company Plan; (D) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries, or any of their ERISA Affiliates, that has not been satisfied, and no condition exists that would reasonably be expected to result in the Company, its Subsidiaries, or any of their ERISA Affiliates, incurring a liability thereunder; and (E) no “reportable event” within the meaning of Section 4043(c) of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred in the preceding six years or will be required to be filed in connection with the transactions contemplated by this Agreement. The Company has not been required to post any security under ERISA or Section 436 of the Code with respect to any U.S. Company Plan, and to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security with respect to any U.S. Company Plan.

(f) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code, and any other payment or arrangement for which the Company or any of its Subsidiaries has liability that is subject to Section 409A, is, and at all relevant times has been, in operational and documentary compliance in all material respects with Section 409A.

(g) Except as would have a Company Material Adverse Effect, (i) each Non-U.S. Company Plan has been in all material respects established, maintained, operated and administered in accordance with its terms and all applicable Laws of any controlling Governmental Authority; (ii) each Non-U.S. Company Plan that is required to be registered has been in all material respects registered and maintained in good standing with the applicable Governmental Authority; (iii) each Non-U.S. Company Plan that is required to be funded and/or book reserved is materially funded and/or book reserved, as appropriate, in accordance with applicable Law; (iv) all contributions required to have been made to each Non-U.S. Company Plan will have been made as of the Closing Date; (v) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened with respect to any Non-U.S. Company Plans (other than routine claims for benefits); and (vi) there have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under applicable Law with respect to any Non-U.S. Company Plans.

(h) Except as disclosed in Section 3.18(h) of the Company Disclosure Letter, (i) neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) (a) a multiemployer plan as defined in Section 3(37) of ERISA, (b) a “multiple employer plan” as defined in Section 210 of ERISA or Section 413(c) of the Code, (c) a “multiple employer welfare arrangement” as defined in Section 3(40) of the Code, (d) a “defined benefit plan” as defined in Section 3(35) of ERISA, or (e) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, and (ii) no Company Plan provides material post-employment health or welfare benefits for any current or former Employees of the Company or its Subsidiaries (or their dependents), other than as required under Section 4980B of the Code or any similar state or foreign Laws.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) result in any payment becoming due, accelerate the time of any payment or vesting, or increase the amount of compensation due to any director, officer or Employee of the Company or its Subsidiaries or trigger any other obligation under any Company Plan, (ii) result in any forgiveness of material indebtedness, trigger any material funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Plan or (iii) result in payments to any current or former Employee, director, officer or consultant of the Company or any of its Subsidiaries under any Company Plan that would, individually or in combination with any other such payment, be deemed a “parachute payment” and not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to, and is not otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of national, state, provincial, territorial, municipal, local or foreign Law relating to Tax).

Section 3.19 Employees; Labor Matters.

(a) The Company has made available to Parent a true and complete list of all Employees employed as of the date hereof by: (i) work location (province or state, and country); (ii) date of hire; (iii) job title; (iv) status as full-time or part-time; (v) status as exempt or non-exempt under applicable wage and hour Laws; (vi) whether paid on an hourly, salary or other basis; (vii) the amount of their hourly, base or other pay; and (viii) if the Employee is a member of a union and, if so, which one (the “Employee Census”).

(b) Section 3.19(b) of the Company Disclosure Letter sets forth a list of each collective bargaining agreement, works council agreement or other similar arrangement with a labor union, works council or labor organization to which the Company or any of its Subsidiaries is a party or is otherwise bound (the “CBAs”) that covers current or former employees of the Company or any of its Subsidiaries. Except with respect to the CBAs, there are no material Proceedings or, to the Knowledge of the Company, other activities of any labor union to organize any Employees of the Company and its Subsidiaries.

(c) From December 31, 2017 to the date of this Agreement, there has not occurred or, to the Knowledge of the Company, been threatened, and neither the Company nor any of its Subsidiaries has been affected by, any material strike, slowdown, work stoppage, picketing, lockout, grievance, unfair labor charge, concerted refusal to work overtime or other similar labor activity or union-organizing campaign with respect to any former or current employees, independent contractors, consultants or other agents of the Company or any of its Subsidiaries.

(d) Except as set forth on Section 3.19(d) of the Company Disclosure Letter, there are no material claims, disputes, arbitrations, administrative charges, complaints (whether individual or collective) or other Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries involving any former or current employee, director, independent contractor, consultant or other agent of the

Company or any of its Subsidiaries, or otherwise relating to any labor or employment matters of the Company or its Subsidiaries. As of the date of this Agreement, there is no representation or certification proceeding or petition pending or, to the Knowledge of the Company, threatened with respect to any Employee, independent contractor, consultant or other agent of the Company or any of its Subsidiaries.

(e) Each of the Company and its Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, including the Immigration Reform and Control Act and similar Laws of any jurisdiction, the Worker Adjustment and Retraining Notification Act and similar Laws of any jurisdiction (“WARN”), any Laws respecting employment of labor, wages, hours, overtime, paid leave, wage and hour standards, labor relations, collective bargaining, employment discrimination, harassment, retaliation, whistleblowing, civil rights, disability rights or benefits, safety and health, workers’ compensation, pay equity, equal opportunity, affirmative action, classification and use of employees, independent contractors, consultants and other agents, immigration and work authorization, reduction in force, mass layoffs, collective dismissals, facility closings, plant closures, the collection and payment of withholding or social security Taxes, severance or other termination-related payments, occupational safety and health requirements, leaves of absence, and unemployment insurance.

(f) Each of the Company and its Subsidiaries is, and since December 31, 2017 has been, in material compliance with all applicable Laws relating to classification of individuals providing services for the Company or any of its Subsidiaries as an independent contractor, consultant, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of the Company or a Subsidiary.

(g) To the Knowledge of the Company, no Person has claimed that any former or current employee or individual independent contractor of the Company or any of its Subsidiaries with respect to his or her employment with the Company: (i) is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; (ii) has disclosed to the Company or any of its Subsidiaries or utilized in connection with providing services to the Company or any of its Subsidiaries any trade secret or proprietary information or documentation of such Person; or (iii) has materially interfered in the employment relationship between such Person and any of its present or former Employees.

(h) Since December 31, 2017, neither the Company nor any of its Subsidiaries has had any “plant closings” or “mass layoffs” (in each case, as defined in WARN) or other terminations for which notices were not timely and properly provided in accordance with WARN. In the 90-day period immediately prior to the date hereof, the Company and its Subsidiaries have not carried out any “employment loss” (as defined in WARN), layoff or material reduction in hours of work that would reasonably be expected to create any material liabilities for the Company.

Section 3.20 Environmental Matters. Except as has not had a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are, and, since December 31, 2017, have been, in compliance with all applicable Environmental Laws (which compliance has included obtaining and possessing and being in and have been in compliance with all Environmental Permits), and all such Environmental Permits are in full force and effect, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation by any Governmental Authority with respect to any violation of any applicable Environmental Law or Environmental Permit;

(b) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under any Environmental Law or relating to any Environmental Permit;

(c) no written notice of any Environmental Claim, Environmental Condition or potential liability under Environmental Law, has been received by the Company or any of its Subsidiaries, the substance of which has not been fully resolved without any pending, outstanding or ongoing costs, obligations or liabilities, including any notice regarding actual or alleged exposure to Hazardous Substances, natural resource damages claims, or any Hazardous Substances sent offsite by the Company or any of its Subsidiaries for treatment, storage or disposal, and to the Knowledge of the Company, there are no existing facts, conditions or circumstances that are reasonably expected to result in an Environmental Claim or Environmental Condition; and

(d) (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, their respective predecessors has Released Hazardous Substances at, on, in, under, to or from any real property (including any real property formerly owned, leased or operated by the Company, any of its Subsidiaries or their respective predecessors), and (ii) there has been no Release of any Hazardous Substances at, on, in, under, to or from any Owned Real Property or property that is subject to a Real Property Lease, or, to the Knowledge of the Company, at, on, in, under, to or from any real property formerly owned, leased, or operated by the Company, any of its Subsidiaries or their respective predecessors during the period of its ownership, operation or lease thereof, that, in either case of the foregoing clause (i) or (ii), has resulted in any Remedial Action, requires any Remedial Action pursuant to Environmental Law or would reasonably be expected to result in any Proceeding or the imposition of any liability pursuant to Environmental Laws.

Section 3.21 Material Contracts.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) each Contract that (A) limits or restricts in any material respect the Company or any of its Subsidiaries (or would from and after the Effective Time, limit or restrict the Company or any of its Subsidiaries) from competing in any line of business or with any Person or competing or operating in any geographic region, (B) contains exclusivity obligations binding on, and material to, the Company or any of its Subsidiaries or (C) grants any “most favored nation” or similar right in favor of any third party;

(ii) each Contract that is a joint venture or partnership agreement or provides for a similar arrangement that is material to the Company and its Subsidiaries, taken as a whole, and any Contract that relates to the management, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any such joint venture, partnership or other similar arrangement;

(iii) each Contract that is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, security agreement or other binding commitment (other those between the Company and its wholly owned Subsidiaries) or other Contract relating to indebtedness for borrowed money, in each case in an amount in excess of $1 million individually;

(iv) each Contract with respect to an interest rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $1 million;

(v) each Contract that is an acquisition agreement or a divestiture agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date of this Agreement in excess of $1 million, (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $1 million or (C) the Company or any of its Subsidiaries has any material ongoing indemnification or other obligations as of the date of this Agreement, excluding, in each case, acquisitions or dispositions of (x) supplies, inventory or products in connection with the conduct of the Company’s and its Subsidiaries’ business in the ordinary course consistent with past practice or (y) supplies, inventory, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;

(vi) each Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or similar obligations that could result in payments in excess of $1 million in the aggregate;

(vii) each Contract pursuant to which the Company or any of its Subsidiaries is licensed or licenses, or grants or receives a covenant not to sue or other right, under any Intellectual Property material to the Company and its Subsidiaries, taken as a whole, in each case, to or from any third party;

(viii) each Contract with one of the ten largest customers (by revenue) of the Company and its Subsidiaries, taken as a whole (each, a “Material Customer”), or one of the ten largest vendors (by amounts paid) of the Company and its Subsidiaries, taken as a whole (each, a “Material Supplier”), in each case, based on the twelve-month period ended December 31, 2020;

(ix) each Contract involving any resolution or settlement of any actual or threatened Proceeding involving the Company or any of its Subsidiaries involving (A) a payment in excess of $1 million and entered into since December 31, 2017 or (B) any material ongoing requirements or restrictions on the Company or any of its Subsidiaries;

(x) each Contract between the Company or any of its Subsidiaries and a Governmental Authority (other than in any such Governmental Authority’s capacity as a customer or supplier of the Company or any of its Subsidiaries) requiring payment by or to the Company and its Subsidiaries, taken as a whole, in excess of $1 million per annum;

(xi) each Real Property Lease and each Contract pursuant to which the Company or any of its Subsidiaries is a lessor or lessee of any machinery, equipment or other personal property requiring by its terms aggregate payments by or to the Company or any of its Subsidiaries in excess of $5 million for the twelve-month period ended December 31, 2020;

(xii) each Contract which restricts the payment of dividends or distributions in respect of any Company Securities or any Company Subsidiary Securities;

(xiii) each Contract that is a CBA;

(xiv) each employment Contract that (A) provides for annual base salary in an amount greater than $150,000, or (B) provides for any change of control retention or severance payments or benefits; and

(xv) each Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

Each Contract of a type described in clauses (i) through (xv) is referred to herein as a “Company Material Contract”.

(b) Except for any Company Material Contract that has terminated or expired in accordance with its terms, and except as would not have a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which have not had a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Company Material Contract, is or is alleged to be in violation of or in default under any provision of such Company Material Contract, and, to the Knowledge of the Company, no event has occurred that would result in a violation of or a default under any Company Material Contract (in each case, with or without notice, the lapse of time or both) by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto. To the Knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Company Material Contract (except in accordance with the terms thereof). True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent prior to the date of this Agreement.

Section 3.22 Customers; Suppliers.

(a) Since December 31, 2020 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or not renew its existing Company Material Contract with the Company or any of its Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and any of its Subsidiaries, taken as a whole.

(b) Since December 31, 2020 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Material Supplier that such Material Supplier shall not continue as a supplier or vendor to the Company or that such Material Supplier intends to terminate its existing Company Material Contract with the Company or any of its Subsidiaries, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and any of its Subsidiaries, taken as a whole.

Section 3.23 Finders’ Fee, etc. Except for Morgan Stanley & Co. LLC (“Morgan Stanley”), the fees and expenses of which will be paid by the Company, there is no investment banker, broker, financial advisor, finder or similar Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 3.24 Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the Merger Consideration to be received by the holders of Company Stock (other than (a) shares of Company Stock owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise), any of the Company’s Subsidiaries or Merger Sub and (b) Appraisal Shares) pursuant to this Agreement is fair from a financial point of view to such holders. A signed, correct and complete copy of such opinion will be made available to Parent promptly following the delivery of such written opinion to the Company Board.

Section 3.25 Antitakeover Statutes. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.9, (a) the Company Board has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL and any other similar Takeover Statute and (b) to the Knowledge of the Company, no other Takeover Statute enacted under U.S. state or federal laws applies to this Agreement or any of the transactions contemplated hereby.

Section 3.26 Certain Business Practices.

(a) Since December 31, 2017, none of the Company or its Subsidiaries, any director or officer or, to the Knowledge of the Company, any Employee or agent of the Company or any of its Subsidiaries with respect to any matter relating to the Company or any of its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) offered, promised, made or authorized any unlawful payment of anything of value to foreign or domestic government officials or employees (including any officer or employee of a government or government-owned or -controlled entity or of a public international organization) or to foreign or domestic political parties or campaigns, or to any other Person acting in an official capacity, to influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty, or otherwise violated any provision of any Anti-Corruption Law; or (c) violated any Sanctions.

(b) Since December 31, 2017, none of the Company, any of its Subsidiaries or any director, officer, Employee, agent or other Person acting on behalf of the Company or any of its Subsidiaries is a Sanctioned Person or has engaged in, or is now engaged in, any dealings or transactions with or for the benefit of any Sanctioned Person.

(c) Since December 31, 2017, neither the Company nor any of its Subsidiaries has violated or is in violation of any Anti-Money Laundering Law.

(d) The Company and its Subsidiaries have in place and have adhered to policies and procedures designed to prevent their officers and Employees from undertaking any activity, practice or conduct relating to the business of the Company or its Subsidiaries that would constitute an offence under any Anti-Corruption Laws or any Sanctions.

Section 3.27 Insurance. Except as would not have a Company Material Adverse Effect, as of the date hereof, each of the insurance policies and arrangements relating to the business, assets and operations of the Company or any of its Subsidiaries are in full force and effect and all premiums due thereunder have been paid when due. Except as would not have a Company Material Adverse Effect, such insurance policies are sufficient for compliance with all applicable Laws. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not have a Company Material Adverse Effect.

Section 3.28 Aboriginal Matters. Except as set forth in Section 3.28 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any written agreement with any Aboriginal Group relating to the Company’s or any of its Subsidiaries’ assets, including in relation to the environment or the development of communities in the vicinity of, or in connection with, the any of the Company’s or its Subsidiaries’ assets, except as has not had a Company Material Adverse Effect:

(a) neither the Company nor any of its Subsidiaries is currently engaged or involved in any disputes, discussions or negotiations with (i) any Aboriginal Group or (ii) a Governmental Authority in relation to Aboriginal Claims; and

(b) there are no existing or, to the Knowledge of the Company, threatened Aboriginal Claims related to the Company’s or its Subsidiaries’ assets, including the ownership or operation of the business of the Company or any of its Subsidiaries or the Company’s or its Subsidiaries’ assets.

Section 3.29 No Additional Representations; Acknowledgment.

(a) Except for the representations and warranties of the Company expressly set forth in this Article III, none of the Company or any other Person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Merger Sub or any of their Affiliates or Representatives relating to the financial condition, business, assets or results of operations of the Company and its Subsidiaries, in connection with the transactions contemplated by this Agreement, including the Merger, including any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any Representative of the Company, including in any “data room” or management presentation.

(b) The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub expressly set forth in Article IV, none of Parent, Merger Sub or any other Person on behalf of them is making, and none of them has made, any representations or warranties (express or implied) relating to itself or its financial condition, business, assets or results of operations or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Company or its Representatives is relying on any representation or warranty of Parent, Merger Sub or any other Person on behalf of them, except for those expressly set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company that:

Section 4.1 Corporate Existence. Each of the Parent Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, except, in each case, where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby. Prior to the date of this Agreement, each of the Parent Parties has delivered or made available to the Company true, correct and complete copies of the organizational documents of the Parent Parties and Merger Sub as in effect on the date of this Agreement.

Section 4.2 Corporate Power and Authorization; Merger Sub.

(a) Each of the Parent Parties and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent Parties and Merger Sub, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent Parties and Merger Sub. No vote of any holders of any of the Parent Parties’ capital stock is necessary in connection with the consummation of the transactions contemplated hereby. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of the Parent Parties and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) The respective boards of directors of each of the Parent Parties and Merger Sub, by resolutions duly adopted at duly held meetings, have each unanimously approved and declared advisable this Agreement and the transactions contemplated hereby. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, effective as of immediately following the execution and delivery of this Agreement.

(c) Merger Sub is a direct, wholly-owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation, Merger Sub has not carried, and prior to the Effective Time, will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.3 Governmental Authorization. The execution and delivery of this Agreement by each of the Parent Parties and Merger Sub, the performance of their obligations hereunder and the consummation by each of the Parent Parties and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, or notifications to, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act, (c) receipt of the Competition Act Approval, (d) all consents, notices and approvals, as applicable, from the Governmental Authorities set forth in Section 4.3(d) of the Parent Disclosure Letter, (e) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal or Canadian provincial securities laws, (f) compliance with any applicable requirements of the NYSE and the TSX and (g) any actions, filings or notifications the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.4 Non-Contravention. The execution and delivery of this Agreement by each of the Parent Parties and Merger Sub, the performance of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not, assuming the authorizations, consents and approvals referred to in clauses (a) through (f) of Section 4.3 are obtained, (a) conflict with or breach any provision of the organizational documents of any of the Parent Parties or Merger Sub, (b) conflict with or breach any provision of any applicable Law or Order, (c) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any provision of any material Contract binding upon the Parent Parties or Merger Sub, any of their respective properties or assets or any license, franchise, permit, certificate, approval or other similar authorization affecting Parent and Merger Sub or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property, right or asset of any of the Parent Parties or Merger Sub, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.5 Information Supplied. The information relating to, and supplied by, the Parent Parties, their Affiliates and Merger Sub to be contained in, or incorporated by reference in, the Proxy Statement will not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Parent Parties or Merger Sub for use therein.

Section 4.6 Financing.

(a) Parent’s and Merger Sub’s obligations under this Agreement are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Merger and the other transactions contemplated hereby. On or prior to the date of this Agreement, Parent has delivered to the Company true, correct and complete fully executed copies of (a) the equity commitment letter (the “Equity Commitment Letter”) to Parent from an Affiliate of the Parent Parties, pursuant to which such Affiliate has committed to provide Parent with equity financing in the amount and on the terms and conditions set forth therein (the “Equity Financing”), (b) the commitment letter, dated as of the date hereof, among Parent and the financing sources party thereto (the “Debt Commitment Letter”) and (c) the fee letter, dated as of the date hereof, among Parent and the financing sources party thereto (redacted to remove only the fee amounts, fee percentages, price caps and certain other economic terms (including any economic market “flex” provisions) in a customary manner (none of which could reasonably be expected to adversely affect the conditionality, availability or termination provisions of the Debt Commitment Letter or reduce the aggregate amount available under the Debt Financing), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (together with the Debt Commitment Letter, the “Debt Letters” and the Debt Letters, together with the Equity Commitment Letter, the “Financing Commitment Letters” ). Pursuant to the Debt Commitment Letter and subject to the terms and conditions thereof, each of the parties thereto (other than Parent and Merger Sub) have severally committed to lend the amounts set forth therein to Parent or Merger Sub (the provision of such funds as set forth therein, the “Debt Financing”) for the purposes set forth in such Debt Commitment Letter. As of the date of this Agreement, (i) the Financing Commitment Letters have not been amended, restated or otherwise modified or waived in any respect (and no amendment, restatement, modification or waiver is contemplated), (ii) the respective commitments contained in the Equity Commitment Letter and, to the Knowledge of Parent, the commitments contained in the Debt Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect and (iii) with respect to the commitments contained in the Equity Commitment Letter and, to the Knowledge of Parent, the commitments contained in the Debt Letters, no such withdrawal, rescission, amendment, restatement or modification is contemplated). As of the date of this Agreement, the Financing Commitment Letters are in full force and effect and constitute the legal, valid, enforceable and binding obligations of each of Parent, and to the Knowledge of Parent, the other parties thereto, subject in each case to the Enforceability Exceptions. As of the date of this Agreement, there are no conditions precedent or other contractual contingencies related to the funding of the full amount of the Debt Financing pursuant to the Debt Commitment Letter (other than as expressly set forth in the Debt Commitment Letter) and the Equity Financing pursuant to the Equity Commitment Letter. Assuming the satisfaction of the conditions precedent set forth in Section 8.1 and Section 8.2, the net proceeds contemplated from the Debt Financing and the Equity Financing, together with the Escrow Amount and Parent’s available unrestricted cash, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration, any payments in respect of equity compensation obligations to be made in connection with the Merger, any repayment or refinancing of any outstanding indebtedness of Parent, the Company and their respective Subsidiaries required in connection with the Merger and all fees and expenses reasonably expected to be incurred in connection with the Merger and the other transactions contemplated by this Agreement (the “Merger Amounts”). As of the date of this Agreement, assuming the satisfaction of the conditions to the Merger set forth in Section 8.1 and Section 8.2, to the Knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a breach or default on the part of Parent or Merger Sub under the Financing Commitment Letters or any other party to the Financing Commitment Letters. As of the date of this Agreement, there are no side letters or other agreements, Contracts or arrangements that relate to the conditionality, availability, termination or amount of the Debt Financing, the Equity Financing or the funding of all or any part of the Debt Financing or the Equity Financing. Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Debt Financing and satisfied all of the other terms and conditions required to be satisfied by Parent on or prior to the date hereof. As of the date of this Agreement, assuming the satisfaction of the conditions to the Merger set forth in Section 8.1 and Section 8.2, Parent has no reason to believe that any of the conditions to the Debt Financing or the Equity Financing will not be satisfied, nor does Parent have Knowledge that the full amount of the Debt Financing and the Equity Financing will not be made available to Parent as of the time the Closing is required to occur pursuant to Section 2.2 in accordance with the terms of the Debt Letters. Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of this representation and warranty shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement if (notwithstanding such breach) Parent and Merger Sub are willing and able to consummate the Merger on the Closing Date.

Section 4.7 Solvency. Parent is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (a) the satisfaction of the conditions set forth in Article VIII (in each case, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), (b) that the representations and warranties set forth in Article III as written are true and correct and (c) the Company is Solvent as of the Date of this Agreement, at and immediately after the Closing, then, after giving effect to the consummation of the transactions contemplated hereby, each of Parent and the Surviving Corporation will be Solvent as of immediately after the consummation of the Merger and the other transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

Section 4.8 Litigation. Except as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby, (a) there is no Proceeding pending (or, to the Knowledge of Parent, threatened) by or before any Governmental Authority with respect to Parent or any of its Subsidiaries and (b) to the Knowledge of Parent, Parent and its Subsidiaries are not under investigation by any Governmental Authority with respect to any violation by Parent or its Subsidiaries of any applicable Law or Order.

Section 4.9 Share Ownership. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) (a) beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Stock or any options, warrants or other rights to acquire Company Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company or (b) is, or at any time within the past three years has been, an “interested stockholder” of the Company (as defined in Section  203 of the DGCL).

Section 4.10 Finders’ Fee, etc. Except for Barclays Capital Inc., there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent or any of its Affiliates who is entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.11 Taxes. No withholding or deduction for Taxes arising solely by reason of (x) the place of incorporation or tax residence of Parent, its shareholders or the Guarantors or (y) the jurisdiction from which Parent or the Guarantors make payments (other than the United States), in each case, will be required pursuant to a Law in effect on the date hereof in connection with amounts otherwise payable pursuant to this Agreement to any Person.

Section 4.12 No Additional Representations; Acknowledgment.

(a) Except for the representations and warranties of Parent and Merger Sub expressly set forth in this Article IV, none of Parent, Merger Sub, its Affiliates or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company, its Subsidiaries or any of their Affiliates or Representatives relating to the financial condition, business, assets or results of operations of Parent, Merger Sub, its Subsidiaries or any of their Affiliates in connection with the transactions contemplated by this Agreement, including the Merger, including any information, documentation, forecasts, budgets, projections or estimates provided by Parent, Merger Sub or any Representative of Parent or Merger Sub, including any management presentation.

(b) Parent and Merger Sub acknowledge and agree that, except for the representations and warranties expressly set forth in Article III, none of the Company or any Person on behalf of the Company is making, and none of them has made, any representations or warranties (express or implied) relating to itself or its financial condition, business, assets or results of operations or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, including with respect to any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any Representative of the Company, including in any “data room” or management presentation, and none of Parent, Merger Sub or their respective Affiliates or Representatives is relying on any representation or warranty of the Company or any Person on behalf of the Company, except for those expressly set forth in Article III.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Conduct of the Company. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX except as otherwise expressly permitted or expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), for any actions taken reasonably and in good faith to respond to COVID-19 Measures, provided that the Company shall, to the extent reasonably practicable, provide reasonable advance notice of such actions and consult with Parent prior to taking such actions or as required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practice and (ii) use its commercially reasonable efforts to preserve substantially intact its current business organization and maintain existing relations and goodwill with material customers, suppliers, distributors, creditors, lessors, employees and other material business relations and keep available the services of the Company’s and its Subsidiaries’ present key employees; provided that (x) no action by the Company or any of its Subsidiaries permitted by an exception to any of Section 5.1(a) through (q) will be a breach of this sentence and (y) the Company’s or any of its Subsidiaries’ failure to take any action prohibited by any of Section 5.1(a) through (q) will not be a breach of this sentence. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as otherwise expressly permitted or expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend or otherwise change its certificate or articles of incorporation, bylaws or other similar organizational documents;

(b) split, combine, recapitalize, subdivide or reclassify any Company Securities or Company Subsidiary Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities (other than (i) in connection with the exercise, vesting or settlement of Company Awards in accordance with past practice for award holders who are not “executive officers” and (ii) in connection with the settlement of Company DSUs (or as modified after the date of this Agreement in accordance with the terms of this Agreement));

(c) (i) issue, deliver, sell, assign, pledge, grant, transfer, dispose of, or encumber (other than Permitted Liens), or authorize the issuance, delivery, sale, assignment, pledge, grant, transfer, disposition or encumbrance of, any Company Securities or Company Subsidiary Securities, other than (x) in connection with regular quarterly grants of Company DSUs to directors which are made in the ordinary course of business, in each case under the terms and conditions and in the values as set forth in Section 5.1(c) of the Company Disclosure Letter, (y) the issuance of any shares of Company Stock upon the exercise of Company Stock Options or the settlement of Company RSUs, Company PSUs and Company DSUs that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement or granted after the date of this Agreement in accordance with this Agreement, as set forth in Section 5.1(c) of the Company Disclosure Letter and (z) issuances of securities of the Company’s Subsidiaries to the Company or to wholly owned Subsidiaries of the Company or (ii) amend any term of any Company Security or Company Subsidiary Security (in each case, whether by merger, amalgamation, consolidation or otherwise);

(d) make or commit to any capital expenditures, except (i) in the ordinary course of business, (ii) pursuant to the Company’s current capital expenditures budget provided to Parent prior to the date hereof (the “2021 Capex Budget”), either on projects itemized in the budget or on substitute projects, (iii) with respect to future capital expenditures budgets, capital expenditures that do not exceed the aggregate amounts budgeted in the 2021 Capex Budget by 10%, (iv) for any actions taken reasonably and in good faith to respond to COVID-19 Measures not to exceed $10 million in the aggregate, or (v) any unbudgeted capital expenditures not to exceed $10 million individually or $30 million in the aggregate per annum without taking into account any amounts permitted by the foregoing clause (iv);

(e) make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest or otherwise invest in any Person or any division or assets thereof with a value or purchase price (including all potentially payable “earn-out” consideration or any other obligation to potentially pay consideration in the future) in excess of $5 million individually or $10 million in the aggregate, other than (i) acquisitions pursuant to Contracts in effect as of the date of this Agreement that were publicly announced prior to the date of this Agreement or otherwise made available to Parent prior to the date hereof and (ii) purchases of raw materials in the ordinary course of business consistent with past practice;

(f) sell, assign, license, lease or otherwise transfer, abandon, allow to let lapse or expire or otherwise dispose of, fail to maintain, pledge or create any Lien on, or authorize any of the foregoing with respect to any of the Company’s or its Subsidiaries’ assets, properties or rights, other than (i) Permitted Liens, (ii) the sale of inventory in the ordinary course of business consistent with past practice, (iii) Intellectual Property portfolio management and maintenance conducted in the ordinary course of business consistent with past practice or (iv) non-exclusive licenses granted to third parties in the ordinary course of business consistent with past practice;

(g) incur, prepay, refinance or amend the terms of any indebtedness for borrowed money or guarantees thereof or issue any debt securities, warrants or other rights to acquire any debt securities or assume, guarantee or endorse or otherwise become responsible for, the obligations of any Person, other than (x) intercompany indebtedness, (y) under the Securitization Facility for working capital purposes in the ordinary course of business consistent with past practice and (z) revolving credit advances and the issuance of letters of credit in the ordinary course of business consistent with past practice under the Senior Credit Facility and Securitization Facility;

(h) other than in the ordinary course of business consistent with past practice, (i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or waive, release or assign any material rights, claims or benefits under any Company Material Contract or (ii) enter into any Contract that would constitute a Company Material Contract if entered into prior to the date hereof;

(i) other than as required by the terms of any Company Plan or Contract as in effect on the date of this Agreement or adopted or amended after the date of this Agreement in compliance with this Section 5.1, any CBA or applicable Law, (i) adopt, enter into, establish, terminate, or materially amend or modify any Company Plan (or plan or arrangement that would be a Company Plan if in effect on the date of this Agreement), except for routine amendments or renewals of Company Plans that would not result in a material increase in benefits or costs to the Company and its Subsidiaries, or any CBA, (ii) accelerate or increase payments or benefits payable under any Company Plan, (iii) grant any additional equity-based compensation awards pursuant to the Omnibus Plan or otherwise, (iv) grant any loan to, or increase compensation, bonus, severance or other benefits payable to any Employee, officer, director, consultant or other similar agent of the Company or its Subsidiaries, other than promotion or annual merit salary increases (and increases in bonus or other compensation to the extent related to base salary and tied to such promotion or annual merit salary increases), in the ordinary course of business that do not, in the aggregate, exceed the aggregate amounts budgeted for such items for fiscal year 2021, (v) hire (other than to fill an open position) or terminate (other than a termination “for cause”) any Employee who has a position that is at or above grade level 28 (“Vice President Level”), (vi) grant any severance, change of control, retention, termination or similar compensation or benefits payable to any Employee, officer, director or consultant of the Company or its Subsidiaries, (vii) materially increase the funding or contribution rate with respect to any Company Plan, or (viii) enter into any employment or other similar agreement (or amend any existing agreement) with respect to any Vice President Level Employee;

(j) change the Company’s methods, principles, policies, practices or procedures of financial accounting, except as required by GAAP or SEC rule or other applicable Law;

(k) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file any claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment or surrender any right to claim a material Tax refund, except, in each of the foregoing cases, to the extent any such action is required by Law or is undertaken in the ordinary course of business, or request any ruling or written determination from a Taxing Authority with respect to a material amount of Taxes;

(l) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any Subsidiary of the Company;

(m) settle, or offer or propose to settle, any Proceeding involving or against the Company or any of its Subsidiaries in excess of $5 million (excluding, for the avoidance of doubt, amounts paid by insurance and other amounts not paid out-of-pocket by the Company) or which would reasonably be expected to (i) prevent or materially delay or impair the consummation of the Merger or the other transactions contemplated by this Agreement or (ii) involve any criminal liability or any admission of material wrongdoing or any material wrongful conduct by the Company or any of its Subsidiaries;

(n) declare, set aside, establish a record date for or pay any dividends on, or make any other distributions in respect of, any Company Securities or any Company Subsidiary Securities, other than distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(o) other than in the ordinary course of business consistent with past practice, make any loans, advances, or capital contributions to or investments in any Person, including guarantees of the obligations of such Person, in excess of $5 million in the aggregate, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(p) enter into any new line of business outside its existing lines of business as of the date of this Agreement; or

(q) agree, resolve, authorize or commit to do any of the foregoing.

(r) Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.

Section 5.2 Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, and, in any event, no later than 20 Business Days following the date of this Agreement, (i) the Company shall prepare and, subject to the receipt from the Parent Parties and Merger Sub of the information and assistance described in clause (ii), file with the SEC the Proxy Statement, which shall, unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 7.2, include the Company Board Recommendation and (ii) the Parent Parties and Merger Sub shall furnish all information concerning themselves and their Affiliates that is required by applicable Law to be included in the Proxy Statement, and shall provide such other assistance and information in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time.

(b) Each of the Company, the Parent Parties and Merger Sub shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement (i) will, on the date the Proxy Statement is first mailed to stockholders of the Company, and at the time of the Company Meeting or filed with the SEC (as applicable), not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, (A) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of the Parent Parties or Merger Sub or their Affiliates for inclusion or incorporation by reference in the Proxy Statement and (B) the Parent Parties, Merger Sub and their respective Affiliates assume no responsibility with respect to information supplied in writing by or on behalf of the Company or its Affiliates for inclusion or incorporation by reference in the Proxy Statement. If, at any time prior to the Company Meeting, any information relating to the Company, the Parent Parties or any of their respective Affiliates, officers or directors is discovered by the Company or the Parent Parties which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties thereof, and the Company shall prepare with the assistance of, and after consultation with, Parent as provided in this Section 5.2) an appropriate amendment or supplement describing such information, file such amendment or supplement with the SEC and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company. The Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC.

(c) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall promptly provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the transactions contemplated hereby. The Company shall use its reasonable best efforts to respond to and resolve (with the assistance of, and after consultation with, Parent as provided by this Section 5.2(b)) as promptly as practicable any comments of the SEC with respect to the Proxy Statement. If, at any time prior to the Company Meeting, any information relating to the Company, the Parent Parties or any of their respective Affiliates, officers or directors is discovered by the Company or the Parent Parties which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties thereof, and the Company shall prepare (with the assistance of, and after consultation with, Parent as provided in this Section 5.2) an appropriate amendment or supplement describing such information, file such amendment or supplement with the SEC and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company.

(d) Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent and its legal counsel with a reasonable opportunity to review and comment on such documents or responses and consider such comments in good faith, and the Company agrees that all information relating to the Parent Parties and their respective Affiliates included in the Proxy Statement shall be in form and content reasonably satisfactory to Parent. The Company shall cause the Proxy Statement to be mailed to holders of Company Stock as of the record date established for the Company Meeting as promptly as practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement.

Section 5.3 Company Meeting. Subject to Section 5.2, the Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, and, in any event, prior to the 40th day following the date on which the SEC confirms that it has no further comments on the Proxy Statement, subject to compliance with the DGCL and the Exchange Act, for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”); provided that the Company may postpone or adjourn the Company Meeting solely (a) with the consent of Parent, (b) if, as of the time for which the Company Meeting is scheduled, there are insufficient shares of Company Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business at the Company Meeting, (c) to the extent required by applicable Law or (d) to allow additional solicitation of votes to the extent necessary in order to obtain the Company Stockholder Approval. The Company shall, acting through the Company Board, but subject to the right of the Company

Board to make a Company Adverse Recommendation Change pursuant to Section 7.2, provide the Company Board Recommendation and shall include the Company Board Recommendation in the Proxy Statement, and, unless this Agreement is validly terminated pursuant to Section 9.1, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval and shall keep Parent reasonably informed on a reasonably current basis as to the proxy solicitation process for the Company Meeting. Parent, Merger Sub and their Representatives shall have the right to solicit proxies in favor of the Company Stockholder Approval.

Section 5.4 Contractor Matters. No later than 30 Business Days after the date hereof, the Company shall provide to Parent a true and complete list, as of a recent date, of all individual and sole proprietor independent contractors currently engaged by the Company or any of its Subsidiaries, by: (i) name; (ii) a description of services provided; (iii) work location (city, and if applicable, state, and country); (iv) the entity that engages the individual or sole proprietor (whether the Company or a particular Subsidiary); (v) date and term, if any, of engagement; (vi) status as full-time or part-time (and, if part-time, the approximate number of hours worked); (vii) whether paid on an hourly, salary or other basis and the amount of such payment; and (viii) whether subject to an independent contractor agreement.

Section 5.5 Employee Census. No later than 30 Business Days after the date hereof, the Company shall update the Employee Census to include the entity (whether the Company or a particular Subsidiary) that employs each Employee.

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUB

Section 6.1 Obligations of Merger Sub. Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 6.2 Director and Officer Indemnification.

(a) For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to indemnify and hold harmless each former and present director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) to the extent permitted by Law and as provided in their respective certificate of incorporation, bylaws (or comparable organizational documents) or any indemnification agreement to which the Company or any of its Subsidiaries is legally as in effect on the date of this Agreement bound, as in and made available by the Company to Parent prior to the date of this Agreement. All rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in effect as of the date of this Agreement in favor of the Company Indemnified Parties shall survive the Merger and continue in full force and effect in accordance with their terms, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all the terms thereof. Notwithstanding anything herein to the contrary, if any Company Indemnified Party notifies Parent on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.2, the provisions of this Section 6.2 shall continue in effect with respect to such matter until the final disposition of all claims relating thereto.

(b) For a period of not less than six years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor thereto) regarding elimination of liability, indemnification and advancement of expenses in effect as of immediately prior to the Effective Time, and, during such six year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party, except as required by applicable Law or Order.

(c) Parent shall or shall cause the Surviving Corporation to either (i) continue to maintain in effect for a period of no less than six years after the Effective Time the Company’s directors’ and officers’ insurance policies (the “D&O Insurance”) in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance (from a carrier with the same or better credit rating as the Company’s D&O Insurance carrier) for such six-year period, in each case, with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the Company’s current aggregate annual premium amount as set forth in Section 6.2(c) of the Company Disclosure Letter (the “Premium Cap”); provided, further, that if the amount necessary to procure such insurance coverage exceeds the Premium Cap, Parent shall, or shall cause the Surviving Corporation to, purchase the most advantageous policy available for an amount not to exceed the Premium Cap. At the option of either Parent or the Company, the Company may purchase, prior to the Effective Time, a prepaid “tail policy” for a period of 6 years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time, in which event Parent and the Surviving Corporation shall cease to have any obligations under the first sentence of this Section 6.2(b); provided that the aggregate premium for such “tail policy” and any policy maintained or purchased by Parent or the Surviving Corporation pursuant to the first sentence of this Section 6.2(c) shall not exceed the Premium Cap. In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect for the period of such “tail policy” (which, for the avoidance of doubt, shall be no less than six years after the Effective Time) and continue to honor its obligations thereunder.

(d) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this Section 6.2.

(e) The provisions of this Section 6.2 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each of the Company Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.

Section 6.3 Employee Matters.

(a) For a period beginning on the Closing Date and continuing thereafter for two years (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, Continuing Employees with (i) wage or base salary levels that are not less than those provided to such Continuing Employees by the Company or its Subsidiaries immediately prior to the Effective Time, and (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided to such Continuing Employees by the Company or its Subsidiaries immediately prior to the Effective Time. For the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, each Continuing Employee with employee benefits that are at least as favorable

(excluding, for the avoidance of doubt, (x) the value of any equity or other long-term incentive opportunities or (y) any retention or change in control compensation) to those in effect for such Continuing Employee immediately prior to the Closing; provided that during the Continuation Period, Parent and the Surviving Corporation agree to keep in effect all severance plans, agreements, practices and policies that are applicable to Employees and set forth in Section 6.3(a) of the Company Disclosure Letter, and agree that each Continuing Employee shall, during the Continuation Period, be provided with severance benefits that are no less favorable than the severance benefits provided under such plans, agreements, practices and policies (or such greater benefits as are required after giving effect to the acknowledgment in Section 6.3(d)). Except as set forth in Section 6.3(a) of the Company Disclosure Letter or a CBA, nothing herein shall be deemed to limit the right of Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries) or any of their respective Affiliates to (A) terminate the employment of any Continuing Employee at any time, (B) change or modify the terms or conditions of employment for any Continuing Employee to the extent such change is not inconsistent with the provisions of this Section 6.3 or (C) change or modify any Company Plan or other employee benefit plan or arrangement in accordance with its terms; provided that such change or modification does not otherwise violate the requirements of this Section 6.3. For avoidance of doubt, nothing in this Section 6.3 shall be deemed to obligate Parent to provide non-qualified deferred compensation or defined benefit compensation (other than as required by Law) in the same form as provided prior to the Closing Date so long as the value thereof as in effect prior to the Effective Time is replaced during the Continuation Period in some other manner to the extent provided herein. Notwithstanding the foregoing, the compensation and benefits treatment and terms and conditions of employment provided to all non-union Continuing Employees in Canada shall be at sufficient levels to avoid constructive dismissal.

(b) For all purposes (exclusive of purposes of defined benefit pension accrual or other plans providing for post-employment benefits including, for the avoidance of doubt, pursuant to any deferred compensation plan, for Employees who are not entitled to such benefits immediately prior to the Closing or pursuant to a CBA) under the employee benefit plans, programs and arrangements established or maintained by Parent and its respective Affiliates in which Continuing Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Continuing Employee shall be credited with the same amount of service as was credited by the Company immediately prior to the Effective Time under similar or comparable Company Plans in which such Continuing Employee participated immediately prior to the Effective Time (except (x) to the extent such credit would result in a duplication of benefits or the funding thereof or (y) with respect to new benefit or compensation arrangements that are not a replacement for a Company Plan and past service is not required to be credited). In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Continuing Employees may be eligible to participate following the Closing, Parent or its respective Affiliates shall use commercially reasonable efforts to ensure that each Continuing Employee will immediately be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Plan in which such Continuing Employee was eligible to participate immediately before such commencement of participation and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Plan in which such Continuing Employee participated immediately prior to the Closing. Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Company Plan ending on the Closing Date to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan (except to the extent such payment would result in a duplication of benefits or the funding thereof).

(c) In furtherance of Section 6.3(a)(ii), if the Closing Date occurs prior to the payment of any outstanding amounts under each Company Plan that is a fiscal 2021 cash-based short-term bonus plan, Parent shall, or shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to (A) pay, at the time that the Company and its Subsidiaries would have customarily made such bonus payments, a bonus to each Continuing Employee who participates in a Company Plan that is a fiscal 2021 cash-based short-term bonus plan that is no less than the amount earned (but not paid) for such Continuing Employee as of the Closing Date under each such plan, as determined and paid in accordance with the terms of, and subject to the conditions of, the applicable Company Plan, and (B) to the extent the Effective Time occurs in calendar year 2021, maintain the short-term cash incentive plans in effect for the remainder of calendar year 2021 on the same terms and conditions, and with respect to the same targets and performance measures, as were in effect for such year. In furtherance of Section 6.3(a)(ii), to the extent the Company has adopted a Company Plan that is a fiscal 2022 cash-based short-term bonus plan, as permitted under Section 5.1(i) of the Company Disclosure Letter, Parent shall, or shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to pay, at the time that the Company and its Subsidiaries would have customarily made such bonus payments, a bonus to each Continuing Employee who participates in each such Company Plan that is no less than the amount earned (but not paid) for such Continuing Employee as of the Closing Date under each such plan, as determined and paid in accordance with the terms of, and subject to the conditions of, the applicable Company Plan.

(d) Notwithstanding anything to the contrary in Section 6.3(a), the compensation and benefits treatment and terms and conditions of employment afforded to all Continuing Employees who are covered by a CBA shall be provided in accordance with the applicable CBA. From and after the Effective Time, Parent shall assume, or shall cause the Surviving Corporation or one of its Subsidiaries to assume, the obligations of the CBAs until their respective expiration dates and treat the bargaining unit employees covered by such CBAs in accordance with the terms of the CBAs, as may be amended from time to time by the parties thereto. Each of the unions set forth on Section 6.3(d) of the Company Disclosure Letter shall be a third-party beneficiary of the obligations set forth in this Section 6.3(d) only, as required under the applicable CBA.

(e) Parent hereby acknowledges that the consummation of the Merger will constitute a “change in control” or “change of control” (or other similar phrase) for purposes of any Company Plan that contains a definition of “change in control” or “change of control” (or similar phrase), as applicable.

(f) From and after the Effective Time, Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) shall honor all Company Plans in accordance with their terms as in effect immediately prior to the Effective Time. Notwithstanding the foregoing, no provision of this Agreement shall limit the ability of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to provide compensation and benefits to Continuing Employees in accordance with this Agreement through plans of Parent or its Subsidiaries after the Effective Time.

(g) Following the Closing Date, Parent, in consultation with the Company’s Chief Executive Officer, shall adopt a long-term incentive program for key employees that provides for long-term incentives comparable to those offered to such key employees prior to the Closing Date.

(h) Notwithstanding anything to the contrary in this Agreement, the terms of this Section 6.3 are included for the sole benefit of the Parties and shall not confer any rights or remedies upon any Continuing Employee or former Employee of the Company or any of its Subsidiaries, any participant or beneficiary in any Company Plan or any other Person or Governmental Authority (whether as a third-party beneficiary or otherwise) other than the Parties. Nothing contained in this Agreement is intended to or shall: (i) constitute or be deemed to constitute the establishment or adoption of or amendment to any Company Plan or other compensation or benefit plan, policy, program or arrangement for purposes of ERISA or otherwise or (ii) obligate the Company or any of its Subsidiaries or Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to (x) maintain any particular benefit plan or arrangement or prevent the amendment, modification or termination thereof after the Effective Time, or (y) retain the employment of any particular Employee. Nothing in this

Agreement shall alter the at-will employment relationship of any Continuing Employee or confer upon any director, consultant or other similar service provider of the Company or any of its Subsidiaries any right to continue in the service of the Surviving Corporation, Parent or any of its Subsidiaries.

Section 6.4 Conduct of Parent and Merger Sub. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as consented to in writing by the Company, none of the Parent Parties or Merger Sub shall, or shall permit any of their Affiliates to, (a) acquire any rights, assets, business or Person or merge or consolidate with any other Person or enter into any binding share exchange, business combination or similar transaction with another Person, (b) restructure, reorganize or completely or partially liquidate, (c) make any material loan, advance or capital contribution to, or investment in, any other Person, or (d) propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action, in each case, that would reasonably be expected to (x) materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement or (y) materially delay, impair or prevent the funding of the Debt Financing.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

Section 7.1 Reasonable Best Efforts; Regulatory Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the Company and the Parent Parties shall, and shall cause their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable after the date of this Agreement, including using its reasonable best efforts to (i) prepare and file, in consultation with the other Parties, as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party and (iii) cooperate in meeting any information, consultation and notification requirements with Employees, Employee Representatives or other Third Parties, in each case, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (whether or not such approvals, consents, registrations, permits, authorizations, consultations, notifications and other confirmations are conditions to the consummation of the Merger pursuant to Article VIII).

(b) In furtherance and not in limitation of the foregoing, each of the Parent Parties and the Company shall (i) make, as promptly as reasonably practicable, and in any event within 10 Business Days after the date of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and (ii) make, as promptly as reasonably practicable, and in any event within 15 Business Days after the date of this Agreement unless Parent and the Company each agree in writing to a different date, a filing under section 114(1) of the Competition Act, and Parent shall file a request for an advance ruling certificate pursuant to section 102 of the Competition Act, with respect to the transactions contemplated by this Agreement and (iii) make, as promptly as reasonably practicable, any filing that may be required under any other Competition Laws. Each of the Company and the Parent Parties shall supply or cause to be supplied as promptly as reasonably practicable and advisable any additional information and documentary material that may from time to time be required under any applicable Competition Law and/or be requested by a Governmental Authority pursuant to the foregoing, and use its reasonable best efforts to take all other actions necessary to cause the expiration, waiver or termination of the applicable waiting periods regarding the foregoing as soon as practicable. The Company and the Parent Parties shall each request early termination of the waiting period with respect to the Merger under the HSR Act.

(c) Except as prohibited by applicable Law or Order, each of the Parent Parties and the Company shall (i) cooperate and consult in good faith with each other in connection with any filing or submission with or request from a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any substantive communication received by such Party from, or given by such Party to, the Commissioner, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the State Administration for Market Regulation of the PRC, or any other similar Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) consult with each other prior to taking any material position with respect to the filings under any Competition Laws in discussions with or filings to be submitted to any Governmental Authority, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under any Competition Laws and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under any Competition Laws; provided that, for any disclosure required under this Section 7.1, each Party shall be permitted to redact any materials (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements or applicable Law and (C) as necessary to address reasonable attorney-client or other privileged, confidentiality or competitively sensitive information concerns. For the avoidance of doubt, the Parent Parties and the Company shall coordinate with respect to the appropriate course of action with respect to obtaining the approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Person and the defense of the transactions contemplated hereby in any antitrust investigation or litigation by, or negotiations with, any Governmental Authority or other Person relating to the Merger or regulatory filings under applicable Law; provided that, without limiting Parent’s obligations under this Section 7.1, Parent shall control and direct the overall process and strategy for effecting filings and obtaining approvals under Competition Laws and take the lead in all communications with Governmental Authorities in connection with the same; provided further, however, that, to the extent reasonably practicable, Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategic direction in connection with such filings and approvals.

(d) Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, (i) neither the Company nor any Parent Party shall participate in or attend any meeting, or engage in any substantive conversation or other interaction, with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in Section 7.1(a)) without the other Party, (ii) each of the Company and Parent shall give the other reasonable prior written notice of any such meeting, conversation or other interaction and (iii) in the event either the Company or Parent is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, the participating or attending Party shall keep the non-participating or non-attending, as the case may be, Party reasonably apprised with respect thereto.

Notwithstanding anything to the contrary in this Section 7.1, the Parent Parties shall, and shall cause their respective Affiliates to, take any action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible, including (i) the prompt use of its reasonable best efforts to obtain and maintain all approvals, consents, authorizations or other confirmations required to be obtained from any Governmental Authority, (ii) avoiding the entry of, or effecting the dissolution of, any permanent, preliminary or temporary Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (A) the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of the Parent Parties or any of their Subsidiaries (including, after the Closing, the Company and its Subsidiaries) (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) and (B) the proffer and agreement by the Parent Parties of their willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto), in each case if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any Proceeding by any Governmental Authority in any forum or (y) issuance of any Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority and (iii) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and the prompt use of its best efforts to take, in the event that any permanent, preliminary or temporary Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. Nothing in this Section 7.10 shall obligate the Parent Parties to agree to any divestiture or other remedy (I) not conditioned on the consummation of the transactions contemplated by this Agreement or (II) requiring the sale of assets or businesses of the Company or the Parent Parties that are capable of producing, individually or in the aggregate, greater than 410,000 air-dried metric tons of softwood kraft pulp in a 12-month period as set forth on Section 7.10 of the Company Disclosure Letter (a “Burdensome Condition”). The Parent Parties shall be responsible for any actions taken or omitted to be taken by any Affiliates of the Parent Parties, that would be deemed a breach of Section 6.4 or this Section 7.1 if the Parent Parties had taken or omitted to take such actions.

Section 7.2 Company Acquisition Proposals.

(a) The Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person that may be ongoing with respect to any Company Acquisition Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, including by terminating such Persons’ access to any physical or electronic data rooms. With respect to any Person with whom such discussions or negotiations have been terminated, the Company shall promptly (and in any event, within three Business Days after the date of this Agreement) require such Person to promptly return or destroy, in accordance with the terms of the applicable confidentiality agreement, any information furnished by or on behalf of the Company, and the Company shall take all actions reasonably necessary to secure its rights and ensure the performance of any such Person’s obligations under any applicable confidentiality agreement. The Company shall ensure that its Subsidiaries and its and their respective Representatives are aware of the provisions of this Section 7.2, and any violation of the restrictions contained in this Section 7.2 by the Company Board (including any committee thereof), the Company’s Subsidiaries or its or their respective Representatives shall be deemed to be a breach of this Section 7.2 by the Company.

(b) Except as expressly provided for in this Section 7.2, from and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, the Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and their respective Representatives to, and shall use reasonable best efforts to cause its and their respective

Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or encourage any inquiry, proposal or offer or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, cooperate with or assist or participate in or knowingly facilitate any such discussions or negotiations or any effort or attempt to make any Company Acquisition Proposal or provide access to its properties, books and records or furnish to any Person (other than Parent, its Affiliates and its and their respective Representatives) any nonpublic information relating to the Company or any of its Subsidiaries, in connection with any Company Acquisition Proposal, (iii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, a Company Acquisition Proposal, (iv) enter into any letter of intent, merger agreement or other similar agreement providing for a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Alternative Acquisition Agreement”), (v) submit any Company Acquisition Proposal to a vote of the stockholders of the Company, (vi) take any action to exempt any third party or transaction from the restrictions on “business combinations” contained in Section 203 of the DGCL or any other applicable Takeover Statute, or otherwise cause such restrictions, or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company, to not apply to such Person or transaction, or (vii) authorize, resolve or agree to do any of the foregoing.

(c) If, at any time following the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, the Company receives a bona fide written Company Acquisition Proposal that did not result from a breach of this Section 7.2 and the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that (i) such Company Acquisition Proposal is or could reasonably be expected to result in a Superior Proposal and (ii) that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws, then the Company may (A) at the request of the Person making such Company Acquisition Proposal, furnish nonpublic information relating to the Company and its Subsidiaries to the Person or group (or any of their Representatives) making such Company Acquisition Proposal and (B) engage in, enter into or otherwise participate in discussions or negotiations with such Person or group and their Representatives regarding such Company Acquisition Proposal; provided that (w) prior to or concurrently with furnishing any nonpublic information relating to the Company and its Subsidiaries to such Person or group or their respective Representatives, the Company enters into an Acceptable Confidentiality Agreement with the Person or group making such Company Acquisition Proposal, (x) prior to or concurrently with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously made available to Parent or its Representatives) and (y) the Company shall not pay, agree to pay or cause to be paid, or reimburse, agree to reimburse or cause to be reimbursed, the expenses of any such Person or group or their Representatives in connection with any Company Acquisition Proposal (or inquiries, proposals or offers or other efforts or attempts that may lead to a Company Acquisition Proposal), in each case, without the prior written consent of Parent and (z) any competitively sensitive information or data provided to any such Person or group or their Representatives will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Company upon the advice from its outside legal counsel. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and the Company’s Representatives may in any event inform a Person or group that has made a Company Acquisition Proposal of the provisions of this Section 7.2.

(d) The Company shall promptly (and in any event within 24 hours after receipt) notify Parent of any Company Acquisition Proposal, any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Person who has made or would reasonably be expected to make a Company Acquisition Proposal. Such notice shall indicate the name of such Person making such Company Acquisition Proposal, inquiry, proposal or offer and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request and include unredacted copies of any written documents or materials delivered to the Company in connection with such proposal or offer (including any materials related to such Person’s proposed financing sources) (or where no such copies are available, a reasonably detailed written description thereof). The Company shall (i) keep Parent reasonably informed, on a reasonably current basis (and in any event within 24 hours after receipt), regarding any changes or developments to the status and terms of any such proposal or offer (including any material amendments thereto or any material change to the scope or material terms or conditions thereof) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified to Parent and (ii) provide to Parent unredacted copies of any written documents or materials delivered to the Company in connection with such changes or developments.

(e) Notwithstanding anything to the contrary in this Agreement but subject to Section 7.2(f), prior to the time the Company Stockholder Approval is obtained, the Company Board may effect a Company Adverse Recommendation Change (and, in the case of a Company Acquisition Proposal that did not result from a breach of this Section 7.2, terminate this Agreement pursuant to Section 9.1(d)(ii) and concurrently pay the fees required by Section 9.3 in order to enter into a definitive agreement in connection with a Superior Proposal) if: (i) (A) a bona fide written Company Acquisition Proposal is made to the Company after the date of this Agreement that did not result from a breach of this Section 7.2 and such Company Acquisition Proposal is not withdrawn prior to such Company Adverse Recommendation Change or (B) there has been an Intervening Event; (ii) in the case of a Company Acquisition Proposal, the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that (x) such Company Acquisition Proposal constitutes a Superior Proposal and (y) failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws; and (iii) in the case of an Intervening Event, the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(f) Prior to making any Company Adverse Recommendation Change or entering into any Alternative Acquisition Agreement: (i) the Company Board shall provide Parent at least four Business Days’ prior written notice of its intention to take such action, which notice shall specify, in reasonable detail, in the case of a Superior Proposal, all required information under Section 7.2(d) and, in the case of an Intervening Event, a reasonably detailed description of such Intervening Event; (ii) during the four Business Days following such written notice, the Company Board shall, and shall cause its Representatives to, negotiate in good faith with Parent (to the extent requested by Parent) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Proposal or Intervening Event, as applicable; and (iii) at the end of the four Business Day period described in the foregoing clause (ii), the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any legally binding (if accepted by the Company) adjustment or modification of the terms of this Agreement proposed in writing by Parent), that, as applicable (A) the Company Acquisition Proposal continues to be a Superior Proposal or (B) the Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws (it being understood and agreed that any material amendments or other material revisions to any Company Acquisition Proposal that was previously the subject of a notice hereunder will be deemed to be a new Company Acquisition Proposal, and shall require a new notice to Parent as provided above, but, with respect to any subsequent notice, references herein to “four Business Days” shall be deemed references to “two Business Days”).

(g) Nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act; provided, however, that this Section 7.2(g) shall not permit the Company Board to effect a Company Adverse Recommendation Change except to the extent otherwise specifically permitted by this Section 7.2; provided, further, that, if such disclosure does not reaffirm the Company Board Recommendation or has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure shall be deemed to be a Company Adverse Recommendation Change and Parent shall have the right to terminate this Agreement as set forth in Section 9.1(c)(i). For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a Company Adverse Recommendation Change.

Section 7.3 Financing.

(a) Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to arrange, obtain and consummate the Debt Financing (including, if applicable, any Substitute Debt Financing) on or prior to the time at which the Closing is required to occur pursuant to Section 2.2, including using its reasonable best efforts to (i) (A) maintain in effect the Debt Letters and comply with all of their respective covenants and obligations thereunder, (B) negotiate and, assuming all conditions to Closing set forth in Section 8.1 and Section 8.2 have been satisfied, enter into and deliver definitive agreements with respect to the Debt Financing reflecting the terms and conditions contained in the Debt Letters (including any “flex” provisions), so that such agreements are in effect no later than the time at which the Closing is required to occur pursuant to Section 2.2, and (C) enforce their rights under the Debt Letters and (ii) satisfy (or obtain a waiver of) on a timely basis all the conditions to the Debt Financing and the definitive agreements related thereto that are in Parent’s (or its Affiliates’) control. In the event that all conditions set forth in Article VIII have been satisfied or waived or, upon funding shall be satisfied or waived, and the Closing should otherwise occur pursuant to Section 2.2, Parent and its Affiliates shall use their reasonable best efforts to cause the Persons providing the Debt Financing (the “Debt Financing Parties”) to fund the Debt Financing at the Closing in accordance with the terms of the Debt Letters and the definitive agreements related to the Debt Financing.

(b) Parent shall keep the Company reasonably informed on a reasonably current basis of the status of the Debt Financing and material developments with respect thereto as may reasonably be requested by the Company. Without limiting the foregoing, Parent shall promptly (and in any event within two Business Days) after obtaining Knowledge thereof, give the Company written notice of any (i) material breach or material default by Parent, its Affiliates, any Debt Financing Party or any other party to the Debt Letters or any definitive document related to the Debt Financing (or any event or circumstance, with or without notice, lapse of time, or both, would give rise to any such breach or default), (ii) receipt by Parent of any written notice of any threatened or actual withdrawal, repudiation, expiration or termination of the Debt Letters or the Debt Financing, (iii) material dispute or material disagreement between or among any parties to the Debt Letters or any definitive document related to the Debt Financing (other than ordinary course negotiations related to the Debt Financing) that Parent in good faith believes may lead to a Financing Failure or (iv) if for any reason Parent in good faith no longer believes it will be able to obtain all or any portion of the Debt Financing necessary to consummate the Merger at the Effective Time. Parent may amend, supplement, modify, terminate, assign or agree to any waiver under the Debt Letters without the prior written approval of the Company; provided that Parent shall not, without the Company’s prior written consent, permit any such amendment, supplement, modification, termination, assignment or waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Debt Letters which would (A) reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount but excluding the exercise of any “flex” contemplated by the Debt Letters as in effect on the date hereof and any termination or reduction of the commitments in respect of any bridge facility pursuant to the express terms of the Debt Letters as in effect on the date hereof to the extent the amounts so terminated or reduced are replaced on a dollar-for-dollar basis by the issuance of debt securities contemplated by the Debt Commitment Letter in lieu thereof), (B) impose new or additional conditions to the Debt Financing or otherwise expand, amend or modify any of the conditions to the Debt Financing or (C) otherwise expand, amend, supplement, modify, terminate, assign or waive any provision of the Debt Letters or Debt Financing, in a manner that in the case of clause (B) or clause (C) would reasonably be expected to (I) delay, prevent or make less likely the consummation of the Merger or the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) at the Closing, (II) adversely impact the ability of Parent to enforce its rights against the Debt Financing Parties or any other parties to the Debt Letters or the definitive agreements with respect thereto or (III) adversely affect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby and to pay the Merger Amounts and provided, further, that the Debt Letters may be amended to add additional Debt Financing Parties who are not parties to the Debt Letters as of the date hereof. Parent shall not, without Company’s prior written consent, permit any such amendment, supplement, modification, termination, assignment or waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Equity Commitment Letter. In the event that new commitment letters or fee letters are entered into in accordance with any amendment, supplement, other modification, termination, replacement, assignment or waiver of the Financing Commitment Letters permitted pursuant to this Section 7.3, such new commitment letters or fee letters shall be deemed to be a part of the “Equity Financing” or “Debt Financing”, as applicable, and deemed to be the “Equity Commitment Letter”, “Debt Commitment Letter”, “Fee Letter” and “Financing Commitment Letters”, as applicable, for all purposes of this Agreement. Parent shall promptly after execution thereof (and in any event no later than one Business Day thereafter) deliver to the Company true, correct and complete copies of any amendment, supplement, other modification, termination, replacement, assignment or waiver of the Financing Commitment Letters. If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable, Parent and Merger Sub shall, and shall cause its controlled Affiliates, including any applicable financing affiliates, as promptly as practicable following the occurrence of such event to, (x) notify the Company in writing thereof, (y) use their respective reasonable best efforts to obtain substitute financing (on terms and conditions that are not less favorable to Parent, taken as a whole, than the terms and conditions as set forth in the Debt Letters, taking into account any “market flex” provisions thereof), including from alternative sources, in an amount sufficient, when added to the portion of the Debt Financing that is available, to enable Parent to consummate the Merger and the other transactions contemplated hereby and to pay the Merger Amounts (the “Substitute Debt Financing”) and (z) use their respective reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Debt Financing and, promptly after execution thereof (and, in any event, no later than one Business Day thereafter), deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (redacted in the same manner as permitted under Section 4.6(a)) and related Financing Documents with respect to such Substitute Debt Financing. Upon obtaining any commitment for any such Substitute Debt Financing, such financing shall be deemed to be a part of the “Debt Financing” and any commitment letter and related fee letters for such Substitute Debt Financing shall be deemed the “Debt Commitment Letter”, “Fee Letter” and “Debt Letters”, as applicable, for all purposes of this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, (i) Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining the Equity Financing, Debt Financing, any Substitute Debt Financing or any other financing and (ii) the Company acknowledges and agrees that a breach of the foregoing clauses (a) or (b) shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement if (notwithstanding such breach) Parent and Merger Sub are willing and able to consummate the Merger on the Closing Date.

(d) The Company and its Subsidiaries shall use their reasonable best efforts to, and shall use their reasonable best efforts to cause their Representatives to use their reasonable best efforts to, provide to Parent such customary cooperation as may be reasonably requested by Parent to assist Parent in arranging, obtaining and syndicating the Debt Financing (including any debt securities contemplated by the Debt Commitment Letter), including:

(i) preparation and delivery to Parent and its Debt Financing Source Parties of the Financing Information that is Compliant as promptly as reasonably practicable following Parent’s request therefor (it being understood that Parent hereby acknowledges receipt of the financial statements, pursuant to clause (a)(i) and (a)(ii) of the definition thereof, for each of the three years in the period ended December 31, 2020 and for the fiscal quarters ended March 31, 2021 and 2020);

(ii) assisting in preparation for and, upon reasonable advance notice and at reasonable times, having appropriate senior management of the Company and its Subsidiaries with appropriate seniority and expertise participate in, a reasonable number of meetings and calls (including customary one-on-one meetings with parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, the Debt Financing

(including any debt securities contemplated by the Debt Commitment Letter)), rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and assisting Parent in obtaining ratings (but not any specific ratings) in respect of the relevant borrower, issuer or parent guarantors under the Debt Financing (including any debt securities contemplated by the Debt Commitment Letter) and public ratings in respect of any debt issued as part of the Debt Financing (including any debt securities contemplated by the Debt Commitment Letter);

(iii) assisting Parent and its potential financing sources in the preparation of (A) customary bank information memoranda (including a customary “public” and “private side” version), customary offering memoranda (including a preliminary and final offering memorandum that is suitable for use in a customary “high-yield road show”), customary offering documents and other customary disclosure and similar marketing documents for any of the Debt Financing (including any debt securities contemplated by the Debt Commitment Letter) and (B) customary materials for rating agency presentations for the Debt Financing (including any debt securities contemplated by the Debt Commitment Letter);

(iv) using reasonable best efforts to cause its independent registered public accounting firm to provide customary assistance with the due diligence activities of Parent and the Debt Financing Parties and the preparation of the customary disclosure and marketing materials referred to in clause (iii) above, and using reasonable best efforts to cause its independent registered accounting firm to provide customary consents to the use of audit reports in any disclosure and marketing materials relating to the Debt Financing (including any debt securities contemplated by the Debt Commitment Letter) and related government filings and using reasonable best efforts to furnish the information necessary to enable the applicable accountants to deliver customary “comfort” letters (including “negative assurance” comfort);

(v) (A) cooperating with Parent’s efforts in respect of the prepayment or repayment of the Company Notes, the Senior Credit Facility and the Securitization Facility in connection with the Debt Financing and cooperating with any back-stop, “roll-over” or termination of any existing letters of credit thereunder (and the release and discharge of all related liens and security interests), including by delivering the Payoff Letters and (B) to the extent that all or a portion of the Company Notes will not be repaid, defeased or satisfied and discharged at Closing, using reasonable best efforts to cooperate with Parent’s efforts to comply with any covenant in the Company Indenture or Company Notes that requires that the Company Notes be secured on a ratable basis with the Debt Financing (it being understood that any legal opinions required in connection therewith shall be provided by Parent’s counsel);

(vi) executing and delivering customary authorization letters in connection with the disclosure and marketing materials relating to the Debt Financing authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding the Company or its Subsidiaries or their respective securities (in each case in accordance with customary syndication practices) and containing a representation that (to the extent accurate) the public-side version does not include material nonpublic information about the Company and its Subsidiaries or their respective securities;

(vii) executing and delivering as of, but not effective before, the Effective Time, customary Financing Documents as may be reasonably requested by Parent, including credit agreements, high-yield purchase agreements, indentures, pledge and security documents, guarantees, customary officer’s certificates (other than a solvency certificate), instruments, filings and security agreements, required in connection with the Debt Financing, including delivering the Financing Deliverables;

(viii) assisting with the preparation of a customary borrowing base certificate relating to the borrowing base contemplated by the Debt Commitment Letter, using reasonable best efforts to deliver applicable supporting information and documentation and assisting with, and providing reasonable cooperation with respect to, customary appraisals and field exams;

(ix) assisting with the delivery of customary officer’s certificates on or prior to the Closing Date with respect to information included in any preliminary or final offering memorandum used for a private placement of debt securities of the Company in connection with the Debt Financing; and

(x) at least three Business Days prior to the Closing Date, providing all documentation and other information relating to the Company and its Subsidiaries mutually agreed to be required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and the Beneficial Ownership Regulation to the extent reasonably requested by Parent at least 10 Business Days prior to the Closing Date;

provided that (i) no such cooperation shall be required to the extent that it would (A) require the Company to take any action that in the good faith judgment of the Company unreasonably interferes in any material respect with the ongoing business or operations of the Company or its Subsidiaries, (B) require the Company or any of its Subsidiaries to incur any fee, expense or other liability prior to the Effective Time for which it is not promptly reimbursed or indemnified by Parent pursuant to the final sentence of this clause (d), (C) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (D) be reasonably expected to cause any director, officer or Employee of the Company or any of its Subsidiaries to incur any personal liability or (E) cause any breach of any applicable Law or any Material Contract to which the Company or any of its Subsidiaries is a party and (ii) the Company and its Subsidiaries shall not be required to enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Effective Time (other than the execution of the authorization letters pursuant to clause (vi) above). Parent (I) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses (including (A) reasonable attorneys’ fees and (B) expenses of the Company’s accounting firms engaged to assist in connection with the Debt Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 7.3 and (II) shall indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, this Section 7.3) and any written information used in connection therewith, in each case other than to the extent any of the foregoing arises from (1) the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or any of its Subsidiaries or, in each case, their respective Affiliates and Representatives or (2) historical information provided in writing by the Company or any of its Subsidiaries specifically for use in connection with the Debt Financing containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) The Company hereby consents to the use of all of its and its Subsidiaries’ logos, names and trademarks in connection with the Debt Financing; provided that such logos, names and trademarks are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and subject to the prior review by, and consent of, the Company (such consent not to be unreasonably withheld or delayed). In addition, the Company agrees to use commercially reasonable efforts to supplement the written information (other than information of a general economic or industry-specific nature) concerning the Company and its Subsidiaries provided pursuant to this Section 7.3 to the extent that the Company becomes aware that such information contains any material misstatements of fact or omits to state any material fact necessary to make such information concerning the Company and its Subsidiaries, taken as a whole, not misleading in any material respect in light of the circumstances in which made.

(f) Between the date of this Agreement and the Effective Time, as promptly as reasonably practicable after receipt of any written request from Parent or Merger Sub to do so, the Company shall use reasonable best efforts to:

(i) commence a consent solicitation to amend, eliminate or waive certain restrictive covenants, related events of default any certain other sections of the Company Indenture or Company Notes that would be triggered by the transactions contemplated by this Agreement as specified by Parent (a “Consent Solicitation”) with respect to any or all of the outstanding Company Notes on such terms and conditions, including with respect to consent fees (such fees to be paid by Parent), as are proposed by Parent; provided that Parent shall be responsible for the preparation of the Consent Solicitation Documents (and any legal opinions required by the Consent Solicitation shall be provided by Parent’s counsel; provided, however, that the Company shall use reasonable best efforts to provide any officer’s certificate or backup reasonably requested to support such opinion) and shall consult with the Company and afford the Company a reasonable opportunity to review and comment upon the necessary consent solicitation statement, supplemental indenture and other related documents in connection with such Consent Solicitation (the “Consent Solicitation Documents”) and shall consider the Company’s comments in good faith. The Company shall provide and shall use its reasonable best efforts to cause its respective Representatives to provide all cooperation reasonably requested by Parent in connection with the Consent Solicitation, including appointing a solicitation agent selected by Parent (with any compensation for such agent to be paid by Parent).Promptly following the expiration of a Consent Solicitation, assuming the requisite consent from the holders of the applicable series of the Company Notes (including from persons holding proxies from such holders) has been received and certified by the solicitation agent, the Company shall cause an appropriate supplemental indenture (a “Supplemental Indenture”), in form and substance reasonably satisfactory to Parent, to become effective providing for the amendments of the Company Indenture with respect to the applicable series of Company Notes contemplated in the Consent Solicitation Documents; provided, however, that notwithstanding the fact that a Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until the Effective Time has occurred; and

(ii) commence an offer to purchase, as specified by Parent, with respect to any or all of the outstanding Company Notes, on such terms and conditions, including pricing terms, as are proposed, from time to time, by Parent and reasonably acceptable to the Company (“Debt Tender Offer”), and Parent shall assist the Company in connection therewith; provided that Parent shall be responsible for preparation of the Debt Tender Offer Documents (and any legal opinions required by the Debt Tender Offer shall be provided by Parent’s counsel; provided the Company will provide customary backup reasonably requested for such opinions) and shall consult with the Company and afford the Company a reasonable opportunity to review and comment upon the offer to purchase, related letter of transmittal, any supplemental indenture and other related documents in connection with such Debt Tender Offer (the “Debt Tender Offer Documents”) and the material terms and conditions of the Debt Tender Offer, and shall consider the Company’s comments in good faith. The terms and conditions specified by Parent for the Debt Tender Offer shall be in compliance with the Company Indenture, the Senior Credit Facility, the Securitization Facility or any applicable Law. The closing of a Debt Tender Offer, if any, shall be expressly conditioned on the occurrence of the Effective Time, and in accordance with the terms of the Debt Tender Offer, the Company shall accept for purchase and purchase the applicable Company Notes properly tendered and not properly withdrawn in the Debt Tender Offer (provided that the proposed amendments set forth in any Debt Tender Offer Document may not become effective unless and until the Effective Time has occurred). The Company shall use its reasonable best efforts to provide and shall use its reasonable best efforts to cause its Representatives to provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer, including appointing a dealer manager selected by Parent (with any compensation to such dealer manager to be paid by Parent). The Debt Tender Offer shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act (“Rule 14e-1”), the Trust Indenture Act of 1939, as amended (the “TIA”), if applicable, and any other applicable Law, it being understood that the Company shall not be required to take any action that, in the good faith judgment of the Company after consultation with Company counsel, does not comply with Rule 14e-1, the TIA, if applicable, or other applicable Law.

Section 7.4 Public Announcements. The initial press release with respect to the execution of this Agreement and the transactions contemplated hereby shall be a joint press release, the text of which has been agreed in writing by the Company and Parent. Thereafter, so long as this Agreement is in effect, neither Parent nor its

Affiliates, nor the Company nor its Affiliates, shall issue or cause the publication of any press release or other public statement relating to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall provide, on a basis reasonable under the circumstances, an opportunity to the other Party to review and comment on such press release or other announcement in advance and shall consider such comments in good faith. None of the limitations set forth in this Section 7.4 shall apply to any disclosure of any information (a) in connection with or following a Company Acquisition Proposal or Company Adverse Recommendation Change and matters related thereto, (b) in connection with any dispute between the Parties relating to this Agreement, (c) consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 7.4 or (d) to any Governmental Authority in connection with the filings, notices, petitions, statements, registrations, submissions of information, applications and other documents contemplated by Section 7.1.

Section 7.5 Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of (a) any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (b) any notice or other communication from any Governmental Authority or securities exchange in connection with the Merger or the other transactions contemplated by this Agreement, (c) any Proceeding or investigation, commenced or, to the extent it becomes aware, threatened against, the Company or any of its Subsidiaries or Parent or Merger Sub, as the case may be, that could be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied, or (d) the occurrence of any event which would or would be reasonably likely to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition to the Merger set forth in Article VIII to be satisfied; provided that the delivery of any notice (or failure to deliver any notice) pursuant to this Section 7.5 shall not (x) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (y) update any section of the Company Disclosure Letter or the Parent Disclosure Letter.

Section 7.6 Access to Information.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, upon reasonable advance notice and subject to applicable Law (including any applicable COVID-19 Measures), the Company shall (and shall cause its Subsidiaries to) afford to Parent, its Affiliates and its directors, officers, agents, control persons, employees, consultants and professional advisors (including attorneys, accountants and financial advisors) (“Representatives”) reasonable access during normal business hours, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and Employees and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish to Parent all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as Parent may reasonably request; provided that the Company may restrict the foregoing access and the disclosure of information to the extent that, in the good faith judgment of the Company, (i) any Law (including any COVID-19 Measures) applicable to the Company or its Subsidiaries requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party pursuant to a Contract to which the Company or any of its Subsidiaries is bound and was entered into prior to the date hereof, (iii) disclosure of any such information or document could result in the loss of attorney-client privilege or (iv) such access would unreasonably disrupt the operations of the Company or any of its Subsidiaries; provided, further, that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter use commercially reasonable efforts to provide Parent such information (or as much of such information as possible) in a manner that would not violate any such Law or confidentiality obligations, waive attorney-client privilege or cause such unreasonable disruption, as applicable (including through counsel-to-counsel disclosure, redaction or other customary procedures (and, with respect to any contractual confidentiality obligations, by taking commercially reasonable efforts to seek a waiver with respect to such contractual confidentiality obligations)).

(b) With respect to the information disclosed pursuant to Section 7.6(a), Parent shall comply with all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms; provided that the disclosure of information to any of the Debt Financing Source Parties pursuant to this Agreement or otherwise shall not require the prior written consent of the Company pursuant to the Confidentiality Agreement and may be made pursuant to the Debt Commitment Letter or other customary confidentiality undertakings from such Debt Financing Source Parties in the context of customary syndication practices.

Section 7.7 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.8 Stock Exchange De-listing; Exchange Act Deregistration. Parent shall, with the reasonable cooperation of the Company, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the TSX to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the TSX, respectively, and the deregistration of the Company Stock and other securities of the Surviving Corporation under the Exchange Act and to cause the Company to cease being a reporting issuer in each jurisdiction in Canada, in each case as promptly as practicable after the Effective Time.

Section 7.9 Stockholder Litigation. The Company shall promptly notify Parent in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought against the Company, any of its Subsidiaries or any of their respective directors and shall keep Parent informed on a reasonably current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, at its expense and subject to a customary joint defense agreement, in the defense or settlement of any such litigation, and the Company shall not settle any such litigation without the prior written consent of Parent. Without limiting in any way the Parties’ obligations under Section 7.1, each of the Company and Parent shall, and shall cause their respective Subsidiaries and Representatives to, cooperate in the defense or settlement of any litigation contemplated by this Section 7.9.

Section 7.10 Takeover Statutes. The Parties shall use their respective reasonable best efforts to (a) take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any other transaction contemplated hereby and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated hereby.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to Obligations of Each Party. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual written consent of Parent and the Company):

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Regulatory Approval. (i) Any waiting period (and extension thereof) under the HSR Act relating to the transactions contemplated by the Agreement or as set forth in Section 8.1(b) of the Company Disclosure Letter shall have expired or been terminated, (ii) the Competition Act Approval shall have been obtained and (iii) the clearances, approvals and consents required to be obtained under the Competition Laws of the jurisdictions set forth in Section 8.1(b) of the Company Disclosure Letter shall have been obtained, in each case, without the imposition of a Burdensome Condition.

(c) Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Authority of competent jurisdiction that is in effect and restrains, enjoins, prohibits or makes illegal the consummation of the Merger or the other transactions contemplated hereby or imposes a Burdensome Condition.

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent):

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.5(a) (Capitalization) and Section 3.5(b) (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies therein, as of the date hereof and as of the Closing as if made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in the first two sentences of Section 3.1 (Corporate Existence and Power), Section 3.2(a) (Corporate Authorization), Section 3.5(c) (Capitalization), Section 3.23 (Finders’ Fee, etc.) and Section 3.25 (Antitakeover Statutes) (collectively, the “Company Fundamental Representations”), to the extent qualified by materiality or “Company Material Adverse Effect”, shall be true and correct in all respects as of the date hereof and as of the Closing as if made on and as of the Closing, and all Company Fundamental Representations, to the extent not qualified by materiality or “Company Material Adverse Effect”, shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on and as of the Closing (in each case of this clause (ii), except to the extent any such Company Fundamental Representations are expressly made as of an earlier date, in which case as of such earlier date) and (iii) set forth in Article III (other than those described in the foregoing clauses (i) and (ii)) shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein, other than as such qualifiers are used in Section 3.10 (Absence of Certain Changes)) as of the date hereof and as of the Closing as if made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct has not had a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with, in all material respects, its covenants and obligations under this Agreement required to be performed or complied with by it at or prior to the Closing.

(c) Company Certificate. The Company shall have delivered to Parent and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied.

(d) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

Section 8.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 4.1 (Corporate Existence), Section 4.2 (Corporate Power and Authorization; Merger Sub) and

Section 4.10 (Finders’ Fee, etc.), to the extent qualified by materiality, shall be true and correct in all respects as of the date hereof and as of the closing as if made on and as of the Closing, and to the extent not qualified by materiality, shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at and as of the Closing (in each case of this clause (i), except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) set forth in Article IV (other than those described in the foregoing clause (i)) shall be true and correct in all respects (disregarding all materiality qualifiers contained therein) as of the date hereof and as of the Closing as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (ii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied with, in all material respects, their covenants and obligations under the Agreement required to be performed or complied with by them at or prior to the Closing.

(c) Parent Certificate. Parent shall have delivered to the Company a certificate signed by an executive officer of Parent certifying on behalf of Parent, and not in such officer’s personal capacity, that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

Section 8.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, as a basis for not consummating the Merger, on the failure of any condition set forth in Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was primarily due to such Party’s breach of any provision of this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (except as otherwise stated below):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Effective Time shall not have occurred on or before February 10, 2022 (the “End Date”); provided that (A) if, on the End Date, the conditions set forth in Section 8.1(b) or Section 8.1(c) (to the extent such Law or Order arises under any Competition Law) are the only conditions in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, which are capable of being satisfied) that shall not have been satisfied or waived on or before such date, then the End Date shall automatically, without any action on the part of the Parties hereto, be extended to May 11, 2022, in which case the End Date shall be deemed for all purposes to be such later date, and (B) in the event that the Marketing Period has started but not ended by the End Date, then Parent may elect, in its sole discretion, to extend the End Date to the last day of the Marketing Period; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Party if the failure of the Effective Time to occur on or before the End Date was primarily due to such Party’s breach of any provision of this Agreement;

(ii) if there shall have been issued any Law or Order by a Governmental Authority of competent jurisdiction permanently restraining, enjoining, prohibiting or making illegal the consummation of the Merger or imposing a Burdensome Condition and such Law or Order shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement under this Section 9.1(b)(ii) shall have complied, in all material respects, with its obligations under Section 7.1; or

(iii) the Company Meeting (including any adjournments or postponements thereof) shall have concluded following the taking of a vote to approve the Merger and the Company Stockholder Approval shall not have been obtained;

(c) by Parent:

(i) if a Company Adverse Recommendation Change shall have occurred;

(ii) if the Company shall have breached or failed to perform any of its (A) representations or warranties set forth in this Agreement or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.2(a) or Section 8.2(b) and (y) is incapable of being cured by the Company during the 30-day period after written notice from Parent of such breach or failure to perform, or, if capable of being cured during such 30-day period, shall not have been cured by the earlier of the end of such 30-day period and the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if either Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition to the Merger set forth in Section 8.3(a) or Section 8.3(b).

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its (A) representations or warranties set forth in this Agreement or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.3(a) or Section 8.3(b) and (y) is incapable of being cured by Parent and Merger Sub during the 30-day period after written notice from the Company of such breach or failure to perform, or, if capable of being cured during such 30-day period, shall not have been cured by the earlier of the end of such 30-day period and the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition to the Merger set forth in Section 8.2(a) or Section 8.2(b);

(ii) prior to obtaining the Company Stockholder Approval, if (A) the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 7.2, (B) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for a Superior Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fee required to be paid pursuant to Section 9.3; or

(iii) if (A) all of the conditions set forth in Article VIII have been and continue to be satisfied (except for any conditions that by their terms can only be satisfied on the Closing Date, but subject to such conditions being able to be satisfied if the Closing were to occur or having been waived in writing by the Company), (B) the Company has irrevocably confirmed by written notice to Parent that it is ready, willing and able to consummate the Closing and (C) Parent and Merger Sub fail to consummate the Closing within five Business Days following the later of (x) the date the Closing should have occurred pursuant to Section 2.2 and (y) delivery of such confirmation by the Company.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 9.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, controlling person, director, officer, employee, Affiliate or Representative of such Party), other than the Confidentiality Agreement, Section 7.4, this Section 9.2, Section 9.3, and Article X, which provisions shall survive such termination; provided, however, that, subject to the limitations set forth in Section 10.13, nothing in this Section 9.2 shall relieve any Party from liability suffered or incurred by another Party as a result of such Party’s Willful Breach of this Agreement prior to such termination or the requirement to make any payment required pursuant to Section 9.3. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement.

Section 9.3 Termination Fees; Expenses.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(i) or in the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), then, in each case, the Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee at or prior to the termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii) or as promptly as practicable, and, in any event, within two Business Days following, such termination in the case of a termination pursuant to Section 9.1(c)(i).

(b) In the event that (i) this Agreement is terminated by the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), (ii) prior to such termination, a Company Acquisition Proposal has been made to the Company Board or the Company and has been publicly announced and not withdrawn and (iii) within 12 months after such termination, the Company enters into a definitive agreement with respect to a Company Acquisition Proposal or consummates a Company Acquisition Proposal (whether or not the same Company Acquisition Proposal as that referred to in clause (ii) above), then, in any such event, the Company shall pay to Parent, by wire transfer of immediately available funds, the Company Termination Fee (less any Expense Reimbursement previously paid to Parent by the Company in accordance with Section 9.3(c)), within two Business Days following the earliest to occur of the events described in clause (iii) of this Section 9.3(b); provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this Section 9.3(b), references to “20%” shall be replaced by “50%”.

(c) In the event that this Agreement is terminated pursuant to Section 9.1(b)(iii) and, at such time, the Company Termination Fee is not otherwise payable as a result of such termination, then the Company shall pay to Parent an amount equal to the reasonable and documented out-of-pocket expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby, including the Debt Financing (including fees and expenses of counsel, accountants, investment bankers, other advisors and financing sources), up to $10 million (the amount paid pursuant to this Section 9.3(c), the “Expense Reimbursement”), within two Business Days following the date of Parent’s delivery of an invoice therefor, by wire transfer in immediately available funds to the account(s) designated in writing by Parent to the Company; provided that the existence of circumstances which could require the Company Termination Fee (less any Expenses Reimbursement previously paid to Parent by the Company) to become subsequently payable by the Company shall not relieve the Company of its obligations to pay the Expense Reimbursement pursuant to this Section 9.3(c); provided, further, that the payment by the Company of the Expense Reimbursement pursuant to this Section 9.3(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee (less any Expenses Reimbursement previously paid to Parent by the Company).

(d) In the event that this Agreement is terminated (i) by the Company or Parent pursuant to (A) Section 9.1(b)(i) and at such time, (x) the only conditions set forth in Section 8.1 and Section 8.2 that shall not have been satisfied or waived as of such time (other than those conditions that by their terms are to be satisfied at the Closing and are capable of being satisfied) are (1) the condition set forth in Section 8.1(b), or Section 8.1(c), (2) those conditions that shall not have been satisfied as a result of (I) any failure to obtain any clearance, approval or consent from any Governmental Authority of the PRC, in each case that is necessary for the consummation of the transactions contemplated by this Agreement or (II) any Law or Order (whether temporary, preliminary or permanent) of any Governmental Authority of the PRC prohibiting or making illegal the consummation of the Merger or (y) the Company could have terminated this Agreement pursuant to Section 9.1(d)(iii) or (B) Section 9.1(b)(ii) (with respect to (x) any Law or Order of any Governmental Authority of the PRC or (y) any Law or

Order arising under any Competition Law), or (ii) by the Company pursuant to Section 9.1(d)(iii), then, in each such case, Parent and the Company shall instruct the Escrow Agent, pursuant to and in accordance with the terms of the Escrow Agreement, to (x) pay to the Company, or Parent shall otherwise pay to the Company, by wire transfer of immediately available funds, a fee in the amount of $171,100,000 (the “Parent Termination Fee”) as promptly as practicable (and, in any event, within two Business Days) following such termination and (y) return to Parent the remainder of the Escrow Amount (including any interest or income earned thereon) less any amount of monetary damages that the Company is seeking, and is permitted under this Agreement to seek, due to a Willful Breach of this Agreement by Parent.

(e) The Parties acknowledge that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 9.3, including by failing to deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement providing for the release of the Escrow Amount in accordance with the terms of this Agreement and the Escrow Agreement, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against the defaulting Party for the amount due pursuant to this Section 9.3, or any portion of such amount, then such defaulting Party shall pay the other Party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 9.3 from the date such payment was required to be made until the date of payment at the annual rate of 5% plus the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate as is the maximum permitted by applicable Law). All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to the account(s) designated in writing by Parent or the Company, as applicable. In no event shall a Company Termination Fee or Parent Termination Fee be payable more than once.

(f) Notwithstanding anything in this Agreement to the contrary, subject to Section 10.13 and other than in the case of Willful Breach (it being agreed that, if Parent and Merger Sub are not otherwise in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement, any failure by Parent and Merger Sub to consummate the Closing that results from a Financing Failure shall not in and of itself be deemed to be a Willful Breach by Parent or Merger Sub):

(i) in the event that this Agreement is terminated under circumstances in which the Company Termination Fee is payable pursuant to this Section 9.3, the payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub, the Debt Financing Parties and any of their respective former, current or future stockholders, directors, officers, employees, Affiliates and Representatives (the “Parent Related Parties”) against the Company and its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, Employees, Affiliates or Representatives (the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, (X) none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or any of the transactions contemplated hereby (whether at Law or in equity and whether based on contract, tort or otherwise), (Y) none of the Parent Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at Law or in equity, in Contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby, and (Z) Parent shall cause any claim which is brought by any Parent Related Party against any Company Related Party and which is inconsistent with the limitations set forth in this Section 9.3(f)(i) to be dismissed promptly and in any event with five Business Days after it is first initiated; and

(ii) in the event that this Agreement is terminated under circumstances in which the Parent Termination Fee is payable pursuant to this Section 9.3, the payment of the Parent Termination Fee shall be the sole and exclusive remedy of the Company, its Subsidiaries and the Other Company Related Parties against Parent, Merger Sub, the other Parent Related Parties and the Debt Financing Source Parties for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, (X) none of the Parent Related Parties nor the Debt Financing Source Parties shall have any further liability or obligation relating to or arising out of this Agreement or any of the transactions contemplated hereby (including the Debt Financing) or thereby (whether at Law or in equity and whether based on contract, tort or otherwise), (Y) none of the Company, its Subsidiaries or any other Company Related Party shall seek to recover any other damages or seek any other remedy, whether based on a claim at Law or in equity, in Contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby (including the Debt Financing), and (Z) the Company shall cause any claim which is brought by any Company Related Party against any Parent Related Party or Debt Financing Source Party and which is inconsistent with the limitations set forth in this Section 9.3(f)(ii) to be dismissed promptly and in any event with five Business Days after it is first initiated.

(iii) For the avoidance of doubt, while each of the Company and Parent may pursue both a grant of specific performance and the payment of the Parent Termination Fee or the Company Termination Fee under this Section 9.3, as applicable, under no circumstances shall the Company or Parent be permitted or entitled to receive both (x) a grant of specific performance to cause Parent to make the payment of the Merger Consideration and the other Merger Amounts and to cause the Effective Time to occur and to consummate the Closing and (y) the payment of the Parent Termination Fee or the Company Termination Fee, as applicable.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement, or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement, shall survive the Effective Time or, except as provided in Section 9.2, the termination of this Agreement pursuant to Section 9.1, as the case may be. This Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects by written agreement of the Parties at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after the Company Stockholder Approval is obtained, no amendment that requires further stockholder approval under applicable Law shall be made without such required further approval; provided, further, that Section 9.3(f)(ii), this Section 10.2, Section 10.8, Section 10.10 (third sentence), Section 10.12, Section 10.13(d), Section 10.14 and Section 10.15 shall not be amended in any manner adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Parties party to the Debt Commitment Letter. A termination of this Agreement pursuant to Section 9.1 or an amendment or waiver of this Agreement pursuant to this Section 10.2 or Section 10.3 shall, in order to be effective, require, in the case of Parent, Merger Sub and the Company, action by their respective board of directors (or a committee thereof) or sole member, as applicable.

Section 10.3 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, Parent and Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other Party or (c) subject to the second proviso of the first sentence of Section 10.2, waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The Parties acknowledge and agree that Parent shall act on behalf of Merger Sub and the Company may rely on any notice given by Parent on behalf of Merger Sub with respect to the matters set forth in this Section 10.3.

Section 10.4 Expenses and Transfer Taxes. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Notwithstanding the foregoing, (i) Parent shall pay any and all fees and expenses, other than the Company’s attorneys’ fees, incurred in connection with the filing by the Parties of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice of other document under any applicable foreign Competition Law and (ii) except as provided in Section 2.8(b)(i), Parent or the Surviving Corporation shall bear all transfer, documentary, stamp, registration and other similar Taxes imposed with respect to the Merger or the transfer of shares of Company Stock pursuant to the Merger.

Section 10.5 Company Disclosure Letter References. All capitalized terms not defined in the Company Disclosure Letter shall have the meanings assigned to them in this Agreement. The Company Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Company Disclosure Letter shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Company Disclosure Letter relating to the Company’s representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Company Disclosure Letter is expressly made to such other part in the Company Disclosure Letter, as well as to the extent that the applicability of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure. The listing of any matter on the Company Disclosure Letter shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation by the Company of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Letter be deemed or interpreted to expand the scope of the Company’s representations, warranties, covenants or agreements set forth in this Agreement.

Section 10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt and with a confirmatory copy sent by a nationally recognized overnight courier service) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10.6):

if to any of the Parent Parties, or Merger Sub, to:

Karta Halten B.V.

2nd Floor, 3600 Lysander Lane

Richmond, BC

Canada, V7B 1C3

Attention:     Head of Legal

Email:           contract.notices@paperexcellence.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention:     Robert M. Katz

                     Jason Morelli

Email:           Robert.Katz@lw.com

                      Jason.Morelli@lw.com

if to the Company, to:

Domtar Corporation

234 Kingsley Park Drive

Fort Mill, South Carolina 29715

Attention:     Nancy Klembus,

                     Senior Vice President, General Counsel

                     and Corporate Secretary

Email:          Nancy.Klembus@domtar.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention:     Paul S. Bird

                     William D. Regner

Email:          psbird@debevoise.com

                      wdregner@debevoise.com

Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Section 10.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Company Disclosure Letter, the Parent Disclosure Letter, the Escrow Agreement, the Equity Commitment Letter and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between Parent and the Company and among the Parties with respect to the subject matter hereof and thereof (provided that (x) any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by this Agreement and (y) all standstill or similar provisions set forth in the Confidentiality Agreement shall terminate and no longer be in effect upon execution and delivery hereof) and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns, except for the rights of the Company to pursue, on behalf of the holders of Company Stock and Company Awards, damages (including damages incurred or suffered by the holders of Company Stock and Company Awards in the event such holders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement) in the event of Parent’s, Shareholder’s or Merger Sub’s breach of this Agreement, the rights of the holders of Company Stock to, following the Effective Time, receive the Merger Consideration in accordance with Article II and the rights of the holders of Company Awards, following the Effective Time, to receive the consideration payable in accordance with Article II; provided that notwithstanding the foregoing, following the Effective Time, the provisions of Section 6.2 shall be enforceable by each Company Indemnified Party hereunder and his or her heirs or representatives; provided, further, that the Company shall be an express third-party beneficiary with respect to the Equity Commitment Letter; provided, further, that the Debt Financing Parties and each of their respective Affiliates and their respective directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees or representatives (each, a “Debt Financing Source Party”, collectively, the “Debt Financing Source Parties”) shall be express third-party beneficiaries with respect to Section 9.3(f)(ii), Section 10.2, this Section 10.8, Section 10.10 (third sentence), Section 10.12, Section 10.13(d), Section 10.14 and Section 10.15.

Section 10.9 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, each of Parent and Merger Sub may collaterally assign their respective rights under this Agreement, in whole or in part, (i) to any Debt Financing Party or (ii) assign their respective rights under this Agreement in connection with the mitigation of any withholding or deduction pursuant to Section 2.11; provided that no such assignment shall relieve Parent or Merger Sub of their obligations hereunder.

Section 10.11 Guarantee.

(a) Pearl 1 and Pearl 2 (the “Guarantors”) hereby jointly and severally, absolutely, unconditionally and irrevocably guarantee, as primary obligors and not as surety, the due, prompt and full performance, payment and discharge when due of all of the covenants, obligations, agreements and undertakings of Parent and Merger Sub under this Agreement (including any payment obligations hereunder) in accordance with its express terms (such obligations, the “Guaranteed Obligations”). The Guaranteed Obligations are primary, absolute, unconditional and irrevocable, and such obligations shall continue in full force and effect until the payment and performance, as applicable, of all of the Guaranteed Obligations and are not conditioned upon any event or contingency or upon any attempt first to obtain payment or performance from Parent under this Agreement, or pursuit of any other right or remedy against Parent through the commencement of a Proceeding or otherwise. With respect to its obligations hereunder, the Guarantors expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of Parent, and all suretyship defenses generally. The Guarantors acknowledge and agree that their obligations hereunder shall continue in full force and effect, without notice from any other party in the event the obligations of Parent or the Guarantors under this Agreement are amended or in any way modified, and that the Guaranteed Obligations shall continue and shall apply in full to such amended obligations of Parent or the Guarantors as though the amended terms had been part of this Agreement from the original date of execution thereof. The Guarantors acknowledge and agree that their obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of Company to assert any claim or demand or to enforce any right or remedy against Parent; (ii) any change in the time, place or manner of payment or performance of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement; (iii) any change in the corporate existence, structure or ownership of Parent; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent; (v) the existence of any claim, set-off or other right which the Guarantors may have at any time against Parent, whether in connection with the Guaranteed Obligations or otherwise; or (vi) the adequacy of any means the Company may have of obtaining payment or performance related to the Guaranteed Obligations.

Section 10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state; provided that, notwithstanding the foregoing, except as otherwise set forth in the Debt Letters as in effect as of the date of this Agreement, all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Source Parties in any way relating to the Debt Letters or the performance thereof or the Debt Financing or in any definitive documentation related to the Debt Financing, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles that would result in the application of Law of any jurisdiction other than the State of New York.

Section 10.13 Enforcement; Exclusive Jurisdiction.

(a) The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the limitations in Section 9.3(f), the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the Merger, in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware, or, if both the Court of Chancery of the State of Delaware and the federal courts located in the State of Delaware decline to accept jurisdiction over a particular matter, any state court of the State of Delaware having subject matter jurisdiction, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity (including monetary damages). The Parties’ rights in this Section 10.13 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 10.13.

(b) Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.3(f), the Parties hereby acknowledge and agree that the Company shall be entitled to specific performance to cause Parent to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Commitment Letter and to make the payment of the Merger Consideration and the other Merger Amounts and to cause the Effective Time to occur and to consummate the Closing if, and only if, (i) the conditions to the Merger set forth in Article VIII have been satisfied or waived at the time when the Closing is required to occur pursuant to Section 2.2 and (ii) the Company has irrevocably confirmed in writing to the Parent that is ready, willing and able to consummate the Closing; provided that the Company shall not be entitled to specific performance to cause Parent to make the payment of the Merger Consideration and the other Merger Amounts and to cause the Effective Time to occur and to consummate the Closing if (A) the Marketing Period has ended, (B) the failure by Parent to make the payment of the Merger Consideration and the other Merger Amounts and to cause the Effective Time to occur and to consummate the Closing results from a Financing Failure and (C) Parent and Merger Sub are not in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement.

(c) In addition, each of the Parties (i) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court located in the State of Delaware, or, if both the Court of Chancery of the State of Delaware and the federal courts located in the State of Delaware decline to accept jurisdiction over a particular matter, any state court of the State of Delaware having subject matter jurisdiction, (ii) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum and (iv) consents to service of process being made through the notice procedures set forth in Section 10.6.

(d) Notwithstanding anything to the contrary in this Agreement, each Party agrees (on behalf of itself and its Affiliates) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Source Parties in any way relating to this Agreement, including any dispute arising out of the Debt Letters or the performance thereof or the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York in the County of New York (and of the appropriate appellate courts therefrom).

Section 10.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST THE DEBT FINANCING SOURCE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT LETTERS, THE DEBT FINANCING, THE TRANSACTIONS CONTEMPLATED THEREBY OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO).

Section 10.15 No Recourse. Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney or other Representative of any Party or any of their successors or permitted assigns or any direct or indirect director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, equityholder, controlling person, Affiliate, agent, attorney, Representative, successor or permitted assign of any of the foregoing (each, a “Non-Recourse Party”), shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or Proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated hereby or in respect of any written or oral representations made or alleged to be made in connection herewith; provided that, notwithstanding the foregoing, the Company shall be an express third-party beneficiary with respect to the Equity Commitment Letter entitled to enforce its rights against the parties thereto in accordance with the terms thereof. Without limiting the rights of the Company against Parent, in no event shall the Company or any of its Affiliates seek to enforce its rights, make any claims for breach, or seek to recover monetary damages from, any Non-Recourse Party under this Agreement. Notwithstanding anything herein to the contrary, the Company on behalf of itself and each of its Subsidiaries and Affiliates agrees that none of the Debt Financing Source Parties will have any liability to the Company or any of its Subsidiaries or any of their respective Affiliates (in each case, other than Parent and Merger Sub), and hereby waives any rights or claims against any Debt Financing Source Parties, in each case, relating to or arising out of this Agreement, the Debt Letters, the Debt Financing, any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise. Notwithstanding the foregoing, nothing in this Section 10.15 shall in any way limit or modify the rights and obligations of the Parent Parties and Merger Sub illlder this Agreement or any Debt Financing Source Party’s obligations to Parent, Merger Sub and, from and after the Effective Time, the Surviving Corporation and its Subsidiaries illlder the Debt Letters, the Debt Financing or any of the agreements entered into in connection with the Debt Financing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

DOMTAR CORPORATION

By:	/s/ John D. Williams
Name: John D. Williams
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

KARTA HALTEN B.V.

By:	/s/ Hardi Wardhana
Name: Hardi Wardhana
Title: Authorized Signatory

By:	/s/ Petrus H. Bosse
Name: Petrus H. Bosse
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

PEARL MERGER SUB INC.

By:	/s/ Hardi Wardhana
Name: Hardi Wardhana
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

PAPER EXCELLENCE B.V.

By:	/s/ Hardi Wardhana
Name: Hardi Wardhana
Title: Authorized Signatory

By:	/s/ Petrus H. Bosse
Name: Petrus H. Bosse
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

HERVEY INVESTMENTS B.V.

By:	/s/ Petrus H. Bosse

[Signature Page to Agreement and Plan of Merger]

Annex B

May 10, 2021

Board of Directors

Domtar Corporation

234 Kingsley Park Drive

Fort Mill, SC 29715

Members of the Board:

We understand that Domtar Corporation (“Domtar” or the “Company”), Karta Halten B.V. (the “Buyer”) and Pearl Merger Sub Inc., a wholly owned subsidiary of the Buyer (“Merger Sub”), Paper Excellence B.V., a private limited company organized under the laws of the Netherlands (“PE”), and Hervey Investments B.V., a private limited company organized under the laws of the Netherlands (“HI” and, together with PE, the “Guarantors”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated May 9, 2021 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock that are, as of immediately prior to the effective time of the Merger, (i) owned, directly or indirectly, by the Buyer, the Company (including shares held as treasury stock or otherwise), any subsidiary of the Company or Merger Sub or (ii) held by any person or entity that is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (clauses (i) and (ii), collectively, the “Excluded Shares”), will be converted into the right to receive $55.50 per share in cash, without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company, the Buyer, the Guarantors and their respective financial and legal advisors;

9)	Reviewed the Merger Agreement and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We express no view as to such financial projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain the financing required to consummate the Merger and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, and regulatory advisors with respect to legal, tax, and regulatory matters. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) in the Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the rendering of this opinion and a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer, the Guarantors, the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the U.S. Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable

B-2

law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the holders of the Company Common Stock should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Kristin Healy
Kristin Healy
Managing Director

B-3

Annex C

THE GENERAL CORPORATION LAW OF

THE STATE OF DELAWARE

SECTION 262 APPRAISAL RIGHTS.

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §  228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§  251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

In the event of an amendment to a corporation’s certificate of incorporation contemplated by §  363(a) of this title, appraisal rights shall be available as contemplated by §  363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

Appraisal rights shall be perfected as follows:

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §  255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §  114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Your vote matters - here's how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/ufs or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Special Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals - The Board of Directors recommend a vote FOR all Proposals. For Against Abstain For Against Abstain 1. Approve the Agreement and Plan of Merger, dated as of May 10, 2. Approve, by a non-binding advisory vote, the compensation 2021, (as it may be further amended, modified or supplemented that may be paid or become payable to the Company's named from time to time, the "merger agreement"), by and among executive officers that is based on or otherwise relates to Domtar Corporation ("Company"), Karta Halten B. V., ("Parent"), the merger Pearl Merger Sub Inc. ("Merger Sub"), Paper Excellence B.V., ("PE"), and Hervey Investments B.V., ("HI" and, together with Parent and PE, the "Parent Parties" ), pursuant to which Merger Sub will be merged with and into the Company (the "merger"), with the Company surviving as a wholly owned subsidiary of Parent; 3. Approve a proposal to adjourn the special meeting to a later The transaction of any other business that may properly be brought before the special meeting. date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. 1UPX 03H9LC

The 2021 Special Meeting of Stockholders of Domtar Corporation will be held on Thursday, July 29, 2021 at 9:00 am. ET, virtually via the internet at http://www.meetingcenter.io/276780844 To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is - UFS2021. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy - Domtar Corporation + This proxy is solicited on behalf of the Board of Directors for the Special Meeting on July 29, 2021. The undersigned hereby appoints John D. Williams, Robert E. Apple and Nancy Klembus and each of them, proxies, with full power of substitution, to vote all shares of common stock of the undersigned in Domtar Corporation at the special meeting of stockholders to be held on Thursday, July 29, 2021, beginning at 9:00 am (ET) virtually, and any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares in accordance with the Directors' recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting. The Board of Directors recommends a vote FOR all of the proposals, as listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting. Please sign and return promptly in the enclosed envelope or, if you choose, you can submit your proxy by telephone or through the internet. C Non-Voting Items Change of Address - Please print new address below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Special Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals - The Board of Directors recommend a vote FOR all Proposals. For Against Abstain For Against Abstain 1. Approve the Agreement and Plan of Merger, dated as of May 10, 2. Approve, by a non-binding advisory vote, the compensation 2021, (as it may be further amended, modified or supplemented that may be paid or become payable to the Company's named from time to time, the "merger agreement"), by and among executive officers that is based on or otherwise relates to Domtar Corporation ("Company"), Karta Halten B. V., ("Parent"), the merger Pearl Merger Sub Inc. ("Merger Sub"), Paper Excellence B.V., ("PE"), and Hervey Investments B.V., ("HI" and, together with Parent and PE, the "Parent Parties" ), pursuant to which Merger Sub will be merged with and into the Company (the "merger"), with the Company surviving as a wholly owned subsidiary of Parent; 3. Approve a proposal to adjourn the special meeting to a later The transaction of any other business that may properly be brought before the special meeting. date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement B Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box. Signature 2 - Please keep signature within the box. 1UPX + 03H9MC

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - Domtar Corporation This proxy is solicited on behalf of the Board of Directors for the Special Meeting on July 29, 2021. The undersigned hereby appoints John D. Williams, Robert E. Apple and Nancy Klembus and each of them, proxies, with full power of substitution, to vote all shares of common stock of the undersigned in Domtar Corporation at the special meeting of stockholders to be held on Thursday, July 29, 2021, beginning at 9:00 am (ET) virtually, and any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares in accordance with the Directors' recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting. The Board of Directors recommends a vote FOR all of the proposals, as listed on the reverse side of this card. The Board of Directors knows of no other matters that are to be presented at the meeting. Please sign and return promptly in the enclosed envelope.